As filed with the Securities and Exchange Commission on September 15, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Angel Studios, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7812	86-3483780
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Angel Studios, Inc.

295 W Center Street

Provo, Utah 84601

(760) 933-8437

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Neal Harmon

Chief Executive Officer

Angel Studios, Inc.

295 W Center Street

Provo, Utah 84601

(760) 933-8437

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark Bonham, Esq. Brian Hirshberg, Esq. Mayer Brown LLP 1221 Avenue of Americas New York, NY 10020 (212) 506-2500

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the Selling Securityholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated September 15, 2025

PRELIMINARY PROSPECTUS

Angel Studios, Inc.

10,042,523 Shares of Common Stock

___________________________

This prospectus relates to the offer and sale from time to time by the Selling Securityholders named in this prospectus (the “Selling Securityholders”) of up to 10,042,523 shares of our Common Stock (as defined below). We will not receive any proceeds from the sale of shares of common stock by the Selling Securityholders pursuant to this prospectus.

We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will offer or sell any of the shares of Common Stock. The Selling Securityholders or their permitted transferees may offer, sell or distribute all or a portion of their shares of Common Stock publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the Selling Securityholders may sell the Common Stock in the section entitled “Plan of Distribution.”

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our Class A Common Stock (as defined below) is listed on the New York Stock Exchange (“NYSE”) under the symbol “ANGX.” On September 12, 2025, the closing price of our Class A Common Stock was $13.26.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements.

Investing in our Common Stock involves substantial risks. See “Risk Factors” beginning on page 27 to read about factors you should consider before buying shares of stock.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is, 2025

-i-

FREQUENTLY USED TERMS

As used in this prospectus, unless otherwise noted or the context otherwise requires, references to:

“Angel Legacy” means Angel Studios Legacy, Inc., a Delaware Corporation (f/k/a Angel Studios, Inc.).

“Angel Legacy Common Stock” means the shares of Angel Legacy’s common stock, par value $0.001 per share.

“Angel Legacy Class A Common Stock” means shares of Angel Legacy’s Class A Common Stock, par value $0.001 per share.

“Angel Legacy Class B Common Stock” means shares of Angel Legacy’s Class B Common Stock, par value $0.001 per share.

“Angel Legacy Class C Common Stock” means shares of Angel Legacy’s Class C Common Stock, par value $0.001 per share.

“Angel Legacy Class F Common Stock” means shares of Angel Legacy’s Class F Common Stock, par value $0.001 per share.

“Angel Legacy Plan” means the Angel Legacy stock incentive plan adopted in October 2023, in which it reserved a total of 5,775,000 shares of Angel Legacy Class F Common Stock for issuance thereunder, with 3,692,995 shares reserved as either options outstanding or shares exercised from awards granted under the Original Angel Legacy Plan, and further subject to the condition that the total number of shares issued thereunder shall not exceed 16.5% of the fully diluted outstanding shares of Angel Legacy Common Stock.

“BDO” means of BDO USA, P.C., Southport’s independent registered public accounting firm.

“Board” means the board of directors of the Company.

“Bylaws” means the Amended and Restated Bylaws of the Company.

“Charter” means the Second Amended and Restated Certificate of Incorporation of the Company.

“Class A Common Stock” means shares of the Company’s Class A Common Stock, par value $0.0001 per share.

“Class B Common Stock” means shares of the Company’s Class B Common Stock, par value $0.0001 per share.

“Closing Date” means September 10, 2025.

“Common Stock” means the shares of the Company’s Class A Common Stock and Class B Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FINRA” means the Financial Industry Regulatory Authority.

“GAAP” means U.S. generally accepted accounting principles.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Merger” means the business combination that was effected between Merger Sub and Angel Legacy through the merger of Merger Sub with and into Angel Legacy, with Angel Legacy surviving as the surviving company and as a wholly owned subsidiary of the Company.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of September 11, 2024, by and among Southport, Sigma Merger and the Company, as amended.

“Merger Sub” means Sigma Merger Sub, Inc., a Delaware corporation and wholly owner subsidiary of the Company.

“NYSE” means the New York Stock Exchange.

“Original Angel Legacy Plan” means the Angel Legacy stock incentive plan adopted in February 2014, which was amended and restated in each of August 2016, July 2020, and February 2021, which reserved a total of 5,775,000 shares of Angel Legacy Class A Common Stock for issuance, subject to certain conditions thereunder.

“Registration Rights Agreement” means the registration rights agreement by and among the Company, Sponsor, certain stockholders of the Company, as set forth on Schedule 1 of the Registration Rights Agreement, Jared Stone and the parties set forth on Schedule 2 of the Registration Rights Agreement.

“Regulation A” means Regulation A of Section 3(6) of the Securities Act.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Southport” means Southport Acquisition Corporation, a Delaware corporation.

“Southport Class A Common Stock” means shares of Southport Class A Common Stock, par value $0.0001 per share.

“Southport Class B Common Stock” means shares of Southport Class B Common Stock, par value $0.0001 per share.

“Sponsor” means Southport Acquisition Sponsor LLC, a Delaware limited liability company.

“Tanner” means Tanner LLC, the Company’s independent registered public accounting firm.

“Trinity” means, collectively, Eagle Point Trinity Senior Secured Lending Company and Trinity Capital, Inc.

“U.S.” means the United States of America.

INTRODUCTORY NOTE REGARDING THE BUSINESS COMBINATION

On the Closing Date, the Company consummated the previously announced business combination pursuant to the Merger Agreement.

Pursuant to the terms of the Merger Agreement, the Merger was effected in which Merger Sub merged with and into Angel Legacy, the separate corporate existence of Merger Sub ceased and Angel Legacy survived as the surviving company and direct wholly-owned subsidiary of the Company (collectively with the other transactions described in the Merger Agreement, the “Business Combination”). On the Closing Date and prior to the Effective Time (as defined in the Merger Agreement), the Company changed its name from “Southport Acquisition Corporation” to “Angel Studios, Inc.”

At the Effective Time, each share of Angel Legacy common stock issued and outstanding as of immediately prior to the Effective Time (other than Excluded Shares (as defined in the Merger Agreement)), was canceled and converted into the right to receive a number of shares of the Corresponding Class (as defined below) of Common Stock (as defined below) equal to the quotient obtained by dividing (i) the Aggregate Merger Consideration (as defined in the Merger Agreement) by (ii) the aggregate number of shares of Angel Legacy common stock issued and outstanding immediately prior to the Effective Time (other than any shares of Angel Legacy common stock held in treasury by Angel Legacy) (such quotient, the “Merger Consideration Per Fully Diluted Share”), with fractional shares rounded down to the nearest whole share (with no cash settlements made in lieu of fractional shares eliminated by rounding).

At the Effective Time, each option to purchase Angel Legacy common stock, whether vested or unvested (an “Angel Legacy Option”) outstanding as of immediately prior to the Effective Time was converted into an option to purchase shares of the Corresponding Class of Common Stock (an “Assumed Company Option”) on substantially the same terms and conditions as were in effect with respect to such Angel Legacy Option, including with respect to vesting and termination-related provisions, except that such Assumed Company Option related to the number of whole shares of the Corresponding Class of Common Stock (rounded down to the nearest whole share) equal to (i) the number of shares of the applicable class of Angel Legacy common stock subject to such Angel Legacy Option multiplied by (ii) the Merger Consideration Per Fully Diluted Share. The exercise price per share for each Assumed Company Option is equal to (i) the exercise price per share of the applicable Angel Legacy Option divided by (ii) the Merger Consideration Per Fully Diluted Share (rounded up to the nearest full cent).

As of the Effective Time, the Company has a dual-class structure, with Company Class A common stock having one vote per share and Company Class B common stock having ten votes per share (Company Class A common stock and Class B common stock, together, the “Company Common Stock”). As used herein, “Corresponding Class” refers to: (i) for Angel Legacy Class A Common Stock, Company Class A Common Stock; (ii) for Angel Legacy Class B Common Stock, Company Class B Common Stock; (iii) for Angel Legacy Class C Common Stock, Company Class A Common Stock; and (iv) for Angel Legacy Class F Common Stock, Company Class B Common stock.

Each share of Southport Class B Common Stock issued and outstanding immediately prior to the Effective Time was converted into shares of Southport Class A Common Stock on a one-for-one basis, immediately prior to the Effective Time, and each share of Southport Class A Common Stock issued and outstanding as of immediately prior to the Effective Time (including the as-converted shares of Southport Class B Common Stock) remains outstanding and represents one share of Company Class A Common Stock.

This prospectus relates, among other things, to the offer and sale from time to time by the Selling Securityholders named in this prospectus of up to 10,042,523 shares of Common Stock, consisting of: (i) 1,988,093 shares of Common Stock issued to stockholders pursuant to Regulation D of the Securities Act; (ii) 6,591,748 shares of Common Stock issued to the holders named as parties to the Registration Rights Agreement and the investors listed in Schedules 1 and 2 thereto, including Common Stock issuable upon the conversion of the certain convertible notes (the “Convertible Notes”) by the investors named in those certain Note Purchase Agreements dated August 11, 2025 (the “Note Purchase Agreements”), the form of which is attached hereto as Exhibit 10.4 and incorporated herein by reference and (iii) up to 1,462,682.00 shares of Common Stock issuable by Trinity upon the exercise of warrants pursuant to those certain Warrants to Purchase Stock, attached hereto as Exhibits 4.3 and 4.4, respectively, and are incorporated herein by reference.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC under which the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement, or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where such offer or sale is not permitted. No dealer, salesperson, or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations, and prospects may have changed since those dates.

The Selling Securityholders and their permitted transferees may use this registration statement to sell securities from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Securityholders and their permitted transferees offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus entitled “Where You Can Find More Information.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

MARKET, INDUSTRY AND OTHER DATA

Certain industry data and market data included in this prospectus were obtained from independent third-party surveys, market research, publicly available information, reports of governmental agencies and industry publications and surveys. All of management’s estimates presented herein are based upon management’s review of independent third-party surveys and industry publications prepared by a number of sources and other publicly available information. Third-party industry publications and forecasts generally state that the information contained therein has been obtained from sources generally believed to be reliable. All the industry data, market data and related estimates used in this prospectus involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such data and estimates. Although the Company has no reason to believe that the information from these industry publications and surveys included in this prospectus is not reliable, the Company has not independently verified this information and cannot guarantee its accuracy or completeness. In addition, the Company believes that industry data, market data and related estimates provide general guidance, but are inherently imprecise. The industry in which the Company operates is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and the Company.

TRADEMARKS, SERVICE MARKS, AND TRADE NAMES

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. The Company does not intend its use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements regarding, among other things, the plans, strategies and prospects of the Company. These statements are based on the beliefs and assumptions of the management of the Company. Although the Company believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, the Company cannot assure you that it will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “continues,” “estimates,” “expects,” “may,” “might,” “will,” “should,” “could,” “seeks,” “plans,” “scheduled,” “possible,” “potential,” “predict,” “anticipates,” “intends,” “aims,” “works,” “focuses,” “aspires,” “strives” or “sets out” or similar expressions.

Forward-looking statements are not guarantees of performance, and the absence of these words does not mean that a statement is not forward looking. You should understand that the following important factors, in addition to those discussed under the heading “Risk Factors” and elsewhere in this prospectus, could affect the future results of the Company, and could cause those results or other outcomes to differ materially and adversely from those expressed or implied in the forward-looking statements in this prospectus. Forward-looking statements in this prospectus may include, for example, statements about:

●	the ability to recognize the anticipated benefits of and successfully deploy the Business Combination, which may be affected by, among other things, competition, and the ability of the combined business to grow and manage growth profitably;
●	the Company’s ability to achieve and maintain profitability in the future;
●	the Company’s ability to successfully monetize projects;
●	the Company’s success in retaining or recruiting its officers, key employees or directors;
●	officers and directors allocating their time to other businesses and potentially having conflicts of interest with the Company’s business;
●	the Company’s ability to attract and maintain an adequate customer base;
●	the Company’s ability to create and distribute content that is popular with consumers and affiliates;
●	the Company’s reliance on a number of partners to make its service available on their devices;
●	the Company’s ability to continue to develop and enhance its existing technology;
●	any significant disruption in or unauthorized access to the Company’s computer systems or those of third parties that the Company utilizes in its operations, including those relating to cybersecurity or arising from cyber-attacks;
●	the Company’s ability to successfully, or profitably, compete with current and new competitors;
●	the Company’s ability to consummate any interim financing, and the ability of the Company to raise additional capital, if necessary;
●	the Company’s ability to successfully defend litigation or investigations;
●	the ability to maintain the listing of the Company’s Common Stock on the NYSE;
●	the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors;
●	changes in applicable laws or regulations;

●	geopolitical events and general economic conditions; and
●	other risks and uncertainties set forth in the Proxy Statement and the Quarterly Reports on Form 10-Q filed with the SEC on May 15, 2025 and August 13, 2025, respectively, in the sections entitled “Risk Factors”, each of which are incorporated herein by reference.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus are more fully described under the heading “Risk Factors” and elsewhere in this prospectus. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this prospectus describe additional factors that could adversely affect the business, financial condition or results of operations of the Company. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can the Company assess the impact of all such risk factors on its business, or the extent to which any factor or combination of factors may cause actual results to differ materially and adversely from those contained in any forward-looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. These statements speak only as of the date hereof, and the Company undertakes no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

In addition, statements of belief and similar statements reflect the beliefs and opinions of the Company on the relevant subject. These statements are based upon information available to the Company as of the date of this prospectus, and while the Company believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that the Company has conducted an exhaustive inquiry into, or review of, all potentially available relevant information.

PROSPECTUS SUMMARY

This summary highlights certain significant aspects of our business and is a summary of information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before making your investment decision. You should carefully read this entire prospectus, including the information presented under the sections titled “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Information,” and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus before making an investment decision. Unless the context indicates otherwise, references in this prospectus to the “Company,” “we,” “us,” “our” and similar terms prior to the Closing are intended to refer to Angel Studios Legacy, Inc., and after the Closing, to Angel Studios, Inc. and its consolidated subsidiaries.

OVERVIEW

We are a values-based media distribution company that uses technology to empower a vibrant and growing community to replace the Hollywood gatekeeper system and champion stories that amplify light for mainstream audiences.

Our community, the Angel Guild (“Angel Guild”), is at the heart of this mission.

1.	The Angel Guild votes to select film and TV shows.
2.	The Angel Guild rallies in theaters to support film releases.
3.	The Angel Guild funds future films and TV shows with their membership.

As of September 11, 2025, through the Angel Guild, approximately 1,600,000 paying members from more than 180 different countries help decide what film and TV projects we will market and distribute.

Pledge to Amplify Light

All Angel Guild members make a written pledge stating: “When I vote, I pledge to help choose excellent entertainment that is true, honest, noble, just, authentic, lovely or admirable.”

Revenue

We primarily generate revenue from the following sources:

•

Angel Guild revenue comes from monthly or annual membership fees. Currently there are two possible tiers for membership, “Basic” and “Premium.” Both memberships allow voting for every release, give early access releases. The primary difference is that “Premium” includes two complimentary tickets to every theatrical release and a discount for all merchandise.

•

Theatrical Distribution revenue comes from releasing our original films with its exhibitor partners. Every time a moviegoer purchases a ticket from the partner theaters, we receive a percentage of the box office revenue. For most international theaters, the percentage of box office revenue is first paid to a distributor who then pays us.

•

Content Licensing revenue comes from licensing our films and TV shows to other distributors such as Amazon, Apple and Netflix. Our future plans include licensing the rights to its films and TV shows for other experiences such as derivative shows, video games, theme parks and Broadway-style plays.

•

Other revenue is generated from sales of merchandise related to our films and series, as well as physical DVD sales. We also offer a direct online store for our themed products and wholesale products to retail partners.

Founding

Angel Legacy was founded in 2013 by its Chief Executive Officer, Neal Harmon, along with his brothers Daniel, Jeffrey and Jordan, and their cousin, Benton Crane. On the Closing Date, Merger Sub merged with and into Angel Legacy, with Angel Legacy surviving as the surviving company and as a direct wholly-owned subsidiary of the Company, and Southport was renamed Angel Studios, Inc.

Bitcoin Treasury Strategy:  Seeking to Empower the Angel Guild for Generations

As of June 30, 2025, we beneficially owned approximately 303.10 bitcoin, of which 268.40 bitcoin have been sent to third-party lenders to be held in custody as collateral against $13.50 million in loans obtained during the six months ended June 30, 2025. Although the 268.40 bitcoin have been sent to be held in custody as collateral, we retain beneficial ownership of the 268.40 bitcoin pledged as collateral. We plan to acquire and hold bitcoin as a strategic treasury asset as an adjunct to our core film and TV distribution business. We do not have policies governing the amount of bitcoin we intend to hold now or in the future and the overall amount of bitcoin we intend to hold is uncertain. Additionally, we have not currently set any official policies governing how or when we will exchange cash for bitcoin, or sell bitcoin for cash, with the exception that bitcoin may be sold, if necessary, to meet the day-to-day financial obligations of the Company.

The continued implementation of our bitcoin treasury strategy aims to support its mission-driven approach of funding the world’s best filmmakers in producing stories that amplify light for generations to come. The overall strategy contemplates that we may (i) enter into capital raising transactions that are collateralized by its bitcoin holdings, (ii) consider pursuing strategies to create income streams or otherwise generate funds using its bitcoin holdings and (iii) periodically sell bitcoin for general corporate purposes, including to generate cash to meet its operating requirements.

Overview of the Bitcoin Industry and Market

Bitcoin is a digital asset that is issued by and transmitted through an open-source protocol, known as the bitcoin protocol, collectively maintained by a peer-to-peer network of decentralized user nodes. This network hosts a public transaction ledger, known as the bitcoin blockchain, on which bitcoin holdings and all validated transactions that have ever taken place on the bitcoin network are recorded. Balances of bitcoin are stored in individual “wallet” functions, which associate network public addresses with one or more “private keys” that control the transfer of bitcoin. The bitcoin blockchain can be updated without any single entity owning or operating the network.

Creation of New Bitcoin and Limits on Supply

The bitcoin protocol limits the total number of bitcoins that can be generated over time to 21,000,000. As of February 14, 2025, approximately 20,000,000 bitcoins have been generated. New bitcoins are created and allocated by the bitcoin protocol through a “mining” process that rewards users that validate transactions in the bitcoin blockchain. Validated transactions are added in “blocks” approximately every ten minutes. The mining process serves to validate transactions and secure the bitcoin network. Mining is a competitive and costly operation that requires a large amount of computational power to solve complex mathematical algorithms. This expenditure of computing power is known as “proof of work.”

To incentivize miners to incur the costs of mining bitcoin, the bitcoin protocol rewards miners that successfully validate a block of transactions with newly generated bitcoin. The current reward for miners that successfully validate a block of transactions is 3.13 bitcoin per mined block. The mining reward is reduced by half, which is referred to as a bitcoin halving, after every 210,000 blocks are mined. This has historically occurred approximately every four years. The most recent bitcoin halving occurred in April 2024 and the next bitcoin halving is expected to occur sometime in 2028.

Modifications to the Bitcoin Protocol

Bitcoin is an open-source network that has no central authority, so no one person can unilaterally make changes to the software that runs the network. However, there is a core group of developers that maintains the code for the bitcoin protocol, and they can propose changes to the source code and release periodic updates and other changes. Unlike most software that has a central entity that can push updates to users, bitcoin is a peer-to-peer network in which individual network participants, called nodes, decide whether to upgrade the software and accept the new changes. As a practical matter, a modification becomes part of the bitcoin protocol only if the proposed changes are accepted by participants collectively having more than 50% of the processing power, known as hash rate, on the network.

If a certain percentage of the nodes reject the changes, then a “fork” takes place, and participants can choose the version of the software they want to run.

Forms of Attack Against the Bitcoin Network and Wallets

Blockchain technology has many built-in security features that make it difficult for hackers and other malicious actors to corrupt the protocol or blockchain. However, as with any computer network, the bitcoin network may be subject to certain attacks. Some forms of attack include unauthorized access to wallets that hold bitcoin and direct attacks, like “51% attacks” or “denial-of-service attacks” on the bitcoin network.

Bitcoin is controllable only by the possessor of both the unique public key and private key(s) relating to the local or online digital wallet in which the bitcoin is held. Private keys used to access bitcoin balances are not widely distributed and are typically held on hardware (which can be physically controlled by the holder or by a third party such as a custodian) or via software programs on third-party servers. One form of obtaining unauthorized access to a wallet occurs following a phishing attack where the attacker deceives the victim and manipulates them into sharing their private keys for their digital wallet or other sensitive information. Other similar attacks may also result in the loss of private keys and the inability to access, and effective loss of, the corresponding bitcoin.

A “51% attack” may occur when a group of miners attain more than 50% of the bitcoin network’s mining power, thereby enabling them to control the bitcoin network and protocol and manipulate the blockchain. A “denial-of-service attack” occurs when legitimate users are unable to access information systems, devices, or other network resources due to the actions of a malicious actor flooding the network with traffic until the network is unable to respond or crashes. The bitcoin network has been, and can be in the future, subject to denial-of-service attacks, which can result in temporary delays in block creation and in the transfer of bitcoin.

Bitcoin Industry Participants

The primary bitcoin industry participants are miners, investors and traders, digital asset exchanges and service providers, including custodians, brokers, payment processors, wallet providers and financial institutions.

Miners.   Miners range from bitcoin enthusiasts to professional mining operations that design and build dedicated mining machines and data centers, including mining pools, which are groups of miners that act cohesively and combine their processing power to mine bitcoin blocks. See “—Creation of New Bitcoin and Limits on Supply” above.

Investors and Traders.   Bitcoin investors and traders include individuals and institutional investors who, directly or indirectly, purchase, hold, and sell bitcoin or bitcoin-based derivatives. On January 10, 2024, the SEC issued an order approving several applications for the listing and trading of shares of spot bitcoin exchange-traded products (“ETPs”) on U.S. national securities exchanges. While the SEC had previously approved exchange-traded funds where the underlying assets were bitcoin futures contracts, this order represented the first time the SEC approved the listing and trading of ETPs that acquire, hold and sell bitcoin directly. ETPs can be bought and sold on a stock exchange like traditional stocks and provide investors with another means of gaining economic exposure to bitcoin through traditional brokerage accounts.

Digital Asset Exchanges.   Digital asset exchanges provide trading venues for purchases and sales of bitcoin in exchange for fiat or other digital assets. Bitcoin can be exchanged for fiat currencies, such as the U.S. dollar, at rates of exchange determined by market forces on bitcoin trading platforms, which are not regulated in the same manner as traditional securities exchanges. In addition to these platforms, over-the-counter markets and derivatives markets for bitcoin also exist. The value of bitcoin within the market is determined, in part, by the supply of and demand for bitcoin in the global bitcoin market, market expectations for the adoption of bitcoin as a store of value, the number of merchants that accept bitcoin as a form of payment, and the volume of peer-to-peer transactions, among other factors.

Service providers.   Service providers offer a multitude of services to other participants in the bitcoin industry, including custodial and trade execution services, commercial and retail payment processing, loans secured by bitcoin collateral, and financial advisory services. If adoption of the bitcoin network continues to materially increase, it is anticipated that service providers may expand the currently available range of services and that additional parties will enter the service sector for the bitcoin network.

Other Digital Assets

Numerous alternative digital assets exist, and many entities, including consortia and financial institutions, are actively researching and investing resources in blockchain platforms and digital assets that utilize consensus mechanisms other than proof-of-work mining, which is employed by the bitcoin network. For example, in late 2022, the Ethereum network transitioned to a “proof-of-stake” mechanism for validating transactions that requires significantly less computing power than proof-of-work mining. Other alternative digital assets that compete with bitcoin in certain ways include “stablecoins,” which are designed to maintain a constant price because of their issuers’ promise to hold high-quality liquid assets (such as U.S. dollar deposits and short-term U.S. treasury securities) equal to the total value of stablecoins in circulation. Stablecoins have grown rapidly as an alternative to bitcoin and other digital assets as a medium of exchange and store of value, particularly on digital asset trading platforms. As of December 31, 2024, two of the seven largest digital assets by market capitalization were U.S. dollar-pegged stablecoins.

Additionally, central banks in some countries have started to introduce digital forms of legal tender. For example, China’s Central Bank Digital Currency (“CBDC”) project was made available to consumers in January 2022, and governments including the U.S., and the European Union have discussed the potential creation of new CBDCs.

Custody of the Company’s Bitcoin

The Company holds its bitcoin in custody accounts at U.S.-based, institutional-grade custodians that have demonstrated records of regulatory compliance and information security. The Company carefully selects the custodians that custody its bitcoin after undertaking a due diligence process pursuant to which it evaluates, among other things, the quality of their security protocols, including multifactor authentication procedures designed to safekeep its bitcoin. In addition, the Company’s custodial services agreements generally specify that the private keys that control its bitcoin will be held in offline or “cold” storage, which is designed to mitigate risks that a system may be susceptible to when connected to the internet, including the risks associated with unauthorized network access and cyberattacks.

The Company’s custodians have access to the private key information associated with its bitcoin, or private keys, and it deploys security measures to secure its bitcoin holdings such as advanced encryption technologies, multi-factor identification, and a policy of storing its private keys in redundant, secure and geographically dispersed facilities. The Company never stores, views or directly accesses its private keys. The operational procedures of its custodians are reviewed periodically by third-party advisors. All movement of the Company’s bitcoin by its custodians are coordinated, monitored and audited. The Company’s custodians’ procedures to prove control over the digital assets it holds in custody are also examined by their auditors. Going forward, the Company intends to periodically verify its bitcoin holdings by reconciling its custodial service ledgers to the public blockchain. The Company’s custodial agreements are terminable by the Company at any time, for any or no reason, upon advance notice given to the custodian.

Risk Mitigation Practices Related to the Company’s Custodial Arrangements

The Company believes that its primary counterparty risk with respect to its bitcoin holdings is performance obligations under its various custody arrangements. The Company may custody its bitcoin with multiple custodians to diversify its potential risk exposure to any one custodian. The Company’s custodial services contracts do not restrict its ability to reallocate its bitcoin or require it to hold a minimum amount of bitcoin with any particular custodian. The Company’s bitcoin holdings may be concentrated with a single custodian from time to time, particularly as it negotiates new arrangements or moves its assets among its various service providers.

As regulated entities, the Company’s custodians have policies, procedures and controls designed to comply with the Bank Secrecy Act, as amended by the USA PATRIOT Act, the implementing regulations of the U.S. Treasury Department’s FinCEN, the Executive Orders and economic sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), as well as state Anti-Money Laundering (“AML”) laws. Pursuant to these policies, procedures and controls, the Company’s custodians use information systems developed in-house and by third-party vendors to conduct know your customer, identification verification, background checks and other due diligence on counterparties and customers, and on the affiliates, related persons and authorized representatives of their customers, and to screen these parties against published sanctions lists. These checks may, where appropriate, assess financial strength, reputation, trading capabilities and other risks that may be associated with a given customer or counterparty. The Company’s custodians perform these checks and screenings during initial onboarding or in advance of a transaction, as applicable, and periodically thereafter, particularly when the sanctions lists that they monitor are updated. The Company’s custodians also utilize systems that monitor and screen blockchain transactions and digital wallet addresses in their efforts to detect and report suspicious or unlawful activity.

The Company’s current custodians, and intended future custodians, are U.S. based and are subject to U.S. regulatory regimes intended to protect customers in the event that a custodian enters bankruptcy, receivership or similar insolvency proceedings. The Company’s custodians are required to comply with the Bank Secrecy Act, as amended by the USA PATRIOT Act, the implementing regulations of the U.S. Treasury Department’s FinCEN, the Executive Orders and economic sanctions regulations administered by the OFAC, as well as state AML laws. However, applicable insolvency law is not fully developed with respect to the holding of digital assets in custodial accounts. If the Company’s custodially-held bitcoin were nevertheless considered to be the property of its custodians’ estates in the event that the custodian were to enter bankruptcy, receivership or similar insolvency proceedings, the Company could be treated as a general unsecured creditor of such custodian, inhibiting its ability to exercise ownership rights with respect to such bitcoin and this may ultimately result in the loss of the value related to some or all of such bitcoin. Even if the Company is able to prevent its bitcoin from being considered the property of the custodian’s bankruptcy estate as part of an insolvency proceeding, it is possible that the Company would still be delayed or may otherwise experience difficulty in accessing its bitcoin held by the affected custodian during the pendency of the insolvency proceedings. Additionally, the bitcoin that the Company holds with its custodians and transact with our trade execution partners does not enjoy the same protections as are available to cash or securities deposited with or transacted by institutions subject to regulation by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation.

Regardless of efforts, the Company has made to securely store and safeguard assets, there can be no assurance that its crypto assets will not be subject to loss or other misappropriation. Although its custodians are required to carry an insurance policy to cover losses for commercial crimes such as asset theft and other covered losses, such policy limits may be shared among all of their affected customers and be subject to various limitations and exclusions (such as if a loss arises due to the Company’s failure to protect its login credentials and devices). As such, the insurance that covers losses of the Company’s bitcoin holdings may cover only a small fraction of the value of the entirety of its bitcoin holdings, and there can be no guarantee that its custodians will maintain such insurance policies or that such policies will cover any or all of the Company’s losses with respect to its bitcoin.

Bitcoin Regulation

The laws and regulations applicable to bitcoin and digital assets are evolving and subject to interpretation and change.

Governments around the world have reacted differently to digital assets; certain governments have deemed them illegal, and others have allowed their use and trade without restriction, while in some jurisdictions, such as the U.S., digital assets are subject to overlapping, uncertain and evolving regulatory requirements.

As digital assets have grown in both popularity and market size, the U.S. Executive Branch, Congress and a number of U.S. federal and state agencies, including the Financial Crimes Enforcement Network, the Commodity Futures Trading Commission (the “CFTC”), the SEC, the Financial Industry Regulatory Authority, the Consumer Financial Protection Bureau, the Department of Justice, the Department of Homeland Security, the Federal Bureau of Investigation, the Internal Revenue Services (“IRS”) and state financial regulators, have been examining the operations of digital asset networks, digital asset users and digital asset exchanges, with particular focus on the extent to which digital assets can be used to violate state or federal laws, including to facilitate the laundering of proceeds of illegal activities or the funding of criminal or terrorist enterprises, and the safety and soundness and consumer-protective safeguards of exchanges or other service-providers that hold, transfer, trade or exchange digital assets for users. Many of these state and federal agencies have issued consumer advisories regarding the risks posed by digital assets to investors. In addition, federal and state agencies, and other countries have issued rules or guidance regarding the treatment of digital asset transactions and requirements for businesses engaged in activities related to digital assets.

Depending on the regulatory characterization of bitcoin, the markets for bitcoin in general, and the Company’s activities in particular, the Company’s business and its bitcoin treasury strategy may be subject to regulation by one or more regulators in the U.S. and globally. Ongoing and future regulatory actions may alter, to a materially adverse extent, the nature of digital assets markets, the participation of industry participants, including service providers and financial institutions in these markets, and the Company’s ability to pursue its bitcoin treasury strategy. Additionally, U.S. state and federal and foreign regulators and legislatures have taken action against industry participants, including digital assets businesses, and enacted restrictive regimes in response to adverse publicity arising from hacks, consumer harm, or criminal activity stemming from digital assets activity. U.S. federal and state energy regulatory authorities are also monitoring the total electricity consumption of cryptocurrency mining, and the potential impacts of cryptocurrency mining to the supply and dispatch functionality of the wholesale grid and retail distribution systems. Many state legislative bodies have passed, or are actively considering, legislation to address the impact of cryptocurrency mining in their respective states.

The CFTC takes the position that some digital assets, including bitcoin, fall within the definition of a “commodity” under the Commodities Exchange Act of 1936, as amended (the “CEA”). Under the CEA, the CFTC has broad enforcement authority to police market manipulation and fraud in spot digital assets markets in which the Company may transact. Beyond instances of fraud or manipulation, the CFTC generally does not oversee cash or spot market exchanges or transactions involving digital asset commodities that do not utilize margin, leverage, or financing. In addition, CFTC regulations and CFTC oversight and enforcement authority apply with respect to futures, swaps, other derivative products and certain retail leveraged commodity transactions involving digital asset commodities, including the markets on which these products trade.

The SEC and its staff have taken the position that certain other digital assets fall within the definition of a “security” under the U.S. federal securities laws. Public statements made by senior officials and senior members of the staff at the SEC indicate that the SEC does not consider bitcoin to be a security under the federal securities laws. However, such statements are not official policy statements by the SEC and reflect only the speakers’ views, which are not binding on the SEC or any other agency or court and cannot be generalized to any other digital assets.

In addition, since transactions in bitcoin provide a degree of anonymity, they are susceptible to misuse for criminal activities, such as money laundering. This misuse, or the perception of such misuse, could lead to greater regulatory oversight of bitcoin and bitcoin platforms, and there is the possibility that law enforcement agencies could close or blacklist bitcoin platforms or other bitcoin-related infrastructure with little or no notice and prevent users from accessing or retrieving bitcoin held via such platforms or infrastructure. For example, the OFAC has issued updated advisories regarding the use of virtual currencies, added a number of digital asset exchanges and service providers to the Specially Designated Nationals and Blocked Persons list and engaged in several enforcement actions, including a series of enforcement actions that have either shut down or significantly curtailed the operations of several smaller digital asset exchanges associated with Russian and/or North Korean nationals. Additionally, in January 2025, the Consumer Financial Protection Bureau announced that it is seeking public input on privacy protections and surveillance in digital payments, particularly those offered through large technology platforms.

As noted above, activities involving bitcoin and other digital assets may fall within the jurisdiction of more than one financial regulator and various courts and such laws and regulations are rapidly evolving and increasing in scope. On January 23, 2025, President Donald J. Trump issued an executive order titled, Strengthening American Leadership in Digital Financial Technology. While the executive order did not mandate the adoption of any specific regulations, the executive order identifies certain key objectives to guide agencies involved in crypto regulation, including (i) protecting the sovereignty of the U.S. dollar by promoting the development of U.S. dollar-backed stablecoins, (ii) providing regulatory clarity and certainty built on technology-neutral regulations for individuals and firms involved in digital assets, including through well-defined jurisdictional regulatory boundaries, and (iii) taking measures to protect Americans from the risks of Central Bank Digital Currencies. To achieve these objectives, the executive order established a working group on digital asset markets within the National Economic Council, comprised of representatives from key federal agencies, with a tight timeline for examining existing regulations and proposing a new regulatory framework. There have also been several bills introduced in Congress that propose to establish additional regulation and oversight of the digital asset markets.

Regulation A Offerings

2025 Regulation A Offering

On September 5, 2025, Angel Legacy sold an aggregate of 1,250,000 shares of Angel Legacy Class C Common Stock pursuant to its continuous offering of Angel Legacy Class C Common Stock being conducted on a “best efforts” basis under Regulation A. The offering is being conducted pursuant to Angel Legacy’s offering statement on Form 1-A, originally filed with the SEC on June 26, 2025, as subsequently amended and filed with the SEC on July 24, 2025, and as qualified by the SEC on August 6, 2025. The price of Angel Legacy Class C Common Stock was $44.00 per share, for gross proceeds of approximately $55.00 million. Angel Legacy paid aggregate selling commissions of $0.00 in connection with the sale of these shares of Angel Legacy Class C Common Stock. At the Effective Time, Angel Legacy Class C Common Stock was converted into its Corresponding Class of Common Stock, pursuant to the terms of the Merger Agreement.

Angel Legacy’s Periodic Report on Form 8-K filed with the SEC on September 8, 2025 is incorporated by reference herein.

2024 Regulation A Offering

On September 10, 2024, we sold an aggregate of 661,375 shares of the Angel Legacy Class C Common Stock at the Reg A Price, pursuant to the Company Reg A Offering. At the Effective Time, Angel Legacy Class C Common Stock was converted into its Corresponding Class of Common Stock, pursuant to the terms of the Merger Agreement. The Company Reg A Offering was conducted pursuant to the Company Reg A Offering Statement. The Company Reg A Offering generated gross proceeds of approximately $20.00 million. We determined the Reg A Price after considering several key factors at that time, including (i) the information set forth in the Company Reg A Offering Statement, (ii) our history and future growth expectations, as well as the history and future growth expectations of the industry in which we compete, (iii) our past and present financial performance, (iv) our prospects for future earnings and the present state of our business, (v) the general condition of the securities markets at the time of the Company Reg A Offering, (vi) the recent market prices of, and demand for, publicly traded common stock of generally comparable companies and (vii) other relevant factors. No selling commissions were paid in connection with the sale of these shares of the Angel Legacy Class C Common Stock. The Chairman of Southport’s board of directors, Jared Stone, purchased 33,068 shares, Southport’s Chief Executive Officer, Jeb Spencer, purchased 826 shares, Southport director, Matthew Hansen, purchased 33,068 shares of Angel Legacy Class C Common Stock, Southport director, Cathleen Schreiner Gates, purchased 3,307 shares of Angel Legacy Class C Common Stock, Sponsor member, David Watson, purchased 8,267 shares of Angel Legacy Class C Common Stock, Sponsor member, John Aslanian, purchased 826 shares of Angel Legacy Class C Common Stock, Sponsor member, Josh Carter, purchased 165 shares of Angel Legacy Class C Common Stock, our Chief Executive Officer, Neal Harmon, purchased eight shares, our President, Jordan Harmon, purchased 661 shares, our Chief Content Officer, Jeffrey Harmon purchased eight shares and one of our directors, Paul Ahlstrom, purchased 16 shares, of Angel Legacy Class C Common Stock, in each case as part of the Company Reg A Offering. We intend to use the proceeds from the Company Reg A Offering to manage our business and provide working capital for our operations. The proceeds may also be used to pay expenses relating to salaries and other compensation to our officers and employees.

P&A Subsidiaries

Over the past year, we have formed several subsidiaries (each a “P&A Subsidiary” and collectively the “P&A Subsidiaries”) to exploit the commercial potential of specific films. Generally, a P&A Subsidiary enters into a distribution agreement with a filmmaker/production company to license the rights to market and distribute a film. The P&A Subsidiary then executes a services agreement with us to market the film’s theatrical release. The P&A Subsidiary also sublicenses the film to us for distribution via the Angel Mobile App and the Angel TV App (both, individually and collectively, an “Angel App”) and our website, as well as to other distribution networks. In exchange for our right to distribute the film, we retain a share of revenue generated by our distribution of the film to the Guild.

P&A Subsidiaries have dual class voting structures: preferred shares, which are offered to investors under Regulation A; and common shares, which we purchase at formation and which are the sole voting shares of a P&A Subsidiary. Typically, the preferred shares have a “Stated Value” of 115-120% of the price at which the shares are sold. A P&A Subsidiary’s board of directors may, upon determining that the company has sufficient available funds, pay the stated value to preferred stockholders. Payments are made from receipts generated by the film’s theatrical release, after movie theaters have taken their negotiated share. If revenue generated from a film’s theatrical release is insufficient to pay the Stated Value, P&A Subsidiaries may pay the stated value from revenue generated by the film’s distribution, merchandizing sales, and other commercial exploitation. Upon full payment of the stated value, a P&A Subsidiary’s preferred shares are automatically redeemed, and we become the entity’s sole owner. After a P&A Subsidiary has redeemed its preferred shares, the subsidiary splits remaining revenue with the filmmaker according to the terms of the distribution agreement.

We are legally distinct from the P&A Subsidiaries, and investments in them are distinct from an investment in us. A P&A Subsidiary is formed solely to exploit the commercial potential of a single film, and proceeds generated from a subsidiary’s offering of preferred shares are used to market and distribute that one film. A P&A Subsidiary has no other business or assets other than its exploitation of the rights to the film. The subsidiary’s stockholders do not have any rights to our assets or securities if a film does not perform well financially.

P&A Subsidiaries are required to file current and periodic reports with the SEC pursuant to Rule 257(b) of Regulation A. Unlike us, P&A Subsidiaries do not have reporting obligations under Section 15 of the Exchange Act.

Our Strategy

The Company is a community-driven media company that uses technology to empower audiences to decide which stories get produced and distributed, while creating communities around each project. Filmmakers pitch projects to the Angel Guild, which include individuals from all over the world, to find stories and filmmakers that amplify light. After projects pass the Angel Guild, Angel Investors are given the opportunity to fund the projects they are most excited to see, via the Angel Funding Portal (as defined below) discussed below. Post-production, films and TV shows are delivered directly to viewers and grow as fans share with others.

The Company’s distribution clients utilize the services of VAS Portal, LLC d/b/a Angel Funding (“VAS Portal”), a SEC registered Funding Portal (SEC File No. 7-165) and a member of the Financial Industry Regulatory Authority (“FINRA”), to facilitate offerings under Regulation A of Section 3(b) of the Securities Act that are tailored to help raise money for the print and advertising (the “P&A”) costs of the theatrical release of certain projects by Angel Investors via what the Company refers to as the Angel Funding Portal (the “Angel Funding Portal”). VAS Portal and the Angel Funding Portal are operated independently and currently offer funding opportunities under Regulation A of Section 3(b) of the Securities Act exclusively to Angel Investors. VAS Portal was originally founded as a wholly owned subsidiary of the Company, but was sold in 2019 to Harmon Ventures, LLC (an entity indirectly owned by the Company’s Chief Executive Officer, Mr. Neal Harmon, and two of his brothers, Messrs. Jeffrey Harmon and Daniel Harmon) (“Harmon Ventures”). As of the date of this filing, the Company has no ownership interest in VAS Portal.

During 2023, the Company launched a new theatrical division and released “His Only Son,” which debuted at #3 in the U.S. box office according to distributor data provided to TheNumbers.com. On July 4, 2023, the Company released “Sound of Freedom,” which debuted at #1 in the U.S. box office according to distributor data provided to TheNumbers.com. The Company’s innovative theatrical strategy combines the power of the Angel Guild’s predictive capabilities in identifying movies that the Company believes deserve a theatrical release with the efficiency of facilitating offerings under Regulation A of Section 3(b) of the Securities Act to help raise P&A funds needed to market the film. In addition, using the Company’s self-developed and controlled “Theatrical Pay-it-Forward” technology, the Company is able to offer a community-based in-person cinema experience whereby, after experiencing a film in the theater, people have the opportunity to share that experience with others by purchasing tickets, through the Angel App or on the Company’s website, for those who would not otherwise watch the film at a theater. The Theatrical Pay-it-Forward technology combines standard payment processing technology with a streamlined redemption process that allows recipients of the Theatrical Pay-it-Forward tickets to select a theater and showtime of their choosing for the respective film.

Not all of the Company’s films or TV shows launch theatrically. The Company considers multiple different distribution strategies for the Company’s films and TV shows, including licensing of the content across a wide range of global distribution platforms and networks that include transactional video on demand, electronic sell thru, subscription video on demand, ad-supported video on demand and free video on demand. The Company also makes its content available through its own streaming service via the Angel App or on its website (www.angel.com). The Angel App is available to download for free from the Google Play Store on Android mobile devices, Google TV devices, and Android TV devices, from the Apple App Store on iOS mobile devices, from Roku TV, from the Fire TV Channels Store on Fire TV and from Samsung Smart TV. While most content can be watched for free on the Angel App, members of the Angel Guild are provided with early access to most of the content that the Company distributes.

The Company is regularly testing, introducing and building new and exciting community-based features to help achieve the goal of finding and sharing stories that amplify light with the world.

The Business Combination

On the Closing Date, the Company consummated the previously announced business combination pursuant to the Merger Agreement, by and among the Company, the Merger Sub, and Angel Legacy.

Pursuant to the terms of the Merger Agreement, the Merger was effected. On the Closing Date, and prior to the Effective Time, the Company changed its name from “Southport Acquisition Corporation” to “Angel Studios, Inc.”

At the Effective Time, each share of Angel Legacy’s Common Stock issued and outstanding as of immediately prior to the Effective Time was converted into a right to receive 5.35 shares of Common Stock representing the Aggregate Merger Consideration (as defined in the Merger Agreement).

Organizational Structure

The diagram below depicts a simplified version of our equity ownership and organizational structure immediately following the Business Combination.

Equity Ownership: 59.25%
Voting Control: 12.70%
Equity Ownership: 40.75%
Voting Control: 87.30%
Class A Common Stock held by Angel Legacy Stockholders
Class B Common Stock held by Angel Legacy
Equity Ownership: 59.25%
Voting Control: 12.70%
Equity Ownership: 40.75%
Voting Control: 87.30%
Angel Studios, Inc.
Subsidiaries

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

•

being permitted to present only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus;

•	reduced disclosure about our executive compensation arrangements;
•	not being required to hold advisory votes on executive compensation or to obtain stockholder approval of any golden parachute arrangements not previously approved;
•	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002; and

•

an exemption from compliance with the requirements of the Public Company Accounting Oversight Board regarding the communication of critical audit matters in the auditor’s report on the financial statements.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an “emerging growth company.” We would cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenue of $1.235 billion or more, (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering, (iii) the date on which we have issued more than $1.00 billion in nonconvertible debt during the previous three years, or (iv) the date on which we are deemed to be a large accelerated filer (as defined in Rule 12b-2 under the Exchange Act).

We will be deemed to be a “large accelerated filer” at such time that we (a) have an aggregate worldwide market value of common equity securities held by non-affiliates of $700.00 million or more as of the last business day of our most recently completed second fiscal quarter, (b) have been required to file annual and quarterly reports under the Exchange Act, for a period of at least 12 months, and (c) have filed at least one annual report pursuant to the Exchange Act. We may choose to take advantage of some but not all of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock. Additionally, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption, and, therefore, while we are an emerging growth company, we will not be subject to new or revised accounting standards at the same time that they become applicable to other public companies that are not emerging growth companies. As a result of this election, our financial statements may not be comparable to those of other public companies that comply with new or revised accounting pronouncements as of public company effective dates. We may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for private companies.

Corporate Information

The Company was incorporated in Delaware on April 13, 2021. Our principal executive offices are located at 295 W Center Street Provo, Utah 84601, and our telephone number is (760) 933-8437. Our website address is https://ir.angel.com/. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and is not incorporated by reference herein. We have included our website address in this prospectus solely for informational purposes.

THE OFFERING

Shares of Common Stock Offered by the Selling Securityholders

Up to an aggregate of 10,042,523 shares of our Common Stock, consisting of: (i) 1,988,093 shares of Common Stock issued to stockholders pursuant to Regulation D of the Securities Act; (ii) 6,591,748 shares of Common Stock issued to the holders named as parties to the Registration Rights Agreement and the investors listed in Schedules 1 and 2 thereto, including Common Stock issuable upon the conversion of the Convertible Notes and (iii) up to 1,462,682.00 shares of Common Stock issuable by Trinity upon the exercise of warrants.

Terms of the Offering	The Selling Securityholders will determine when and how they will dispose of the shares of Common Stock registered under this prospectus for resale.
Shares of Common Stock Outstanding	99,910,315 shares of Class A Common Stock issued and outstanding and 68,703,802 shares of Class B Common Stock issued and outstanding, each as of September 11, 2025.
Use of Proceeds	We will not receive any of the proceeds from the resale of the shares offered by the Selling Securityholders.
Market for Class A Common Stock	Our Class A Common Stock is currently listed on NYSE American under the symbol “ANGX.”
Risk Factors

See the section titled “Risk Factors” beginning on page [27] of this prospectus and other information included in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in our Class A Common Stock.

SUMMARY HISTORICAL FINANCIAL DATA OF ANGEL LEGACY

The following table sets forth summary historical financial information derived from Angel Legacy’s (i) audited consolidated statements of operations for the years ended December 31, 2024, 2023 and 2022, (ii) audited consolidated statements of cash flows for the years ended December 31, 2024, 2023 and 2022 and (iii) audited consolidated balance sheets data as of December 31, 2024 and 2023.

The summary historical information of Angel Legacy included below and elsewhere in this prospectus are not necessarily indicative of the future performance of Angel Legacy. Results from interim periods are not necessarily indicative of results that may be expected for the entire year. You should read the following summary financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes appearing elsewhere in this prospectus.

Consolidated Statements of Operations Data ($ in thousands)

	Year Ended December 31,
	2024	2023	2022
Revenue:
Licensed content and other revenue	$88,691,769	$167,150,134	$41,536,516
Pay it Forward revenue	7,824,670	35,287,182	33,980,046
Total revenue	96,516,439	202,437,316	75,516,562

Operating expenses:
Cost of revenues	42,066,179	86,032,540	40,392,001
Selling and marketing	95,210,452	74,181,413	19,257,984
General and administrative	22,283,772	18,121,437	12,049,547
Research and development	14,364,827	13,905,426	12,345,518
Legal expense	10,832,877	2,038,974	802,044
Net loss (gain) on digital assets	(1,683,946)	4,000	5,065,413
Total operating expenses	183,074,161	194,283,790	89,912,507
Operating income (loss)	(86,557,722)	8,153,526	(14,395,945)

Other income (expense):
Interest expense	(2,366,014)	(3,657,958)	(694,374)
Interest income	3,490,743	1,819,121	614,426
Impairment of investment in affiliates	(1,000,000)	—	—
Total other income (expense), net	124,729	(1,838,837)	(79,948)
Income (loss) before income tax expense (benefit)	(86,432,993)	6,314,689	(14,475,893)
Income tax expense (benefit)	3,534,602	(2,697,435)	(765,185)
Net income (loss)	$(89,967,595)	$9,012,124	$(13,710,708)

Net income (loss) attributable to noncontrolling interests	(172,101)	(151,670)	—
Net income (loss) attributable to controlling interests	$(89,795,494)	$9,163,794	$(13,710,708)

Net income (loss) per common share - basic	$(3.482)	$0.370	$(0.565)
Net income (loss) per common share - diluted	$(3.482)	$0.353	$(0.565)

Weighted average common shares outstanding - basic	25,791,117	24,775,858	24,264,683
Weighted average common shares outstanding - diluted	25,791,117	25,929,246	24,264,683

Consolidated Balance Sheets Data

	As of
	December 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$7,211,826	$25,201,425
Accounts receivable, net	16,234,301	24,140,903
Current portion of long-term licensing receivables, net	8,785,636	7,851,505
Physical media inventory	1,711,638	2,843,681
Current portion of notes receivable	747,282	707,508
Loan guarantee receivable	9,112,500	—
Prepaid expenses and other	9,146,017	4,316,577
Total current assets	52,949,200	65,061,599

Long-term licensing receivables, net	12,074,629	11,279,260
Notes receivable, net of current portion	4,235,344	4,502,079
Property and equipment, net	778,927	1,212,056
Content, net	1,710,866	1,389,588
Intangibles, net	1,917,155	1,987,190
Digital assets	12,457,387	2,961,790
Investments in affiliates	9,066,137	4,503,153
Operating lease right-of-use assets	2,744,693	1,286,237
Other long-term assets	589,924	4,075,243
Total assets	$98,524,262	$98,258,195

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$7,929,482	$3,169,248
Accrued expenses	13,074,655	6,297,230
Current portion of accrued licensing royalties	15,362,400	25,958,085
Notes payable	11,455,940	4,160,277
Current portion of operating lease liabilities	673,295	364,633
Deferred revenue	22,171,808	3,920,648
Loan guarantee payable	9,112,500	—
Current portion of accrued settlement costs	280,238	253,882
Total current liabilities	80,060,318	44,124,003

Accrued settlement costs, net of current portion	4,091,733	4,371,972
Accrued licensing royalties, long-term	8,367,099	9,125,409
Operating lease liabilities, net of current portion	2,153,463	961,151
Total liabilities	$94,672,613	$58,582,535

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value, 85,000,000 shares authorized; 26,987,787 and 24,991,300 shares issued and outstanding as of December 31, 2024, and December 31, 2023, respectively	$26,987	$24,991
Additional paid-in capital	95,472,458	49,875,530
Noncontrolling interests	8,222,953	(151,670)
Accumulated deficit	(99,870,749)	(10,073,191)
Total stockholders’ equity	3,851,649	39,675,660
Total liabilities and stockholders’ equity	$98,524,262	$98,258,195

Consolidated Statements of Cash Flows Data

	Year Ended December 31,
	2024	2023	2022
Cash flows from operating activities:
Net income (loss)	$(89,967,595)	$9,012,124	$(13,710,708)
Adjustments to reconcile net income (loss) to net cash and cash equivalents provided by (used in) operating activities:
Depreciation and amortization	1,004,823	916,945	665,920
Amortization of operating lease assets	678,806	666,653	453,996
Stock-based compensation expense	3,641,940	1,031,656	1,503,969
Net loss (gain) on digital assets	(1,683,946)	4,000	5,065,413
Impairment of equity method investment	1,000,000	—	—
Investments in affiliates gain	(67,608)	(9,364)	(67,608)
Non-cash interest expense	—	305,271	—
Bad debt expense	204,151	2,392,342	—
Change in deferred income taxes	4,000,319	37,611	(434,946)
Change in operating assets and liabilities:
Accounts receivable	7,702,451	(19,343,719)	3,251,012
Physical media inventory	1,132,043	(2,343,001)	1,369,233
Prepaid expenses and other current assets	(4,829,440)	(2,696,030)	2,056,587
Certificate of deposit	—	154,187	(1,914)
Licensing receivables	(1,729,500)	(19,130,765)	—
Content	(519,143)	(313,855)	(504,609)
Other long-term assets	(515,000)	(4,000,319)	—
Accounts payable and accrued expenses	13,455,520	4,751,709	(12,931,847)
Accrued licensing royalties	(11,353,995)	31,847,030	3,094,538
Operating lease liabilities	(636,288)	(657,296)	(423,806)
Deferred revenue	18,251,160	3,287,013	(1,048,481)
Net cash and cash equivalents provided by (used in) operating activities	(60,231,302)	5,912,192	(11,663,251)

Cash flows from investing activities:
Purchases of property and equipment	(303,793)	(572,463)	(1,135,362)
Issuance of note receivable	(1,865,603)	(3,366,462)	(3,392,877)
Collections of note receivable	2,092,564	5,090,166	2,779,320
Purchase of digital assets	(624,644)	(118,965)	—
Sale of digital assets	2,287,978	—	—
Investments in affiliates	(5,495,376)	(1,720,390)	(1,747,980)
Net cash and cash equivalents used in investing activities	(3,908,874)	(688,114)	(3,496,899)

Cash flows from financing activities:
Repayment of notes payable	(18,626,081)	(26,981,122)	(208,373)
Receipt of notes payable	23,750,000	28,911,394	2,000,000
Exercise of stock options	619,237	235,726	258,855
Issuance of common stock	32,818,130	7,500,001	—
Investments in minority owned entities	8,800,000	—	—
Fees related to issuance of common stock and minority interest	(502,000)	—	—
Repurchase of common stock	(706,645)	(107,073)	(427,217)
Debt financing fees	—	(305,271)	—
Net cash and cash equivalents provided by financing activities	46,152,641	9,253,655	1,623,265

Effect of changes in foreign currency exchange rates on cash and cash equivalents	(2,064)	2,064	—

Net increase (decrease) in cash and cash equivalents	(17,989,599)	14,479,797	(13,536,885)

Cash and cash equivalents at beginning of period	25,201,425	10,721,628	24,258,513

Cash and cash equivalents at end of period	$7,211,826	$25,201,425	$10,721,628

Supplemental disclosure of cash flow information:
Cash paid for interest	$2,371,370	$3,586,937	$498,769
Cash paid for income taxes	$1,375,433	$22,208	$(2,078,744)

Supplemental schedule of noncash financing activities:
Investment of bitcoin for issuance of common stock	$9,474,985	$—	$—
Operating lease right-of-use assets and liabilities	$2,137,262	$—	$2,406,886

SUMMARY UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL INFORMATION

The following table presents certain summary unaudited pro forma condensed combined financial information giving pro forma effect to certain transactions. The unaudited pro forma condensed combined balance sheet as of June 30, 2025 gives effect to the Business Combination on a pro forma basis as if each had been completed as of June 30, 2025. The summary unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2025 and the year ended December 31, 2024 gives effect to the Business Combination, on a pro forma basis as if each had been completed on June 30, 2025 and December 31, 2024, respectively.

The summary pro forma information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information appearing elsewhere in this prospectus and the accompanying notes thereto. The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the audited and unaudited historical financial statements of each of Angel Legacy and Southport and the notes thereto included elsewhere in this prospectus.

The summary pro forma information been presented for illustrative purposes only and do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Business Combination and related transactions occurred on the dates indicated. Further, the summary pro forma information also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected below due to a variety of factors.

Summary Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2025

(In thousands, except for share data)	Southport Acquisition Corp. Historical	Angel Studios, Inc. Historical	Financing Transactions	Notes	Adjustments for Material Events	Notes	Other Transaction Accounting Adjustments	Notes	Pro Forma Balance Sheet
Assets
Current assets
Cash and cash equivalents	$329	$28,000	$9,446	3(aaa)	$120	3(bb)	$442	3(a)	$84,505
	—	—	(5,750)	3(ccc)			(1,290)	3(b)	—
	—	—	4,875	3(ddd)	—		(2,839)	3(c)	—
	—	—	54,650	3(fff)	—		(250)	3(d)	—
	—	—	7,000	3(eee)	—		(6,436)	3(e)	—
	—	—	—		—		(2,425)	3(f)	—
	—	—	—		—		(366)	3(g)	—
	—	—	—		—		(1,000)	3(p)	—
	—	—	—		—		(1)	3(m)	—
Accounts receivable, net	—	20,911	—		—				20,911
Current portion of licensing receivables, net	—	8,786	—		—		—		8,786
Physical media inventory	—	1,474	—		—		—		1,474
Current portion of notes receivable	—	1,424	—		—		—		1,424
Digital assets receivable	—	28,751							28,751
Loan guarantee receivable	—	10,018	—		—		—		10,018
Current portion of digital assets receivable	—	—	—		—		—		—
Prepaid expenses and other	84	9,767	—		—		1,290	3(b)	11,141
							—	3(c)	—
Total current assets	413	109,131	70,221		120		(12,875)		167,010
Marketable securities held in Trust Account	438	—	—		—		(442)	3(a)	—
							4	3(h)	—
Licensing receivables, net	—	8,012	—		—		—		8,012
Notes receivable, net of current portion	—	4,092	—		—		—		4,092
Property and equipment, net	—	616	—		—		—		616
Content, net	—	1,866	—		—		—		1,866
Intangible assets, net	—	1,881	—		—		—		1,881
Digital assets	—	3,723	—		—		—		3,723
Digital assets receivable, net of current portion	—	—	—		—		—		—
Investments in affiliates	—	12,135	—		—		—		12,135
Operating lease right—of—use assets	—	2,545	—		—		—		2,545
Other long—term assets	—	4,090	—		—		—		4,090
Total assets	$851	$148,091	$70,221		$120		$(13,313)		$205,970
Liabilities and stockholders’ (deficit)/equity
Current liabilities:
Accrued offering costs	$184	$—	$—		$—		$(184)	3(g)	$—
Promissory note — related party	814	—	115	3(bbb)	—		71	3(e)	—
							(1,000)	3(p)	—
Due to related party	271	—	—		—		—		271
Administrative support fee — related party	502	—	—		—		—		502
Excise tax liability	2,425	—	—		—		(2,425)	3(f)	—
Accounts payable	297	7,829	—		—		(2,423)	3(c)	5,613
							(90)	3(e)
Accrued expenses	290	19,244			—		(117)	3(c)	19,235
							(182)	3(g)
Current portion of accrued licensing royalties	—	21,776	—		—		—		21,776
Current portion of notes payable	—	29,637	6,189	3(eee)	—		92	3(s)	29,637
							(6,281)	3(s)
Current portion of operating lease liabilities	—	782	—		—		—		782
Deferred revenue	—	40,111	—		—		—		40,111
Loan guarantee payable	—	4,018	—		—		—		4,018
Current portion of accrued settlement costs	—	294	—		—		—		294
Total current liabilities	4,783	123,691	6,304		—		(12,539)		122,239
Warrant liability	5,798	—	—		—		4,096	3(i)	—
							4,026	3(j)
							(7,020)	3(k)
							(6,900)	3(l)
Accrued settlement costs, net of current portion	—	3,941	—		—		—		3,941
Accrued licensing royalties, long—term	—	5,034	—		—		—		5,034
Notes payable, net of current portion	—	5,773	—		—		(3,854)	3(q)	1,919
Other accrued liabilities	—	—	—		—		1,588	3(c)	1,588
Operating lease liabilities, net of current portion	—	1,860	—		—		—		1,860
Total liabilities	10,581	140,299	6,304		—		(20,603)		136,581
Southport Class A Common Stock subject to possible redemption; 200,000,000 shares authorized; 37,987 shares issued and outstanding subject to possible redemption at redemption value	438	—	—		—		(442)	3(m)	—
							4	3(r)
Stockholders’ equity/(deficit):
Angel Legacy Common Stock, $0.001 par value, 85,000,000 shares authorized; 27,466,604 shares issued and outstanding	—	29	—	3(aaa)	—	3(aa)	(30)	3(n)	—
	—	—	1	3(fff)	—	3(bb)	—	3(q)	—
	—	—	—		—	3(cc)	—	3(s)	—
Southport Class A Common Stock, $ 0.0001 par value; 200,000,000 shares authorized; 4,200,000 issued and outstanding (excluding 1,163,113 shares subject to possible redemption)	—	—	—		—		—	3(o)	—
Southport Class B Common Stock, $ 0.0001 par value; 20,000,000 shares authorized; 1,550,000 shares issued and outstanding	—	—	—		—		—	3(o)	—
Company Class A Common Stock, par value $0.0001	—	—	—		—		—	3(m)	10
							—	3(l)
	—	—	—		—		9	3(n)
	—	—	—		—		1	3(o)
	—	—	—		—
Company Class B Common Stock, par value $0.0001	—	—	—		—		7	3(n)	7
Additional paid—in capital	705	140,129	9,446	3(aaa)	—	3(aa)	3,853	3(q)	204,591
	—	—	54,649	3(fff)	120	3(bb)	7,020	3(k)	—
	—	—	811	3(eee)	—	3(cc)	441	3(m)	—
	—	—			—		(25,760)	3(n)	—
	—	—	—		—		6,900	3(l)	—
	—	—	—		—		(4)	3(r)	—
							6,281	3(s)
Noncontrolling interests	—	4,842	(5,750)	3(ccc)	—		—		3,967
			4,875	3(ddd)
Accumulated deficit	(10,873)	(137,208)	(115)	3(bbb)			(1,887)	3(c)	(139,186)
							(250)	3(d)	—
							(6,417)	3(e)	—
							(92)	3(s)
							4	3(h)	—
							(4,096)	3(i)	—
							(4,026)	3(j)
							25,774	3(n)	—
Total stockholders’ (deficit) equity	(10,168)	7,792	63,917		120		7,728		69,389
Total liabilities, Southport Class A Common Stock subject to possible redemption, and stockholders’ (deficit) equity	$851	$148,091	$70,221		$120		$(13,313)		$205,970

Summary Unaudited Pro Forma Condensed Combined Statement of Operations for the Period Ended June 30, 2025

	Six Months Ended June 30, 2025	Six Months Ended June 30, 2025
(In thousands, except per share and weighted—average share data)	Southport Acquisition Corp. Reclassified (Note 5)	Angel Studios, Inc. (Note 5)	Adjustments for Material Events	Notes	Adjustments for Material Events	Notes	Other Transaction Accounting Adjustments	Notes	Pro Forma Statement of Operations	Notes
Revenue:
Licensed content and other revenue	$—	$133,605	$—		$—		$—		$133,605
Pay it forward revenue	—	1,477	—		—		—		1,477
Total revenue	—	135,082	—		—		—		135,082
Operating expenses:
Cost of revenues	—	46,767	—		—		—		46,767
Selling and marketing	—	112,036	—		—		—		112,036
General and administrative	419	17,206	—		—		323	4(b)	17,948
Research and development	—	7,115	—		—		—		7,115
Legal expense	—	7,100	—		—		—		7,100
Total operating expense	419	190,224	—		—		323		190,966
Loss from operations	(419)	(55,142)	—		—		(323)		(55,884)
Other income (expense):
Net gain on digital assets	—	4,153	—		—		—		4,153
Interest expense	—	(4,307)	191	4(bbb)	—		—		(4,116)
Interest income	—	2,533	—		—		—		2,533
Impairment of failed acquisition		(500)							(500)
Change in fair value of warrant liability	(1,159)	—	—		—		585	4(d)	—
							574	4(i)
Dividend income on marketable securities held in Trust Account	9	—	—		—		(9)	4(f)	—
Total other (expense) income	(1,150)	1,879	191		—		1,150		2,070
Loss before benefit for income taxes	(1,569)	(53,263)	191		—		827		(53,814)
Income tax (expense) benefit	(89)	—	—		—		(65)	4(c)	(154)
Net loss	$(1,658)	$(53,263)	$191		$—		$762		$(53,968)
Net loss attributable to noncontrolling interests	—	37	—		—	4(bb)	—		37
	—	—	—		—	4(aa)	—		—
Net loss attributable to controlling interests	$(1,658)	$(53,300)	$191		$—		$762		$(54,005)
Southport basic and diluted weighted average shares outstanding, redeemable Southport Class A Common Stock	37,986	—			—		—		—
Southport basic and diluted net loss per share, redeemable Southport Class A Common Stock	$0.05	$—	$—		$—		$—		$—
Southport basic and diluted weighted average shares outstanding, non—redeemable Southport Class A and Southport Class B Common Stock	5,750,000	—	—		—		—		—
Southport basic and diluted net loss per share, non—redeemable Southport Class A and Southport Class B Common Stock	$(0.29)	$—	$—		$—		$—		$—
Angel Legacy basic and diluted weighted average shares outstanding Angel Legacy Common Stock	—	27,574,641	—		—		—		—
Angel Legacy basic and diluted net loss per share attributable to controlling interests	$—	$(1.93)	$—		$—		$—		$—
Weighted average shares outstanding, Company Class A Common Stock — basic and diluted	—	—	—		—		—		100,811,819	4(j)
Net loss per share attributable to controlling interests, Company Class A Common Stock — basic and diluted	$—	$—	$—		$—		$—		$(0.32)	4(j)
Weighted average shares outstanding, Company Class B Common Stock — basic and diluted	—	—	—		—		—		68,716,220	4(j)
Net loss per share attributable to controlling interests, Company Class B Common Stock — basic and diluted	$—	$—	$—		$—		$—		$(0.32)	4(j)

Summary Unaudited Pro Forma Condensed Combined Statement Operations for the Year Ended December 31, 2024

	Year Ended December 31, 2024	Year Ended December 31, 2024
(In thousands, except per share and weighted—average share data)	Southport Acquisition Corp. Reclassified (Note 5)	Angel Studios, Inc. (Note 5)	Financing Transactions	Notes	Adjustments for Material Events	Notes	Adjustments for Material Events	Notes	Other Transaction Accounting Adjustments	Notes	Pro Forma Statement of Operations	Notes
Revenue
Licensed content and other revenue	$—	$88,692	$—		$—		$—		$—		$88,692
Pay it forward revenue	—	7,825	—		—		—		—		7,825
Total revenue	—	96,517	—		—		—		—		96,517
Operating Expenses			—		—		—		—
Cost of revenues	—	42,066	—		—		—		—		42,066
Selling and marketing	—	95,210	—		—		—		—		95,210
General and administrative	1,587	22,284	115	4(aaa)	—		—		250	4(a)	33,830
	—	—	—						1,290	4(b)
	—	—	—						1,887	4(g)
									6,417	4(h)
Research and development	—	14,365	—		—		—		—		14,365
Legal expense	—	10,833	—		—		—		—		10,833
Net loss on digital assets		(1,684)	—						—		(1,684)
Total operating expense	1,587	183,074	115		—		—		9,844		194,620
Loss from operations	(1,587)	(86,557)	(115)		—		—		(9,844)		(98,103)
Other (expense) income:
Interest expense	—	(2,366)					—		—		(2,366)
Interest income	—	3,491	—		—		—		—		3,491
Impairment of investment in affiliates	—	(1,000)	—						—		(1,000)
Change in fair value of warrant liability	(4,059)	—	—		—		—		2,046	4(d)	—
									2,013	4(i)
Dividend income on marketable securities held in Trust Account	966	—	—		—		—		(966)	4(f)	—
Financing expense	(275)	—	—						275	4(e)	—
Total other (expense) income	(3,368)	125	—		—				3,368		125
(Loss) income before (provision) benefit for income taxes	(4,955)	(86,432)	(115)		—		—		(6,476)		(97,978)
Income tax (expense) benefit	(152)	(3,535)							1,684	4(c)	(2,003)
	—
Net (loss) income	$(5,107)	$(89,967)	$(115)		$—		$—		$(4,792)		$(99,981)
Net loss attributable to noncontrolling interests		(172)	—		—		—				(172)
		—	—		—		—
Net (loss) attributable to controlling interests	$(5,107)	$(89,795)	$(115)		$—		$—		$(4,792)		$(99,809)
Southport Basic and diluted weighted average shares outstanding, redeemable Southport Class A Common Stock	1,613,326.00	—	—		—		—		—		—
Southport Basic and diluted net loss per share, redeemable Southport Class A Common Stock	$(0.46)	—	—		—		—		—		—
Southport Basic and diluted weighted average shares outstanding, non—redeemable Southport Class A and Southport Class B common stock	5,750,000	—	—		—		—		—		—
Southport basic and diluted net loss per share, non—redeemable Class A and Class B Common Stock	$(0.76)	—	—		—		—		—		—
Angel Legacy Basic and diluted weighted average shares outstanding, Angel Legacy Common Stock	—	25,791,117	—		—		—		—		—
Angel Legacy basic and diluted net loss per share attributable to controlling interests	$—	(3.48)	—		—		—		—		—
Weighted average shares outstanding, Company Class A Common Stock—— basic and diluted	—	—	—		—		—		—		100,811,819	4(j)
Net loss per share attributable to controlling interests, Company Class A Common Stock — basic and diluted	$—	—	—		—		—		—		(0.59)	4(j)
Weighted average shares outstanding, Company Class B Common Stock—— basic and diluted	—	—	—		—		—		—		68,716,220	4(j)
Net loss per share attributable to controlling interests, Company Class B Common Stock — basic and diluted	$—	—	—		—		—		—		(0.59)	4(j)

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks, uncertainties and additional information (i) set forth in our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q and Periodic Reports on Form 8-K, which are incorporated, or deemed to be incorporated, by reference into this prospectus, and in the other documents that we file with the SEC and are incorporated by reference in this prospectus; and (ii) contained in or incorporated by reference into the applicable prospectus supplement and any applicable free-writing prospectus.

The risks incorporated by reference in this prospectus are the material risks of which we are currently aware; however, they may not be the only risks that we may face. Additional risks and uncertainties not currently known to us or that we currently view as immaterial may also impair our business operations. Any of these risks could materially and adversely affect our business, financial condition, results of operations and cash flows. In that case, you may lose all or part of your investment.

USE OF PROCEEDS

All of the Common Stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. The Company will not receive any of the proceeds from these sales.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

DIVIDEND POLICY

The Company has not paid any cash dividends on its Common Stock to date. The Board may from time to time consider whether or not to institute a dividend policy. The payment of cash dividends in the future will be dependent upon the Company’s revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of the Board. The Company’s ability to declare dividends will also be limited by restrictive covenants pursuant to any debt financing.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this subsection to “we,” “us,” or “our,” refer to the Company. The following management’s discussion and analysis of financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes that appear elsewhere in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results may differ materially and adversely from those anticipated in these forward-looking statements as a result of various factors, both within and outside of our control, including those set forth under the section entitled “Risk Factors” or in other parts of this prospectus.

Overview

We are a values-based media distribution company that uses technology to empower a vibrant and growing community to replace the Hollywood gatekeeper system and champion stories that amplify light for mainstream audiences.

Our community, known as the Angel Guild, is at the heart of this mission.

1)	The Angel Guild votes to select film and TV shows.
2)	The Angel Guild rallies in theaters to support film releases.
3)	The Angel Guild funds future films and TV shows with their membership.

As of September 11, 2025, through the Angel Guild, approximately 1,600,000 paying members from more than 180 different countries help decide what film and TV projects we will market and distribute.

Pledge to Amplify Light

All Angel Guild members make a written pledge stating: “When I vote, I pledge to help choose excellent entertainment that is true, honest, noble, just, authentic, lovely or admirable.”

Revenue

We primarily generate revenue from the following sources:

●	Angel Guild revenue comes from monthly or annual membership fees. Currently there are two possible tiers for membership, “Basic” and “Premium.” Both memberships allow voting for every Company release, give early access for streaming, and help fund our original films, increasing new content releases. The primary difference between the two memberships is that “Premium” includes two complimentary tickets to every Company theatrical release and a discount for all merchandise.
●	Theatrical Distribution revenue comes from releasing our original films with our exhibitor partners. Every time a moviegoer purchases a ticket from the partner theaters, we receive a percentage of the box office revenue. For most international theaters, the percentage of box office revenue is first paid to a distributor who then pays us.
●	Content Licensing revenue comes from licensing our films and TV shows to other distributors such as Amazon, Apple and Netflix. Our future plans include licensing the rights to our films and TV shows for other experiences such as derivative shows, video games, theme parks and Broadway-style plays.
●	Other revenue is generated from sales of merchandise related to our films and series, as well as physical DVD sales. We also offer a direct online store for Company themed products and wholesale products to retail partners.

Founding

Angel Legacy was founded in 2013 by its Chief Executive Officer, Neal Harmon, along with his brothers Daniel, Jeffrey and Jordan, and their cousin, Benton Crane. On the Closing Date, Merger Sub merged with and into Angel Legacy, with Angel Legacy surviving as the surviving company and as a direct wholly-owned subsidiary of the Company, and Southport was renamed Angel Studios, Inc.

Bitcoin Treasury Strategy:  Seeking to Empower the Angel Guild for Generations

As of June 30, 2025, we beneficially owned approximately 303.10 bitcoin, of which 268.40 bitcoin have been sent to third-party lenders to be held in custody as collateral against $13.50 million in loans obtained during the six months ended June 30, 2025. Although the 268.40 bitcoin have been sent to be held in custody as collateral, we retain beneficial ownership of the 268.40 bitcoin pledged as collateral. We plan to acquire and hold bitcoin as a strategic treasury asset as an adjunct to our core film and TV distribution business. We do not have policies governing the amount of bitcoin we intend to hold now or in the future and the overall amount of bitcoin we intend to hold is uncertain. Additionally, we have not currently set any official policies governing how or when we will exchange cash for bitcoin, or sell bitcoin for cash, with the exception that bitcoin may be sold, if necessary, to meet the day-to-day financial obligations of the Company.

The continued implementation of our bitcoin treasury strategy aims to support its mission-driven approach of funding the world’s best filmmakers in producing stories that amplify light for generations to come. The overall strategy contemplates that we may (i) enter into capital raising transactions that are collateralized by its bitcoin holdings, (ii) consider pursuing strategies to create income streams or otherwise generate funds using its bitcoin holdings and (iii) periodically sell bitcoin for general corporate purposes, including to generate cash to meet its operating requirements.

2025 Regulation A Offering

On September 5, 2025, Angel Legacy sold an aggregate of 1,250,000 shares of Angel Legacy Class C Common Stock pursuant to its continuous offering of Angel Legacy Class C Common Stock being conducted on a “best efforts” basis under Regulation A. The offering was conducted pursuant to Angel Legacy’s offering statement on Form 1-A, originally filed with the SEC on June 26, 2025, as subsequently amended and filed with the SEC on July 24, 2025, and as qualified by the SEC on August 6, 2025. The price of Angel Legacy Class C Common Stock was $44.00 per share, for gross proceeds of approximately $55.00 million. Angel Legacy paid aggregate selling commissions of $0.00 in connection with the sale of these shares of Angel Legacy Class C Common Stock. At the Effective Time, Angel Legacy Class C Common Stock was converted into its Corresponding Class of Common Stock, pursuant to the terms of the Merger Agreement.

2024 Regulation A Offering

On September 10, 2024, we sold an aggregate of 661,375 shares of the Angel Legacy Company Class C Common Stock at the Reg A Price, pursuant to the Company Reg A Offering. The Company Reg A Offering was conducted pursuant to the Company Reg A Offering Statement. At the Effective Time, Angel Legacy Class C Common Stock was converted into its Corresponding Class of Common Stock, pursuant to the terms of the Merger Agreement. The Company Reg A Offering generated gross proceeds of approximately $20.00 million. We determined the Reg A Price after considering several key factors at that time, including (i) the information set forth in the Company Reg A Offering Statement, (ii) our history and future growth expectations, as well as the history and future growth expectations of the industry in which we compete, (iii) our past and present financial performance, (iv) our prospects for future earnings and the present state of our business, (v) the general condition of the securities markets at the time of the Company Reg A Offering, (vi) the recent market prices of, and demand for, publicly traded common stock of generally comparable companies and (vii) other relevant factors. No selling commissions were paid in connection with the sale of these shares of the Angel Legacy Class C Common Stock. The Chairman of Southport’s board of directors, Jared Stone, purchased 33,068 shares, Southport’s Chief Executive Officer, Jeb Spencer, purchased 826 shares, Southport director, Matthew Hansen, purchased 33,068 shares of Angel Legacy Class C Common Stock, Southport director, Cathleen Schreiner Gates, purchased 3,307 shares of Angel Legacy Class C Common Stock, Sponsor member, David Watson, purchased 8,267 shares of Angel Legacy Class C Common Stock, Sponsor member, John Aslanian, purchased 826 shares of Angel Legacy Class C Common Stock, Sponsor member, Josh Carter, purchased 165 shares of Angel Legacy Class C Common Stock, our Chief Executive Officer, Neal Harmon, purchased eight shares, our President, Jordan Harmon, purchased 661 shares, our Chief Content Officer, Jeffrey Harmon purchased eight shares and one of our directors, Paul Ahlstrom, purchased 16 shares, of Angel Legacy Class C Common Stock, in each case as part of the Company Reg A Offering. We intend to use the proceeds from the Company Reg A Offering to manage our business and provide working capital for our operations. The proceeds may also be used to pay expenses relating to salaries and other compensation to our officers and employees.

P&A Subsidiaries

Over the past year, we have formed P&A Subsidiaries to exploit the commercial potential of specific films. Generally, a P&A Subsidiary enters into a distribution agreement with a filmmaker/production company to license the rights to market and distribute a film. The P&A Subsidiary then executes a services agreement with us to market the film’s theatrical release. The P&A Subsidiary also sublicenses the film to us for distribution via the Angel App and our website, as well as to other distribution networks. In exchange for our right to distribute the film, we retain a share of revenue generated by our distribution of the film to the Guild.

P&A Subsidiaries have dual class voting structures: preferred shares, which are offered to investors under Regulation A; and common shares, which we purchase at formation and which are the sole voting shares of a P&A Subsidiary. Typically, the preferred shares have a ‘Stated Value’ of 115-120% of the price at which the shares are sold. A P&A Subsidiary’s board of directors may, upon determining that the company has sufficient available funds, pay the stated value to preferred stockholders. Payments are made from receipts generated by the film’s theatrical release, after movie theaters have taken their negotiated share. If revenue generated from a film’s theatrical release is insufficient to pay the stated value, P&A Subsidiaries may pay the stated value from revenue generated by the film’s distribution, merchandizing sales, and other commercial exploitation. Upon full payment of the stated value, a P&A Subsidiary’s preferred shares are automatically redeemed, and we become the entity’s sole owner. After a P&A Subsidiary has redeemed its preferred shares, the subsidiary splits remaining revenue with the filmmaker according to the terms of a distribution agreement.

We are legally distinct from the P&A Subsidiaries, and investments in them are distinct from an investment in us. A P&A Subsidiary is formed solely to exploit the commercial potential of a single film, and proceeds generated from a subsidiary’s offering of preferred shares are used to market and distribute that one film. A P&A Subsidiary has no other business or assets other than its exploitation of the rights to the film. The subsidiary’s stockholders do not have any rights to our assets or securities if a film does not perform well financially.

P&A Subsidiaries are required to file current and periodic reports with the SEC pursuant to Rule 257(b) of Regulation A. Unlike us, P&A Subsidiaries do not have reporting obligations under Section 15 of the Exchange Act.

Off the Chain

On September 11, 2024, we and Off the Chain, LP (“Off the Chain”), a leading bitcoin asset management firm, entered into an agreement in principle for an investment by Off the Chain of approximately $10.00 million to help support our bitcoin treasury strategy. On September 30, 2024, we entered into a stock purchase agreement with Off the Chain, pursuant to which Off the Chain agreed to purchase an aggregate of 330,687 shares of Angel Legacy Class C Common Stock, at a price of $30.24 per share, for an aggregate purchase price of $10.00 million, payable in bitcoin. The sale closed on October 10, 2024. We intend to use the proceeds from our sale of Angel Legacy Class C Common Stock to Off the Chain to support our bitcoin treasury strategy. At the Effective Time, Angel Legacy Class C Common Stock was converted into its Corresponding Class of Common Stock, pursuant to the terms of the Merger Agreement.

Recent Developments

Business Combination

On the Closing Date, the Company consummated the previously announced business combination pursuant to the Merger Agreement.

Pursuant to the terms of the Merger Agreement, the Merger was effected. On the Closing Date, and prior to the Effective Time, the Company changed its name from “Southport Acquisition Corporation” to “Angel Studios, Inc.”

At the Effective Time, each share of Angel Legacy Common Stock issued and outstanding as of immediately prior to the Effective Time (other than Excluded Shares (as defined in the Merger Agreement)), was canceled and converted into the right to receive a number of shares of the Corresponding Class of Common Stock equal to the Merger Consideration Per Fully Diluted Share, with fractional shares rounded down to the nearest whole share (with no cash settlements made in lieu of fractional shares eliminated by rounding).

At the Effective Time, each option to purchase Angel Legacy Common Stock, whether vested or unvested (an “Angel Legacy Option”) outstanding as of immediately prior to the Effective Time was converted into an option to purchase shares of the Corresponding Class of Common Stock (an “Assumed Company Option”) on substantially the same terms and conditions as were in effect with respect to such Angel Legacy Option, including with respect to vesting and termination-related provisions, except that such Assumed Company Option related to the number of whole shares of the Corresponding Class of Common Stock (rounded down to the nearest whole share) equal to (i) the number of shares of the applicable class of Angel Legacy Common Stock subject to such Angel Legacy Option multiplied by (ii) the Merger Consideration Per Fully Diluted Share. The exercise price per share for each Assumed Company Option is equal to (i) the exercise price per share of the applicable Angel Legacy Option divided by (ii) the Merger Consideration Per Fully Diluted Share (rounded up to the nearest full cent).

As of the Effective Time, the Company has a dual-class structure, with Company Class A Common Stock having one vote per share and Company Class B Common Stock having ten votes per share. As used herein, “Corresponding Class” refers to: (i) for Angel Legacy Class A Common Stock, Company Class A Common Stock; (ii) for Angel Legacy Class B Common Stock, Company Class B Common Stock; (iii) for Angel Legacy Class C Common Stock, Company Class A Common Stock; and (iv) for Angel Legacy Class F Common Stock, Company Class B Common Stock.

Each share of Southport Class B Common Stock issued and outstanding immediately prior to the Effective Time was converted into shares of Southport Class A Common Stock on a one-for-one basis, immediately prior to the effective time of the Merger, and each share of Southport Class A common stock issued and outstanding as of immediately prior to the Effect Merger (including the as-converted shares of Southport Class B Common Stock) remains outstanding and represents one share of Company Class A common stock.

Loan and Security Agreement

On September 8, 2025, the Company and certain of the Company’s subsidiaries entered into a Loan and Security Agreement (the “Credit Facility”) with certain lenders thereunder and Trinity Capital Inc., a Maryland Corporation, as agent for the lenders. The Credit Facility provides the Company with an up to $100.00 million term loan with a delayed draw feature, which is composed of four committed tranches: (i) the first tranche in an aggregate principal amount of $40.00 million, which was funded on the Closing Date; (ii) the second tranche in an aggregate principal amount equal to $20.00 million, which may be drawn by the Company on or prior to June 30, 2026; (iii) the third tranche in an aggregate principal amount equal to $20.00 million, which may be drawn by the Company on or prior to December 31, 2026 and (iv) the fourth tranche in an aggregate principal amount equal to $20.00 million, which may be drawn by the Company on or prior to June 30, 2027. The availability of each tranche will be subject to achievement by the Company of certain conditions, including, without limitation, achievement of a specified minimum annualized recurring revenue and receipt by the Company of a minimum of net cash proceeds from the sale or issuance of equity. Borrowings under the Credit Facility will be used to pay off certain of the Company’s existing indebtedness, as well as for general working capital purposes and business operations.

The Company’s obligations under the Credit Facility will be secured by substantially all of the Company’s assets but shall exclude the equity held by the Company in, and the assets of, the subsidiaries of the Company that are formed from time to time for the primary purpose of raising capital under Regulation A of the Securities Act of 1933. Borrowings under the Credit Facility will bear interest at a variable rate equal to the greater of (x) the Prime Rate (as defined under the Credit Facility) plus 6.00% and (y) 13.50%. The Company will be required to make monthly payments of principal and accrued interest, with the remaining balance being repaid upon maturity on October 1, 2030.

In connection with the Credit Facility, the Company issued each lender thereunder a Warrant to purchase Stock (each, a “Warrant” and collectively, the “Warrants”) to purchase an aggregate amount of 273,375 shares of the Angel Legacy Class C Common Stock with an exercise price per share of $39.00. At the Effective Time, such Angel Legacy Class C Common Stock converted into 1,462,682 shares of Class A Common Stock with an exercise price per share of $7.28. The Warrants vest and become exercisable in proportion to and in conjunction with the advancement of each tranche under the Credit Facility. The Warrants will expire on either September 8, 2035 or, if the Company has a class of stock that becomes publicly traded on a national securities exchange prior to September 8, 2035, the date that is five years after the first date on which such stock becomes publicly traded. The Company also granted the lenders rights to participate in future issuances of the Company’s capital stock pursuant to a Participation Rights Agreement (the “Participation Rights Agreement”).

The foregoing description is qualified in its entirety by reference to the full text of the Credit Facility, Participation Rights Agreement and Warrants, each of which are filed in this prospectus hereto. The Company’s Periodic Report on Form 8-K filed with the SEC on September 10, 2025 is incorporated by reference herein.

2025 Regulation A Offering

On September 5, 2025, prior to the Business Combination the Company sold an aggregate of 1,250,000 shares of Angel Legacy Class C Common Stock pursuant to a continuous offering of Angel Legacy Class C Common Stock being conducted on a “best efforts” basis under Regulation A. The offering was conducted pursuant to the Company’s offering statement on Form 1-A, originally filed with the SEC on June 26, 2025, as subsequently amended and filed with the SEC on July 24, 2025, and as qualified by the SEC on August 6, 2025. The price of the Angel Legacy Class C Common Stock was $44.00 per share, for gross proceeds of approximately $55.00 million. The Company paid aggregate selling commissions of $0.00 in connection with the sale of these shares of Angel Legacy Class C Common Stock.

The Company’s Periodic Report on Form 8-K filed with the SEC on September 8, 2025 is incorporated by reference herein.

Note Purchase Agreements

On August 11, 2025, the Company entered into two separate Note Purchase Agreements with two separate investors (each, an “Investor” and collectively, the “Investors”), pursuant to which the Company agreed to issue and sell to each Investor a Subordinated Convertible Promissory Note (each, a “Convertible Note” and collectively, the “Convertible Notes”) for an aggregate principal amount of $7.00 million between the two Convertible Notes (the “Debt Financing”). The Debt Financing closed simultaneously with the execution of the Note Purchase Agreement. At the Effective Time, the Convertible Notes converted to 973,002 shares of Common Stock pursuant to the terms of the Note Purchase Agreements.

Each Convertible Note bears an interest rate of 16.00% per annum, compounded monthly, and computed on the basis of the actual number of days elapsed and a year of 360 days. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable under the Convertible Notes, shall be due and payable on the earlier of (i) December 31, 2025 or (ii) when, upon or after the occurrence of an Event of Default (as such term is defined in the Convertible Note), such amounts are declared due and payable by the Investor or made automatically due and payable in accordance with the terms thereof.

The foregoing description is qualified in its entirety by reference to the full text of the Note Purchase Agreements and Convertible Notes, each of which are filed in this prospectus hereto. The Company’s Periodic Report on Form 8-K filed with the SEC on August 15, 2025 is incorporated by reference herein.

Other

During the six months ended June 30, 2025, we sold an aggregate of 1,463,692 shares of Angel Legacy Class C Common Stock to various purchasers, generating gross proceeds of approximately $38.50 million. From July 1, 2025, through the date of this prospectus, we sold an aggregate of 1,488,080 shares of Angel Legacy Class C Common Stock to various purchasers, generating gross proceeds of approximately $64.00 million. The issuances of the Angel Legacy Class C Common Stock were made in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder. We intend to use the proceeds from the sales of Angel Legacy Class C Common Stock to manage our business and provide working capital for our operations. The proceeds may also be used to pay expenses relating to salaries and other compensation to our officers and employees.

Financial Operations Overview

Historically, we have primarily generated revenue from the Angel Guild, theatrical distribution, content licensing and other. See “Revenues” for more information.

Cost of Revenues

Cost of revenues represents the direct costs incurred by us in generating our revenue. These costs include expenses directly associated with the goods or services sold during the reporting period. Components of cost of revenues include licensing royalty expense, hosting, merchandise costs, credit card fees, freight and shipping costs and costs of services provided.

Operating Expenses

Selling and Marketing: Selling and marketing expenses include the promotion of the Angel Guild and increasing memberships, as well as current and future theatrical releases. As we continue to bring on additional content, drive Angel Guild memberships and promote future theatrical releases, this cost is expected to continue to rise.

Research and Development: Research and development expenses consist of the addition of personnel necessary to continue our focus on improving existing products, optimizing existing services and developing new technology to better meet the needs of our customers and partners.

General and Administrative: General and administrative expenses consist of the increased support staff necessary to manage the continued and expected growth of the business, including payroll and related expenses for executive, finance, content acquisition and administrative personnel, as well as recruiting, professional fees and other general corporate expenses.

Legal: Legal expenses include costs incurred in connection with legal proceedings, regulatory matters, compliance obligation, and corporate governance. Legal expenses may fluctuate based on the nature, timing, and complexity of matters encountered by us. While we strive to manage these costs effectively, they may have a material impact on our financial condition depending on the scope of ongoing or anticipated legal matters.

Results of Operations

The following represents our performance highlights for the three months ended June 30, 2025, as compared to the three months ended June 30, 2024:

	For the three months ended June 30,		Change
	2025	2024	2025 vs. 2024
Revenues	$87,641,416	$16,506,426	$71,134,990	431%
Cost of revenues	27,286,383	9,787,029	17,499,354	179%
Selling and marketing	61,510,343	16,328,695	45,181,648	277%
General and administrative	9,838,725	4,670,798	5,167,927	111%
Research and development	3,757,264	3,668,698	88,566	2%
Legal expense	6,685,984	5,280,402	1,405,582	27%
Operating loss	(21,437,283)	(23,229,196)	1,791,913	(8)%
Net gain on digital assets	7,452,328	732,410	6,719,918	918%
Interest expense	(2,742,902)	(945,279)	(1,797,623)	190%
Interest income	1,408,200	936,241	471,959	50%
Impairment of investment in affiliates	(500,000)	—	(500,000)	100%
Loss before income tax benefit	(15,819,657)	(22,505,824)	6,686,167	(30)%
Income tax benefit	—	—	—	100%
Net loss	$(15,819,657)	$(22,505,824)	$6,686,167	(30)%

Revenues

The following represents our revenue by type for the three months ended June 30, 2025, as compared to the three months ended June 30, 2024:

	For the three months ended June 30,		Change
	2025	2024	2025 vs. 2024
Angel Guild	$46,803,621	$7,576,999	$39,226,622	518%
Theatrical	32,579,632	4,492,280	28,087,352	625%
Content licensing	6,565,573	1,986,740	4,578,833	230%
Merchandise	1,126,830	745,181	381,649	51%
Pay it Forward	222,831	1,200,298	(977,467)	(81)%
Theatrical Pay it Forward	20,735	—	20,735	100%
Other	322,194	504,928	(182,734)	(36)%
Total Revenue	$87,641,416	$16,506,426	$71,134,990	431%

During the three months ended June 30, 2025, compared to the three months ended June 30, 2024, the increase in revenues was largely due to: (i)  an increase in Angel Guild revenue by $39.20 million as a result of increased Angel Guild members from 200,000 to 1,500,000 from June 30, 2024 to June 30, 2025, (ii) an increase in theatrical revenue by $28.10 million as a result of larger theatrical box office releases in 2025, namely King of Kings and The Last Rodeo, and (iii) content licensing revenue, which increased by $4.60 million as a result of larger licensing deals being entered into from our 2025 theatrical releases, compared to smaller deals as a result of smaller theatrical box office releases in 2024. This increase was offset by a decrease in Pay it Forward revenue by $1.00 million, due to our focus transitioning away from Pay it Forward and focusing more on the Angel Guild.

Cost of Revenues

The following represents our cost of revenues by type for the three months ended June 30, 2025, as compared to the three months ended June 30, 2024:

	For the three months ended June 30,		Change
	2025	2024	2025 vs. 2024
Angel Guild	$9,509,050	$700,029	$8,809,021	1,258%
Theatrical	2,233,525	647,462	1,586,063	245%
Royalties	11,453,467	5,403,307	6,050,160	112%
Other	4,090,341	3,036,231	1,054,110	35%
Total Cost of Revenues	$27,286,383	$9,787,029	$17,499,354	179%

During the three months ended June 30, 2025, compared to the three months ended June 30, 2024, the increase in cost of revenues was largely due to: (i) an increase in Angel Guild cost of revenues by $8.80 million largely as a result of the increased transaction and app store fees of $4.60 million from an increased number of transactions as well as an increased number of free movie tickets for premium Angel Guild members for Angel theatrical releases of $3.50 million, (ii) an increase in theatrical cost of revenues of $1.60 million as a result of two large films being released during the three months ended June 30, 2025 with no opening weekend releases during the same period 2024, and (iii) an increase in royalties of $6.10 million as a result of higher royalties earned by filmmakers as they get an allocation of net revenue generated by the films during the given period.

Selling and Marketing

The following represents our selling and marketing expenses by type for the three months ended June 30, 2025, as compared to the three months ended June 30, 2024:

	For the three months ended June 30,		Change
	2025	2024	2025 vs. 2024
Angel Guild	$29,415,522	$3,348,021	$26,067,501	779%
Theatrical	25,987,361	10,610,524	15,376,837	145%
Other	6,107,460	2,370,150	3,737,101	158%
Total Marketing	$61,510,343	$16,328,695	$45,181,648	277%

During the three months ended June 30, 2025, compared to the three months ended June 30, 2024, the increase in selling and marketing expenses was largely due to: (i) An increase in Angel Guild sales and marketing expenses of $26.10 million as a result of the promotion of the Angel Guild in an effort to increase memberships and (ii) An increase in theatrical sales and marketing expenses of $15.40 million as a result of larger theatrical box office releases and related spend during the three months ended June 30, 2025. As we continue to bring on additional content, drive Angel Guild memberships and promote future theatrical releases, this cost is expected to fluctuate, but overall remain high and be a significant component of our operating expenses.

Other Operating Expenses

Higher general and administrative costs of $5.20 million were primarily related to: (i) additional employee costs of $0.60 million during 2025 related to the support staff necessary to manage the continued and expected growth of the business, (ii) additional option issuance costs of $1.60 million during 2025 due to an increase in options granted to employees and their related Black-Scholes value on the grant date and (iii) additional 3rd party accounting and auditing services of $1.50 million as a result of the costs incurred from the Merger with Merger Sub.

The increase in legal expense of $1.40 million was largely a result of legal costs from the Merger with Merger Sub, offset by a decrease in legal costs associated with The Chosen, Inc. (f/k/a The Chosen, LLC) (“The Chosen”) arbitration and estimated liabilities as a result of the arbitration during 2024. For more information, see “Legal Proceedings.”

Other Income and Expense

The increase of gain on digital assets of $6.70 million in 2025 is a result of measuring our digital assets at fair value at the end of each reporting period per Accounting Standards Update (“ASU”) No. 2023-08 and the value of bitcoin increasing during the three months ended June 30, 2025. During the three months ended June 30, 2024, we did not have any impairment losses or unrealized gains as the company had not yet adopted this standard.

The increase in interest expense of $1.80 million is related to a higher dollar amount of P&A and other notes entered into and outstanding during the three months ended June 30, 2025, compared to the three months ended June 30, 2024, as can be seen on our condensed consolidated statements of cash flows.

The increase in interest income of $0.50 million is the result of higher cash balances during the three months ended June 30, 2025, compared to the three months ended June 30, 2024.

The following represents our performance highlights for the six months ended June 30, 2025, as compared to the six months ended June 30, 2024:

	For the six months ended June 30,		Change
	2025	2024	2025 vs. 2024
Revenues	$135,082,056	$45,364,632	$89,717,424	198%
Cost of revenues	46,766,587	23,701,627	23,064,960	97%
Selling and marketing	112,035,657	37,821,260	74,214,397	196%
General and administrative	17,205,979	9,913,236	7,292,743	74%
Research and development	7,115,168	8,033,936	(918,768)	(11)%
Legal expense	7,100,497	8,709,589	(1,609,092)	(18)%
Operating loss	(55,141,832)	(42,815,016)	(12,326,816)	29%
Net gain on digital assets	4,153,223	732,410	3,420,813	(550)%
Interest expense	(4,307,057)	(1,517,070)	(2,789,987)	184%
Interest income	2,532,891	1,826,501	706,390	39%
Impairment of investment in affiliates	(500,000)	—	(500,000)	100%
Loss before income tax benefit	(53,262,775)	(41,773,175)	(11,489,600)	28%
Income tax benefit	—	(4,403,068)	4,403,068	(100)%
Net loss	$(53,262,775)	$(37,370,107)	$(15,892,668)	43%

The following represents our revenue by type for the six months ended June 30, 2025, as compared to the six months ended June 30, 2024:

	For the six months ended June 30,		Change
	2025	2024	2025 vs. 2024
Angel Guild	$81,501,139	$12,239,312	$69,261,827	566%
Theatrical	40,307,838	12,876,923	27,430,915	213%
Content licensing	9,162,077	12,051,753	(2,889,676)	(24)%
Merchandise	2,070,674	2,612,373	(541,699)	(21)%
Pay it Forward	758,092	4,788,232	(4,030,140)	(84)%
Theatrical Pay it Forward	719,370	—	719,370	100%
Other	562,866	796,039	(233,173)	(29)%
Total Revenue	$135,082,056	$45,364,632	$89,717,424	198%

During the six months ended June 30, 2025, compared to the six months ended June 30, 2024, the increase in revenues was largely due to: (i) An increase in Angel Guild revenue by $69.30 million as a result of increased Angel Guild members from 200,000 to approximately 1,500,000 paying Angel Guild members from June 30, 2024 to June 30, 2025 and (ii) An increase in Theatrical revenue by $27.40 million as a result of larger theatrical box office releases in 2025. This increase was offset by a decrease in: (i) Content licensing revenue, which decreased by $2.90 million as a result of large licensing deals being entered into for some of our 2023 theatrical releases in 2024, compared to smaller deals in 2025 as a result of smaller theatrical box office releases in 2024, and (ii) Pay it Forward and Theatrical Pay it Forward revenue of $3.30 million, due to our focus transitioning away from Pay it Forward and focusing more on the Angel Guild.

Cost of Revenues

The following represents our cost of revenues by type for the six months ended June 30, 2025, as compared to the six months ended June 30, 2024:

	For the six months ended June 30,		Change
	2025	2024	2025 vs. 2024
Angel Guild	$16,050,699	$1,588,415	$14,462,284	910%
Theatrical	3,291,246	1,390,651	1,900,595	137%
Royalties	19,707,905	13,164,276	6,543,629	50%
Other	7,716,737	7,558,285	158,452	2%
Total Cost of Revenues	$46,766,587	$23,701,627	$23,064,960	97%

During the six months ended June 30, 2025, compared to the six months ended June 30, 2024, the increase in cost of revenues was largely due to: (i) an increase in Angel Guild cost of revenues by $14.50 million largely as a result of the increased transaction and app store fees of $7.70 million, an increased number of free movie tickets for premium Angel Guild members for Angel theatrical releases of $5.00 million, and other costs as a result of the increased number of Guild members, (ii) an increase in theatrical cost of revenues of $1.90 million as a result of four films being released during the six months ended June 30, 2025 with only two films being released during the same period 2024, and (iii) an increase in royalties of $6.50 million as a result of higher royalties earned by filmmakers as they get an allocation of net revenue generated by the films during the given period.

Selling and Marketing

The following represents our selling and marketing expenses by type for the six months ended June 30, 2025, as compared to the six months ended June 30, 2024:

	For the six months ended June 30,		Change
	2025	2024	2025 vs. 2024
Angel Guild	$64,715,522	$7,481,888	$57,233,634	765%
Theatrical	39,585,655	25,006,328	14,579,327	58%
Other	7,734,480	5,333,044	2,401,436	45%
Total Selling and Marketing	$112,035,657	$37,821,260	$74,214,397	196%

During the six months ended June 30, 2025, compared to the six months ended June 30, 2024, the increase in selling and marketing expenses was largely due to: (i) an increase in Angel Guild sales and marketing expenses of $57.20 million as a result of the promotion of the Angel Guild in an effort to increase memberships and (ii) an increase in theatrical sales and marketing expenses of $14.60 million as a result of four box theatrical box office releases in 2025 compared to only two during this same period in 2024. The main driver for the increase in other marketing was additional marketing staff needed to manage the continued and expected growth of the business. As we continue to bring on additional content, drive Angel Guild memberships and promote future theatrical releases, this cost is expected to fluctuate, but overall remain high and be a significant component of our operating expenses.

Other Operating Expenses

Higher general and administrative costs of $7.30 million were primarily related to: (i) additional employee costs of $0.90 million during 2025 related to the support staff necessary to manage the continued and expected growth of the business, (ii) additional option issuance costs of $3.20 million during 2025 due to an increase in options granted to employees and their related Black-Scholes value on the grant date and (iii) additional 3rd party accounting and auditing services of $1.50 million as a result of the costs incurred from the merger with Merger Sub.

Lower research and development costs of $0.90 million was due to a decrease of $0.80 million in personnel related costs as we continue our focus on improving existing products, optimizing existing services, as well as developing new technology to better support the needs of our customers and partners.

The decrease in legal expense of $1.60 million was largely a result of a decrease in legal costs associated with The Chosen, arbitration and estimated liabilities as a result of the arbitration during 2024, which was offset by additional legal costs from the merger with Merger Sub. For more information, see “Legal Proceedings.”

Other Income and Expense

The increase in the gain on digital assets of $3.40 million in 2025 is a result of measuring our digital assets at fair value at the end of each reporting period per ASU No. 2023-08 and the value of bitcoin increasing during the six months ended June 30, 2025.  During the six months ended June 30, 2024, we did not have any impairment losses or unrealized gains as the company had not yet adopted this standard.

The increase in interest expense of $2.80 million is related to a higher dollar amount of P&A and other notes entered into and outstanding during the six months ended June 30, 2025, compared to the six months ended June 30, 2024, as can be seen on our condensed consolidated statements of cash flows.

The increase in interest income of $0.70 million is the result of higher cash balances during the six months ended June 30, 2025, compared to the six months ended June 30, 2024.

Liquidity and Capital Resources

Operating and Capital Expenditure Requirements

	As of		Change
	June 30, 2025	December 31, 2024	2025 vs. 2024
Cash and cash equivalents	$27,999,679	$7,211,826	$20,787,853	288%
Accrued settlement costs	4,235,312	4,371,971	(136,659)	(3)%
Loan guarantee payable	4,018,409	9,112,500	(5,094,091)	(56)%
Notes payable	35,410,149	11,455,940	23,954,209	209%

Cash and cash equivalents increased by $20.80 million in the six months ended June 30, 2025, primarily due to cash used in operating activities of $24.70 million and cash used in investing activities of $7.80 million, offset by cash provided by financing activities of $53.30 million.

To date, we have funded a significant portion of our operations through private and public offerings of our common stock and raise of money through notes payable. As of June 30, 2025, we had cash on hand of approximately $28.00 million. We have accrued settlement costs in the amount of $4.20 million, payable over thirty-seven remaining equal quarterly installments of $0.20 million. The expense was recorded at the present value of the obligation with an imputed interest rate of 10.00%. The short-term obligation related to these settlement costs as of June 30, 2025 was $0.30 million and the long-term portion is $3.90 million. Notes payable currently consists of (i) P&A notes in the amount of $13.90 million with amounts due based on timing of certain cash proceeds, but which amounts are expected to be paid within the next 12 months, (ii) financing in the amount of $5.40 million, which is payable in quarterly installments of $0.70 million each, commencing February 15, 2025, with a maturity of February 15, 2027, and will be paid from a portion of the collections of our financing receivables, and (iii) notes that are collateralized by our digital assets totaling $13.50 million, which are due between February 2026 and April 2026. From time to time, we might provide a third-party guarantee on certain loans between filmmakers and lenders to help finance their film or television series. As of June 30, 2025, we expect to repay the remaining $4.00 million loan guarantee balance and subsequently collect this amount, plus payments of $6.00 million we have already paid, from the filmmaker’s future earnings. As we continue to grow, we expect to raise additional funds to cover any shortfall in operating needs. We project that our existing capital resources, including cash, accounts receivables, licensing receivables, recurring revenues from our membership base, and the ability to sell our digital assets if necessary, will be sufficient to meet our operating requirements for at least the next 12 months.

Evaluation of Going Concern

The condensed consolidated financial statements have been prepared assuming we will continue to operate as a going concern within one year from the date of issuance of these condensed consolidated financial statements. For the six months ended June 30, 2025, we incurred a net loss of approximately $53.30 million and used cash in operating activities of approximately $24.70 million. We have an accumulated deficit of approximately $137.20 million as of June 30, 2025. A significant portion of the net loss for the period ended June 30, 2025 was due to the continued marketing expenses to increase Angel Guild memberships. We anticipate that as we continue to grow the business, we will incur operating losses and use cash in operating activities during 2025 and into 2026.

We are working to increase revenues through the growth of Angel Guild memberships, our pipeline of theatrical releases in 2025 and additional streaming agreements. We finance marketing activities for theatrical releases through two primary methods: (i) Regulation A offerings that are tailored to raise money for P&A for specific theatrical releases and (ii) P&A loan agreements with individual and institutional investors. During the six months ended June 30, 2025, we raised $8.30 million from Regulation A offerings and received $25.00 million from P&A loans, both of which were used for P&A in various theatrical releases during the year. During the year ended December 31, 2024, we raised $0.00 million from Regulation A offerings and received $23.30 million from P&A loans. During the six months ended June 30, 2025, we paid $25.50 million for the repayments of P&A loans, including interest and paid $11.80 million as a redemption of shares for Regulation A investors, from the proceeds collected from the theatrical releases and other revenues earned. During the year ended December 31, 2024, we paid $17.90 million for the repayments of P&A loans, including interest and paid $0.00 million as a redemption of shares for Regulation A investors, from the proceeds collected from the theatrical releases and other revenues earned.

Additionally, we have raised capital through the sale of our common stock, generating approximately $38.50 million of cash during the six months ended June 30, 2025 and we have grown from 600,000 Angel Guild members, as of December 31, 2024, to approximately 1,500,0000 million Angel Guild members, as of June 30, 2025, generating approximately $101.10 million in cash from Angel Guild paid memberships during the six months ended June 30, 2025. From July 1, 2025, through the date of this proxy, we have generated an additional $7.90 million through the sale of our common stock. Management believes it will be able to continue to fund operating capital shortfalls for the next year through the issuance of debt and our common stock. While there is no assurance of success, management remains committed to its plans to grow revenues and manage expenses. If these efforts are not successful, or if securing debt and selling our common stock on acceptable terms proves challenging, we can reduce our spend on marketing of the Angel Guild, which could materially affect our growth, our financial condition and/or our ability to continue as a going concern.

Discussion of Operating, Investing, Financing Cash Flows

Operating Activities. Cash flows used in operating activities for the six months ended June 30, 2025, as compared to the six months ended June 30, 2024, were as follows:

	For the six months ended June 30,
	2025	2024	Net Change
Net cash and cash equivalents used in operating activities	$(24,698,780)	$(29,161,290)	$4,462,510

Cash flows used in operating activities for the six months ended June 30, 2025 was $24.70 million compared to cash flows used in operating activities of $29.20 million for the six months ended June 30, 2024. Although 2025 has incurred a greater loss by $16.00 million, the cash used in operating activities decreased during 2025, compared to 2024, mainly due to the increase in deferred revenue from Angel Guild memberships, an increase in accrued royalty costs due to higher earnings to filmmakers (paid quarterly), and a reduction in licensing revenue with related receivables. These were offset by an increase in accounts receivable from theatrical releases in the second quarter of 2025.

Investing Activities. Cash flows provided by investing activities for the six months ended June 30, 2025, as compared to the six months ended June 30, 2024, were as follows:

	For the six months ended June 30,
	2025	2024	Net Change
Purchases of property and equipment	$(118,942)	$(244,581)	$125,639
Issuance of notes receivable	(974,176)	(1,352,311)	378,135
Collections of notes receivable	440,643	1,688,769	(1,248,126)
Purchase of digital assets	—	(48,515)	48,515
Sale of digital assets	99,118	964,178	(865,060)
Purchase of content	(4,274,150)	(317,747)	(3,956,403)
Investments in affiliates	(2,982,032)	39,458	(3,021,490)
Net cash and cash equivalents provided by (used in) investing activities	$(7,809,539)	$729,251	$(8,538,790)

Cash flows used in investing activities for the six months ended June 30, 2025 was $7.80 million compared to cash flows provided by investing activities of $0.70 million for the six months ended June 30, 2024. The increase was largely due to the increase of purchasing of content, as well as increased cash spend for investments in affiliates. Both periods saw moderate activity in issuing and collecting repayments on notes receivable, with more collections during 2024 being the result of several of our filmmakers paying us back these notes receivables during this period (see “Notes to the Angel Legacy Condensed Consolidated Financial Statements—Notes Receivable).

Financing Activities. Cash flows provided by financing activities for the six months ended June 30, 2025, as compared to the six months ended June 30, 2024, were as follows:

	For the six months ended June 30,
	2025	2024	Net Change
Repayment of notes payable	$(24,338,861)	$(15,660,616)	$(8,678,245)
Repayment of loan guarantee	(6,000,000)	—	(6,000,000)
Receipt of notes payable	48,891,000	15,043,019	33,847,981
Repayment of accrued settlement costs	(136,660)	(123,807)	(12,853)
Exercise of stock options	190,733	224,167	(33,434)
Issuance of common stock	38,503,670	8,249,971	30,253,699
Contribution of equity in noncontrolling interests	8,731,422	—	8,731,422
Redemption of equity in noncontrolling interests	(11,750,000)	—	(11,750,000)
Fees related to issuance of common stock and minority interest	(398,660)	—	(398,660)
Repurchase of common stock	(132,940)	(113,894)	(19,046)
Debt financing fees	(263,532)	—	(263,532)
Net cash and cash equivalents provided by financing activities	$53,296,172	$7,618,840	$45,677,332

Cash flows provided by financing activities for the six months ended June 30, 2025 were $53.30 million compared to cash flows provided by financing activities of $7.60 million for the six months ended June 30, 2024. During the six months ended June 30, 2025, we raised $38.50 million with issuance of our common stock, $8.70 million in equity from noncontrolling interests, and $48.90 million in notes payable. These were offset by the repayment of $25.50 million for P&A related notes, a $11.80 million redemption paid for equity in noncontrolling interests and a $6.00 million payment related to a loan guarantee. During the 2024 period, we received $15.00 million for P&A related notes, $8.20 million with the issuance of common stock, and repaid $15.70 million for P&A related notes during the same period.

Trends and Key Factors Affecting Our Performance

Angel Guild

We launched the Angel Guild in the second quarter of 2023. Since that time the Angel Guild grew to 600,000 Angel Guild members as of December 31, 2024 and approximately 1,500,000 Angel Guild members as of June 30, 2025, accounting for 36.90% and 60.30% of our total revenue, respectively. We attribute the Angel Guild growth to many factors including, but not limited to, new and exclusive content being added regularly to the Angel Guild, marketing optimization and upselling to the Angel App user base.

Distribution and License Agreement

Our business does not currently generate revenue from distribution activities related to the Chosen Agreement. For the three and six months ended June 30, 2024, revenue from distribution activities related to the Chosen Agreement has accounted for 8.30% and 11.70% of total revenue, respectively. There was no revenue from distribution activities related to the Chosen Agreement in 2025.

On April 4, 2023, The Chosen initiated a private binding arbitration against us alleging certain material breaches of contract under the Chosen Agreement, seeking to terminate the Chosen Agreement pursuant to which we were granted a limited license to distribute, solely on the Angel App, all previous and future episodes and seasons of the TV series “The Chosen,” and any future audiovisual productions derivatives thereof. On September 25, 2024, the arbitrator proceeding issued an award (the “Award”) granting The Chosen’s breach of contract claims and terminating the Chosen Agreement effective as of May 28, 2024. The Award granted The Chosen monetary damages in the amount of $30.00 thousand, plus costs and an allocable portion of its attorney fees, which have been accrued as of June 30, 2025. The Award denied in full The Chosen’s claims for the remedies of disgorgement of profits and corrective advertising.

On October 25, 2024, we filed an appeal of the Award with an appellate panel of arbitrators (the “Panel”), as permitted under the arbitration provision of the Chosen Agreement. On June 13, 2025, the Panel upheld the Award and we intend to comply with its terms, including with respect to the termination of the Chosen Agreement effective as of May 28, 2024.

On July 11, 2025, we entered into a settlement and release agreement with The Chosen for dismissal and mutual release of all pending matters. We settled all pending claims and liabilities as part of the Award in July 2025.

We have worked with other filmmakers that have generated a substantial amount of revenue for us. We are continuing to work with these filmmakers on new and exciting films and TV shows. However, there is no guarantee that we will be able to earn as much revenue from these new films and TV shows as we have from some of our more successful films and TV shows, including “The Chosen.” If we are unable to successfully monetize other projects, this could have a material adverse impact on our business, results of operations and financial condition.

Furthermore, our ability to monetize the content we distribute is heavily reliant on factors currently outside of our control, including, but not limited to, the potential loss of key talent, the potential for budget overruns, the quality of the content produced, the timeliness of the production and subsequent release schedule and the relationship of the creator with the audience. If we are unable to find ways to mitigate the risks associated with these external factors, it may have a material adverse impact on our business, results of operations and financial condition.

Angel Mobile and TV App Installs

We launched the Angel Mobile App in the fourth quarter of 2021 and the Angel TV App in the first quarter of 2022 (both, individually and collectively, an “Angel App”). Since that time, Angel App installs across all platforms grew to 59,877,979 installs as of December 31, 2024.  As of June 30, 2025, the Angel app has a total of 70,461,429 installs. We attribute the Angel App growth to many factors including, but not limited to, new and exclusive content being added regularly to the Angel App and marketing optimization.

Critical Accounting Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the condensed consolidated financial statements, and the reported amounts of revenues and expenses during the reported periods. The SEC has defined a company’s critical accounting policies as the ones that are most important to the portrayal of a company’s financial condition and results of operations, and which require a company to make its most difficult and subjective judgments. Based on this definition, we have identified the critical accounting policies and judgments addressed below. Estimates are based on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Long-lived Assets

Intangible assets with finite lives and property, plant and equipment are amortized or depreciated over their estimated useful life on a straight-line basis. We monitor conditions related to these assets to determine whether events and circumstances warrant a revision to the remaining amortization or depreciation period. We test these assets for potential impairment whenever our management concludes events or changes in circumstances indicate that the carrying amount may not be recoverable. The original estimate of an asset’s useful life and the impact of an event or circumstance on either an asset’s useful life or carrying value involve significant judgment regarding estimates of the future cash flows associated with each asset.

Income Taxes

We account for income taxes under the liability method, whereby deferred tax asset or liability account balances are determined based on the difference between the financial statement and the tax bases of assets and liabilities using current tax laws and rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets when we expect the amount of tax benefit to be realized is less than the carrying value of the deferred tax asset.

Accounting for income taxes involves uncertainty and judgment on how to interpret and apply tax laws and regulations within our annual tax filings. Such uncertainties from time to time may result in a tax position that may be challenged and overturned by a tax authority in the future which could result in additional tax liability, interest charges and possibly penalties.

Stock-Based Compensation

We account for stock-based compensation by measuring and recognizing as compensation expense the fair value of all share-based payment awards made to employees based on estimated grant date fair values. The determination of fair value involves a number of significant estimates. We use the Black-Scholes option pricing model or the Monte Carlo pricing model to estimate the value of employee stock options which require a number of assumptions to determine the model inputs. These include the expected volatility of our stock and employee exercise behavior, which are based on historical data as well as expectations of future developments over the term of the option. As stock-based compensation expense is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Management’s estimate of forfeitures is based on historical experience but actual forfeitures could differ materially as a result of voluntary employee actions and involuntary actions which would result in significant change in our stock-based compensation expense amounts in the future. The fair value of the Common Stock underlying the employee stock options is estimated using third party valuations, including market, income, and cost valuation approaches.

Other Estimates

See “Note 1” to the accompanying Angel Legacy consolidated financial statements included herein for further discussion.

Off-Balance Sheet Arrangements

As of June 30, 2025, we had no off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on our financial condition, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Legal Proceedings

We currently are, and from time to time might again become, involved in litigation. Litigation has the potential to cause us to incur unexpected losses, some of which might not be covered by insurance but can materially affect our financial condition and our ability to continue business operations. For a complete discussion of current and pending litigation, see “Item 1. Legal Proceedings” in our Quarterly Report on Form 10-Q filed with the SEC on August 13, 2025, which is incorporated by reference herein.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information concerning the directors and executive officers of the Company:

Directors

Name	Position	Age
Neal Harmon*	Chief Executive Officer, Chairman of the Board	47
Mina Nguyen	Director	48
Paul Ahlstrom	Director	62
Robert C. Gay	Director	73
Steve Sarowitz	Director	59

Executive Officers

Name	Position	Age
Neal Harmon*	Chief Executive Officer, Chairman of the Board	47
Elizabeth Ellis	Chief Operating Officer	48
Jeffrey Harmon*	Chief Content Officer	42
Jordan Harmon*	President	34
Scott Klossner	Chief Financial Officer	68
*	Neal Harmon, Jeffrey Harmon and Jordan Harmon are brothers.

Biographical Information

Biographical information regarding the directors and executive officers of the Company is set forth below.

Directors

Neal Harmon, Chief Executive Officer and Chairman of the Board.  Mr. Neal Harmon was appointed to serve as Chief Executive Officer and Chairman of the Board on the Closing Date. Mr. Harmon previously served as Chief Executive Officer and Chairman of the board of directors of Angel Legacy between 2013 and the Closing Date. Since 2013, he has also been a member of Harmon Ventures, the Company’s largest stockholder and a managing member of Harmon Brothers, LLC (“HB LLC”), a marketing agency he co-founded with his brother Jeffrey in 2013, which has created viral videos for its clients including Squatty Potty, Poo-Pourri and Purple Mattress. Prior to the Company, Mr. Neal Harmon worked for Orabrush, Inc. (“Orabrush”) from August 2009 to August 2013, a company he co-founded, where he served in such capacities as Chief Operating Officer and as a member of the board of directors. Since 2005, Mr. Neal Harmon has also worked for the Neal S Harmon Company, as a consultant, entrepreneur and investor, engaging in various activities such as designing and creating a trucking logistics dashboard, to connect shippers and private fleets. Mr. Neal Harmon received his master’s degree from Brigham Young University in Instructional Psychology and Technology in 2002, and his undergraduate degree from Brigham Young University in American Studies in 2001.

Paul Ahlstrom, Director.  Mr. Ahlstrom was appointed to the Board on the Closing Date. He previously served on the board of directors of Angel Legacy from February 2014 to the Closing Date. Mr. Ahlstrom is a seasoned entrepreneur and venture capitalist with over 30 years of operating and investment experience and has co-founded multiple investment funds, including Alta Ventures, vSpring Capital and Alta Growth Capital and supported other funds efforts including Krealo and Northgate Mexico. Throughout his career he has helped raise and was instrumental in deploying over approximately $1.40 billion to more than 150 startups across the U.S. and Latin America. He currently serves on the investment committees of Alta Ventures in Mexico (since 2009) and the Peruvian corporate venture fund Krealo (since 2018). His recent fund portfolio includes companies like Technisys (acquired by SoFi, NASDAQ: SOFI in March 2022), MURAL, Clip and the Company. Early notable fund investments include Ancestry.com, Altiris and Control4, prior to their public offerings. Mr. Ahlstrom co-authored Nail It Then Scale It, a highly regarded resource for scaling startups. He currently serves on the boards of IsoTalent (since 2019), Meridian Therapeutics (since 2019), Obra (since 2023) and Grip6 (since 2024). Along with his wife Jenny, he co-founded the HealthTree Foundation in 2013, which supports cancer patients worldwide. Mr. Ahlstrom holds a B.A. in Communications from Brigham Young University and an honorary doctorate from Netanya Academic College.

Robert C. Gay, Director.  Mr. Gay was appointed to the Board on the Closing Date. He previously served on the board of directors of Angel Legacy from June 6 2025 to the Closing Date.Mr. Gay is the founder and Chairman of Kensington Capital Holdings, a private single-family office. He is co-founder and past CEO of the middle market private equity firm, Huntsman Gay Global Capital, a middle market private equity firm (“HGGC”). He currently serves as an Executive Director and member of HGGC’s investment committee. Mr. Gay is also an Executive Advisor and investment committee member of KSV Global, a growth stage investment firm. He previously worked as Managing Director and Chairman of the Management Committee of Bain Capital. He is a co-founder of Sorenson Capital, past co-manager of the Merchant Banking Group of Kidder Peabody, Executive Vice President of GE Capital Markets, international consultant for McKinsey & Co and an instructor in Economics at Harvard University. He has served on numerous private and public boards of directors. Mr. Gay served full-time as a General Authority Seventy for the Church of Jesus Christ of Latter-day Saints from 2012 to 2021, when he received emeritus status. Mr. Gay is currently a General Authority emeritus for the Church of Jesus Christ of Latter-day Saints and an Executive Director of Kensington Capital Philanthropies. He is actively engaged in and co-founder of the humanitarian groups: Engage Now Africa, Unitus Labs and Ending Modern Slavery. He is currently a Director of the Forever Young Foundation and co-founder of Ensign Global University in Ghana, the Ballard Center for Social Impact at BYU and the Center for Business, Health and Prosperity at the University of Utah. Mr. Gay received his Ph.D. in Business Economics from Harvard University and graduated as a Phi Beta Kappa with an A. B. from the University of Utah.

Steve Sarowitz, Director.  Mr. Sarowitz was appointed to the Board on the Closing Date. Mr. Sarowitz founded Paylocity (Nasdaq: PCTY), a leading U.S. provider of payroll and HR solutions, in 1997, where he currently serves on the board of directors. He previously served as chairman of the board of directors from Paylocity’s inception until stepping down in August 2024. Mr. Sarowitz was the Chief Executive Officer of Blue Marble Payroll, an international payroll aggregator, prior to its acquisition by Paylocity in August 2021. In addition, Mr. Sarowitz is a director of Payescape (since 2014), a UK payroll provider, and a partner in Wayfarer Studios (since 2019), Wayfarer Theaters (since 2023) and 4S Bay Partners (since 2016). He also serves on the boards of Julian Grace Foundation (since 2015), Wayfarer Foundation (since 2021), Chicago Center for Arts & Technology (since 2014) and Indiana University Women’s Philanthropy Institute (since 2022). Prior to founding Paylocity, Mr. Sarowitz worked at Robert F. White, a Chicago-based independent payroll service firm. He later was an executive at three privately-held payroll companies. Mr. Sarowitz formerly served as President of the Independent Payroll Providers Association. He has served as Executive Producer for The Gate: Dawn of the Bahai Faith, a groundbreaking documentary about the founding of the Baha’i Faith as well as other popular films like Clouds, the Garfield Movie, Ezra, It Ends with Us and Eleanor the Great. Mr. Sarowitz is a passionate Baha’i who has given presentations about the Baha’i Faith and its vision of world unity at the Parliament of the World’s Religions, leading universities and other venues around the world. He is also an international philanthropist dedicated to promoting unity through universal education and advocating for the elimination of racism, sexism, nationalism and religious prejudice. Mr. Sarowitz holds a B.A. in Economics from the University of Illinois at Urbana.

Mina Nguyen, Director.  Ms. Nguyen was appointed to the Board on the Closing Date. Ms. Nguyen is a financial executive with expertise in scaling complex global businesses. Her experience spans capital markets, digital assets and regulatory policy. She is currently Vice Chair of Geneses Capital Management (since 2021). Previously she was an executive at Jane Street Capital (2018-2022) and Senior Advisor and Managing Director at AQR Capital Management (2009-2018), advising on strategic operations and supporting global growth. She previously served at the U.S. Department of the Treasury and on the SEC’s Investor Advisory Committee, covering issues including investor protection and market integrity. Throughout her career, Ms. Nguyen has also been a builder of communities—most notably faith-rooted networks that support values-driven leadership in finance. She has helped cultivate spaces for young professionals in the industry to explore the intersection of purpose, responsibility, and vocation, reflecting her belief that character and conviction are essential to shaping responsible markets. Ms. Nguyen holds an MBA from Harvard Business School (2009) and a BS in Business Administration from UC Berkeley (1998).

Executive Officers

Neal Harmon, Chief Executive Officer and Chairman of the Board.  The background and experience of Mr. Neal Harmon is set forth above.

Jeffrey Harmon, Chief Content Officer.  Mr. Jeffrey Harmon was appointed to serve as the Company’s Chief Content Officer on the Closing Date. Mr. Jeffrey Harmon co-founded Angel Legacy in 2013 and was the Angel Legacy’s Chief Content Officer between January 2021 and the Closing Date. Since 2013, he has been a member of Harmon Ventures, the Company’s largest stockholder and a managing member of HB LLC, a marketing agency he co-founded with his brother Neal in 2013. From August 2010 to August 2013, Mr. Jeffrey Harmon served as Chief Marketing Officer for Orabrush, a company he co-founded in 2009. He previously served as Orabrush’s Chief Executive Officer from October 2009 to August 2010. He is currently active with other start-up companies and concepts. He attended Brigham Young University from 2006 to 2008, where he studied business marketing, traditional marketing, internet marketing and business administration. He also attended Fundação Getulio Vargas in São Paulo in 2008, where he studied international business.

Jordan Harmon, President.  Mr. Jordan Harmon was appointed to serve as the Company’s President on the Closing Date. Mr. Jordan Harmon co-founded the Angel Legacy in 2013 and was Angel Legacy’s President between June 2022 and the Closing Date. Mr. Jordan Harmon previously served as Angel Legacy’s Head of Growth and Originals from June 2021 to July 2022 and he was also a fractional Chief Marketing Officer consultant at HB LLC, a marketing agency co-founded by his brothers Neal and Jeffrey in 2013, from October 2020 to July 2022. From September 2017 to January 2021, Mr. Jordan Harmon served as co-founder and Head of Marketing at Cove, a home security company. At Cove, he was directly responsible for the marketing initiatives that helped Cove grow into a $100.00 million business in four years. Mr. Jordan Harmon earned a B.S. in Web Development and Design from Brigham Young University–Idaho.

Elizabeth Ellis, Chief of Operations.  Ms. Ellis was appointed to serve as the Company’s Chief of Operations on the Closing Date. She previously served as the Chief of Operations of Angel Legacy from May 2015 to the Closing Date. Her duties include overseeing all operating, distribution, domestic and international operations, public relations and human resources. Prior to joining Angel Legacy, Ms. Ellis was the Director of Human Relations and Office Manager at Orabrush from September 2009 to May 2015, where she oversaw personnel and was responsible for various operational tasks. She is an ICF Professional Certified Coach and a Gallup-Certified Strengths Coach. Ms. Ellis holds an International Relations B.S. from Brigham Young University.

Scott Klossner, Chief Financial Officer.  Mr. Klossner was appointed to serve as the Company’s Chief Financial Officer on the Closing Date. He previously served as the Chief Financial Officer of Angel Legacy from June 2025 to the Closing Date. He brings over 35 years of financial and operational experience to the Company. His experience spans public offerings, private placements, Sarbanes-Oxley Act compliance, mergers and acquisitions, institutional negotiations, strategic growth and planning, productivity enhancement and team building. Prior to joining the Company, Mr. Klossner served as the Chief Financial Officer of Field Nation, a marketplace for skilled technicians, since 2024. Prior to Field Nation, Mr. Klossner served as Chief Financial Officer and a member of the board of directors at Mercato Partners Acquisition Corporation (NASDAQ: MPRA), which merged with Nuvini Ltd. (NASDAQ: NVNI) in September 2023. Mr. Klossner continues to serve on the board of directors of Nuvini Ltd. Previous to that he served as the Chief Financial Officer of Kount Inc., an industry leading digital fraud protection software-as-a-service company, which was acquired by Equifax Inc. (NYSE: EFX) in February 2021. Prior to Kount, Mr. Klossner served as the Chief Financial Officer for several fast-growing companies, including online retailer Backcountry.com, which was acquired in 2007 by Liberty Media Corporation (NASDAQ: LSXMB). Mr. Klossner received his B.S. in finance from the University of Utah and an MBA from the University of Southern California.

Board of Directors

In accordance with the terms of the Charter, the Board is fixed at five members, with each director serving a one-year term until the next annual general meeting of stockholders and their successors are duly elected and qualified or until their earlier death, resignation or removal.

Independence

The Board determined that each of the directors, other than Neal Harmon, qualify as “independent” as defined under the applicable NYSE listing rules and SEC rules. The Board consists of a majority of “independent” directors as defined under such rules. Pursuant to the Company’s governing documents, the Board will have regularly scheduled meetings at which only independent directors are present. In addition, the Company is subject to the rules of SEC and NYSE relating to the membership, qualifications and operations of the audit committee, as discussed below.

Committees of the Board

The Board has the authority to appoint committees to perform certain management and administration functions. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by the Board. The charters for each of these committees are available on the Company’s website at www.angel.com.

Information contained on or accessible through the website is not a part of this prospectus, and the inclusion of such website address in this prospectus is an inactive textual reference only.

Audit Committee

The audit committee consists of Robert C. Gay, Paul Ahlstrom and Mina Nguyen. The Board determined that each member of its audit committee is independent under the applicable NYSE listing rules and Rule 10A-3(b)(1) of the Exchange Act. Robert C. Gay serves as the chair of the audit committee and an “audit committee financial expert” within the meaning of SEC regulations. Each member of the audit committee has been deemed “financially literate” under the applicable SEC and NYSE rules.

The primary purpose of the audit committee is to assist the Board with oversight of the Company’s accounting and financial reporting processes and the audit of the Company’s financial statements.

The Company’s audit committee operates under a written charter that satisfies applicable NYSE listing rules.

Compensation Committee

The compensation committee consists of Steve Sarowitz and Mina Nguyen. Mina Nguyen serves as the chair of the compensation committee. The Board has determined that each member of its compensation committee is independent under the applicable NYSE listing rules and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The primary function of the compensation committee is to assist the Board with oversight of the Company’s compensation structure, policies and programs and to review the processes and procedures for the consideration and determination of the Company’s director and executive compensation.

The Company’s compensation committee operates under a written charter that satisfies applicable NYSE rules.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee consists of Paul Ahlstrom and Mina Nguyen. Paul Ahlstrom serves as the chair of the nominating and corporate governance committee. The Board has determined that each member of the nominating and corporate governance committee is independent under applicable NYSE listing rules.

The primary function of the nominating and corporate governance committee is to consider candidates for the Board, oversee the Company’s corporate governance policies, reporting and making recommendations to the Board of directors concerning governance matters and oversight of the evaluation of the Board.

The Company’s nominating and corporate governance committee operates under a written charter, which satisfies the applicable NYSE listing rules.

Controlled Company Exception

Due to the ownership of Common Stock Messrs. Neal and Jeffrey Harmon, the Company is considered a “controlled company” within the meaning of the NYSE listing rules. Under the NYSE listing rules, a company of which more than 50% of the voting power is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain corporate governance listing standards, including the following:

●	the requirement that a majority of its board of directors consist of independent directors;
●	the requirement to maintain a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and
●	the requirement that director nominations be made, or recommended to the full board of directors, by its independent directors or by a nominations committee that is composed entirely of independent directors and that it adopt a written charter or board resolution addressing the nominations process.

As a “controlled company,” the Company may elect to rely on some or all of these exemptions. However, the Company does not currently intend to take advantage of any of these exemptions.

Code of Business Conduct

The Company has adopted a Code of Business Conducts that applies to all of its employees, officers and directors, including those officers responsible for financial reporting. The Code of Business Conduct is available on the Company’s website at www.angel.com. Information contained on or accessible through such website is not a part of this prospectus, and the inclusion of the website address in this prospectus is an inactive textual reference only. The Company intends to disclose any amendments to the Code of Business Conduct, or any waivers of its requirements, on its website to the extent required by the applicable rules and exchange requirements.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee has ever been an officer or employee of the Company. None of the executive officers of the Company serve, or have served during the last year, as a member of the Board, compensation committee, or other Board committee performing equivalent functions of any other entity that has one or more executive officers serving as one of the directors or on the compensation committee.

Limitation on Liability and Indemnification of Officer and Directors

The Charter provides that the Company, to the fullest extent permitted by applicable law, shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Company or, while a director or officer of the Company is or was serving at the request of the Company as a director, officer, employee or agent of another enterprise, including service with respect to an employee benefit plan (an “indemnitee”), the Company shall to the fullest extent, permitted by applicable law, pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition.

The Company has adopted a policy of directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures the Company against its obligations to indemnify officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against the Company’s directors and officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit the Company and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

The Company believes that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

EXECUTIVE COMPENSATION

As an emerging growth company, the Company has opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act. The compensation provided to the Company’s named executive officers for the fiscal years ended December 31, 2024 and 2023 is detailed in the Summary Compensation Table below and accompanying footnotes and narrative that follow. The Company’s named executive officers for the fiscal year ended December 31, 2024 were:

●	Neal Harmon, Chief Executive Officer
●	Jordan Harmon, President
●	Patrick Reilly, Chief Financial Officer, Treasurer and Secretary

Executive Officer Compensation

Neal and Jordan Harmon and Patrick Reilly received compensation for acting in their capacities as the Company’s executive officers. The Company does not have employment agreements with its named executive officers, and there are no arrangements or plans pursuant to which the Company provides pension, retirement or similar benefits to the Company’s named executive officers. Following the Business Combination, the Company intends to evaluate its compensation values and philosophy and compensation plans and arrangements as circumstances require.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by the Company’s named executive officers in the Company’s fiscal years ended December 31, 2024 and 2023.

							Non-Equity
							Incentive
				Stock	Option		Plan	All Other	Total
		Salary	Bonus	Awards	Awards		Compensation	Compensation	Compensation
Name & Principal Position	Year	($)	($)	($)	($)(1)		($)	($)	($)
Neal Harmon	2023	$298,869	—	—	$7,085	(2)	—	—	$305,954
Chief Executive Officer	2024	$304,128	—	—	$54,709	(2)	—	—	$358,837
Jordan Harmon	2023	$245,481	—	—	$67,482	(3)	—	—	$312,963
President	2024	$268,750	—	—	$436,718	(3)	—	—	$705,468
Patrick Reilly	2023	$307,538	—	—	$46,583	(4)	—	—	$354,121
Chief Financial Officer, Treasurer and Secretary	2024	$316,000	—	—	$187,793	(4)	—	—	$503,793
(1)

The amounts reported for these awards may not represent compensation actually received by the named executive officer. Instead, the amounts shown are the full grant date fair value of option awards granted in the applicable year. In accordance with SEC disclosure requirements, the amounts for each such year include the full grant date fair value of such option awards. The grant date fair value is computed in accordance with FASB ASC Topic 718.

(2)

On November 2, 2021, Mr. Neal Harmon was granted stock incentive options exercisable for 7,000 shares of Angel Legacy Class A Common Stock with an option price of $8.90 per share. The grant was made pursuant to the terms and conditions of the Original Legacy Plan. The options vest in substantially equal annual increments over a four-year period from the grant date. If the options are exercised, they will be converted to shares of Angel Legacy Class F Common Stock.

On October 20, 2023, Mr. Neal Harmon was granted stock incentive options exercisable for 25,448 shares of Angel Legacy Class C Common Stock with an option price of $14.18 per share. The grant was made pursuant to the terms and conditions of the Performance Equity Plan. The options will vest in ten tranches, equally divided, with each tranche becoming vested based on a series of increasing stock price milestones.

On July 22, 2024, Mr. Neal Harmon was granted stock incentive options exercisable for 4,515 shares of Angel Legacy Class A Common Stock with an option price of $14.18 per share. The grant was made pursuant to the terms and conditions of the

Performance Equity Plan. The options will vest in ten tranches, equally divided, with each tranche becoming vested based on a series of increasing stock price milestones.

On September 10, 2024, Mr. Neal Harmon was granted stock incentive options exercisable for 47,422 shares of Angel Legacy Class C Common Stock with an option price of $30.24 per share. The grant was made pursuant to the terms and conditions of the Performance Equity Plan. The options will vest in ten tranches, equally divided, with each tranche becoming vested based on a series of increasing stock price milestones.

(3)

On August 3, 2021, Mr. Jordan Harmon was granted stock incentive options exercisable for 100,000 shares of Angel Legacy Class A Common Stock with an option price of $8.63 per share. The grant was made pursuant to the terms and conditions of the Original Angel Legacy Plan. The options vest in substantially equal annual increments over a four-year period from the grant date. If the options are exercised, they will be converted to shares of Angel Legacy Class F Common Stock.

On April 20, 2023, Mr. Jordan Harmon was granted stock incentive options exercisable for 253,880 shares of Angel Legacy Class F Common Stock with an option price of $14.18 per share. The grant was made pursuant to the terms and conditions of the Angel Legacy Plan. The options vest in substantially equal annual increments, with a one-year cliff, over a four-year period from the grant date.

On October 20, 2023, Mr. Jordan Harmon was granted stock incentive options exercisable for 22,924 shares of Angel Legacy Class C Common Stock with an option price of $14.18 per share. The grant was made pursuant to the terms and conditions of the Performance Equity Plan. The options will vest in ten tranches, equally divided, with each tranche becoming vested based on a series of increasing stock price milestones.

On July 22, 2024, Mr. Jordan Harmon was granted stock incentive options exercisable for 5,273 shares of Angel Legacy Class C Common Stock with an option price of $14.18 per share. The grant was made pursuant to the terms and conditions of the Performance Equity Plan. The options will vest in ten tranches, equally divided, with each tranche becoming vested based on a series of increasing stock price milestones.

On September 10, 2024, Mr. Jordan Harmon was granted stock incentive options exercisable for 78,118 shares of Angel Legacy Class C Common Stock with an option price of $30.24 per share. The grant was made pursuant to the terms and conditions of the Performance Equity Plan. The options will vest in ten tranches, equally divided, with each tranche becoming vested based on a series of increasing stock price milestones.

(4)

On September 3, 2021, Mr. Reilly was granted stock incentive options exercisable for 65,907 shares of Angel Legacy Class A Common Stock with an option price of $8.63 per share. The grant was made pursuant to the terms and conditions of the Original Angel Legacy Plan. The options vest in substantially equal annual increments over a four-year period from the grant date. If the options are exercised, they will be converted to shares of Angel Legacy Class F Common Stock.

On December 2, 2022, Mr. Reilly was granted stock incentive options exercisable for 9,800 shares of Angel Legacy Class A Common Stock with an option price of $11.95 per share. The grant was made pursuant to the terms and conditions of the Original Angel Legacy Plan. The options were fully vested upon grant. If the options are exercised, they will be converted to shares of Angel Legacy Class F Common Stock.

On April 20, 2023, Mr. Reilly was granted stock incentive options exercisable for 47,736 shares of Angel Legacy Class F Common Stock with an option price of $14.18 per share. The grant was made pursuant to the terms and conditions of the Angel Legacy Plan. The options vest in substantially equal annual increments, with a one-year cliff, over a four-year period from the grant date.

On October 20, 2023, Mr. Reilly was granted stock incentive options exercisable for 16,259 shares of Angel Legacy Class C Common Stock with an option price of $14.18 per share. The grant was made pursuant to the terms and conditions of the Performance Equity Plan. The options will vest in ten tranches, equally divided, with each tranche becoming vested based on a series of increasing stock price milestones.

On July 22, 2024, Mr. Reilly was granted stock incentive options exercisable for 4,609 shares of Angel Legacy Class C Common Stock with an option price of $14.18 per share. The grant was made pursuant to the terms and conditions of the Performance Equity Plan. The options will vest in ten tranches, equally divided, with each tranche becoming vested based on a series of increasing stock price milestones.

On September 9, 2024, Mr. Reilly was granted stock incentive options exercisable for 52,500 shares of Angel Legacy Class F Common Stock with an option price of $30.24 per share. The grant was made pursuant to the terms and conditions of the Angel Legacy Plan. The options vest in substantially equal annual increments, with a one-year cliff, over a four-year period from the grant date.

On September 10, 2024, Mr. Reilly was granted stock incentive options exercisable for 50,854 shares of Angel Legacy Class C Common Stock with an option price of $30.24 per share. The grant was made pursuant to the terms and conditions of the Performance Equity Plan. The options will vest in ten tranches, equally divided, with each tranche becoming vested based on a series of increasing stock price milestones.

Principal Elements of Compensation

The compensation of the Company’s executive officers is comprised of (i) base salary and (ii) long-term equity incentives, consisting of stock options, granted under the Company’s 2025 Long-Term Incentive Plan (the “2025 Plan”), and any other equity plan that may be approved by the Board from time to time. These principal elements of compensation are described below.

Base Salaries

Base salary is provided as a fixed source of compensation for the Company’s executive officers. Adjustments to base salaries will be reviewed annually and as warranted throughout the year to reflect promotions or other changes in the scope of breadth of an executive officer’s role or responsibilities, as well as to maintain market competitiveness.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to outstanding equity awards held by the Company’s named executive officers identified in the Summary Compensation Table as of December 31, 2024:

			Option Awards
					Equity Incentive
					Plan Awards:
			Number of	Number of	Number of
			Securities	Securities	Securities
			Underlying	Underlying	Underlying
			Unexercised	Unexercised	Unexercised	Option	Option
			Options (#)	Options (#)	Unearned	Exercise	Expiration
	Grant Date		Exercisable	Unexercisable	Options (#)	Price	Date
Neal Harmon	6/6/2018	(1)	35,555	—	—	$0.32	6/5/2028
	6/17/2019	(2)	2,600	—	—	$0.32	6/16/2029
	3/24/2020	(3)	3,500	—	—	$0.32	10/24/2027
	3/16/2021	(4)	13,158	—	—	$3.42	3/15/2031
	11/2/2021	(5)	5,395	1,605	—	$8.90	11/1/2031
	10/20/2023	(6)	—	—	25,448	$14.18	10/19/2033
	07/22/2024	(7)	—	—	4,515	$14.18	07/21/2034
	09/10/2024	(8)	—	—	47,422	$30.24	09/09/2034

Jordan Harmon	8/3/2021	(9)	87,500	12,500	—	$8.63	8/2/2031
	4/20/2023	(10)	22,450	231,430	—	$14.18	4/19/2033
	10/20/2023	(11)	—	—	22,924	$14.18	10/19/2033
	07/22/2024	(12)	—	—	5,273	$14.18	07/21/2034
	09/10/2024	(13)	—	—	78,118	$30.24	09/09/2034

Patrick Reilly	09/03/2021	(14)	37,705	15,844	—	$8.63	9/2/2031
	12/02/2022	(15)	9,800	—	—	$11.95	12/1/2032
	04/20/2023	(16)	19,890	27,846	—	$14.18	4/19/2033
	10/20/2023	(17)	—	—	16,259	$14.18	10/19/2033
	07/22/2024	(18)	—	—	4,609	$14.18	07/21/2034
	09/10/2024	(19)	—	—	50,854	$30.24	09/09/2034
	09/10/2024	(20)	—	52,500	—	$30.24	09/09/2034
(1)

On June 6, 2018, Mr. Neal Harmon was granted stock incentive options exercisable for 35,555 shares of Angel Legacy Class A Common Stock with an option price of $0.32 per share. The grant was made pursuant to the terms and conditions of the Original

Angel Legacy Plan. The options vest in equal monthly increments over three months from the grant date. If the options are exercised, they will be converted to shares of Angel Legacy Class F Common Stock.

(2)

On June 17, 2019, Mr. Neal Harmon was granted stock incentive options exercisable for 2,600 shares of Angel Legacy Class A Common Stock with an option price of $0.32 per share. The grant was made pursuant to the terms and conditions of the Original Angel Legacy Plan. The options vested immediately. If the options are exercised, they will be converted to shares of Angel Legacy Class F Common Stock.

(3)

On March 24, 2020, Mr. Neal Harmon was granted stock incentive options exercisable for 3,500 shares of Angel Legacy Class A Common Stock with an option price of $0.32 per share. The grant was made pursuant to the terms and conditions of the Original Angel Legacy Plan. The options were fully vested upon grant. If the options are exercised, they will be converted to shares of Angel Legacy Class F Common Stock.

(4)

On March 16, 2021, Mr. Neal Harmon was granted stock incentive options exercisable for 13,158 shares of Angel Legacy Class A Common Stock with an option price of $3.42 per share. The grant was made pursuant to the terms and conditions of the Original Angel Legacy Plan. The options vest in equal monthly increments over one year from the grant date. If the options are exercised, they will be converted to shares of Angel Legacy Class F Common Stock.

(5)

On November 2, 2021, Mr. Neal Harmon was granted stock incentive options exercisable for 7,000 shares of Angel Legacy Class A Common Stock with an option price of $8.90 per share. The grant was made pursuant to the terms and conditions of the Original Angel Legacy Plan. The options vest in substantially equal annual increments, with a one-year cliff, over a four-year period from the grant date. If the options are exercised, they will be converted to shares of Angel Legacy Class F Common Stock.

(6)

On October 20, 2023, Mr. Neal Harmon was granted stock incentive options exercisable for 25,448 shares of Angel Legacy Class C Common Stock with an option price of $14.18 per share. The grant was made pursuant to the terms and conditions of the Performance Equity Plan. The options will vest in ten tranches, equally divided, with each tranche becoming vested based on a series of increasing stock price milestones.

(7)

On July 22, 2024, Mr. Neal Harmon was granted stock incentive options exercisable for 4,515 shares of Angel Legacy Class C Common Stock with an option price of $14.18 per share. The grant was made pursuant to the terms and conditions of the Performance Equity Plan. The options will vest in ten tranches, equally divided, with each tranche becoming vested based on a series of increasing stock price milestones.

(8)

On September 10, 2024, Mr. Neal Harmon was granted stock incentive options exercisable for 47,422 shares of Angel Legacy Class C Common Stock with an option price of $30.24 per share. The grant was made pursuant to the terms and conditions of the Performance Equity Plan. The options will vest in ten tranches, equally divided, with each tranche becoming vested based on a series of increasing stock price milestones.

(9)

On August 3, 2021, Mr. Jordan Harmon was granted stock incentive options exercisable for 100,000 shares of Angel Legacy Class A Common Stock with an option price of $8.63 per share. The grant was made pursuant to the terms and conditions of the Original Angel Legacy Plan. The options vest in substantially equal annual increments, with a one-year cliff, over a four-year period from the grant date. If the options are exercised, they will be converted to shares of Angel Legacy Class F Common Stock.

(10)

On April 20, 2023, Mr. Jordan Harmon was granted stock incentive options exercisable for 253,880 shares of Angel Legacy Class F Common Stock with an option price of $14.18 per share. The grant was made pursuant to the terms and conditions of the Angel Legacy Plan. The options vest in substantially equal annual increments, with a one-year cliff, over a four-year period from the grant date.

(11)

On October 20, 2023, Mr. Jordan Harmon was granted stock incentive options exercisable for 22,924 shares of Angel Legacy Class C Common Stock with an option price of $14.18 per share. The grant was made pursuant to the terms and conditions of the Performance Equity Plan. The options will vest in ten tranches, equally divided, with each tranche becoming vested based on a series of increasing stock price milestones.

(12)

On July 22, 2024, Mr. Jordan Harmon was granted stock incentive options exercisable for 5,273 shares of Angel Legacy Class C Common Stock with an option price of $14.18 per share. The grant was made pursuant to the terms and conditions of the

Performance Equity Plan. The options will vest in ten tranches, equally divided, with each tranche becoming vested based on a series of increasing stock price milestones.

(13)

On September 10, 2024, Mr. Jordan Harmon was granted stock incentive options exercisable for 78,118 shares of Angel Legacy Class C Common Stock with an option price of $30.24 per share. The grant was made pursuant to the terms and conditions of the Performance Equity Plan. The options will vest in ten tranches, equally divided, with each tranche becoming vested based on a series of increasing stock price milestones.

(14)

On September 3, 2021, Mr. Reilly was granted stock incentive options exercisable for 65,907 shares of Angel Legacy Class A Common Stock with an option price of $8.63 per share. The grant was made pursuant to the terms and conditions of the Original Angel Legacy Plan. The options vest in substantially equal annual increments over a four-year period from the grant date. If the options are exercised, they will be converted to shares of Angel Legacy Class F Common Stock. As of December 31, 2024, Mr. Reilly had exercised 12,358 of these shares which were converted to Angel Legacy Class F Common Stock.

(15)

On December 2, 2022, Mr. Reilly was granted stock incentive options exercisable for 9,800 shares of Angel Legacy Class A Common Stock with an option price of $11.95 per share. The grant was made pursuant to the terms and conditions of the Original Angel Legacy Plan. The options were fully vested upon grant. If the options are exercised, they will be converted to shares of Angel Legacy Class F Common Stock.

(16)

On April 20, 2023, Mr. Reilly was granted stock incentive options exercisable for 47,736 shares of Angel Legacy Class F Common Stock with an option price of $14.18 per share. The grant was made pursuant to the terms and conditions of the Angel Legacy Plan. The options vest in substantially equal annual increments, with a one-year cliff, over a four-year period from the grant date.

(17)

On October 20, 2023, Mr. Reilly was granted stock incentive options exercisable for 16,259 shares of Angel Legacy Class C Common Stock with an option price of $14.18 per share. The grant was made pursuant to the terms and conditions of the Performance Equity Plan. The options will vest in ten tranches, equally divided, with each tranche becoming vested based on a series of increasing stock price milestones.

(18)

On July 22, 2024, Mr. Reilly was granted stock incentive options exercisable for 4,609 shares of Angel Legacy Class C Common Stock with an option price of $14.18 per share. The grant was made pursuant to the terms and conditions of the Performance Equity Plan. The options will vest in ten tranches, equally divided, with each tranche becoming vested based on a series of increasing stock price milestones.

(19)

On September 10, 2024, Mr. Reilly was granted stock incentive options exercisable for 52,500 shares of Angel Legacy Class F Common Stock with an option price of $30.24 per share. The grant was made pursuant to the terms and conditions of the Angel Legacy Plan. The options vest in substantially equal annual increments, with a one-year cliff, over a four-year period from the grant date.

(20)

On September 10, 2024, Mr. Reilly was granted stock incentive options exercisable for 50,854 shares of Angel Legacy Class C Common Stock with an option price of $30.24 per share. The grant was made pursuant to the terms and conditions of the Performance Equity Plan. The options will vest in ten tranches, equally divided, with each tranche becoming vested based on a series of increasing stock price milestones.

Director Compensation

For fiscal year 2024, the Company did not provide compensation to its directors; however, all of its directors are reimbursed for any expenses incurred while acting in their capacity as a director.

In January 2025, the Board approved the grant of 36,954 options to purchase shares of Angel Legacy Class F Common Stock under the Angel Legacy Plan to Katie Liljenquist. Of the granted options, 29,149 options vested upon issuance and 7,805 options will vest in substantially equal quarterly increments, over a one-year period beginning January 1, 2025.

In January 2025, the Board approved the grant of 36,954 options to purchase shares of Angel Legacy Class F Common Stock under the Angel Legacy Plan to Paul Ahlstrom. Of the granted options, 29,149 options vested upon issuance and 7,805 options will vest in substantially equal quarterly increments, over a one-year period beginning January 1, 2025.

On the Closing Stock the Angel Legacy Class F Common Stock converted to the Corresponding Common Stock of the Company.

In January 2025, the Board approved a quarterly stipend of $18.75 thousand to be paid out at the end of each calendar quarter, during 2025, to both Katie Liljenquist and Paul Ahlstrom.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company we will be exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our chief executive officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Equity Benefit Plans

We believe that our ability to grant equity-based awards is a valuable and necessary compensation tool that aligns the long-term financial interests of our employees and directors with the financial interests of our stockholders. In addition, we believe that our ability to grant options and other equity-based awards helps us to attract, retain and motivate employees and directors, and encourages them to devote their best efforts to our business and financial success. The principal features of our equity incentive plan are summarized below. The summary is qualified in its entirety by reference to the actual text of the plan, which are filed as exhibits to the registration statement of which this prospectus forms a part.

The 2025 Plan

Stock Options.   The 2025 Plan allows for the grant of (“ISOs”) and (“NQOs”) under option agreements adopted by compensation committee. The compensation committee determines the exercise price, which generally cannot be less than 100% of the fair market value of the common stock on the date of grant (or 110% for certain 10% stockholders). Options vest according to the schedule set forth in the option agreement as determined by the compensation committee.

Tax Limitations on ISOs.    The aggregate fair market value (determined at the time of grant) of stock with respect to ISOs that become exercisable for the first time by a participant in any calendar year may not exceed $100.00 thousand. Any options exceeding this limit are treated as NQOs. ISOs granted to 10% stockholders must have an exercise price of at least 110% of fair market value and a maximum term of five years.

Full Value Awards.   The 2025 Plan provides for the grant of Full Value Awards, which may include restricted stock, restricted stock units, or other stock-based awards as determined by the compensation committee. These awards may be subject to vesting, forfeiture, and other conditions, including requirements based on continued service or the achievement of performance goals set by the compensation committee. Unless otherwise specified in the award agreement, unvested Full Value Awards are generally forfeited upon termination of service.

Other Stock Awards.   The compensation committee may grant other types of stock-based awards, with terms and conditions determined at its discretion.

Adjustments for Changes in Capital Structure.   If there is a change in the company’s capital structure (such as a stock split, recapitalization, corporate transaction involving the Company or similar event), the compensation committee will adjust Awards to reflect the transactions, which may include (i) adjustment of the number and kind of shares which may be delivered under the plan, (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price of outstanding options and (iv) any other adjustments that the compensation committee determines to be equitable.

Change in Control.   Upon a change in control (as defined in the 2025 Plan), outstanding awards may be assumed, continued, or substituted by the acquiring or surviving entity. If not assumed or substituted, the compensation committee may provide for the cancellation of awards in exchange for cash or other consideration, or for awards to become fully vested or exercisable. The Plan defines a change in control to include certain acquisitions, mergers, asset sales, liquidations, or changes in board composition.

Transferability.   Awards under the 2025 Plan are generally not transferable except by will or the laws of descent and distribution, unless otherwise permitted by the compensation committee.

Administration.   The Plan is administered by the compensation committee appointed by the Board, which has broad authority to determine eligibility, grant awards, set terms, and interpret the 2025 Plan.

Tax Withholding.   All distributions under the Plan are subject to applicable tax withholding, which may be satisfied by cash payment or by surrendering shares as permitted by the compensation committee.

Amendment and Termination.   The Board may amend or terminate the Plan at any time, subject to certain limitations, including participant consent for adverse changes and stockholder approval for material revisions.

Rule 10b5-1 Plans

Our directors, officers and key employees may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades under parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they do not possess of material nonpublic information, subject to compliance with the terms of our insider trading policy.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following includes a summary of transactions that occurred in the last two years and any currently proposed transactions to which we have been or are to be a party in which the amount involved exceeded or will exceed $120.00 thousand, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, arrangements which are described under the sections titled “Executive Compensation.”

Promotion and Marketing Services Agreement with HB LLC

On July 23, 2021, the Company entered into a Promotion and Marketing Services Agreement (the “HB Marketing Agreement”) with HB LLC, in which Neal Harmon and Jeffrey Harmon own a majority interest. Fees payable to HB LLC are paid as promotion and marketing for services performed by HB LLC, are billed upon completion of the services and are calculated based on hourly rates agreed upon between HB LLC and the Company that are comparable to those charged by HB LLC to other non-related customers.

For the promotion and marketing services provided by HB LLC pursuant to the HB Marketing Agreement, during the fiscal years ended December 31, 2024 and 2023, the Company paid HB LLC $0.50 million and $1.00 million, respectively. During the six months ended June 30, 2025 and 2024, the Company paid HB LLC $0.20 million and $0.30 million, respectively.

Lease

In July 2021, the Company purchased a 50% interest in Fig Real Estate Holdings, LLC (“Fig LLC”) that owns the building in which the Company leases its office space from lease payments made during the period of related party ownership were $0.40 million for each of the years ended December 31, 2024 and 2023. Lease payments made during the period of related party ownership were $0.30 million for each of the six months ended June 30, 2025 and 2024.

Investment in Affiliates

In July 2022, the Company purchased an 8% interest in the Tuttle Twins Show, LLC (“Tuttle Twins”) for $1.70 million. Daniel Harmon, one of Neal and Jeffrey Harmon’s brothers, is the President and a Director of Tuttle Twins. According to Tuttle Twins’ latest SEC Filing on Form C-AR, Daniel Harmon owns 25.90% of the outstanding voting equity of Tuttle Twins. Tuttle Twins is a family show that teaches principles of freedom, economics and constitutional values, which the Company streams on its platform. In August 2023, the Company entered into negotiations to acquire Tuttle Twins in full. While negotiations are ongoing, the Company committed to funding the operations of Tuttle Twins through the entirety of season four, with a maximum commitment of $9.50 million. If the acquisition of Tuttle Twins by the Company is not consummated, any amount of operational funding contributed by the Company to Tuttle Twins after the consummation of the Business Combination will be converted into Tuttle Twins preferred units at $1.16 per share.

During the years ended December 31, 2024 and 2023, the Company funded $4.40 million and $0.90 million, respectively, related to supporting operations of Tuttle Twins, which we expensed. During the six months ended June 30, 2025, the Company funded an additional $1.90 million related to supporting operations of Tuttle Twins, which was expensed by the Company.

During the years ended December 31, 2024 and 2023, total revenues recognized by the Company from Tuttle Twins was $3.30 million and $1.20 million, respectively. During the six months ended June 30, 2025 and 2024, total revenues recognized by the Company from Tuttle Twins was $2.20 million and $1.40 million respectively.

Loan Agreement

On February 23, 2024, the Company entered into a revolving P&A loan agreement (the “P&A Loan Agreement,” as amended by the first amendment to the P&A Loan Agreement, dated as of December 1, 2024, the “P&A Loan Agreement Amendment,” together with the P&A Loan Agreement, the “Amended P&A Loan Agreement”) with Angel P&A, LLC, a Delaware limited liability company (“Angel P&A”). At the time of execution of the Amended P&A Loan Agreement, Angel P&A was 100% owned by Patrick Reilly, who served as the Company’s Chief Financial Officer at such time and currently serves as its Senior Vice President of Finance, along with two other current employees of the Company. Angel P&A was set up for the specific purpose of raising up to $15.00 million in P&A funds for the Company to use for upcoming theatrical releases, in exchange for revenue participation rights of the films. The revenue participation rights allow Angel P&A the right to receive an amount not to exceed 115% (initial investment plus a 10%-15% return, which depends on the term of the loan) of their invested amount. Angel P&A has priority on the: (i) cash receipts to the Company of the particular film they invested in and shall be paid in full before any other claims, with the exception of P&A funds raised pursuant to Regulation A offerings under Section 3(b) of the Securities Act (if any) which would take first priority, from the film are paid and (ii) proceeds from the receipts of all other films, net of our contractual payment obligations associated with such license or other agreements. An initial draw of $10.00 million took place in March 2024 and was paid back in June 2024 along with a 10% return. A draw of $2.00 million was made in July 2024 and paid back in September 2024 along with a 10% return. Draws totaling $8.00 million were made in December 2024, with payment of principal and related interest due in 2025. Once Angel P&A receives the repayment on these notes, the interest portion will be distributed to the institutional investors and the original investment can either remain at Angel P&A (up to $5.00 million) for additional P&A loans needed by the Company or be returned to the institutional investors until the Company has further need of the funds. The commitment period between Angel P&A and the Company, and between Angel P&A and the investors, lasts through February 2027. Angel P&A has no employees and is not anticipated to incur any operating expenses. As of June 30, 2025 and December 31, 2024, $5.00 million and $8.20 million, respectively, of notes payable and related interest was due to Angel P&A. Neither the Company’s Chief Financial Officer nor the two other current employees of the Company receive any compensation or remuneration from Angel P&A.

The foregoing description of the Amended P&A Loan Agreement is a summary of the P&A Loan Agreement and the P&A Loan Agreement Amendment, copies of which were filed with the Company’s Annual Report on Form 10-K on March 28, 2025, as Exhibit 10.11 and Exhibit 10.12, respectively, and the terms of which are incorporated by reference herein.

Investor Rights and Voting Agreement

On February 27, 2014, the Company entered into an Investor Rights and Voting Agreement (the “Investor Agreement”) with certain of the Company’s investors, including Alta Ventures Mexico Fund I, of which Paul Ahlstrom, one of the Company’s directors, is the manager. The Investor Agreement requires the Company to provide certain information and inspection rights, provides for confidentiality, requires the parties to vote their respective shares of Angel Legacy Common Stock in a manner that maintains the number of directors on the Board at no more than five, and further requires the parties to elect as a director an individual designated by Alta Ventures Mexico Fund I for so long as it owns at least 1,000,000 shares of Angel Legacy Common Stock.

Former Wholly Owned Subsidiary

In 2018, the Company formed VAS Portal as a wholly owned subsidiary. On January 2, 2019, the Company sold VAS Portal to Harmon Ventures, which is indirectly owned by the Company’s Chief Executive Officer, Neal Harmon, and two of his brothers, Jeffrey Harmon and Daniel Harmon, for $1.00. The Company entered into a call option agreement with Harmon Ventures that gives the Company the right to purchase all of the membership interest of VAS Portal for $1.00 at any time beginning upon (i) the occurrence of the confirmation of the Reorganization Plan confirmed by the Bankruptcy Court or (ii) the termination of the Disney Litigation and the bankruptcy proceeding and ending one year following the latest to occur of the foregoing. As part of the transaction, VAS Portal entered into a services agreement with the Company to provide technology services related to the creation of a website and other assets for VAS Portal.

On September 28, 2020, the Company exercised its call option to purchase all of the membership interest of VAS Portal from Harmon Ventures. However, the Company learned in 2021 that the transaction was not approved by FINRA, and as such, as of the date of this prospectus, the Company has no ownership interest in VAS Portal. The Company still intends to move forward with the purchase of all of the membership interest of VAS Portal from Harmon Ventures as soon as it can reasonably expect to receive the necessary approval from FINRA for the transaction.

In October 2022, the Company lent VAS Portal $60.00 thousand in the form of a promissory note, with interest at 5.90%, on which payment was due in full on November 4, 2022. The promissory note was subsequently amended to change the maturity date to April 30, 2023. This note was paid in full in March 2023.

The Company is permitted to enter into transactions with, including making loans to and loan guarantees on behalf of, the Company’s directors, executive officers and their affiliates, so long as the person or persons approving the transaction on behalf of the Company acts in good faith and in a manner reasonably believed to be in or not opposed to the Company’s best interests and/or those of the Company’s stockholder’s. The Company did not have any outstanding loans or loan guarantees with any related party as of December 31, 2024 and 2023.

Executive Officer and Director Compensation Arrangements

See “Executive Officer and Director Compensation” for information regarding compensation arrangements with the executive officers and directors of the Company, which include, among other things, employment, stock awards and certain other benefits.

Director and Officer Indemnification

The Company’s Charter and Bylaws provide for indemnification and advancement of expenses for its directors and officers to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”), subject to certain limited exceptions. For additional information, see “Limitation on Liability and Indemnification of Officer and Directors.”

Registration Rights Agreement

The Merger Agreement contemplated that, at the Closing, the Company, the Sponsor, certain former stockholders of the Company and certain third-party Southport investors would enter into that certain Registration Rights Agreement, pursuant to which the Company would agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Common Stock that are held by the parties thereto from time to time. The Registration Rights Agreement amends and restates the original registration rights agreement entered into by Southport and the Sponsor, which terminated at the Closing. Pursuant to the Registration Rights Agreement, the stockholder parties have customary registration rights, including shelf, demand and piggy-back rights, subject to cooperation and cut-back provisions, with respect to the shares of Common Stock held by such parties following the consummation of the Business Combination.

The foregoing description is qualified in its entirety to the full text of the Registration Rights Agreement, a form of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Lock-Up Agreement

The Merger Agreement contemplated that, at the Closing, the Company, the Sponsor and certain of the former stockholders of the Company would enter into a Lock-Up Agreement, pursuant to which the parties thereto will agree to restrictions on transfer for up to one year following the Closing Date with respect to the Lock-Up Shares (as defined in the Lock-Up Agreement), which lock-up, subject to certain exceptions, will end on the earlier of (i) the date that is one year after the Closing Date and (ii) (a) for 33% of the Lock-Up Shares held by each of the parties thereto (and their respective permitted transferees), the date which the last reported sale price of Common Stock equals or exceeds $12.50 per share (subject to adjustment) for any 20 trading days within any 30-trading day period commencing at least 30 days after the Closing Date and (b) for an additional 50% of the Lock-Up Shares held by each of the parties thereto (and their respective permitted transferees), the date which the last reported sale price of the Common Stock equals or exceeds $15.00 per share (subject to adjustment) for any 20 trading days within any 30-trading day period commencing at least 30 days after the Closing Date. The Lock-Up Agreement supersedes the lock-up provisions set forth in the Insider Letters (as defined below), which provisions are of no further force or effect as of the Closing.

Policies and Procedures for Related Party Transactions

The Company adopted a formal written related-party transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related-party transactions.” For purposes of this policy only, a “related-party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) involving an amount that exceeds $120.00 thousand in which the Company is a participant and in which a “related-party” has a material interest. Transactions involving compensation for services provided to the Company as an employee, consultant or director are not considered related-party transactions under this policy. A related party is any executive officer, director, nominee to become a director or a beneficial owner of more than 5% of Common Stock, including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-party transaction, management must present information regarding the proposed related-party transaction to the Company’s audit committee (or, where review by the Company’s audit committee would be inappropriate, to another independent body of the Board) for review. The presentation must include a description of, among other things, all of the parties thereto, the direct and indirect interests of the related parties, the purpose of the transaction, the material facts, the benefits of the transaction to the Company and whether any alternative transactions are available, an assessment of whether the terms are comparable to the terms available from unrelated third parties and management’s recommendation. To identify related-party transactions in advance, the Company will rely on information supplied by its executive officers, directors and certain significant stockholders. In evaluating related-party transactions, the Company’s audit committee or another independent body of the Board will consider the relevant available facts and circumstances, including, but not limited to:

•	the risks, costs and benefits to the Company;
•	the impact on a director’s independence in the event the related party is a director, immediate family member of a director or an entity with which a director is affiliated;
•	the terms of the transaction;
•	the availability of other sources for comparable services or products; and
•	the terms available to or from, as the case may be, unrelated third parties.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding beneficial ownership of our capital stock as of September 11, 2025 by:

●	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;
●	each of our directors;
●	each of our of named executive officers; and
●	all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities, or has the right to acquire such powers within 60 days. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws. The beneficial ownership percentages set forth in the table below are based on 99,910,315 shares of Class A Common Stock and 68,703,802 shares of Class B Common Stock issued and outstanding as of September 11, 2025.

	Class A Common Stock			Class B Common Stock
							Percentage of
							Company
Name and Address of Beneficial Owner(1)	Shares		Percentage	Shares		Percentage	Voting Power(2)
Greater than 5% holder
Gigafund 1, LP(3)	19,459,882		19.48%	—		—	2.47%
Directors and Officers
Neal Harmon(4)	26,495		*	22,363,411		32.55%	28.42%
Jeffrey Harmon(5)	26,324		*	22,241,185		32.37%	28.27%
Jordan Harmon(6)	8,673		*	1,362,302		1.98%	1.73%
Elizabeth Ellis(7)	5,264		*	1,528,947		2.23%	1.94%
Scott Klossner	—		—	—		—	—
Paul Ahlstrom	5,587,502	(8)	5.59%	312,226	(9)	*	1.11%
Mina Nguyen(10)	—		—	294,275		*	0.37%
Steve Sarowitz(11)	703,970		*	—		—
Robert Gay(12)	205,789		*	—		—	0.03%
All directors and executive officers as a group (8 persons) (13)	6,564,017		6.57%	48,102,347		70.01%	61.96%
(1)	Unless otherwise noted, the business address of each of the named executive officers and directors of the Company is 295 W Center St., Provo, UT 84601.
(2)

Voting power is calculated as a total of votes per share divided by the total number of votes available. Class A Common Stock has one vote per share and Class B Common Stock has ten votes per share. Based on the total number of shares outstanding, there are a total of 786,948,335 votes available to be cast.

(3)

Stephen Oksoui and Luke Nosek are both managers and each have 50.0% voting and/or dispositive power with respect to all of the reported shares of Gigafund 1, LP. The principal address of Gigafund 1, L.P. is 1, LP 555 E. 5th Street #3127 Austin, TX 78701.

(4)

Includes (i) 22,032,683 shares of Class B Common Stock owned by Mr. Neal Harmon directly, as well as (ii) vested stock incentive options exercisable for 330,728 shares of Class B Common Stock that Mr. Neal Harmon has the right to acquire within 60 days of September 11, 2025.

(5)

Includes (i) 21,911,388 shares of Class B Common Stock owned by Mr. Jeffrey Harmon directly, as well as (ii) vested stock incentive options exercisable for 329,797 shares of Class B Common Stock that Mr. Jeffry Harmon has the right to acquire within 60 days of September 11, 2025.

(6)

Includes (i) 647,079 shares of Class B Common Stock owned by Mr. Jordan Harmon directly, as well as (ii) vested stock incentive options exercisable for 715,223 shares of Class B Common Stock that Mr. Jordan Harmon has the right to acquire within 60 days of September 11, 2024.

(7)

Includes (i) 133,761 shares of Class B Common Stock owned by Mrs. Ellis directly, as well as (ii) vested stock incentive options exercisable for 1,395,186 shares of Class B Common Stock that Ms. Ellis has the right to acquire within 60 days of September 11, 2025.

(8)

Includes (i) 1,950,628 shares of Class A Common Stock owned by Mr. Ahlstrom directly, as well as (ii) 3,635,162 shares of Class A Common Stock held by Alta Ventures Mexico Fund I, LP, of which Mr. Ahlstrom is the indirect controlling person, and (iii) 1,712 shares of Class A Common Stock held by NISI Publishing, LLC, of which Mr. Ahlstrom is the indirect controlling person.

(9)

Includes (i) 1,712 shares of Class B Common Stock held by NISI Publishing, LLC, of which Mr. Ahlstrom is the indirect controlling person, and(ii) vested stock incentive options exercisable for 310,514 shares of Class B Common Stock that Mr. Ahlstrom has the right to acquire within 60 days of September 11, 2025.

(10)	Reflects vested stock incentive options exercisable for shares of Class B Common Stock that Ms. Ngyuen has the right to acquire within 60 days of September 11, 2025.
(10)	Reflects 703,970 shares of Class C Common Stock that held by 4S UNITY DIRECT, LLC, of which Mr. Sarowitz is the indirect controlling person.
(11)	Reflects 205,789 shares of Class C Common Stock that held by KI 2025 Directs, LLC, of which Mr. Gay is the indirect controlling person.
(12)

Percentage for all directors and named executive officers as a group is based on the combined total of all 54,666,364 shares of Class A Common Stock and Class B Common Stock beneficially owned by such individuals, relative to the combined total of 168,614,117 shares of Class A Common Stock and Class B Common Stock outstanding as of September 11, 2025 (comprised of 99,910,315 shares of Class A Common Stock outstanding and 68,703,802 shares of Class B Common Stock outstanding).

SELLING SECURITYHOLDERS

The following table sets forth information known to the Company regarding ownership of shares of Common Stock as of September 11, 2025 that may be offered from time to time by the Selling Securityholders. When we refer to the “Selling Securityholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Securityholders’ interest in the shares of Common Stock after the date of this prospectus.

The Selling Securityholders listed in the table below may from time to time offer and sell any or all of the shares of Common Stock set forth below pursuant to this prospectus. We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such shares of Common Stock. In particular, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary.

Our registration of the shares of Common Stock does not necessarily mean that the Selling Securityholders will sell all or any of such Common Stock. The following table sets forth certain information provided by or on behalf of the Selling Securityholders concerning the Common Stock that may be offered from time to time by each Selling Securityholder with this prospectus and the beneficial ownership of the Selling Securityholders both before and after the offering of the securities covered by this prospectus. A Selling Securityholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.”

	Number of	Percent of	Number of	Number of	Percent of
	Ordinary Shares	Ordinary Shares	Ordinary Shares	Ordinary Shares	Ordinary Shares
	Before the	Before the	to be	After the	After the
Selling Securityholders	Offering	Offering	Sold	Offering	Offering
Alicia King Akins(1)	16,051	*	—	16,051	*
Andrew McClure(2)	12,161	*	—	12,161	*
Angel Posse, a Series of SPV Mgmt LLC(3)	21,262	*	—	21,262	*
Ann Marie Raffo(4)	5,350	*	—	5,350	*
Ben Walkingstick(5)	5,350	*	—	5,350	*
Benjamin Behar(6)	5,350	*	—	5,350	*
Benjamin Russell(7)	9,261	*	—	9,261	*
BOWMAN ESTATE TRUST U/A DTD 05/23/2019(8)	274,382	*	—	274,382	*
Brian Hajicek(9)	4,012	*	—	4,012	*
Brian Wilkins(10)	10,700	*	—	10,700	*
Cameron Christian(11)	4,280	*	—	4,280	*
Cameron Jensen(12)	3,477	*	—	3,477	*
Canary Digital Fund LP(13)	160,513	*	—	160,513	*
Carl Helwing(14)	4,012	*	—	4,012	*
Central Bank Custodian, FBO Brad Greenwood Roth IRA(15)	6,169	*	—	6,169	*
Charles Jackson(16)	4,012	*	—	4,012	*
CHARLES W MUELLER(17)	6,859	*	—	6,859	*
Christian History Institute(18)	4,012	*	—	4,012	*
Christine Cruz(19)	5,350	*	—	5,350	*
Christopher Jenkins(20)	5,350	*	—	5,350	*
Christopher Maloney(21)	139,112	*	—	139,112	*
Cindy Koebele(22)	4,012	*	—	4,012	*
Danny M & Karen Murphy(23)	32,236	*	—	32,236	*
Danny M Murphy and Karen D Murphy(24)	2,065	*	—	2,065	*
David Jose Nunes Dias(25)	6,420	*	—	6,420	*
David W. and Martha L Heideman(26)	5,350	*	—	5,350	*
David Weekley(27)	13,376	*	—	13,376	*
DDNDV LLC(28)	4,114	*	—	4,114	*
Derek Andersen(29)	4,280	*	—	4,280	*
Derek Csaszar(30)	1,364	*	—	1,364	*
Elizabeth Backstrom(31)	4,119	*	—	4,119	*
Gailyn A Bassler(32)	4,012	*	—	4,012	*
Garrett Cammans(33)	68,598	*	—	68,598	*
GUNDYCO In Trust for The Steele Family Foundation(34)	41,155	*	—	41,155	*
Guy Moon(35)	13,376	*	—	13,376	*
Harry Miller Speake III(36)	26,752	*	—	26,752	*
Hui-Chun and Charles Porter Berry(37)	30,401	*	—	30,401	*
Inspire Buzz, LLC(38)	6,088	*	—	6,088	*
James Dudley(39)	4,012	*	—	4,012	*
James Griffin(40)	5,350	*	—	5,350	*
James S Hawn & Janet S Hawn JTWROS(41)	5,350	*	—	5,350	*
James Wiersum(42)	4,012	*	—	4,012	*
Janet Grinham(43)	4,012	*	—	4,012	*
Jason Kamrud(44)	10,700	*	—	10,700	*
Jason P. Sengpiehl(45)	4,012	*	—	4,012	*

Jay Madara(46)	17,833	*	—	17,833	*
Jeanne Pankow(47)	4,012	*	—	4,012	*
Jeffrey Payne(48)	4,119	*	—	4,119	*
Jennifer Moseley(49)	4,012	*	—	4,012	*
John D’Amico(50)	5,350	*	—	5,350	*
John Darvell(51)	4,012	*	—	4,012	*
John Peter Stratis(52)	5,350	*	—	5,350	*
Jon Klement(53)	5,350	*	—	5,350	*
Jon Venverloh(54)	60,802	*	—	60,802	*
Jordan Collier(55)	5,350	*	—	5,350	*
Justin Dillon(56)	4,012	*	—	4,012	*
K1 2025 Directs, LLC(57)	205,789	*	—	205,789	*
Kelly Tremaine Owen(58)	9,363	*	—	9,363	*
Kimberly Easdon(59)	4,012	*	—	4,012	*
Laura Hinton(60)	4,012	*	—	4,012	*
Lawrence Dickinson Trust(61)	5,350	*	—	5,350	*
Linda D Pallmann Rollover IRA(62)	4,280	*	—	4,280	*
Lon Egbert(63)	4,012	*	—	4,012	*
Lori Thorpe(64)	5,350	*	—	5,350	*
Louis Capps(65)	4,012	*	—	4,012	*
Madison Trust Company, Custodian FBO Dana Palmer, Account Number M25053983(66)	34,296	*	—	34,296	*
Magleby Family Investments, LLC(67)	39,325	*	—	39,325	*
Mark and Judy Bongard(68)	4,012	*	—	4,012	*
Mark Caner(69)	5,350	*	—	5,350	*
Mark Dunn(70)	5,350	*	—	5,350	*
Mark Greenfield(71)	4,012	*	—	4,012	*
Mark Turrin(72)	4,012	*	—	4,012	*
Martha Korman(73)	13,723	*	—	13,723	*
Mary Haarmeyer(74)	4,157	*	—	4,157	*
Mary L. Demetree(75)	60,802	*	—	60,802	*
Matthew Greene(76)	6,688	*	—	6,688	*
Michael and Jordan McClellan(77)	7,667	*	—	7,667	*
Michael Chiklis(78)	1,219	*	—	1,219	*
Mildred Austin(79)	6,078	*	—	6,078	*
Mitch Kuflik(80)	6,955	*	—	6,955	*
Montee Sneed(81)	4,012	*	—	4,012	*
Nelson Long(82)	4,012	*	—	4,012	*
Olan Wayne Mitchell(83)	5,350	*	—	5,350	*
Parker Bright(84)	5,350	*	—	5,350	*
Paul J Bulten(85)	5,350	*	—	5,350	*
Paul Newhouse(86)	5,350	*	—	5,350	*
Phillip Reynolds(87)	4,012	*	—	4,012	*
Richard G Taylor(88)	5,350	*	—	5,350	*
Richard Jordan(89)	5,350	*	—	5,350	*
Robert Balfe(90)	8,025	*	—	8,025	*
Robert D Young(91)	4,012	*	—	4,012	*
Robert M Damler(92)	5,350	*	—	5,350	*
Ronald Testa(93)	4,012	*	—	4,012	*
RR Investment 2012 LP(94)	137,191	*	—	137,191	*
Rylan Yowell(95)	5,350	*	—	5,350	*
Sandra Maola Trust(96)	4,012	*	—	4,012	*
Second Charity Reserve LLC(97)	4,012	*	—	4,012	*
Sharon Rhoads(98)	5,350	*	—	5,350	*
Sky Films Incorporated 401(K) Profit Sharing Plan FBO: James Tusty(99)	4,012	*	—	4,012	*
Solomon Fund I, LP(100)	13,718	*	—	13,718	*
Sterling Franklin(101)	5,350	*	—	5,350	*
Steven Senneff(102)	4,012	*	—	4,012	*
Susan K. Chamberlain(103)	4,012	*	—	4,012	*
Susan Taylor(104)	4,012	*	—	4,012	*
Tae Kang(105)	10,700	*	—	10,700	*
Tara Kelly-Granath(106)	5,350	*	—	5,350	*
Terri Matthews(107)	13,723	*	—	13,723	*
The Wilson/Reinhorn Family Trust(108)	2,744	*	—	2,744	*
Thomas & Maria Swanson(109)	4,012	*	—	4,012	*
Tim Reiland(110)	34,778	*	—	34,778	*
Timothy W. Christian(111)	4,815	*	—	4,815	*
Todd Frederick Taggart(112)	5,350	*	—	5,350	*
Troy D DeLair(113)	5,350	*	—	5,350	*
Wade Thompson(114)	4,114	*	—	4,114	*
WieRok Entertainment, LLC(115)	5,350	*	—	5,350	*
William & Linda Curtis(116)	13,376	*	—	13,376	*
William Aiken(117)	34,296	*	—	34,296	*
William Shanley(118)	5,350	*	—	5,350	*
Kepos Special Opportunities Master Fund L.P.(118)	262,496	*	—	262,496	*
Polar Multi-Strategy Master Fund(119)	262,502	*	—	262,502	*
Radcliffe SPAC Master Fund L.P.(120)	187,498	*	—	187,498	*
Rivernorth SPAC Arbitrage Fund, LP(121)	262,496	*	—	262,496	*
Walleye Opportunities Master Fund Ltd(122)	56,250	*	—	56,250	*
HBC Investment Ltd.(123)	834,003	*	—	834,003	*
Harlan Carere(124)	138,999	*	—	138,999	*

Eagle Point Trinity Senior Secured Lending Company(125)	58,507	*	—	58,507	*
Trinity Capital, Inc.(126)	1,404,175	1.40	—	1,404,175	1.40
Southport Acquisition Sponsor LLC(127)	4,512,506	4.52	—	4,512,506	4.52
Walleye Investments Fund LLC(128)	18,748	*	—	18,748	*
Crestline Summit Master, SPC – Peak SP(129)	34,857	*	—	34,857	*
Crestline Summit Master, SPC – Crestline Summit APEX SP(130)	21,393	*	—	21,393	*
All Selling Securityholders as a group	10,042,523	10.05	—	10,042,523	10.05
*	Represents less than 1%
**

Unless otherwise noted, the address on record for each of the selling securityholders is 295 W Center St., Provo, UT 84601. Unless otherwise specified, the selling securityholders do not have a material relationship with the Company and have not had such relationship within the past three years.

(1)	Alicia King Akins has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(2)	Andrew McClure has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(3)

Angel Posse, a Series of SPV Mgmt LLC has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates. The business address of Angel Posse is 6252 W. Applecross Cir., Highland, UT 84003.

(4)	Ann Marie Raffo has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(5)	Ben Walkingstick has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(6)

Benjamin Behar has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates. The address of the selling securityholder is 28562 Oso Pkwy #D216, Rancho Santa Margarita, CA 92688.

(7)	Benjamin Russell has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(8)	Bowman Estate Trust U/A DTD 05/23/2019 has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(9)	Brian Hajicek has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(10)	Brian Wilkins has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(11)

Cameron Christian has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates. The address of the selling securityholder is 3521 Plymouth Ave, Fort Worth, TX 76109.

(12)

Cameron Jensen has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates. The address of the selling securityholder is 5007 Creekbend Dr., Fulshear, TX 77441.

(13)	Canary Digital Fund LP has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(14)

Carl Helwing has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates. The address of the selling securityholder is 1236 Neuway Lane, Antioch, IL 60002.

(15)

Central Bank Custodian, FBO Brad Greenwood Roth IRA has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates. The address of the selling securityholder is 75 N. University Ave., Provo, UT 84601.

(16)	Charles Jackson has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(17)	Charles W Mueller has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(18)	Christian History Institute has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(19)	Christine Cruz has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(20)

Christopher Jenkins has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates. The address of the selling securityholder is 20405 Diamondhead Ln. E., Orting, WA 98360.

(21)	Christopher Maloney has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(22)	Cindy Koebele has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(23)

Danny M & Karen Murphy has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates. The address of the selling securityholder is 7879 Proctor Rd., Tallahassee, FL 32309.

(24)

Danny M Murphy and Karen D Murphy has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates. The address of the selling securityholder is 7879 Proctor Rd., Tallahassee, FL 32309.

(25)

David Jose Nunes Dias has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates. The address of the selling securityholder is 2101 Brickell Ave., Miami, FL 33129.

(26)	David W. and Martha L Heideman has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(27)	David Weekley has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(28)	DDNDV LLC has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(29)	Derek Anderson has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(30)

Derek Csaszar has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates. The address of the selling securityholder is 16415 Shining Rock Ln., Houston TX 77095.

(31)	Elizabeth Backstrom has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(32)

Gailyn A Bassler has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates. The address of the selling securityholder is 1834 Essex Avenue, La Verne, CA 91750.

(33)	Garrett Cammans has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(34)	GUNDYCO In Trust for The Steele Family Foundation has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(35)	Guy Moon has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(36)	Harry Miller Speake III has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(37)

Hui-Chun and Charles Porter Berry have no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates. The address of the selling securityholder is 30 E. 62nd St., New York, NY 10065.

(38)	Inspire Buzz, LLC serves as a contractor to the Company. The business address of the selling securityholder is 3565 N. Alta Vista Blvd, Los Angeles, CA 90036.
(39)	James Dudley has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(40)	James Griffin has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(41)	James S Hawn & Janet S Hawn JTWROS has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(42)	James Wiersum has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(43)	Janet Grinham has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(44)

Jason Kamrud has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates. The address of the selling securityholder is 908 Serena Dr., Pacifica, CA 95044.

(45)	Jason P. Sengpiehl has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(46)

Jay Madara has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates. The address of the selling securityholder is 548 Ponte Vedra Blvd, Ponte Vedra Beach, FL.

(47)

Jeanne Pankow has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates. The address of the selling securityholder is 1421 Willowbrooke Cir., Franklin, TN 37069.

(48)	Jeffrey Payne has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(49)	Jennifer Moseley has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(50)	John D’Amico has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(51)	John Darvell has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(52)	John Peter Stratis has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(53)

Jon Klement has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates. The address of the selling securityholder is 1950 Triple Peak Dr., Canyon Lake, TX 78133.

(54)

Jon Venverloh has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates. The address of the selling securityholder is 3728 Maplewood Ave., Dallas, TX 75205.

(55)	Jordan Collier has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(56)	Justin Dillon has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(57)	Robert C. Gay, a member of the Board, is a beneficial owner of K1 2025 Directs, LLC. The business address of the selling securityholder is 26 Patriot Pl Ste 301, Foxboro, MA 02035.

(58)

Kelly Tremaine Owen has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates. The address of the selling securityholder is 8004 Palm Lake Dr., Orlando, FL 32819.

(59)	Kimberly Easdon has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(60)	Laura Hinton has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(61)	Lawrence Dickinson Trust has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(62)	Linda D Pallmann Rollover IRA has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(63)

Lon Egbert has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates. The address of the selling securityholder is 3121 Eagle Ridge Dr., Wendell, ID 83355.

(64)	Lori Thorpe has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(65)	Louis Capps has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(66)	Madison Trust Company has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(67)

Magleby Family Investments, LLC has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates. The address of the selling securityholder is 927 W 1690 N, Orem, UT 94057.

(68)	Mark and Judy Bongard has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(69)	Mark Caner has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(70)	Mark Dunn has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(71)	Mark Greenfield has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(72)

Mark Turrin has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates. The address of the selling securityholder is 2451 Harvard Cir, Walnut Creek, CA 94597.

(73)	Martha Korman has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(74)	Mary Haarmeyer has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(75)

Mary L. Demetree has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates. The address of the selling securityholder is 941 W Morse Blvd Ste 315, Winter Park, FL, 32789.

(76)	Matthew Greene has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(77)	Michael and Jordan McClellan have no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(78)

Michael Chiklis has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates. The address of the selling securityholder is 1880 Century Parke E. Ste. 1600, Los Angeles, CA, 90067.

(79)

Mildren Austin has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates. The address of the selling securityholder is 1690 Oneco Ave, Winter Park, FL 32789.

(80)	Mitch Kuflik has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(81)	Montee Sneed has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(82)	Nelson Long has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(83)	Olan Wayne Mitchell has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(84)	Parker Bright has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(85)

Paul J Bulten has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates. The address of the selling securityholder is 13808 E. 104th Ct. N., Owasso, OK 74055.

(86)

Paul Newhouse has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates. The address of the selling securityholder is 24600 S. Tamiami Trl Ste 212, Bonita Springs, FL 34134.

(87)	Phillip Reynolds has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(88)	Richard G Taylor has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(89)	Richard Jordan has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.

(90)	Robert Balfe has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(91)	Robert D Young has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(92)	Robert M Damler has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(93)	Ronald Testa has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(94)	RR Investment has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(95)	Ryan Yowell has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(96)	Sandra Maola Trust has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(97)	Second Charity Reserve LLC has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(98)	Sharon Rhoads has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(99)

Sky Films Incorporated 401(K) Profit Sharing Plan FBO: James Trusty has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.

(100)	Solomon Fund I, LP has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(101)	Sterling Franklin has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(102)	Steven Senneff has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(103)	Susan K. Chamberlain has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(104)

Susan Taylor has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates. The address of the selling securityholder is 8707 E. Woolard Rd, Colbert, WA 99005.

(105)

Tae Kang has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates. The address of the selling securityholder is 4558 Eastwood Trl NE, Marietta, GA 30068.

(106)	Tara Kelly-Granath has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(107)	Terri Matthews has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(108)	The Wilson/Reinhorn Family Trust has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(109)	Thomas & Maria Swanson has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(110)

Tim Reiland has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates. The address of the selling securityholder is 8716 E. San Victor Drive, Scottsdale, AZ 85258.

(111)	Timothy W. Christian has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(112)	Todd Frederick Taggart has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(113)	Troy D DeLair has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(114)	Wade Thompson has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(115)	WieRok Entertainment, LLC has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(116)	William & Linda Curtis has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(117)	William Aiken has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(118)

Kepos Special Opportunities Master Fund L.P. has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates. The business address of the selling securityholder is 11 Time Square, 25th Floor, New York, NY 10036.

(119)

Polar Multi-Strategy Master Fund L.P. has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates. The business address of the selling securityholder is 16 York St. Attn, Toronto, ON M5J0E6

(120)

Radcliffe SPAC Master Fund L.P. has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates. The business address of the selling securityholder is 50 Monument Rd Ste 300, Bala Cynwyd, PA 19004.

(121)

Rivernorth SPAC Arbitrage Fund, LP has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates. The business address of the selling securityholder is 360 S. Rosemary Ave. Ste 1420, West Palm Beach, Fl 33401.

(122)

Walleye Opportunities Master Fund Ltd has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates. The business address of the selling securityholder is 2800 Niagra Ln N, Plymouth, MN 55447.

(123)	HBC Investment Ltd. has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(124)	Harlan Carere has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(125)	Eagle Point Trinity Senior Secured Lending Company has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(126)	Trinity Capital Inc. has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.
(127)

Southport Acquisition Sponsor LLC is controlled by Jeb Spencer and Jared Stone who serve as the only members of Southport Acquisition Sponsor LLC’s board of managers. As a result, Jeb Spencer and Jared Stone may be deemed to exercise voting and investment control over such shares. The principal address of the selling securityholder is 1745 Grand Ave., Del Mar, CA 92014.

(128)

Walleye Investments Fund LLC has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates. The business address of the selling securityholder is 2800 Niagra Ln N, Plymouth, MN 55447.

(129)

Crestline Summit Master, SPC – Peak SP has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates. The business address of the selling securityholder is 201 Main St. Ste. 2600, Fort Worth, TX 76102.

(130)

Crestline Summit Master, SPC – Crestline Summit APEX SP has no position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates. The business address of the selling securityholder is 201 Main St. Ste. 2600, Fort Worth, TX 76102.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to the amended and restated certificate of incorporation and the bylaws. These descriptions are qualified in their entirety by reference to the amended and restated certificate of incorporation and bylaws, copies of which will be filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law. Copies of these documents have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of the common stock and preferred stock reflect changes to our capital structure that took effect upon closing.

General

The Charter authorizes the issuance of 701,000,000 shares of capital stock, consisting of (x) 700,000,000 shares of Common Stock, with a par value of $0.0001 per share, of which (i) 500,000,000 shares shall be designated Class A Common Stock and (ii) 200,000,000 shares shall be designated Class B Common Stock, and (y) 1,000,000 shares of preferred stock, with a par value of $0.0001 per share.

As of September 11, 2025, there were 99,910,315 shares of Class A Common Stock outstanding and 68,703,802 shares of Class B Common Stock outstanding. There were no shares of preferred stock outstanding.

Preferred Stock

The Board is authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of preferred stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board.

Common Stock

Voting Rights

Except with respect to amending provisions of the Charter pertaining to voluntary and automatic conversion rights of Class B Common Stock into Class A Common Stock or as required by applicable law, the holders of each class of Common Stock vote together as a single class on each matter to be voted on by stockholders of the Company, including the election of directors. On each such matter, each outstanding share of Class A Common Stock is entitled to one vote and each outstanding share of Class B Common Stock is entitled to ten votes. The number of authorized shares of Class A Common Stock and Class B Common Stock may be increased or decreased (but not below the number of shares thereof then-outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Common Stock entitled to vote, voting together as a single class.

Dividend Rights

All shares of Common Stock shall be entitled to share equally, identically and ratably, on a per share basis, with respect to any distribution paid or distributed by the Company; provided, however, that in the event that a distribution is paid in the form of Common Stock (or rights to acquire Common Stock), then, holders of Class A Common Stock and Class B Common Stock shall receive Common Stock of the same such class (or rights to acquire such stock, as the case may be). Notwithstanding the foregoing, the Company may pay or make a disparate distribution per share of Class A Common Stock or Class B Common Stock, provided, such different treatment is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

Rights and Preferences

Holders of Common Stock shall have the same rights and privileges and shall rank equally and share ratably with, and have identical rights and privileges as, holders of all other shares of Common Stock, except with regard to voting rights as described above. Other than the conversion rights described below, holders of Common Stock have no exchange, sinking fund, redemption or other rights.

Voluntary and Automatic Conversion into Company Class A Common Stock

Each share of Class B Common Stock shall be convertible into one share of Class A Common Stock at the option of the holder at any time upon written notice to the Company’s transfer agent.

In addition, each share of Class B Common Stock shall automatically convert into one share of Class A Common Stock upon the earliest of (i) certain transfers of such shares and (ii) the date specified by a written notice and certification request by the Company to the holder of such share(s) requesting a certification verifying such holder’s ownership of such share(s) and confirming that a conversion to Class A Common Stock has not occurred, provided, that no automatic conversion shall occur where the holder furnishes a certification satisfactory to the Company prior to the specified date (in each case, as more fully set forth in the Charter).

Finally, each share of Class B Common Stock held of record by a natural person shall automatically convert into one share of Class A Common Stock upon the death or permanent incapacity of such holder (as more fully set forth in the Charter).

Registration Rights

Pursuant to the Merger Agreement, at the Closing, the Company, the Sponsor, certain third-party Southport investors and certain of the former stockholders of the Company entered into a Registration Rights Agreement, pursuant to which the Company agreed to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Common Stock that are held by the parties thereto from time to time.

Holders of registrable securities may make demand requests for underwritten shelf takedowns with a minimum total offering price that must be reasonably expected to exceed, in the aggregate, $20.00 million; provided, that the demanding stockholders may not demand more than (i) one such underwritten shelf takedown within any six-month period or (ii) two underwritten shelf takedowns in any 12-month period. The Registration Rights Agreement also provides customary “piggyback” registration rights and block trade registration rights. The Company will generally bear the expenses incurred in connection with any such registrations.

The Registration Rights Agreement will terminate on the earlier of (i) the fifth anniversary of the date of the Registration Rights Agreement and (ii) with respect to any party thereto, the date that such party no longer holds any registrable securities.

Anti-takeover Effects of the Charter and the Bylaws

The Charter and the Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of the Company. The Company expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the Board, which the Company believes may result in an improvement of the terms of any such acquisition in favor of the Company’s stockholders. However, they also give the Board the power to discourage mergers that some stockholders may favor.

Director Removal and Filling Vacancies

Subject to the rights of the holders of any series of Company Preferred Stock to elect directors under specific circumstances, the Charter provides that (i) each director, including a director elected to fill a vacancy, shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal; (ii) any director may resign at any time upon written notice to the attention of the President or Secretary at the principal office of the Company; and (iii) any director may be removed at any time only with cause by the affirmative vote of the holders of a majority in voting power of the shares of the Common Stock.

Subject to the rights of the holders of any series of Company preferred stock, any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board, may be filled by the affirmative votes of a majority of the remaining members of the Board, although less than a quorum, or by a sole remaining director. A director so elected shall be elected to hold office until the earlier of the expiration of the term of office of the director whom the director has replaced, a successor is duly elected and qualified, or the earlier of such director’s death, resignation, or removal.

Special Meetings of Stockholders

Subject to the rights of the holders of any series of Company preferred stock with respect to such series of Company Preferred Stock, special meetings of stockholders for any purpose or purposes shall be called only: (i) by the Board, the Chair of the Board, the

Chief Executive Officer or president (in the absence of a Chief Executive Officer) or (ii) by the Secretary, upon the written request, made in accordance with, and subject to, the Bylaws, of one or more stockholders of record who own, and have continuously owned for at least one year prior to the date such request is delivered to the Secretary, in the aggregate, at least 25% of the voting power of the shares of capital stock of the Company then entitled to vote on the matter or matters to be brought before the proposed special meeting. Business transacted at a special meeting requested by stockholders shall be limited to the matters described in the special meeting request; provided, however, that nothing in the Charter or in the Bylaws shall prohibit the Board from submitting matters to the stockholders at any special meeting requested by stockholders.

Action by Written Consent

The Charter and the Bylaws do not prohibit the right under the DGCL of stockholders to act by written consent.

Advance Notice Requirements

The Bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of the Company’s stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to the corporate secretary of the Company prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The Bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.

Amendment to Certificate of Incorporation and Bylaws

Except with respect to amending provisions of the Charter pertaining to voluntary and automatic conversion rights of Class B Common Stock into Class A Common Stock, which requires the affirmative vote (or written consent) of the holders of a majority of the then-outstanding shares of Company Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law, the Charter may be amended as provided in the DGCL. The Board is authorized to amend or repeal the Bylaws. The stockholders of the Company shall also have the power to adopt, amend or repeal the Bylaws.

The Bylaws may be adopted, amended, or repealed by the affirmative vote of 66% of the voting power of the stockholders entitled to vote.

Delaware Anti-Takeover Statute

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with such corporation for a period of three years following the time such person acquired 15% or more of such corporation’s voting stock, unless: (i) prior to such time the board of directors of such corporation approved the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) the interested stockholder owns at least 85% of the voting stock of such corporation outstanding upon consummation of the transaction (excluding voting stock owned by directors who are also officers and certain employee stock plans) or (iii) at or subsequent to such time the business combination is approved by the board of directors and authorized at a meeting of stockholders, not by written consent, by the affirmative vote of 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation not to be governed by this particular Delaware law. In the Charter, the Company expressly elects to opt out of Section 203 and, therefore, Section 203 does not apply to the Company.

Exclusive Jurisdiction of Certain Actions

The Charter provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders; (iii) any action asserting a claim against the Company arising pursuant to any provision of the DGCL, the Charter or the Bylaws; or (iv) any action asserting a claim against the Company governed by the internal affairs doctrine; provided, that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action or proceeding shall be brought in another state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware). The foregoing sentence shall not apply to claims arising under the Securities Act, the Exchange Act, or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction.

Exchange Listing

Our common stock is currently listed on the NYSE under the symbol “ANGX.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be Continental Stock Transfer and Trust Company. The transfer agent’s address is 1 State Street, 30th floor, New York, NY 10004, and its telephone number is (917) 262-2373.

SHARES ELIGIBLE FOR FUTURE SALE

As of September 11, 2025, we had 168,614,117 outstanding shares of Common Stock, all of which are freely tradable without restriction or further registration under the Securities Act, subject to the expiration or, if earlier, the waiver of the lock-up periods and transfer restrictions provided for in the agreements described below in respect of resales by the parties thereto. Certain of our stockholders may be considered affiliates, which can impose some limitations on their resale of our securities. Any resales of restricted securities (as defined in Rule 144) will be subject to the registration requirements of the Securities Act, including the provisions of Rule 144 discussed below.

We cannot predict what effect, if any, sales of shares of our Common Stock from time to time or the availability of shares of our Common Stock for future sale may have on the market price of our securities. Sales of substantial amounts of Common Stock, including pursuant to the offering covered by this prospectus, or the perception that such sales could occur, could adversely affect prevailing market prices for our securities and could impair our future ability to raise capital through an offering of equity securities or otherwise. See the section entitled “Risk Factors.”

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, an eligible stockholder is entitled to sell such shares without complying with the manner of sale, volume limitation, or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. To be an eligible stockholder under Rule 144, such stockholder must not be deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and must have beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144, subject to the lock-up agreements described below.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell shares on expiration of the lock-up agreements described below. Beginning 90 days after the date of this prospectus, within any three-month period, such stockholders may sell a number of shares that does not exceed the greater of:

●	1% of the number of shares of common stock then outstanding, which will equal approximately 1,690,000 shares immediately after this offering, assuming no exercise of the underwriters’ option to purchase additional shares of common stock from us; or
●	the average weekly trading volume of our common stock on September 11, 2025, during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 of the Securities Act (“Rule 701”) generally allows a stockholder who was issued shares under a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days, to sell these shares in reliance on Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, as amended, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus. All holders of Rule 701 shares, however, are required by that rule to wait until 90 days after the date of this prospectus before selling those shares under Rule 701, subject to the lock-up agreements described below.

Form S-8 Registration Statements

We intend to file one or more registration statements on Form S-8 under the Securities Act with the SEC to register the offer and sale of shares of our common stock that are issuable or reserved for issuance under our equity incentive plan. The first such registration statement is expected to be filed soon after the date of this prospectus and will automatically become effective upon filing with the SEC. Shares covered by these registration statements will then be eligible for sale in the public markets, subject to vesting restrictions, any agreements described below, and Rule 144 limitations applicable to affiliates.

Lock-Up Arrangements

Pursuant to the Merger Agreement, at the Closing, the Company, the Sponsor and certain of the former stockholders of the Company entered into the Lock-Up Agreement, a copy of which can be found as Annex E to our joint proxy statement/prospectus on Form DEF14A filed with the SEC on August 6, 2025, which is incorporated by reference herein, pursuant to which the parties thereto agreed to restrictions on transfer for up to one year following the Closing Date with respect to the Lock-Up Shares (as defined in the Lock-Up Agreement), which lock-up, subject to certain exceptions, will end on the earlier of (i) the date that is one year after the Closing Date and (ii) (a) for 33% of the Lock-Up Shares held by each of the parties thereto (and their respective permitted transferees), the date which the last reported sale price of Common Stock equals or exceeds $12.50 per share (subject to adjustment) for any 20 trading days within any 30-trading day period commencing at least 30 days after the Closing Date and (b) for an additional 50% of the Lock-Up Shares held by each of the parties thereto (and their respective permitted transferees), the date which the last reported sale price of the Common Stock equals or exceeds $15.00 per share (subject to adjustment) for any 20 trading days within any 30-trading day period commencing at least 30 days after the Closing Date. Additionally, pursuant to certain non-redemption agreements entered into by Southport, the Sponsor and certain third-party Southport investors, such third-party Southport investors agreed to be subject to the same lock-up terms as the Sponsor in any business combination. The Lock-Up Agreement supersedes the lock-up provisions set forth in (i) Section 7 of that certain letter agreement, dated as of December 9, 2021, by and among Southport, the Sponsor and the other signatories thereto and (ii) Section 5 of that certain letter agreement, dated as of January 6, 2022, by and among Southport and the other signatories thereto (together, the “Insider Letters”), which provisions are of no further force or effect as of the Closing.

Pursuant to that certain stock purchase agreement, dated as of September 30, 2024, between Off the Chain and the Company, Off the Chain agreed to restrictions on transfer for up to 180 days following the Closing Date with respect to the Lock-Up Shares (as defined in such purchase agreement), which lock-up is subject to earlier release in the same circumstances as described above.

Registration Rights

Pursuant to the Merger Agreement, at the Closing, the Company, the Sponsor, certain third-party Southport investors and certain of the former stockholders of the Company Angel Legacy entered into a Registration Rights Agreement, pursuant to which the Company agreed to register for resale, pursuant to Rule 415 under the Securities Act, certain shares Common Stock that are held by the parties thereto from time to time.

Holders of registrable securities may make demand requests for underwritten shelf takedowns with a minimum total offering price that must be reasonably expected to exceed, in the aggregate, $20.00 million; provided, that the demanding stockholders may not demand more than (i) one such underwritten shelf takedown within any six-month period or (ii) two underwritten shelf takedowns in any 12-month period. The Registration Rights Agreement also provides customary “piggyback” registration rights and block trade registration rights. The Company will generally bear the expenses incurred in connection with any such registrations.

The Registration Rights Agreement will terminate on the earlier of either (i) the fifth anniversary of the date of the Registration Rights Agreement and (ii) with respect to any party thereto, the date that such party no longer holds any registrable securities.

PLAN OF DISTRIBUTION

We are registering up to 10,252,041 shares of Common Stock for possible sale by the Selling Securityholders from time to time. We are required to pay all fees and expenses incident to the registration of the shares of our Common Stock to be offered and sold pursuant to this prospectus. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of our Common Stock.

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.

The shares of Common Stock and underlying the Warrants beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes any donee, pledgee, transferee or other successor in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. Each Selling Securityholder will act independently of us in making decisions with respect to the timing, manner and size of any sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders may sell their shares of Common Stock by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	an over-the-counter distribution in accordance with the rules of NYSE;
•

through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	to or through underwriters or broker-dealers;
•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;
•	in options transactions;
•	through a combination of any of the above methods of sale; or
•	any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. See “Shares Eligible for Future Sale.”

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares of Common Stock or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Common Stock in the course of hedging transactions, broker-dealers or other financial institutions may engage in short sales of shares of Common Stock in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell shares of Common Stock short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares of Common Stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge shares of Common Stock to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of shares of Common Stock and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities offered in this prospectus by the Selling Securityholders. The anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market and to the activities of the Selling Securityholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities for the securities. We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares of Common Stock is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Common Stock offered by this prospectus.

Restrictions to Sell

The Company and certain stockholders of the Company agreed to certain restrictions on transfer with respect to their securities pursuant to the agreements described in the section entitled “Certain Relationships and Related Person Transactions— Lock-Up Agreements.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a summary of material U.S. federal income tax consequences to a non-U.S. holder (as defined below) of the ownership and disposition of our common stock as of the date hereof. This summary deals only with common stock that is held as a capital asset.

A “non-U.S. holder” means a beneficial owner of our common stock (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:

●	an individual who is a citizen or resident of the U.S.;
●	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;
●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
●	a trust if it (i) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, or the Code, and the Treasury regulations promulgated thereunder, rulings, and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. This summary does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, nor does it address the U.S. federal tax on net investment income, U.S. federal estate and gift taxes, or the effects of any state, local or non-U.S. tax laws. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a U.S. expatriate, foreign pension fund, “controlled foreign corporation,” “passive foreign investment company,” or a partnership or other pass-through entity for U.S. federal income tax purposes). We cannot assure you that such a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership considering an investment in our common stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the ownership and disposition of our common stock, as well as the consequences to you arising under other U.S. federal tax laws and the laws of any other taxing jurisdiction.

Dividends

If we make distributions of cash or other property (other than certain pro rata distributions of our stock) in respect of our common stock, the distribution generally will be treated as a dividend for U.S. federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s common stock, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in our common stock, the excess will be treated as gain from the disposition of our common stock (the tax treatment of which is described below under described below under “— Gain on Disposition of Common Stock”).

Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the U.S. (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment of the non-U.S. holder) are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis generally in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code. Any such effectively-connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable income tax treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a U.S. person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

Subject to the discussion of backup withholding below, any gain realized by a non-U.S. holder on the sale or other taxable disposition of our common stock generally will not be subject to U.S. federal income tax unless:

●	the gain is effectively connected with a trade or business of the non-U.S. holder in the U.S. (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);
●	the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the disposition, and certain other conditions are met; or
●	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes and certain other conditions are met.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the non-U.S. holder were a taxable U.S. person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). An individual non-U.S. holder described in the second bullet point immediately above will be subject to a tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from the sale or other disposition, which gain may be offset by U.S. source capital losses, even though the individual is not considered a resident of the U.S., provided, that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe we are not and do not anticipate becoming a “U.S. real property holding corporation” for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the Internal Revenue Service. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty or agreement for the exchange of information.

A non-U.S. holder will not be subject to backup withholding on distributions received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our common stock made within the U.S. or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to any dividends paid on our common stock to (i) a “foreign financial institution” (as specifically defined in the Code, regardless of whether such foreign financial institution is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the U.S.) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code, regardless of whether such non-financial foreign entity is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial U.S. beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “— Dividends,” an applicable withholding agent may credit the withholding under FATCA against, and therefore reduce, such other withholding tax. While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other taxable disposition of our common stock, proposed U.S. Treasury regulations (upon which taxpayers may rely until final regulations are issued) eliminate FATCA withholding on payments of gross proceeds entirely. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our common stock. We will not pay additional amounts to a holder in circumstances in which FATCA withholding has applied.

LEGAL MATTERS

The validity of the shares of our common stock being offered in this prospectus will be passed upon for us by Mayer Brown LLP.

EXPERTS

The audited financial statements of Angel Legacy as of and for the fiscal years ended December 31, 2024 and 2023 included in this prospectus have been so included in reliance on the reports of in reliance upon the report of Tanner, given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Southport Acquisition Corp. as of December 31, 2024 and 2023 and for each of the two years ended December 31, 2024 included in this prospectus have been so included in reliance on the reports of BDO, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding Southport’s ability to continue as a going concern.

CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

On September 15, 2025, the audit committee of the Board approved the appointment of Tanner LLC, (“Tanner”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements effective for the year ended December 31, 2025. Tanner served as the independent registered public accounting firm of Angel Legacy prior to the Business Combination. Accordingly, BDO USA, P.C. (“BDO”), the independent registered public accounting firm of Southport was informed on September 10, 2025 that it would be replaced by Tanner as the Company’s independent registered public accounting firm, effective September 15, 2025.

The report of BDO on Southport’s balance sheets as of December 31, 2024 and 2023 and the related statements of operations, changes in Southport’s Class A Common Stock subject to possible redemption and stockholders’ deficit and cash flows for the years ended December 31, 2024 and December 31, 2023 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles, except that such audit report contained an explanatory paragraph in which BDO expressed substantial doubt as to Southport’s ability to continue as a going concern because Southport does not have sufficient cash and working capital to sustain its operations and Southport’s ability to execute its business plan was dependent upon its successful completion of the Business Combination.

During the fiscal years ended December 31, 2024 and December 2023 and the subsequent interim period ended June 30, 2025, there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act) between Southport and BDO on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO would have caused it to make reference to the subject matter of the disagreements in its reports on Southport’s financial statements for such periods.

In its evaluation of Southport’s disclosure controls and procedures and internal control over financial reporting for the fiscal years ended December 31, 2024 and December 31, 2023, BDO identified material weaknesses related to the related to the fact that the Company had not yet designed and maintained effective controls relating to the presentation of the statement of cash flows, the recognition of excise tax liabilities, and the process for the presentation and recording of accrued liabilities, which continue to exist as of June 30, 2025. Except for such material weaknesses, as described in Item 4 of the Southport’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, there were no “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.

During the fiscal years ended December 31, 2024 and 2023 and the six months ended June 30, 2025, neither Southport nor anyone on Southport’s behalf consulted with Tanner regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Southport’s financial statements, and no written report or oral advice was provided to the Company by Tanner that Tanner concluded was an important factor considered by the Southport in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.

The Company has provided BDO with a copy of the foregoing disclosures made by the Company in response to the filing of this prospectus and requested that BDO furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made by the Company set forth above. The BDO letter to the SEC has been filed in accordance with Item 304(a)(3) of Regulation S-K.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.

Upon completion of this offering, we will be subject to the information requirements of the Exchange Act and will file annual, quarterly and current event reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549.

We also maintain a website at https://ir.angel.com/ which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. However, the information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase our common stock in this offering.

ANGEL STUDIOS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Unaudited Pro Forma Condensed Combined Balance Sheets as of and for the six months ended June 30, 2025	F-6
Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 2025	F-9
Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2024	F-11
Notes to Unaudited Pro Forma Condensed Combined Financial Information	F-13

UNAUDITED FINANCIAL STATEMENTS AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 2025

AUDITED FINANCIAL STATEMENTS AS OF AND FOR THE PERIODS ENDED

DECEMBER 31, 2024 AND DECEMBER 31, 2023

SOUTHPORT ACQUISITION CORP.

UNAUDITED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED JUNE 30, 2025

Condensed Consolidated Balance Sheets as of June 30, 2025 (Unaudited) and December 31, 2024	F-80
Condensed Consolidated Statements of Operations for the three and six months ended June 30, 2025 and 2024	F-81
Condensed Consolidated Statements of Changes in Common Stock Subject to Possible Redemption and Stockholders’ Deficit for the three and six months ended June 30, 2025 and 2024	F-82
Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2025 and 2024	F-83
Notes to Condensed Consolidated Financial Statements	F-84

AUDITED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2024 AND DECEMBER 31, 2023

Report of Independent Registered Public Accounting Firm (BDO USA, P.C.; New York, New York; PCAOB ID#243)	F-105
Consolidated Balance Sheets as of December 31, 2024 and 2023	F-106
Consolidated Statements of Operations for the years ended December 31, 2024 and 2023	F-107
Consolidated Statements of Changes in Common Stock Subject to Possible Redemption and Stockholders’ Deficit for the years ended December 31, 2024 and 2023	F-108
Consolidated Statements of Cash Flows for the years ended December 31, 2024 and 2023	F-109
Notes to Consolidated Financial Statements	F-110

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included in the joint proxy statement/prospectus declared effective by the SEC on July 22, 2025 (the “Proxy Statement”), which is incorporated by reference herein.

Introduction

The following unaudited pro forma condensed combined financial information and accompanying notes are provided to aid you in your analysis of the financial aspects of the Merger, the Company Interim Financing (described in the “Financing Transactions and Background Relevant to Financing Transactions” section below) and other financing transactions, together the “Financing Transactions,” and adjustments for other material events. These other material events are referred to herein as “Other Material Events” and the pro forma adjustments for the Other Material Events are referred to herein as “Adjustments for Other Material Events.” The following information is also relevant to understanding the unaudited pro forma condensed combined financial information contained herein:

●	On September 11, 2024, SAC, Merger Sub and ASI entered into the Merger Agreement. Pursuant to the terms of the Merger Agreement, among other things:
●	Upon the Closing, (i) Merger Sub merged with and into ASI, the separate corporate existence of Merger Sub ceased and ASI was the surviving corporation and a wholly owned subsidiary of the Combined Company and (ii) ASI was subsequently dissolved, with SAC continuing as the sole surviving corporation and SAC changed its name to “Angel Studios, Inc.”
●	At the effective time of the Merger, each share of ASI Common Stock outstanding as of immediately prior to the effective time of the Merger (other than the Excluded Shares) was canceled and converted into the right to receive a number of shares of the Corresponding Class of Combined Company Common Stock equal to the quotient obtained by dividing (i) the Aggregate Merger Consideration by (ii) the aggregate number of shares of ASI Common Stock issued and outstanding immediately prior to the effective time of the Merger as calculated pursuant to the Merger Agreement (such quotient, the Merger Consideration Per Fully Diluted Share), with fractional shares rounded down to the nearest whole share (and no cash settlements shall be made in lieu of fractional shares eliminated by rounding).
●	Each share of SAC Class B Common Stock issued and outstanding immediately prior to the effective time of the Merger was converted into shares of SAC Class A Common Stock on a one-for-one basis immediately prior to the effective time of the Merger, and each share of SAC Class A Common Stock issued and outstanding as of immediately prior to the effective time of the Merger (including the as-converted shares of SAC Class B Common Stock) remained outstanding and represent one share of Combined Company Class A Common Stock.
●	At the effective time of the Merger, each ASI Option outstanding as of immediately prior to the effective time of the Merger was converted into a Combined Company Option on substantially the same terms and conditions as are in effect with respect to such ASI Option immediately prior to the effective time, including with respect to vesting and termination-related provisions. Subject to the terms of the Merger Agreement, each Combined Company Option relates to the number of whole shares of the Corresponding Class of Combined Company Common Stock (rounded down to the nearest whole share) equal to (i) the number of shares of the applicable class of ASI Common Stock subject to such ASI Option multiplied by (ii) the Merger Consideration Per Fully Diluted Share. The exercise price per share for each Combined Company Option equals (i) the exercise price per share of the applicable ASI Option divided by (ii) the Merger Consideration Per Fully Diluted Share (rounded up to the nearest full cent).
●	Immediately prior to the effective time of the Merger, each of the 11,500,000 issued and outstanding SAC Public Warrants automatically converted into 0.1 newly issued share of SAC Class A Common Stock.
●	In connection with the Merger Agreement, SAC entered into the Sponsor Support Agreement, pursuant to which the Sponsor has agreed to forfeit all 11,700,000 issued and outstanding SAC Private Placement Warrants held by it immediately prior to and contingent upon the Closing. The SAC Private Placement Warrants were immediately canceled upon their forfeiture.

●	On November 13, 2024, SAC held the Third Extension Special Meeting and obtained approval of SAC’s stockholders of the Extension Proposal and the Redemption Limitation Amendment Proposal. Promptly thereafter, SAC filed with the Secretary of State of the State of Delaware an amendment to the SAC Charter to implement the Extension Proposal and the Redemption Limitation Amendment Proposal.
●	On February 14, 2025, SAC, ASI and Merger Sub entered into the Merger Agreement Amendment, which amended the Merger Agreement to (i) remove the closing condition that SAC have at least $5,000,001 of net tangible assets upon the Closing, (ii) amend the definitions of “Acquiror Expense Cap” (as defined in the Merger Agreement Amendment) and “Transaction Expenses” (as defined in the Merger Agreement Amendment) and (iii) amend the provision regarding expense statements.

The table below presents the exchange of ASI Class A Common Stock and ASI Class C Common Stock for Combined Company Class A Common Stock that occured upon the Closing:

		Conversion of ASI Class B		Issuance of ASI Class C
		Common Stock into ASI		Common Stock
		Class C Common Stock		subsequent to June 30, 2025		ASI Class B Common
	ASI Common Stock	resulting from secondary	Issuance of ASI Class C	pursuant to conversion of the		Stock and ASI Class F
	outstanding as of	market transactions	Common Stock subsequent	Convertible Notes		Common Stock assumed
	June 30, 2025	subsequent to June 30,	to June 30, 2025 pursuant to	issued in May 2025 and	Exercise of ASI Options for ASI Class F Common Stock subsequent to	outstanding immediately
	(Historical)	2025(1)	ASI Reg A Offering	August 2025	June 30, 2025	prior to Closing
ASI Class A Common Stock, par value $0.001 per share	11,255,686	—			—	11,255,686
ASI Class C Common Stock, par value $0.001 per share	4,441,540	16,679	1,250,000	343,001	238,080	6,289,300
	15,697,226					17,544,986
					Assumed Exchange Ratio - Class A	53,504,621
					Estimated shares of Combined Company Class A Common Stock issued to ASI stockholders upon Closing	93,873,782
(1)

Subsequent to June 30, 2025, 12,194 shares of ASI Class B Common Stock and 4,485 shares of ASI Class F Common Stock were sold in various secondary market transactions. Under ASI’s current certificate of incorporation, transfers of previously issued shares of ASI Class A Common Stock, ASI Class B Common Stock, and ASI Class F Common Stock will be automatically converted into ASI Class C Common Stock on a one-for-one basis. As a result of the sales in secondary market transactions subsequent to June 30, 2025, 12,194 previously issued and outstanding shares of ASI Class B Common Stock and 4,485 previously issued and outstanding shares of ASI Class F Common Stock were automatically converted into 16,679 shares of ASI Class C Common Stock.

The table below presents the exchange of ASI Class B Common Stock and ASI Class F Common Stock for Combined Company Class B Common Stock that occurred upon the Closing:

		Conversion of ASI Class B
		Common Stock into ASI
		Class C Common Stock		ASI Class B Common
	ASI Common Stock	resulting from secondary		Stock and ASI Class F
	outstanding as of	market transactions		Common Stock assumed
	June 30, 2025	subsequent to June 30,	Exercise of ASI Options for ASI Class F Common Stock subsequent to	outstanding immediately
	(Historical)	2025(1)	June 30, 2025	prior to Closing
ASI Class B Common Stock, par value $0.001 per share	2,997,235	(12,194)	—	2,985,041
ASI Class F Common Stock, par value $0.001 per share	9,806,087	(4,485)	56,401	9,858,003
	12,803,322			12,843,044
			Assumed Exchange Ratio - Class B	53,504,621
			Estimated shares of Combined Company Class B Common Stock issued to ASI stockholders upon Closing	68,716,220
(1)

Subsequent to June 30, 2025, 12,194 shares of ASI Class B Common Stock and 4,485 shares of ASI Class F Common Stock were sold in various secondary market transactions. Under ASI’s current certificate of incorporation, transfers of previously issued shares of ASI Class A Common Stock, ASI Class B Common Stock, and ASI Class F Common Stock will be automatically converted into ASI Class C Common Stock on a one-for-one basis. As a result of the sales in secondary market transactions subsequent to June 30, 2025, 12,194 previously issued and outstanding shares of ASI Class B Common Stock and 4,485 previously issued and outstanding shares of ASI Class F Common Stock were automatically converted into 16,679 shares of ASI Class C Common Stock.

Financing Transactions and Background Relevant to Financing Transactions

Company Interim Financing

The Company Interim Financing consists of any equity or debt financing arrangements entered into by ASI during the period from the date of the Merger Agreement through the Closing. The transactions described directly below represent the Company Interim Financing entered into subsequent to June 30, 2025:

●	Subsequent to June 30, 2025, ASI sold 205,920 shares of ASI Class C Common Stock to various purchasers at a price of $39.00 per share for aggregate proceeds of approximately $8.0 million, and 32,160 shares of ASI Class C Common Stock at a price of $44.00 per share for aggregate proceeds of approximately $1.4 million (see Note 3(aaa)). All sales of ASI Class C Common Stock described directly above were sold in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.
●	Subsequent to June 30, 2025, ASI entered into two separate note purchase agreements with two separate investors, pursuant to which ASI issued convertible promissory notes with an aggregate principal balance of $7.0 million (“August 2025 Convertible Note”). Each note bears interest at a rate of 16.0% per annum, compounded monthly, and matures on December 31, 2025, or earlier upon the occurrence of an event of default. Prior to maturity, each note provides for automatic conversion, immediately prior to the closing of the Merger or other qualifying listing event, into shares of ASI Class C Common Stock at a fixed conversion price of $39.00 per share. In addition, at any time prior to or after maturity, each investor may, at its option, elect to convert all or a portion of the outstanding principal and accrued interest into shares of ASI Class C Common Stock at the conversion price of $39.00 per share (see Note 3(eee)).
●	Subsequent to June 30, 2025, ASI commenced a Regulation A offering of up to $55.0 million in shares of ASI Class C Common Stock at a purchase price of $44.00 per share. ASI estimates total offering expenses, including broker-dealer, legal, escrow, and other professional fees, of approximately $0.4 million (see Note 3(fff)).

Other Financing Transactions

●	Subsequent to June 30, 2025, the Sponsor made payments directly to SAC’s third-party vendors for certain transaction costs and other costs incurred by SAC. These payments on SAC’s behalf resulted in increases in the principal due on the Sponsor Promissory Note in the amounts of $70,925 (see Note 3(e)) and $0.1 million (see Note 3(bbb) and Note 4(aaa)), respectively.
●	Subsequent to June 30, 2025, the 5,000,000 shares of preferred stock issued by Angel Studios 022, Inc. (“Angel Studios 022”), a subsidiary of ASI, were redeemed. ASI paid $5.8 million in connection with the redemption of such preferred stock held by noncontrolling interests (see Note 3(ccc)).
●	Subsequent to June 30, 2025, Angel Studios 024, Inc. (“Angel Studios 024”), a subsidiary of ASI, issued 5,000,000 shares of preferred stock to various purchasers, in a Form 1-A offering and received cash of $4.9 million, net of offering costs of $0.1 million (see Note 3(ddd)).

Other Material Events and Background Relevant to Other Material Events

●	Subsequent to June 30, 2025, certain ASI employees exercised 5,297 options to purchase ASI Class F Common Stock. The exercise prices for the 5,297 options were paid on a cashless basis via net share settlement (see Note 3(aa)). Additionally, certain ASI employees exercised 51,104 options to purchase ASI Class F Common Stock. The exercise prices for the 51,104 options were paid in cash (see Note 3(bb)).
●	Subsequent to June 30, 2025, 12,194 shares of ASI Class B Common Stock and 4,485 shares of ASI Class F Common Stock were sold in various secondary market transactions. Under ASI’s current certificate of incorporation, transfers of previously issued shares of ASI Class A Common Stock, ASI Class B Common Stock, and ASI Class F Common Stock will be automatically converted into ASI Class C Common Stock on a one-for-one basis. As a result of the sales in secondary market transactions subsequent to June 30, 2025, 12,194 previously issued and outstanding shares of ASI Class B Common Stock and 4,485 previously issued and outstanding shares of ASI Class F Common Stock were automatically converted into 16,679 shares of ASI Class C Common Stock (see Note 3(cc)).

Additional Information Related to the Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared based on SAC’s and ASI’s historical financial statements as adjusted to give effect to the Merger, the Financing Transactions and the Adjustments for Other Material Events. The unaudited pro forma condensed combined balance sheet as of June 30, 2025 gives pro forma effect to the Merger as if it had occurred on June 30, 2025. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 reflects adjustments assuming that any adjustments that were made to the unaudited pro forma condensed combined balance sheet as of June 30, 2025 are assumed to have been made on January 1, 2024 for the purpose of adjusting the unaudited pro forma condensed combined statement of operations. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2025 reflects adjustments assuming that any adjustments that were made to the unaudited pro forma condensed combined balance sheet as of June 30, 2025 are assumed to have been made on January 1, 2024 for the purpose of adjusting the unaudited pro forma condensed combined statement of operations.

The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with:

●	the accompanying notes to the unaudited pro forma condensed combined financial information;
●	the historical audited financial statements of SAC as of and for the year ended December 31, 2024, and the related notes included elsewhere in this prospectus;
●	the historical unaudited financial statements of SAC as of and for the six months ended June 30, 2025, and the related notes included elsewhere in this prospectus;
●	the historical audited consolidated financial statements of ASI as of and for the year ended December 31, 2024, and the related notes included elsewhere in this prospectus; and
●	the historical unaudited consolidated financial statements of ASI as of and for the six months ended June 30, 2025, and the related notes included elsewhere in this prospectus; and
●	other information relating to ASI and SAC contained in the Proxy Statement, including in the sections entitled “SAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “ASI’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the Annexes and other financial information relating to each of SAC and ASI included elsewhere in the Proxy Statement.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the Merger the Financing Transactions and the Other Material Events taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Combined Company. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes to the unaudited pro forma condensed combined financial information. If the actual facts are different than these assumptions, the amounts and shares outstanding in the unaudited pro forma condensed combined financial information that follows will be different, and those changes could be material.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2025

	Southport	Angel			Adjustments		Other Transaction
	Acquisition Corp.	Studios, Inc.	Financing		for Material		Accounting		Pro Forma
(In thousands, except for share data)	Historical	Historical	Transactions	Notes	Events	Notes	Adjustments	Notes	Balance Sheet
Assets
Current assets
Cash and cash equivalents	$329	$28,000	$9,446	3(aaa)	$120	3(bb)	$442	3(a)	$84,505
	—	—	(5,750)	3(ccc)	—		(1,290)	3(b)	—
	—	—	4,875	3(ddd)	—		(2,839)	3(c)	—
	—	—	54,650	3(fff)	—		(250)	3(d)	—
	—	—	7,000	3(eee)	—		(6,436)	3(e)	—
	—	—	—		—		(2,425)	3(f)	—
	—	—	—		—		(366)	3(g)	—
	—	—	—		—		(1,000)	3(p)	—
	—	—	—		—		(1)	3(m)	—
Accounts receivable, net	—	20,911	—		—		—	—	20,911
Current portion of licensing receivables, net	—	8,786	—		—		—	—	8,786
Physical media inventory	—	1,474	—		—		—	—	1,474
Current portion of notes receivable	—	1,424	—		—		—	—	1,424
Digital assets receivable	—	28,751	—				—	—	28,751
Loan guarantee receivable	—	10,018	—		—		—	—	10,018
Current portion of digital assets receivable	—	—	—		—		—	—	—
Prepaid expenses and other	84	9,767	—		—		1,290	3(b)	11,141
	—	—	—				—	3(c)	—
Total current assets	413	109,131	70,221		120		(12,875)		167,010
Marketable securities held in Trust Account	438	—	—		—		(442)	3(a)	—
	—	—	—				4	3(h)	—
Licensing receivables, net	—	8,012	—		—		—	—	8,012
Notes receivable, net of current portion	—	4,092	—		—		—	—	4,092
Property and equipment, net	—	616	—		—		—	—	616
Content, net	—	1,866	—		—		—	—	1,866
Intangible assets, net	—	1,881	—		—		—	—	1,881
Digital assets	—	3,723	—		—		—	—	3,723
Digital assets receivable, net of current portion	—	—	—		—		—	—	—
Investments in affiliates	—	12,135	—		—		—	—	12,135
Operating lease right-of-use assets	—	2,545	—		—		—	—	2,545
Other long-term assets	—	4,090	—		—		—	—	4,090
Total assets	$851	$148,091	$70,221		$120		$(13,313)		$205,970
Liabilities and stockholders’ (deficit)/equity
Current liabilities:
Accrued offering costs	$184	$—	$—		$—		$(184)	3(g)	$—
Promissory note - related party	814	—	115	3(bbb)	—		71	3(e)	—
			—		—		(1,000)	3(p)	—
Due to related party	271	—	—		—		—	—	271
Administrative support fee - related party	502	—	—		—		—	—	502
Excise tax liability	2,425	—	—		—		(2,425)	3(f)	—
Accounts payable	297	7,829	—		—		(2,423)	3(c)	5,613

	Southport	Angel			Adjustments		Other Transaction
	Acquisition Corp.	Studios, Inc.	Financing		for Material		Accounting		Pro Forma
(In thousands, except for share data)	Historical	Historical	Transactions	Notes	Events	Notes	Adjustments	Notes	Balance Sheet
							(90)	3(e)
Accrued expenses	290	19,244			—		(117)	3(c)	19,235
							(182)	3(g)
Current portion of accrued licensing royalties	—	21,776	—		—		—		21,776
Current portion of notes payable	—	29,637	6,189	3(eee)	—		92	3(s)	29,637
							(6,281)	3(s)
Current portion of operating lease liabilities	—	782	—		—		—		782
Deferred revenue	—	40,111	—		—		—		40,111
Loan guarantee payable	—	4,018	—		—		—		4,018
Current portion of accrued settlement costs	—	294	—		—		—		294
Total current liabilities	4,783	123,691	6,304		—		(12,539)		122,239
Warrant liability	5,798	—	—		—		4,096	3(i)	—
					—		4,026	3(j)
							(7,020)	3(k)
							(6,900)	3(l)
Accrued settlement costs, net of current portion	—	3,941	—				—		3,941
Accrued licensing royalties, long-term	—	5,034	—		—		—		5,034
Notes payable, net of current portion	—	5,773	—		—		(3,854)	3(q)	1,919
Other accrued liabilities	—	—	—		—		1,588	3(c)	1,588
Operating lease liabilities, net of current portion	—	1,860	—		—		—		1,860
Total liabilities	10,581	140,299	6,304		—		(20,603)		136,581
SAC Class A Common Stock subject to possible redemption; 200,000,000 shares authorized; 37,987 shares issued and outstanding subject to possible redemption at redemption value	438	—	—		—		(442)	3(m)	—
					—		4	3(r)
Stockholders’ equity/(deficit):
ASI Common stock, $0.001 par value, 85,000,000 shares authorized; 27,466,604 shares issued and outstanding	—	29	—	3(aaa)	—	3(aa)	(30)	3(n)	—
	—	—	1	3(fff)	—	3(bb)	—	3(q)	—
	—	—	—		—	3(cc)	—	3(s)	—
SAC Class A Common Stock, $0.0001 par value; 200,000,000 shares authorized; 4,200,000 issued and outstanding (excluding 1,163,113 shares subject to possible redemption)	—	—	—		—		—	3(o)	—
SAC Class B Common Stock, $0.0001 par value; 20,000,000 shares authorized; 1,550,000 shares issued and outstanding	—	—	—		—		—	3(o)	—
Combined Company Class A Common Stock, par value $0.0001	—	—	—		—		—	3(m)	10
							—	3(l)
	—	—	—		—		9	3(n)
	—	—	—		—		1	3(o)
	—	—	—		—
Combined Company Class B Common Stock, par value $0.0001	—	—	—		—		7	3(n)	7

	Southport	Angel			Adjustments		Other Transaction
	Acquisition Corp.	Studios, Inc.	Financing		for Material		Accounting		Pro Forma
(In thousands, except for share data)	Historical	Historical	Transactions	Notes	Events	Notes	Adjustments	Notes	Balance Sheet
Additional paid-in capital	705	140,129	9,446	3(aaa)	—	3(aa)	3,853	3(q)	204,591
	—	—	54,649	3(fff)	120	3(bb)	7,020	3(k)	—
	—	—	811	3(eee)	—	3(cc)	441	3(m)	—
	—	—			—		(25,760)	3(n)	—
	—	—	—		—		6,900	3(l)	—
	—	—	—		—		(4)	3(r)	—
							6,281	3(s)	—
Noncontrolling interests	—	4,842	(5,750)	3(ccc)	—		—		3,967
			4,875	3(ddd)
Accumulated deficit	(10,873)	(137,208)	(115)	3(bbb)	—		(1,887)	3(c)	(139,186)
							(250)	3(d)	—
							(6,417)	3(e)	—
							(92)	3(s)
							4	3(h)	—
							(4,096)	3(i)	—
							(4,026)	3(j)
							25,774	3(n)	—
Total stockholders’ (deficit) equity	(10,168)	7,792	63,917		120		7,728		69,389
Total liabilities, SAC Class A Common Stock subject to possible redemption, and stockholders’ (deficit) equity	$851	$148,091	$70,221		$120		$(13,313)		$205,970

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Six Months Ended	Six Months Ended
	June 30, 2025	June 30, 2025
	Southport						Other
	Acquisition Corp.		Adjustments		Adjustments		Transaction		Pro Forma
	Reclassified	Angel Studios, Inc.	for Material		for Material		Accounting		Statement of
(In thousands, except per share and weighted-average share data)	(Note 5)	(Note 5)	Events	Notes	Events	Notes	Adjustments	Notes	Operations	Notes
Revenue:
Licensed content and other revenue	$—	$133,605	$—		$—		$—		$133,605
Pay it forward revenue	—	1,477	—		—		—		1,477
Total revenue	—	135,082	—		—		—		135,082
Operating expenses:
Cost of revenues	—	46,767	—		—		—		46,767
Selling and marketing	—	112,036	—		—		—		112,036
General and administrative	419	17,206	—		—		323	4(b)	17,948
Research and development	—	7,115	—		—		—		7,115
Legal expense	—	7,100	—		—		—		7,100
Total operating expense	419	190,224	—		—		323		190,966
Loss from operations	(419)	(55,142)	—		—		(323)		(55,884)
Other income (expense):
Net gain on digital assets	—	4,153	—		—		—		4,153
Interest expense	—	(4,307)	191	4(bbb)	—		—		(4,116)
Interest income	—	2,533	—		—		—		2,533
Impairment of failed acquisition		(500)			—				(500)
Change in fair value of warrant liability	(1,159)	—	—				585	4(d)	—
					—		574	4(i)
Dividend income on marketable securities held in Trust Account	9	—	—		—		(9)	4(f)	—
Total other (expense) income	(1,150)	1,879	191		—		1,150		2,070
Loss before benefit for income taxes	(1,569)	(53,263)	191		—		827		(53,814)
Income tax (expense) benefit	(89)	—	—		—		(65)	4(c)	(154)
Net loss	$(1,658)	$(53,263)	$191		$—		$762		$(53,968)
Net loss attributable to noncontrolling interests	—	37	—		—	4(bb)	—		37
	—	—	—		—	4(aa)	—		—
Net loss attributable to controlling interests	$(1,658)	$(53,300)	$191		$—		$762		$(54,005)
SAC basic and diluted weighted average shares outstanding, redeemable Class A Common Stock	37,986	—			—		—		—
SAC basic and diluted net loss per share, redeemable Class A Common Stock	$0.05	$—	$—		$—		$—		$—
SAC basic and diluted weighted average shares outstanding, non-redeemable Class A and Class B Common Stock	5,750,000	—	—		—		—		—

	Six Months Ended	Six Months Ended
	June 30, 2025	June 30, 2025
	Southport						Other
	Acquisition Corp.		Adjustments		Adjustments		Transaction		Pro Forma
	Reclassified	Angel Studios, Inc.	for Material		for Material		Accounting		Statement of
(In thousands, except per share and weighted-average share data)	(Note 5)	(Note 5)	Events	Notes	Events	Notes	Adjustments	Notes	Operations	Notes
SAC basic and diluted net loss per share, non-redeemable Class A and Class B Common Stock	$(0.29)	$—	$—		$—		$—		$—
ASI basic and diluted weighted average shares outstanding, Common Stock	—	27,574,641	—		—		—		—
ASI basic and diluted net loss per share attributable to controlling interests	$—	$(1.93)	$—		$—		$—		$—
Weighted average shares outstanding, Combined Company Class A Common Stock - basic and diluted	—	—	—		—		—		100,811,819	4(j)
Net loss per share attributable to controlling interests, Combined Company Class A Common Stock - basic and diluted	$—	$—	$—		$—		$—		$(0.32)	4(j)
Weighted average shares outstanding, Combined Company Class B Common Stock - basic and diluted	—	—	—		—		—		68,716,220	4(j)
Net loss per share attributable to controlling interests, Combined Company Class B Common Stock - basic and diluted	$—	$—	$—		$—		$—		$(0.32)	4(j)

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2024

	Year Ended	Year Ended
	December 31, 2024	December 31, 2024
	Southport						Other		Pro Forma
	Acquisition Corp.				Adjustments		Transaction		Statement
	Reclassified	Angel Studios, Inc.	Financing		for Material		Accounting		of
(In thousands, except per share and weightedaverage share data)	(Note 5)	(Note 5)	Transactions	Notes	Events	Notes	Adjustments	Notes	Operations	Notes
Revenue:
Licensed content and other revenue	$—	$88,692	$—		$—		$—		$88,692
Pay it forward revenue	—	7,825	—		—		—		7,825
Total revenue	—	96,517	—		—		—		96,517
Operating expenses:
Cost of revenues	—	42,066	—		—		—		42,066
Selling and marketing	—	95,210	—		—		—		95,210
General and administrative	1,587	22,284	115	4(aaa)	—		250	4(a)	33,830
	—	—	—		—		1,290	4(b)	—
	—	—	—		—		1,887	4(g)	—
							6,417	4(h)
Research and development	—	14,365	—		—		—		14,365
Legal expense	—	10,833	—		—		—		10,833
Net loss on digital assets	—	(1,684)	—		—		—		(1,684)
Total operating expense	1,587	183,074	115		—		9,844		194,620
Loss from operations	(1,587)	(86,557)	(115)		—		(9,844)		(98,103)
Other (expense) income:
Interest expense	—	(2,366)	—		—		—		(2,366)
Interest income	—	3,491	—		—		—		3,491
Impairment of investment in affiliates	—	(1,000)	—		—		—		(1,000)
Change in fair value of warrant liability	(4,059)	—	—		—		2,046	4(d)	—
							2,013	4(i)
Dividend income on marketable securities held in Trust Account	966	—	—		—		(966)	4(f)	—
Financing expense	(275)	—	—		—		275	4(e)	—
Total other (expense) income	(3,368)	125	—		—		3,368		125
(Loss) income before (provision) benefit for income taxes	(4,955)	(86,432)	(115)		—		(6,476)		(97,978)
Income tax (expense) benefit	(152)	(3,535)	—		—		1,684	4(c)	(2,003)
	—	—	—		—				—
Net (loss) income	$(5,107)	$(89,967)	$(115)		$—		$(4,792)		$(99,981)
Net loss attributable to noncontrolling interests	—	(172)	—		—	4(bb)	—		(172)
	—	—	—		—	4(aa)	—		—
Net (loss) income attributable to controlling interests	$(5,107)	$(89,795)	$(115)		$—		$(4,792)		$(99,809)

	Year Ended	Year Ended
	December 31, 2024	December 31, 2024
	Southport						Other		Pro Forma
	Acquisition Corp.				Adjustments		Transaction		Statement
	Reclassified	Angel Studios, Inc.	Financing		for Material		Accounting		of
(In thousands, except per share and weightedaverage share data)	(Note 5)	(Note 5)	Transactions	Notes	Events	Notes	Adjustments	Notes	Operations	Notes
SAC basic and diluted weighted average shares outstanding, redeemable Class A Common Stock	1,613,326	—	—		—		—		—
SAC basic and diluted net loss per share, redeemable Class A Common Stock	$(0.46)	$—	$—		$—		$—		$——
SAC basic and diluted weighted average shares outstanding, non-redeemable Class A and Class B Common Stock	5,750,000	—	—		—		—		—
SAC basic and diluted net loss per share, non-redeemable Class A and Class B Common Stock	$(0.76)	$—	$—		$—		$—		$—
ASI basic and diluted weighted average shares outstanding, Common Stock		25,791,117	—		—		—		—
ASI basic and diluted net loss per share attributable to controlling interests	$—	$(3.48)	$—		$—		$—		$—
Weighted average shares outstanding, Combined Company Class A Common Stock - basic and diluted	—	—	—		—		—		100,811,819	4(j)
Net loss per share attributable to controlling interests, Combined Company Class A Common Stock - basic and diluted	$—	$—	$—		$—		$——		$(0.59)	4(j)
Weighted average shares outstanding, Combined Company Class B Common Stock - basic and diluted	—	—	—		—		—		68,716,220	4(j)
Net loss per share attributable to controlling interests, Combined Company Class B Common Stock - basic and diluted	$—	$—	$—		$—		$—		$(0.59)	4(j)

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, Release No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses. Release No. 33-10786 replaces the historical pro forma adjustments criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and presents the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). SAC and ASI management have elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an understanding of the Combined Company upon consummation of the Merger, the Financing Transactions and the Adjustments for Other Material Events. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Merger. SAC and ASI have not had any historical relationship prior to the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma adjustments reflecting the consummation of the Merger, the Financing Transactions and the Other Material Events are based on certain currently available information and certain assumptions and methodologies that both SAC and ASI believe are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the differences may be material. Both SAC and ASI believe that the assumptions and methodologies provide a reasonable basis for presenting all the significant effects of the Merger, the Financing Transactions and the Other Material Events based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

Included in the shares outstanding and weighted average shares outstanding (for the calculation of pro forma basic and diluted net loss per share) as presented in the unaudited pro forma condensed combined financial information are the shares of Combined Company Common Stock issued to legacy ASI stockholders and the SAC Common Stock that remained outstanding on the Closing Date and represent shares of Combined Company Common Stock, which includes SAC Common Stock held by SAC public stockholders, the Sponsor and the Third-Party SAC Investors.

The tables directly below present shares outstanding upon the Closing Date as depicted in the unaudited pro forma condensed combined balance sheet:

	Shares	% Ownership
Combined Company Class A shares held by ASI stockholders(1)	93,873,782	55.4%
Combined Company Class B shares held by ASI stockholders(2)	68,716,220	40.5%
Combined Company Class A shares held by Sponsor(3)	4,512,506	2.7%
Combined Company Class A shares held by SAC public stockholders(4)	1,188,037	0.7%
Combined Company Class A shares held by Third-Party SAC Investors(5)	1,237,494	0.7%
	169,528,039	100.0%
(1)

Consists of Combined Company Class A Common Stock issued to holders of shares of ASI Class A Common Stock and ASI Class C Common Stock upon the effective time of the Merger, which is equal to the product of (x) the Merger Consideration Per Fully Diluted Share (assuming $125.9 million of Company Interim Financing) multiplied by (y) the sum of (A) 11,255,686 shares of ASI Class A Common Stock plus (B) 6,289,300 shares of ASI Class C Common Stock, in each case assumed to be outstanding immediately prior to the Closing.

(2)

Consists of Combined Company Class B Common Stock issued to holders of shares of ASI Class B Common Stock and ASI Class F Common Stock upon the effective time of the Merger, which is equal to the product of (x) the Merger Consideration Per Fully Diluted Share (assuming $125.9 million of Company Interim Financing) multiplied by (y) the sum of (A) 2,985,041 shares of ASI Class B Common Stock plus (B) 9,858,003 shares of ASI Class F Common Stock, in each case assumed to be outstanding immediately prior to the Closing.

(3)

Consists of (i) 4,200,000 issued and outstanding shares of SAC Class A Common Stock and (ii) 312,506 issued and outstanding shares of SAC Class B Common Stock, which will convert on a one-for-one basis into shares of SAC Class A Common Stock immediately prior to the Closing. Each of these 4,512,506 shares of SAC Class A Common Stock issued and outstanding immediately prior to the Closing will remain outstanding and represent one share of Combined Company Class A Common Stock. The Sponsor has agreed to waive its redemption rights with respect to all of the SAC Common Stock held by the Sponsor in connection with the consummation of the Merger.

(4)

Consists of (a) 38,037 SAC Public Shares and (b) 1,150,000 shares held by SAC public stockholders following the conversion of 11,500,000 SAC Public Warrants at a rate of 0.1 share of SAC Class A Common Stock per SAC Public Warrant immediately prior to the effective time of the Merger.

(5)

Consists of 1,237,494 shares of SAC Class B Common Stock transferred by the Sponsor to the Third-Party SAC Investors in connection with the First Extension Special Meeting, which converted on a one-for-one basis into shares of SAC Class A Common Stock immediately prior to the Closing. Such Third-Party SAC Investors are not entitled to redemption rights with respect to the shares of SAC Class B Common Stock held by them. Each share of SAC Class A Common Stock issued and outstanding immediately prior to the Closing remained outstanding and represents one share of Combined Company Class A Common Stock.

2.	Accounting Treatment for the Merger

Notwithstanding the legal form, the Merger was accounted for as a reverse recapitalization in accordance with GAAP and not as a business combination under ASC 805. Under this method of accounting, SAC was treated as the acquired company for accounting purposes, whereas ASI was treated as the accounting acquirer. In accordance with this method of accounting, the Merger was treated as the equivalent of ASI issuing shares for the net assets of SAC, accompanied by a recapitalization. The net assets of SAC were stated at historical cost, with no goodwill or other intangible assets recorded, and operations prior to the Merger were those of ASI. ASI has been determined to be the accounting acquirer for purposes of the Merger based on an evaluation of the following facts and circumstances:

●	Legacy ASI stockholders have a majority of the voting interest in the Combined Company, with approximately 99.0% of the voting power.
●	All of the senior management of the Combined Company came from the senior management of ASI.
●	ASI appointed a majority of the directors to the board of directors of the Combined Company and the chair of the board of directors of the Combined Company is the Chief Executive Officer of ASI.
●	The intended strategy of the Combined Company is to continue to focus on ASI’s core service offerings.
3.	Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2025

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro Forma Adjustments for Financing Transactions:

(aaa)

To reflect the sale of (i) 205,920 shares of ASI Class C Common Stock to various accredited investors at a price of $39.00 per share for aggregate proceeds of approximately $8.0 million, and (ii) 32,160 shares of ASI Class C Common Stock at a price of $44.00 per share for aggregate proceeds of approximately $1.4 million, subsequent to June 30, 2025, which were issued by ASI through reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

(bbb)

To reflect a $0.1 million increase to promissory note - related party for certain costs incurred by SAC subsequent to June 30, 2025. These costs were paid by the Sponsor subsequent to June 30, 2025. The incurring of $0.1 million of costs and the Sponsor’s payment of these costs have been recorded as an increase to accumulated deficit and an increase to promissory note - related party (SAC’s obligation under its promissory note payable to the Sponsor).

(ccc)

To reflect the redemption of 5,000,000 shares of preferred stock issued by Angel Studios 022, for which ASI paid $5.8 million in connection with the redemption of such preferred stock held by noncontrolling interests.

(ddd)

To reflect the issuance of shares of preferred stock by Angel Studios 024 to certain investors subsequent to June 30, 2025. It was determined that the preferred stock should not be classified as a liability under ASC 480-10-25 as it was not mandatorily redeemable. In addition, it was determined that the preferred stock should not be classified as temporary equity under ASC 480-10-S99-3A as it can only be redeemed under circumstances that are within the sole control of the issuer, Angel Studios 024. As the preferred stock did not meet the requirements described above for either liability or temporary equity classification, it was determined that it should be classified as permanent equity. In addition, as Angel Studios 024 is a consolidated subsidiary of ASI, and as the preferred stock is not held by ASI, it was determined that, in accordance with ASC 810-10-45, the preferred stock represented a noncontrolling interest in ASI.

(eee)

To reflect the issuance of two separate note purchase agreements (“August 2024 Convertible Notes”) by ASI to two separate investors, with an aggregate principal balance of $7.0 million. Each note bears interest at a rate of 16.0% per annum, compounded monthly, and matures on December 31, 2025, or earlier upon the occurrence of an event of default. Prior to maturity, each note provides for automatic conversion, immediately prior to the closing of the Merger or other qualifying listing event, into shares of ASI Class C Common Stock at a fixed conversion price of $39.00 per share. In addition, at any time prior to or after maturity, each investor may, at its option, elect to convert all or a portion of the outstanding principal and accrued interest into shares of ASI Class C Common Stock at the conversion price of $39.00 per share.

(fff)

To reflect the commencement by ASI of a Regulation A offering of up to $55.0 million in shares of ASI Class C Common Stock at a purchase price of $44.00 per share, with estimated total offering expenses, including broker-dealer, legal, escrow, and other professional fees, of approximately $0.4 million.

Pro Forma Adjustments for Other Material Events:

(aa)	To reflect the cashless exercise, subsequent to June 30, 2025, of ASI employees’ options, which resulted in the issuance of 5,297 shares of ASI Class F Common Stock.
(bb)	To reflect the cash exercise, subsequent to June 30, 2025, of ASI employees’ stock options, which resulted in the issuance of 51,104 shares of ASI Class F Common Stock.
(cc)

To reflect the automatic conversion of 12,194 shares of ASI Class B Common Stock and 4,485 shares of ASI Class F Common Stock to ASI Class C Common Stock as a result of secondary market sales subsequent to June 30, 2025 pursuant to the conversion clause in Article V, Section B(3)(b) of ASI’s Charter.

Pro Forma Other Transaction Accounting Adjustments:

(a)	To reflect the release of the marketable securities held in the Trust Account to Cash and cash equivalents.
(b)	To reflect the expected payment on the Closing Date of a $1.3 million premium for a prepaid directors’ and officers’ insurance policy for the Combined Company’s directors and officers.
(c)

To reflect the payment of total preliminary estimated transaction costs of ASI of $2.8 million, which includes the payment of $2.5 million of transaction costs that were incurred prior to June 30, 2025 and that were recorded as accounts payable and accrued expenses and other current liabilities in the historical ASI financial statements, as well as payment of $0.3 million of transaction costs that are anticipated to be incurred subsequent to June 30, 2025 but prior to the Closing Date. Additionally, this entry reflects the accrual of $1.5 million in fees for investment banking services and other financial and legal advice, which is recorded within Other accrued liabilities as payment is due after the Closing.

(d)	To reflect the payment on the Closing Date of the $0.3 million premium for a directors’ and officers’ tail insurance policy.
(e)

To reflect the incurrence and payment of total preliminary estimated transaction costs of SAC of approximately $6.4 million, which includes the payment of $90,119 transaction costs that were incurred prior to June 30, 2025 and that were recorded as accounts payable in SAC’s historical financial statements. The adjustment reflects the Sponsor’s payment on behalf of SAC of $70,925 of transaction costs that were incurred by SAC subsequent to June 30, 2025 and that were recorded as an increase to promissory note - related party. The adjustment also reflects approximately

$6.4 million in transaction costs related to the Merger that are not deemed specific incremental costs directly attributable to the offering of securities associated with the Closing. These costs of $6.4 million are recorded as an increase to accumulated deficit.

(f)

To reflect the settlement of the excise tax payable calculated as 1.0% of the fair value of the 18,849,935 shares of SAC Class A Common Stock redeemed on July 7, 2023 for a total of $197.7 million, 1.0% of the fair value of the 2,986,952 shares of SAC Class A Common Stock redeemed on March 14, 2024 for a total of $32.2 million, and 1.0% of the fair value of the 1,125,126 shares of SAC Class A Common Stock redeemed on November 13, 2024 for a total of $12.5 million.

(g)	To reflect the cash payment of accrued offering costs and certain other accrued legal expenses of SAC, which will be paid on the Closing Date.
(h)	To reflect actual and expected income on marketable securities held in the Trust Account from July 1, 2025 through the Closing Date.
(i)

To reflect the fair value remeasurement of the liability-classified SAC Private Placement Warrants immediately prior to their assumed settlement on the Closing Date, using the most currently available quoted market price information for SAC as of September 10, 2025. See Note 3(k) for discussion of the SAC Private Placement Warrant settlement.

(j)

To reflect the fair value remeasurement of the liability-classified SAC Public Warrants immediately prior to their assumed conversion on the Closing Date, using the most currently available quoted market price information for SAC as of September 10, 2025. See Note 3(l) for discussion of the SAC Public Warrant conversion.

(k)

To reflect the forfeiture of 11,700,000 SAC Private Placement Warrants by the Sponsor (with no consideration to the Sponsor) pursuant to the terms of the Sponsor Support Agreement. The terms specify that the forfeited warrants immediately canceled upon the Closing Date. The adjustment consists of a decrease to warrant liability with a corresponding increase to additional paid-in capital for the fair value of the warrants using the most currently available quoted market price information for SAC as of September 10, 2025. Additional paid-in capital is increased as the forfeiture was deemed to be specific and incremental to the offering of securities that was issued upon the Closing Date as the forfeiture was deemed entered into to remove a source of potential dilution to induce parties to the Merger Agreement to consummate the Merger.

(l)

To reflect the conversion of 11,500,000 SAC Public Warrants into stock. The adjustment consists of a decrease to warrant liability for the fair value of the warrants on the Closing Date, an increase to SAC Class A Common Stock at $0.0001 par value and a corresponding increase to additional paid-in capital. Additional paid-in capital is increased as the conversion and exchange, at a rate of 0.1, was deemed to be specific and incremental to the offering of securities that were issued upon the Closing Date as the conversion and exchange of warrants was deemed entered into to remove a source of potential dilution to induce parties to the Merger Agreement to consummate the Merger.

(m)	To reflect redemption of 50 public shares of SAC Class A Common Stock at a redemption price of approximately $11.54 per share, for an aggregate redemption amount of approximately $577.
(n)

To reflect the recapitalization of ASI through the Merger and the issuance of 93,873,782 shares of Combined Company Class A Common Stock and the issuance of 68,716,220 shares of Combined Company Class B Common Stock, respectively, and the elimination of the accumulated deficit of SAC, inclusive of the elimination of the SAC accumulated deficit impacts from the Transaction Accounting Adjustments.

Notwithstanding the legal form, the Merger was accounted for as a reverse recapitalization in accordance with GAAP and not as a business combination under ASC 805. Under this method of accounting, SAC was treated as the acquired company for accounting purposes, whereas ASI was treated as the accounting acquirer. In accordance with this method of accounting, the Merger was treated as the equivalent of ASI issuing shares for the net assets of SAC, accompanied by a recapitalization. The net assets of SAC were stated at historical cost, with no goodwill or other intangible assets recorded, and operations prior to the Merger are those of ASI.

The reverse recapitalization adjustment is determined as follows (in thousands):

Derecognition of ASI Common Stock	$(30)
Derecognition of SAC’s accumulated deficit	$25,775
Issuance of Combined Company Class A Common Stock in accordance with the Conversion Ratio under the No Redemption Scenario	$9
Issuance of Combined Company Class B Common Stock in accordance with the Conversion Ratio under the No Redemption Scenario	$7
Net reduction of additional paid-in capital due to derecognition of SAC’s accumulated deficit and ASI’s historical equity and issuance of Combined Company Common Stock	$(25,760)

(1)	The derecognition of SAC’s accumulated deficit is determined as follows (in thousands):

Historical accumulated deficit of SAC as of June 30, 2025	$(10,873)
General and administrative expense from directors’ and officers’ tail insurance policy, see 3(d)	$(250)
Estimated transaction costs of SAC through the Closing Date, see 3(e)	$(6,419)
Dividend income on marketable securities held in Trust Account, see 3(h)	$4
To remeasure SAC Private Placement Warrants upon settlement on the estimated Closing Date, see 3(i)	$(4,096)
To remeasure SAC Public Placement Warrants upon conversion on the Closing Date, see 3(j)	$(4,026)
To record SAC operating expenses incurred subsequent to March 31, 2025. These expenses were paid by the Sponsor and recorded to the Sponsor Promissory Note, see 3(bbb)	$(115)
Total adjustment to derecognize SAC’s accumulated deficit	$(25,775)

(o)

To reflect the conversion, on a one-for-one basis, of all 1,550,000 issued and outstanding shares of SAC Class B Common Stock into shares of SAC Class A Common Stock immediately prior to the Closing. All 5,750,000 shares of SAC Class A Common Stock issued and outstanding immediately prior to the Closing (1,550,000 shares of SAC Class B Common Stock converted into shares of SAC Class A Common Stock on a one-for-one basis and 4,200,000 shares of SAC Class A Common Stock issued and outstanding) remained outstanding and represented shares of Combined Company Class A Common Stock.

(p)	To reflect the repayment of the outstanding principal on the Sponsor Promissory Note on the Closing Date.
(q)

To reflect the conversion of the May 2025 Convertible Note into 161,147 shares of Combined Company Class A Common Stock prior to the Closing Date, with no remaining outstanding balance of the note subsequent to conversion.

(r)

To reflect the change in redemption value of the SAC Public Shares due to the actual and expected income on marketable securities from the Trust Account from July 1, 2025 through the Closing Date (see Note 3(h)). Changes in the redemption value of stock classified as temporary equity may be recognized immediately as they occur by adjusting the carrying amount of the stock in accordance with ASC 480-10-S99-3A.

(s)

To reflect the accrual of interest expense from July 1, 2025 through the Closing Date and the subsequent conversion of the August 2025 Convertible Note into 181,854 shares of Combined Company Class A Common Stock prior to the Closing Date, with no remaining outstanding balance following the conversion.

(t)

To reflect the dissolution of ASI into the SAC accounted for as a transfer of assets and liabilities among entities under common control with ASI’s assets and liabilities recognized by the SAC at their historical carrying values. As the transfer represents a movement within entities under common control, the net impact to the pro forma balance sheet is zero.

4.	Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Six months ended June 30, 2025, and for the Year Ended December 31, 2024, respectively

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro Forma Adjustments for Financing Transactions:

(aaa)

To reflect other costs incurred by SAC subsequent to June 30, 2025. These other costs were paid by the Sponsor subsequent to June 30, 2025. SAC paid the Sponsor for these other costs through repayment of the Sponsor Promissory Note on the Closing Date. These other costs were reflected within the Promissory note - related party line item of the unaudited pro forma condensed combined balance sheet. Refer to Note 3(bbb).

(bbb)

To reflect elimination of interest expense on the convertible note issued to an ASI investor for the six months ended June 30, 2025. These adjustments to the unaudited pro forma condensed combined statements of operations reflect adjustments assuming that any adjustment made to the unaudited pro forma condensed combined balance sheet (the conversion of the convertible note in Note 3(q)) as of June 30, 2025 are assumed to have been made on January 1, 2024 for purposes of making adjustments to the pro forma statement of operations.

Pro Forma Adjustments for Other Material Events:

(aa)

To reflect the impact of the allocation of net loss attributable to noncontrolling interest resulting from the redemption of preferred shares of Angel Studios 024, as discussed further in Note 3(ccc). The adjustment to net loss attributable to noncontrolling interests is presented as $0.00 as Angel Studios 024 had no net income or net loss for the six months ended June 30, 2025 and for the year ended December 31, 2024, respectively

(bb)

To reflect the impact of the allocation of net loss attributable to noncontrolling interest resulting from the issuance of preferred shares of Angel Studios 024, as discussed further in Note 3(ddd). The adjustment to net loss attributable to noncontrolling interests is presented as $0.00 as Angel Studios 024 had no net income or net loss for the six months ended June 30, 2025 and for the year ended December 31, 2024, respectively.

Pro Forma Transaction Accounting Adjustments:

(a)	To reflect expense recognized for the directors’ and officers’ tail insurance policy recorded in Note 3(d).
(b)

To reflect three months and one year of amortization expense for the Combined Company’s directors’ and officers’ insurance policy recorded in Note 3(b) for the six months ended June 30, 2025 and for the year ended December 31, 2024, respectively.

(c)

To reflect an adjustment to income taxes as a result of the tax impact of the pro forma adjustments using a blended income tax rate of 25.6% for the six months ended June 30, 2025 and for the year ended December 31, 2024, respectively. The tax rate is based on a federal income tax rate of 21.0% and state income tax rate of 4.6%.

(d)

To reflect an adjustment to eliminate the impact of the change in the fair value of the 11,700,000 liability-classified SAC Private Placement Warrants as it is assumed that the derivative warrant liability would have been eliminated upon the forfeiture of the SAC Private Placement Warrants by the Sponsor under the Sponsor Support Agreement (Note 3(k)).

(e)

To reflect the reversal of previously recognized non-redemption agreement expense upon the Closing, as this expense would not have been incurred because the Combined Company does not have redeemable shares.

(f)	To reflect the removal of the previously recognized income from SAC’s marketable securities held in Trust Account as the Trust Account will be released upon the Closing.
(g)	To reflect the estimated transaction costs of ASI which cannot be deferred and offset against proceeds of the offering associated with Closing.

(h)

To reflect the estimated transaction costs of SAC for certain accounting, auditing and other professional fees expected to be incurred in connection with the Merger that are not deemed directly attributable to the offering of securities associated with the Closing. This is a non-recurring item.

(i)

To reflect the removal of the change in fair value of warrant liability of the SAC Public Warrants due to the Warrant Conversion in Note 3(l) occurred on January 1, 2024 for purposes of the pro forma statement of operations.

(j)

The pro forma basic and diluted net loss per share attributable to controlling interests amounts for the six months ended June 30, 2025 and for the year ended December 31, 2024, respectively are computed using the two-class method required for companies with multiple classes of common stock, which determines net loss per share or earnings per common share for each class of common stock according to dividends declared or accumulated and participation rights in distributed and undistributed earnings or losses. The pro forma weighted average shares outstanding presented in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2025 and for the year ended December 31, 2024, respectively are based on the number of Combined Company shares assumed outstanding as of the Closing, assuming the Closing occurred on January 1, 2024.

Pro forma basic and diluted net loss per share attributable to controlling interests is calculated as follows for the six months ended June 30, 2025:

	Six Months Ended June 30, 2025
	Class A	Class B
Numerator:
Allocation of pro forma net loss attributable to controlling interests	$(32,113,804)	$(21,889,688)
Less: Deemed dividend for redemption of preferred stock of ASI subsidiary classified as a noncontrolling interest	$(520,329)	$(354,671)
Allocation of pro forma net loss attributable to controlling interests	$(32,634,133)	$(22,244,359)
Denominator:
Non-redeemable SAC Class A Common Stock outstanding immediately prior to the Closing, which will represent Combined Company Class A Common Stock effective January 1, 2024 as a result of assuming closing of the Merger on January 1, 2024	6,938,037	—
Assumed January 1, 2024 issuance of Combined Company Class A Common Stock to ASI stockholders as a result of assuming closing of the Merger on January 1, 2024	93,873,782	—
Assumed January 1, 2024 issuance of Combined Company Class B Common Stock to ASI stockholders as a result of assuming closing of the Merger on January 1, 2024	—	68,716,220
Pro forma weighted-average shares outstanding - basic and diluted	100,811,819	68,716,220
Pro forma net loss per share:
Pro forma net loss per share attributable to controlling interests, Combined Company Class A Common Stock - basic and diluted	$(0.32)
Pro forma net loss per share attributable to controlling interests, Combined Company Class B Common Stock - basic and diluted		$(0.32)

The following securities were excluded from the computation of pro forma diluted net loss per share attributable to controlling interests for the six months ended June 30, 2025 because including them would have had an anti-dilutive effect:

Six Months Ended June 30, 2025
Options to purchase Combined Company Class A Common Stock(1)	14,721,968
Options to purchase Combined Company Class B Common Stock(2)	17,038,108
Total anti-dilutive Combined Company Common Stock	31,760,076
(1)

These amounts represent 2,751,532 ASI Options to purchase shares of ASI Class C Common Stock outstanding immediately prior to the Closing which will convert into 2,751,532 Combined Company Options to purchase shares of Combined Company Class A Common Stock at the Closing. These 2,751,532 Combined Company Options will be exercisable for 14,721,968 shares of Combined Company Class A Common Stock equal to the 2,751,532 Combined Company Options multiplied by the assumed exchange ratio of 5.3504621. The assumed exchange ratio of 5.3504621 is calculated as (x) the Base Purchase Price equal to the sum of $1.5 billion (the pre-transaction equity value of ASI) and $125.9 million (the aggregate gross proceeds of the Company Interim Financing) divided by $10.00 which is then divided by (y) the sum of (A) 11,255,686 shares of ASI Class A common stock plus (B) 6,289,300 shares of ASI Class C common stock plus (C) 2,985,041 shares of ASI Class B common stock plus (D) 9,858,003 shares of ASI Class F common stock, in each case assumed to be outstanding immediately prior to the Closing.

(2)

These amounts represent 3,184,418 ASI Options to purchase shares of ASI Class F Common Stock outstanding immediately prior to the Closing which will convert into 3,184,418 Combined Company Options to purchase shares of Combined Company Class B Common Stock at the Closing. These 3,184,418 Combined Company Options will be exercisable for 17,038,108 shares of Combined Company Class B Common Stock equal to the 3,184,418 Combined Company Options multiplied by the assumed exchange ratio of 5.3504621. The assumed exchange ratio of 5.3504621 is calculated as (x) the Base Purchase Price equal to the sum of $1.5 billion (the pre-transaction equity value of ASI) and $125.9 million (the aggregate gross proceeds of the Company Interim Financing) divided by $10.00 which is then divided by (y) the sum of (A) 11,255,686 shares of ASI Class A common stock plus (B) 6,289,300 shares of ASI Class C common stock plus (C) 2,985,041 shares of ASI Class B common stock plus (D) 9,858,003 shares of ASI Class F common stock, in each case assumed to be outstanding immediately prior to the Closing.

Pro forma basic and diluted net loss per share attributable to controlling interests is calculated as follows for the year ended December 31, 2024:

	Year Ended December 31, 2024
	Class A	Class B
Numerator:
Allocation of pro forma net loss attributable to controlling interests	$(59,353,000)	$(40,456,703)
Denominator:

SAC Class A Common Stock outstanding immediately prior to the Closing, which represent Combined Company Class A Common Stock effective January 1, 2024 as a result of assuming closing of the Merger on January 1, 2024	6,938,037	—
Assumed January 1, 2024 issuance of Combined Company Class A Common Stock to ASI stockholders as a result of assuming closing of the Merger on January 1, 2024	93,873,782	—
Assumed January 1, 2024 issuance of Combined Company Class B Common Stock to ASI stockholders as a result of assuming closing of the Merger on January 1, 2024	—	68,716,220
Pro forma weighted-average shares outstanding - basic and diluted	100,811,819	68,716,220
Pro forma net loss per share:
Pro forma net loss per share attributable to controlling interests, Combined Company Class A Common Stock - basic and diluted	$(0.59)
Pro forma net loss per share attributable to controlling interests, Combined Company Class B Common Stock - basic and diluted		$(0.59)

The following securities were excluded from the computation of pro forma diluted net loss per share attributable to controlling interests for the year ended December 31, 2024 because including them would have had an anti-dilutive effect:

Year Ended December 31, 2024
Options to purchase Combined Company Class A Common Stock(1)	14,721,968
Options to purchase Combined Company Class B Common Stock(2)	17,038,108
Total anti-dilutive Combined Company Common Stock	31,760,076
(1)

These amounts represent 2,751,532 ASI Options to purchase shares of ASI Class C Common Stock outstanding immediately prior to the Closing which will convert into 2,751,532 Combined Company Options to purchase shares of Combined Company Class A Common Stock at the Closing. These 2,751,532 Combined Company Options will be exercisable for 14,721,968 shares of Combined Company Class A Common Stock equal to the 2,751,532 Combined Company Options multiplied by the assumed exchange ratio of 5.3504621. The assumed exchange ratio of 5.3504621 is calculated as (x) the Base Purchase Price equal to the sum of $1.5 billion (the pre-transaction equity value of ASI) and $125.9 million (the aggregate gross proceeds of the Company Interim Financing) divided by $10.00 which is then divided by (y) the sum of (A) 11,255,686 shares of ASI Class A common stock plus (B) 6,289,300 shares of ASI Class C common stock plus (C) 2,985,041 shares of ASI Class B common stock plus (D) 9,858,003 shares of ASI Class F common stock, in each case assumed to be outstanding immediately prior to the Closing.

(2)

These amounts represent 3,184,418 ASI Options to purchase shares of ASI Class F Common Stock outstanding immediately prior to the Closing which will convert into 3,184,418 Combined Company Options to purchase shares of Combined Company Class B Common Stock at the Closing. These 3,184,418 Combined Company Options will be exercisable for 17,038,108 shares of

Combined Company Class B Common Stock equal to the 3,184,418 Combined Company Options multiplied by the assumed exchange ratio of 5.3504621. The assumed exchange ratio of 5.3504621 is calculated as (x) the Base Purchase Price equal to the sum of $1.5 billion (the pre-transaction equity value of ASI) and $125.9 million (the aggregate gross proceeds of the Company Interim Financing) divided by $10.00 which is then divided by (y) the sum of (A) 11,255,686 shares of ASI Class A common stock plus (B) 6,289,300 shares of ASI Class C common stock plus (C) 2,985,041 shares of ASI Class B common stock plus (D) 9,858,003 shares of ASI Class F common stock, in each case assumed to be outstanding immediately prior to the Closing.

5.	Conforming Accounting Policies and Reclassification Adjustments

During the preparation of this unaudited pro forma condensed combined financial information, ASI performed a preliminary analysis of SAC’s financial information to identify differences in financial statement presentation as compared to the presentation of ASI. Certain reclassification adjustments have been made to conform SAC’s historical financial statement presentation to ASI’s historical financial statement presentation. Following the completion of the Merger, or as more information becomes available, ASI will finalize the review of financial statement presentation, which could differ from the presentation set forth in the unaudited pro forma condensed combined financial information presented herein.

The following items represent certain reclassification adjustments to conform the presentation of SAC’s historical statement of operations for the six months ended June 30, 2025 and for the year ended December 31, 2024 to the presentation of ASI’s historical consolidated statement of operations for the six months ended June 30, 2025 and for the year ended December 31, 2024, respectively. These reclassification adjustments have no impact on net loss for the six months ended June 30, 2025 and for the year ended December 31, 2024, respectively, and are summarized below:

(In thousands)
Angel Studios, Inc.	Southport Acquisition	Six Months Ended
Historical Consolidated	Corp. Historical	June 30, 2025
Statement of Operations	Consolidated Statement of	Southport Acquisition			Southport Acquisition
Line Items	Operations Line Items	Corp. (Historical)	Reclassification	Notes	Corp Reclassified
Revenue:
Licensed content and other revenue		$—	$—		$—
Pay it forward revenue		—	—		—
Total Revenue		—	—		—
Operating expense:	Operating expense:
Cost of revenues		—	—		—
Selling and marketing		—	—		—
General and administrative		—	419	5(a)	419
Research and development		—	—		—
Legal expense		—	—		—
	Administrative expenses	116	(116)	5(a)	—
	Administrative expenses - related party	90	(90)	5(a)	—
	Legal and accounting expenses	345	(345)	5(a)	—
	Insurance expense	51	(51)	5(a)	—
	Franchise tax expense	(183)	183	5(a)	—
Total operating expense	Total operating expense	419	—		419
Loss from operations	Loss from operations	(419)	—		(419)

Other income (expense):	Other income (expense):
Net gain on digital assets		—	—		—
Interest expense		—	—		—
Interest income		—	—		—
Impairment of failed acquisition					—
	Change in fair value of warrant liability	(1,159)	—		(1,159)
	Dividend income on marketable securities held in trust account	9	—		9
Total other expense	Total other expense	(1,150)	—		(1,150)
Loss before provision for income taxes	Loss before provision for income taxes	(1,569)	—		(1,569)
Income tax expense	Income tax expense	(89)	—		(89)
Net loss	Net loss	$(1,658)	$—		$(1,658)

(In thousands)
Angel Studios, Inc.	Southport Acquisition	Year Ended
Historical Consolidated	Corp. Historical	December 31, 2024
Statement of Operations	Consolidated Statement of	Southport Acquisition			Southport Acquisition
Line Items	Operations Line Items	Corp. (Historical)	Reclassification	Notes	Corp Reclassified
Revenue:
Licensed content and other revenue		$—	$—		$—
Pay it forward revenue		—	—		—
Total Revenue		—	—		—
Operating expense:	Operating expense:
Cost of revenues		—	—		—
Selling and marketing		—	—		—
General and administrative		—	1,587	5(a)	1,587
Research and development		—	—		—
Legal expense		—	—		—
Net loss on digital assets		—	—		—
	Administrative expenses	206	(206)	5(a)	—
	Administrative expenses - related party	180	(180)	5(a)	—
	Legal and accounting expenses	721	(721)	5(a)	—
	Insurance expense	227	(227)	5(a)	—
	Franchise tax expense	239	(239)	5(a)	—
	Other operating costs	14	(14)	5(a)	—
Total operating expense	Total operating expense	1,587	—		1,587
Loss from operations	Loss from operations	(1,587)	—		(1,587)

Other (expense) income:	Other (expense) income:
Interest expense		—	—		—
Interest income		—	—		—
Impairment of investment in affiliates
	Change in fair value of warrant liability	(4,059)	—		(4,059)
	Dividend income on marketable securities held in trust account	966	—		966
	Financing expense	(275)	—		(275)
Total other expense	Total other expense	(3,368)	—		(3,368)
Loss before provision for income taxes	Loss before provision for income taxes	(4,955)	—		(4,955)
Income tax expense	Income tax expense	(152)	—		(152)
Net loss	Net loss	$(5,107)	$—		$(5,107)
(a)

To reclassify SAC’s insurance expense, administrative expenses, administrative expenses – related party, legal and accounting expenses, franchise tax expense and other operating costs to general and administrative expense.

ANGEL STUDIOS, INC.

ANGEL STUDIOS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	As of
	June 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$27,999,679	$7,211,826
Accounts receivable, net	20,911,417	16,234,301
Current portion of licensing receivables, net	8,785,563	8,785,636
Physical media inventory	1,474,442	1,711,638
Current portion of notes receivable	1,424,394	747,282
Digital assets receivable	28,750,840	—
Loan guarantee receivable	10,018,409	9,112,500
Prepaid expenses and other	9,768,056	9,146,017
Total current assets	109,132,800	52,949,200

Licensing receivables, net	8,011,726	12,074,629
Notes receivable, net of current portion	4,091,765	4,235,344
Property and equipment, net	616,105	778,927
Content, net	1,865,725	1,710,866
Intangible assets, net	1,880,631	1,917,155
Digital assets	3,722,670	12,457,387
Investments in affiliates	12,135,380	9,066,137
Operating lease right-of-use assets	2,544,912	2,744,693
Other long-term assets	4,089,924	589,924
Total assets	$148,091,638	$98,524,262

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$7,829,464	$7,929,482
Accrued expenses	19,243,682	13,074,655
Current portion of accrued licensing royalties	21,775,937	15,362,400
Current portion of notes payable	29,637,300	11,455,940
Current portion of operating lease liabilities	782,081	673,295
Deferred revenue	40,110,763	22,171,808
Loan guarantee payable	4,018,409	9,112,500
Current portion of accrued settlement costs	294,426	280,238
Total current liabilities	123,692,062	80,060,318

Accrued settlement costs, net of current portion	3,940,886	4,091,733
Accrued licensing royalties, long-term	5,033,766	8,367,099
Notes payable, net of current portion	5,772,849	—
Operating lease liabilities, net of current portion	1,859,987	2,153,463
Total liabilities	$140,299,550	$94,672,613

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value, 85,000,000 shares authorized; 28,500,548 and 26,987,787 shares issued and outstanding as of June 30, 2025, and December 31, 2024, respectively	$28,500	$26,987
Additional paid-in capital	140,129,379	95,472,458
Noncontrolling interests	4,842,372	8,222,953
Accumulated deficit	(137,208,163)	(99,870,749)
Total stockholders’ equity	7,792,088	3,851,649
Total liabilities and stockholders’ equity	$148,091,638	$98,524,262

See accompanying notes to the condensed consolidated financial statements

ANGEL STUDIOS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenue:
Licensed content and other revenue	$87,397,850	$15,306,128	$133,604,594	$40,576,400
Pay it Forward revenue	243,566	1,200,298	1,477,462	4,788,232
Total revenue	87,641,416	16,506,426	135,082,056	45,364,632

Operating expenses:
Cost of revenues	27,286,383	9,787,029	46,766,587	23,701,627
Selling and marketing	61,510,343	16,328,695	112,035,657	37,821,260
General and administrative	9,838,725	4,670,798	17,205,979	9,913,236
Research and development	3,757,264	3,668,698	7,115,168	8,033,936
Legal expense	6,685,984	5,280,402	7,100,497	8,709,589
Total operating expenses	109,078,699	39,735,622	190,223,888	88,179,648
Operating loss	(21,437,283)	(23,229,196)	(55,141,832)	(42,815,016)

Other income (expense):
Net gain on digital assets	7,452,328	732,410	4,153,223	732,410
Interest expense	(2,742,902)	(945,279)	(4,307,057)	(1,517,070)
Interest income	1,408,200	936,241	2,532,891	1,826,501
Impairment of failed acquisition	(500,000)	—	(500,000)	—
Total other income	5,617,626	723,372	1,879,057	1,041,841
Loss before income tax benefit	(15,819,657)	(22,505,824)	(53,262,775)	(41,773,175)
Income tax benefit	—	—	—	(4,403,068)
Net loss	$(15,819,657)	$(22,505,824)	$(53,262,775)	$(37,370,107)

Net income (loss) attributable to noncontrolling interests	62,865	(23,011)	36,657	(43,210)
Net loss attributable to controlling interests	$(15,882,522)	$(22,482,813)	$(53,299,432)	$(37,326,897)

Net loss per common share - basic	$(0.569)	$(0.889)	$(1.933)	$(1.485)
Net loss per common share - diluted	$(0.569)	$(0.889)	$(1.933)	$(1.485)

Weighted average common shares outstanding - basic	27,928,342	25,276,878	27,574,641	25,138,698
Weighted average common shares outstanding - diluted	27,928,342	25,276,878	27,574,641	25,138,698

See accompanying notes to the condensed consolidated financial statements

ANGEL STUDIOS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (Unaudited)

	Three Months Ended
	Common Stock								Additional
	Class A		Class B		Class C		Class F		Paid-in	Accumulated	Noncontrolling	Total
	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Capital	Deficit	Interests	Equity
Balance as of March 31, 2025	11,270,828	$11,271	3,005,416	$3,005	3,401,888	$3,402	9,788,472	$9,788	$112,917,006	$(121,325,641)	$2,425,339	$(5,955,830)
Stock options exercised	—	—	—	—	—	—	23,996	24	110,193	—	—	110,217
Issuance of common stock, net of fees	—	—	—	—	1,012,026	1,012	—	—	23,705,954	—	—	23,706,966
Transfer of common stock	(15,142)	(15)	(8,181)	(8)	27,631	27	(4,308)	(4)	—	—	—	—
Repurchase of common stock	—	—	—	—	(5)	—	(2,073)	(2)	(67,909)	—	—	(67,911)
Stock-based compensation expense	—	—	—	—	—	—	—	—	2,126,929	—	—	2,126,929
Convertible note beneficial conversion feature	—	—	—	—	—	—	—	—	1,114,338	—	—	1,114,338
Issuance of warrants	—	—	—	—	—	—	—	—	222,868	—	—	222,868
Contributions from noncontrolling interests, net of fees	—	—	—	—	—	—	—	—	—	—	8,104,168	8,104,168
Redemptions from noncontrolling interests	—	—	—	—	—	—	—	—	—	—	(5,750,000)	(5,750,000)
Net income (loss)	—	—	—	—	—	—	—	—	—	(15,882,522)	62,865	(15,819,657)
Balance as of June 30, 2025	11,255,686	$11,256	2,997,235	$2,997	4,441,540	$4,441	9,806,087	$9,806	$140,129,379	$(137,208,163)	$4,842,372	$7,792,088

Balance as of March 31, 2024	10,939,165	$10,939	3,346,358	$3,346	1,084,484	$1,085	9,636,279	$9,636	$50,908,243	$(24,919,100)	$(171,869)	$25,842,280
Stock options exercised	—	—	—	—	—	—	84,283	84	152,388	—	—	152,472
Issuance of common stock, net of fees	—	—	—	—	581,803	582	—	—	8,249,389	—	—	8,249,971
Transfer of common stock	—	—	—	—	15,136	15	(15,136)	(15)	—	—	—	—
Repurchase of common stock	—	—	—	—	—	—	(4,412)	(4)	(62,558)	—	—	(62,562)
Stock-based compensation expense	—	—	—	—	—	—	—	—	502,909	—	—	502,909
Cumulative translation adjustment	—	—	—	—	—	—	—	—	—	(238)	—	(238)
Net loss	—	—	—	—	—	—	—	—	—	(22,482,813)	(23,011)	(22,505,824)
Balance as of June 30, 2024	10,939,165	$10,939	3,346,358	$3,346	1,681,423	$1,682	9,701,014	$9,701	$59,750,371	$(47,402,151)	$(194,880)	$12,179,008

See accompanying notes to the condensed consolidated financial statements

ANGEL STUDIOS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (Unaudited)

	Six Months Ended

	Common Stock								Additional
	Class A		Class B		Class C		Class F		Paid-in	Accumulated	Noncontrolling	Total
	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Capital	Deficit	Interests	Equity
Balance as of December 31, 2024	11,270,828	$11,271	3,005,416	$3,005	2,950,235	$2,950	9,761,308	$9,761	$95,472,458	$(99,870,749)	$8,222,953	$3,851,649
Stock options exercised	—	—	—	—	—	—	53,184	53	190,680	—	—	190,733
Issuance of common stock, net of fees	—	—	—	—	1,463,692	1,464	—	—	38,502,206	—	—	38,503,670
Transfer of common stock	(15,142)	(15)	(8,181)	(8)	27,631	27	(4,308)	(4)	—	—	—	—
Repurchase of common stock	—	—	—	—	(18)	—	(4,097)	(4)	(132,936)	—	—	(132,940)
Stock-based compensation expense	—	—	—	—	—	—	—	—	4,759,765	—	—	4,759,765
Convertible note beneficial conversion feature	—	—	—	—	—	—	—	—	1,114,338	—	—	1,114,338
Issuance of warrants	—	—	—	—	—	—	—	—	222,868	—	—	222,868
Digital assets market value adjustment	—	—	—	—	—	—	—	—	—	15,962,018	—	15,962,018
Contributions from noncontrolling interests, net of fees	—	—	—	—	—	—	—	—	—	—	8,332,762	8,332,762
Redemptions from noncontrolling interests	—	—	—	—	—	—	—	—	—	—	(11,750,000)	(11,750,000)
Net loss	—	—	—	—	—	—	—	—	—	(53,299,432)	36,657	(53,262,775)
Balance as of June 30, 2025	11,255,686	$11,256	2,997,235	$2,997	4,441,540	$4,441	9,806,087	$9,806	$140,129,379	$(137,208,163)	$4,842,372	$7,792,088

Balance as of December 31, 2023	10,939,165	$10,939	3,346,358	$3,346	898,316	$899	9,807,461	$9,807	$49,875,530	$(10,073,191)	$(151,670)	$39,675,660
Stock options exercised	—	—	—	—	—	—	102,889	103	224,064	—	—	224,167
Issuance of common stock, net of fees	—	—	—	—	581,803	582	—	—	8,249,389	—	—	8,249,971
Transfer of common stock	—	—	—	—	201,304	201	(201,304)	(201)	—	—	—	—
Repurchase of common stock	—	—	—	—	—	—	(8,032)	(8)	(113,886)	—	—	(113,894)
Stock-based compensation expense	—	—	—	—	—	—	—	—	1,515,274	—	—	1,515,274
Cumulative translation adjustment	—	—	—	—	—	—	—	—	—	(2,063)	—	(2,063)
Net loss	—	—	—	—	—	—	—	—	—	(37,326,897)	(43,210)	(37,370,107)
Balance as of June 30, 2024	10,939,165	$10,939	3,346,358	$3,346	1,681,423	$1,682	9,701,014	$9,701	$59,750,371	$(47,402,151)	$(194,880)	$12,179,008

See accompanying notes to the condensed consolidated financial statements

ANGEL STUDIOS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities:
Net loss	$(53,262,775)	$(37,370,107)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Depreciation and amortization	437,579	524,206
Amortization of operating lease assets	345,761	343,521
Stock-based compensation expense	4,759,765	1,515,274
Net gain on digital assets	(4,153,223)	(732,410)
Investments in affiliates gain	(87,211)	(38,891)
Non-cash interest expense	161,285	—
Impairment of failed acquisition	500,000	—
Change in deferred income taxes	—	(4,403,068)
Change in operating assets and liabilities:
Accounts receivable	(4,677,116)	16,539,539
Physical media inventory	237,196	(279,532)
Prepaid expenses and other current assets	(622,039)	(990,694)
Licensing receivables	4,062,976	(5,862,011)
Other long-term assets	—	(15,000)
Accounts payable and accrued expenses	6,910,533	2,082,526
Accrued licensing royalties	3,080,204	(3,918,106)
Operating lease liabilities	(330,670)	(325,368)
Deferred revenue	17,938,955	3,768,831
Net cash and cash equivalents used in operating activities	(24,698,780)	(29,161,290)

Cash flows from investing activities:
Purchases of property and equipment	(118,942)	(244,581)
Issuance of notes receivable	(974,176)	(1,352,311)
Collections of notes receivable	440,643	1,688,769
Purchase of digital assets	—	(48,515)
Sale of digital assets	99,118	964,178
Purchase of content	(4,274,150)	(317,747)
Investments in affiliates	(2,982,032)	39,458
Net cash and cash equivalents provided by (used in) investing activities	(7,809,539)	729,251

Cash flows from financing activities:
Repayment of notes payable	(24,338,861)	(15,660,616)
Repayment of loan guarantee	(6,000,000)	—
Receipt of notes payable	48,891,000	15,043,019
Repayment of accrued settlement costs	(136,660)	(123,807)
Exercise of stock options	190,733	224,167
Issuance of common stock	38,503,670	8,249,971
Contribution of equity in noncontrolling interests	8,731,422	—
Redemption of equity in noncontrolling interests	(11,750,000)	—
Fees related to issuance of common stock and minority interest	(398,660)	—
Repurchase of common stock	(132,940)	(113,894)
Debt financing fees	(263,532)	—
Net cash and cash equivalents provided by financing activities	53,296,172	7,618,840

Effect of changes in foreign currency exchange rates on cash and cash equivalents	—	(2,063)

Net increase (decrease) in cash and cash equivalents	20,787,853	(20,815,262)
Cash and cash equivalents at beginning of period	7,211,826	25,201,425

Cash and cash equivalents at end of period	$27,999,679	$4,386,163

Supplemental disclosure of cash flow information:
Cash paid for interest	$2,624,497	$949,124

Supplemental schedule of noncash financing activities:
Adoption of ASU No. 2023-08	$15,962,018	$—
Change from digital assets to digital assets receivable	21,748,336	—
Operating lease right-of-use assets and liabilities	145,980	2,137,262

See accompanying notes to the condensed consolidated financial statements

Angel Studios, Inc.

Notes to the Condensed Consolidated Financial Statements

(Unaudited)

The financial information presented in these unaudited financial statements is condensed and should be read in conjunction with the entity’s latest annual audited financial statements. Interim disclosures generally do not repeat those in the annual statements.

1.Description of Organization and Summary of Significant Accounting Policies

Organization

The company comprises Angel Studios, Inc., a Delaware corporation, and its subsidiaries and affiliates (collectively, the “Company”). The Company’s mission is to share stories with the world that amplify light. This is done by aligning the Company’s interests with those of the creators and the audience and utilizing the wisdom of crowds to help guide decisions on the content that gets created.

Proposed Business Combination

The Merger

On September 11, 2024, the Company entered into that certain Agreement and Plan of Merger by and among the Company, Southport Acquisition Corporation (“Southport”) and Sigma Merger Sub, Inc. (“Merger Sub”) (the “Merger Agreement”).

The Merger Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur:

1.	at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), upon the terms and subject to the conditions thereof, and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Southport (the “Merger or Business Combination”);
2.	at the Closing, all of the outstanding capital stock of the Company (other than shares subject to Company options, shares held in treasury and any dissenting shares) will be converted into the right to receive shares of common stock, par value $0.0001 per share, of Southport (“Southport Common Stock”), in an aggregate amount equal to (x) $1.5 billion plus the aggregate gross proceeds of any capital raised by the Company prior to the Closing, divided by (y) $10.00;
3.	at the Closing, all of the outstanding options to acquire capital stock of the Company will be converted into comparable options to acquire shares of Southport Common Stock (subject to appropriate adjustments to the number of shares of Southport Common Stock underlying such options and the exercise price of such options);
4.	subject to the approval of the holders of Southport’s public warrants, Southport will amend its public warrants so that, immediately prior to the Closing, each of the issued and outstanding Southport public warrants automatically will convert into 0.1 newly issued share of Southport class A common stock and such warrants will cease to be outstanding (the “Warrant Conversion”); and
5.	at the Closing, Southport will be renamed “Angel Studios, Inc.”

The board of directors of Southport has unanimously (i) approved and declared advisable the Merger Agreement and the Merger and (ii) resolved to recommend approval of the Merger Agreement and related matters by the stockholders of Southport.

The Merger Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which occurred on December 5, 2024, (ii) the absence of any law or injunction prohibiting the consummation of the Merger, (iii) the effectiveness of the registration statement on Form S-4 to be filed by Southport in connection with the transaction, (iv) the approval of the Merger Agreement and the transactions contemplated thereby by the respective stockholders of Southport and the Company, (v) the approval by Southport’s stockholders of an extension to Southport’s deadline to consummate a business combination to September 30, 2025, which approval was obtained on November 13, 2024, (vi) the receipt of approval for listing on the New York Stock Exchange or the Nasdaq Stock Market (or any other nationally recognized stock exchange in the United States as may be agreed by the Company and Southport) of the Southport class A common stock (including shares issued in the transaction), (vii) Southport having at least

$5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) upon the Closing, (viii) the performance in all material respects of the respective covenants of Southport and the Company to be performed as of or prior to the Closing, including with respect to Southport, the covenant with respect to the warrantholder approval and (ix) the representations and warranties of Southport and the Company remaining accurate (to such standards described in the Merger Agreement) as of the effective time of the Merger.

Each party’s obligations to consummate the Merger are also conditioned upon the accuracy of the other party’s representations and warranties, subject to customary materiality and material adverse effect qualifiers, and the performance in all material respects by the other party of its covenants in the Merger Agreement to be performed as of or prior to the Closing.

The Merger Agreement contains customary representations and warranties by Southport, Merger Sub and the Company. The representations and warranties of the respective parties to the Merger Agreement generally will not survive the Closing.

The Merger Agreement may be terminated at any time prior to the Closing (i) by written consent of Southport and the Company, (ii) by either the Company or Southport, if certain approvals of the stockholders of Southport or the Company, to the extent required under the Merger Agreement, are not obtained as set forth therein, (iii) by the Company, if there is a Modification in Recommendation (as defined in the Merger Agreement), or by Southport, if there is a Company Modification in Recommendation (as defined in the Merger Agreement), and (iv) by either Southport or the Company in certain other circumstances set forth in the Merger Agreement, including (a) if any governmental authority shall have issued or otherwise entered a final, nonappealable order making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger, (b) in the event of certain uncured material breaches by the other party or (c) if the Closing has not occurred on or before September 30, 2025.

Certain Related Agreements

The Sponsor Support Agreement

On September 11, 2024, Southport also entered into a Sponsor Support Agreement (the “Sponsor Support Agreement”), by and among Southport, Southport Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and the Company, pursuant to which the Sponsor has agreed to, among other things, (i) vote in favor of the Merger Agreement and the transactions contemplated thereby and (ii) not redeem its shares of Southport Common Stock in connection therewith. In addition, the Sponsor has agreed to forfeit all of the Southport private placement warrants held by it at the Closing for no additional consideration. The Sponsor has also agreed to cover certain expenses incurred by Southport that are unpaid and payable at the Closing in excess of a specified cap. The Sponsor Support Agreement will terminate upon the earlier of the termination of the Merger Agreement or written agreement by the parties.

Angel Studios Stockholder Support Agreement

On September 11, 2024, Southport also entered into a Stockholder Support Agreement (the “Angel Studios Stockholder Support Agreement”) by and among Southport, the Company and certain stockholders of the Company (the “Key Stockholders”). Under the Angel Studios Stockholder Support Agreement, the Key Stockholders agreed, with respect to the outstanding shares of the Company’s common stock held by such Key Stockholders, to vote their shares or execute and deliver a written consent adopting the Merger Agreement and related transactions and approving the Merger Agreement and transactions contemplated thereby.

Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, Southport, the Sponsor, certain equityholders of the Company, Jared Stone and the other parties thereto, will enter into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which Southport will grant customary registration rights to the other parties thereto, including to register for resale, pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), certain shares of Southport Common Stock that are held by the other parties thereto.

Lock-Up Agreement

The Merger Agreement contemplates that, at the Closing, Southport and the Key Holders (as defined in the Merger Agreement) will enter into a Lock-Up Agreement (the “Lock-Up Agreement”). The Lock-Up Agreement contains certain restrictions on transfer with respect to shares of Southport Common Stock held by the Key Holders immediately following the Closing (other than shares purchased in the public market after the Closing) and the shares of Southport Common Stock issued to directors and executive officers of the combined company upon settlement or exercise of stock options or other equity awards outstanding as of immediately following the Closing in respect of awards of the Company outstanding immediately prior to the Closing (the “Lock-Up Shares”). Such restrictions begin at the Closing and end on the earlier of (i) one year after the Closing and (ii) (a) for 33.0% of the Lock-Up Shares, the date on which the last reported sale price of Southport Common Stock equals or exceeds $12.50 per share for any twenty trading days within any thirty-trading day period commencing at least thirty days after the Closing and (b) for an additional 50.0% of the Lock-up Shares, the date on which the last reported sale price of Southport Common Stock equals or exceeds $15.00 per share for any twenty trading days within any thirty-trading day period commencing at least thirty days after the Closing.

The foregoing descriptions of the Merger Agreement, the Sponsor Support Agreement and the Angel Studios Stockholder Support Agreement, and the transactions and documents contemplated thereby (including, without limitation, the Registration Rights Agreement and the Lock-Up Agreement), are not complete and are subject to and qualified in their entirety by reference to the Merger Agreement, the Sponsor Support Agreement and the Angel Studios Stockholder Support Agreement, copies of which were filed with a Current Report on Form 8-K/A on September 11, 2024, as Exhibit 2.1, Exhibit 10.1 and Exhibit 10.2, respectively, and the terms of which are incorporated by reference herein.

Amendment to Agreement and Plan of Merger

On February 14, 2025, Southport, the Company and Merger Sub entered into the Amendment No. 1 to Agreement and Plan of Merger (the “Merger Agreement Amendment”), which amends the Merger Agreement to make the following adjustments:

1.	Remove the closing condition requiring Southport to have at least $5,000,001 of net tangible assets upon the Closing;

2.	Amend the definition of “Acquiror Expense Cap” in the Merger Agreement to increase the amount of expenses from an amount equal to (a) $11,000,000.00 minus (b) the aggregate amount of reasonable and documented Transaction Expenses; provided that the amount in clause (b) shall not exceed $3,500,000.00; to an amount equal to (a) $11,415,000.00 minus (b) the aggregate amount of reasonable and documented Transaction Expenses; provided that the amount in clause (b) shall not exceed $3,863,342.00;

3.	Amend the definition of “Transaction Expenses” in the Merger Agreement to include costs and expenses related to the preparation, filing and distribution of the joint proxy statement/prospectus and other Company Securities and Exchange Commission (“SEC”) filings; and

4.	Amend the provision regarding expense statements to increase the amount of expenses from $11,000,000.00 to $11,415,000.00.

The Merger Agreement Amendment was filed with a Current Report on Form 8-K on February 18, 2025, as Exhibit 2.1, and is incorporated herein by reference.

The Merger Agreement, the Merger Agreement Amendment, the Sponsor Support Agreement and the Angel Studios Stockholder Support Agreement and the other documents related thereto (collectively, the “Transaction Documents”) have been included to provide investors with information regarding their terms. They are not intended to provide any other factual information about the Company, Southport or their respective affiliates. The representations, warranties, covenants and agreements contained in the Transaction Documents were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Transaction Documents and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Transaction Documents instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Transaction Documents and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the applicable dates of the Transaction Documents, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Basis of Presentation

The condensed consolidated financial statements include the accounts of the Company. All significant intercompany balances and transactions have been eliminated in consolidation.

The unaudited condensed consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of the Company’s management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been reflected in these unaudited condensed consolidated financial statements. Operating results for three and six months ended June 30, 2025, are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2025. The balance sheet at December 31, 2024 has been derived from the audited financial statements at that date, but does not include all the information and footnotes required by GAAP for complete financial statements. The accompanying unaudited condensed consolidated financial statements should be read together with the annual audited consolidated financial statements and related notes for the fiscal year ended December 31, 2024 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 28, 2025.

As comprehensive income equals net income, separate statements of comprehensive income were not included in the accompanying condensed consolidated financial statements.

Reclassifications

Certain prior period balances have been reclassified to conform to the current period presentation in the condensed consolidated financial statements and the accompanying notes.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect reported amounts and disclosures. Accordingly, actual results could differ from those estimates. Estimates are based on historical experience and on various other assumptions that the Company believes to be reasonable under the circumstances. Regularly, the Company evaluates the assumptions, judgments, and estimates. Actual results may differ from these estimates.

Fair Value Measurements

The Company applies the accounting provisions related to fair value measurements given in ASC 820, Fair Value Measurements. These provisions define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. They also establish a hierarchy that prioritizes the information used in developing fair value estimates and require disclosure of fair value measurements by level within the fair value hierarchy. The hierarchy gives the highest priority to quoted prices in active markets (Level 1 measurements) and the lowest priority to unobservable data (Level 3 measurements), such as the reporting entity’s own data. These provisions also provide valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flows), and the cost approach (cost to replace the service capacity of an asset or replacement cost).

An asset or liability’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of the valuation hierarchy are defined as follows:

Level 1: Observable inputs such as quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2: Inputs other than quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3: Unobservable inputs that reflect the Company’s own assumptions

Digital Assets and Digital Assets Receivable

In 2021, the Company saw a need to further diversify and maximize returns on cash balances that are not required to maintain adequate operating liquidity. As such, the Company implemented a policy that would allow for the investment in bitcoin (digital assets) under this policy. The Company believes their bitcoin holdings are highly liquid. However, digital assets may be subject to volatile market prices, which may be unfavorable at the time when the Company wants or needs to liquidate them. The Company has ownership of and control over their digital assets and may use third-party custodial services to secure it. The digital assets are initially recorded at cost and are subsequently remeasured on the condensed consolidated balance sheet at fair value. Periods prior to January 1, 2025 include digital assets at cost, net of impairment losses incurred since their acquisition.

The Company determines and records the fair value of their digital assets in accordance with ASC Topic 820, Fair Value Measurement, based on quoted prices on the active exchange(s) that they have determined is the principal market for such assets (Level I inputs). The Company determines the cost basis of their digital assets using the cost at the time of acquisition of each unit received. Realized and unrealized gains and losses are now recorded to net loss (gain) on digital assets in the Company’s condensed consolidated statement of operations.

For periods prior to January 1, 2025, prior to the adoption of ASU 2023-08, the Company’s digital assets were initially recorded at cost, and subsequently measured at cost, net of any impairment losses incurred since acquisition. Impairment losses were recognized as “Write-down of digital assets” in the Company’s Consolidated Statement of Operations in the period in which the impairment occurred. Also for periods prior to January 1, 2025, gains were not recorded until realized upon sale(s), at which point they were presented net of any impairment losses for the same digital assets held. In determining the gain to be recognized upon sale, the Company would calculate the difference between the sales price and carrying value of the digital assets sold immediately prior to sale.

The Company accounts for its digital assets, which are comprised solely of bitcoin, as indefinite-lived intangible assets. The Company’s digital assets are initially recorded at cost. Subsequent to the Company’s adoption of ASU 2023-08 on January 1, 2025, bitcoin assets are measured at fair value as of each reporting period. The Company determines the fair value of its bitcoin based on quoted (unadjusted) prices on the Coinbase exchange, the active exchange that the Company has determined is its principal market for bitcoin (Level 1 inputs). Changes in fair value are recognized as incurred in the Company’s condensed consolidated statements of operations, within “Net gain on digital assets”, within operating expenses in the Company’s condensed consolidated statements of operations.

The Company has recorded a portion of their digital assets as digital assets receivable for the digital assets the Company sent to third party lenders to be held in custody as collateral against certain notes payable. The digital asset receivables are initially measured upon transfer at fair value and subsequently measured at fair value each reporting period. The changes in fair value are recognized on the condensed consolidated statements of operations. For more information, see Note 3, Debt.

See Note 2, Digital Assets and Digital Assets Receivables, for further information regarding digital assets.

Liquidity

The condensed consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern within one year from the date of issuance of these condensed consolidated financial statements. For the six months ended June 30, 2025, the Company incurred a net loss of approximately $53.3 million and used cash in operating activities of approximately $24.7 million. The Company had an accumulated deficit of approximately $137.2 million as June 30, 2025.

Management is working to increase revenues through the growth of Angel Guild memberships, the Company’s pipeline of theatrical releases in 2025 and additional streaming agreements. The Company finances marketing activities for theatrical releases through two primary methods: (i) Regulation A offerings that are tailored to raise money for the print and advertising costs (“P&A”) for specific theatrical releases and (ii) P&A loan agreements with individual and institutional investors. During the six months ended June 30, 2025, the Company raised $8.3 million from Regulation A offerings and received $25.0 million from P&A loans, both of which were used for P&A in various theatrical releases during the year. During the year ended December 31, 2024, the Company raised $0.0 million from Regulation A offerings and received $23.3 million from P&A loans. During the six months ended June 30, 2025, the Company paid $25.5 million for the repayments of P&A loans, including interest and paid $11.8 million as a redemption of shares for Regulation A investors, from the proceeds collected from the theatrical releases and other revenues earned. During the year ended December 31, 2024, the Company paid $17.9 million for the repayments of P&A loans, including interest and paid $0.0 million as a redemption of shares for Regulation A investors, from the proceeds collected from the theatrical releases and other revenues earned.

Additionally, the Company has raised capital through the sale of its Class A common stock, par value $0.001 per share (the “Class A Common Stock”), Class B common stock, par value $0.001 per share (“Class B Common Stock”), Class C common stock, par value $0.001 per share (the “Class C Common Stock”) and Class F common stock, par value $0.001 per share (the “Class F Common Stock,” and together with the Class A Common Stock, Class B Common Stock and Class C Common Stock, the “Common Stock”), generating approximately $38.5 million of cash during the six months ended June 30, 2025, and $32.8 million of cash and $9.5 million in bitcoin during the year ended December 31, 2024. During the six months ended June 30, 2025, the Company has (i) grown from 0.6 million to 1.3 million Angel Guild paying members, generating approximately $101.1 million in cash from Angel Guild paid memberships. Management believes the Company will be able to continue to fund operating capital shortfalls through August 2026 through the issuance of debt and Common Stock. While there is no assurance of success, management remains committed to its plans to grow revenues and manage expenses. If these efforts are not successful, or if securing debt and selling Common Stock on acceptable terms proves challenging, the Company can reduce its spend on marketing of the Angel Guild, which could materially affect its growth, its financial condition and/or its ability to continue as a going concern.

Accounts Receivable

The Company records its accounts receivable at sales value less an allowance for doubtful accounts receivable. Management determines the allowance for doubtful accounts receivable in accordance with ASC 326 by segmenting the receivables portfolio and using historical experience, market conditions and account aging to determine an allowance for each segment.

Account balances are written off against the allowance when the potential for recovery is remote. Recoveries of receivables previously written off are recorded when payment is received. As of June 30, 2025, the allowance for doubtful accounts receivable was $0.5 million. As of December 31, 2024, the Company’s allowance for doubtful accounts receivable was $0.4 million.

Licensing Receivables

Licensing receivables consist of amounts due from customers under the Company’s multi-year content licensing arrangements. These receivables arise from the licensing of content to third parties, typically over terms ranging from several months to up to ten years, with an average duration of around three years.

For licensing arrangements where payments are due over a longer period, the Company assesses the need to recognize a significant financing component when the expected time between the satisfaction of the Company’s performance obligations and the receipt of payment exceeds one year. In such cases, the licensing receivable is recorded at the present value of the future payments, discounted at a rate reflective of a separate financing transaction between the Company and the customer at contract inception. When no significant financing component is deemed to be present (e.g., when payments are expected within one year), the receivable is recorded at the transaction price, without adjustment for the time value of money.

The Company monitors licensing receivables for collectability and assesses for credit risk at each reporting period. Any expected credit losses are recognized in accordance with the Company’s allowance for doubtful accounts policy.

Physical Inventory

Physical inventory consists of apparel, DVDs, Blu-rays, books, and other merchandise purchased for resale, related to content the Company is distributing. Physical inventory is recorded at average cost. The Company periodically reviews the physical media inventory for excess supply, obsolescence, and valuations above estimated realization amounts, and provides a reserve to cover these items. Management determined that no reserve for physical media inventory was necessary as of June 30, 2025, and December 31, 2024.

Prepaid Expenses and Other

Prepaid expenses primarily represent payments made in advance for services and goods to be received in future periods. These include, but are not limited to, prepayments for insurance, software, rent, fees and future advertising. As the benefits are consumed or utilized, the prepaid assets are recognized as expenses on the condensed consolidated statements of operations.

Other assets may include royalty advances, deposits and interest receivable.

Investments in Affiliates

Investments in affiliates represent the Company’s investments in noncontrolling interests. The Company’s investments where the Company has significant influence, but does not control, and joint ventures which are variable interest entities (“VIE”) in which the Company is not the primary beneficiary, are recorded under the equity method of accounting in the accompanying condensed consolidated financial statements. The Company’s investments where the Company has little or no influence and which the Company is not the primary beneficiary, are recorded under the cost method of accounting in the accompanying condensed consolidated financial statements.

Under the equity method, the Company’s investment is stated at cost and adjusted for the Company’s share of net earnings or losses and reduced by distributions. Equity in earnings is recognized based on the Company’s ownership interest in the earnings of the VIE. Under the cost method, the Company’s investment is stated at cost and will be reduced by any distributions received.

Notes Receivable

The Company enters into various notes receivable with filmmakers for marketing and other purposes. The Company records its notes receivable based on actual amounts loaned or paid for on behalf of the filmmaker. The Company also has a note receivable from the disposition of a business in 2021. The Company establishes specific reserves for those customer accounts identified with collection problems due to insolvency or other issues. The Company’s notes receivable are considered past due when payment has not been received within thirty days of the due date. The amounts of the specific reserves are estimated by management based on various assumptions, including the customer’s financial position, age of the receivables and changes in payment schedules and histories.

Notes receivable balances are charged off against the allowance for doubtful notes when the potential for recovery is remote. Recoveries of notes receivable previously charged off are recorded when payment is received. The allowance for doubtful notes receivable was $0.0 million as of June 30, 2025 and December 31, 2024.

Accrued Licensing Royalties

Accrued licensing royalties represent amounts owed by the Company to filmmakers based on the contractual terms agreed upon with the filmmaker. Estimates are made based on available information and historical experience, taking into consideration any known uncertainties. Where necessary, accruals are adjusted in subsequent periods to reflect changes in circumstances or estimates.

Deferred Revenue

Deferred revenue represents payments received in advance of the Company fulfilling its performance obligations under various arrangements, including Angel Guild memberships, content licensing, Pay it Forward payments for theatrical releases, theatrical ticket presales and other deferred revenue. The Company recognizes deferred revenue when cash is received before the related revenue recognition criteria are met, and such amounts are recognized as revenue when the related performance obligations are satisfied.

Angel Guild Memberships

Angel Guild membership fees, which include both standard and premium membership options, are recorded as deferred revenue when received. As of June 30, 2025 and December 31, 2024, the Company had $39.4 million and $19.8 million, respectively, of deferred revenue related to Angel Guild memberships. These amounts are expected to be recognized as revenue over the membership period, primarily within the next twelve months.

Content Licensing

For certain content licensing arrangements, the Company recognizes deferred revenue when payment is received in advance of delivering the content or when performance obligations related to the licensing arrangement have not yet been satisfied. Revenue is recognized as content is delivered and the customer can begin exploiting the content, or, in the case of usage-based royalties, when the sale or usage occurs. As of June 30, 2025 and December 31, 2024, the Company had $0.0 million of deferred revenue related to content licensing arrangements.

Pay it Forward

The Company receives Pay it Forward payments, which are used to offset the costs of free or discounted theatrical tickets provided to others. Pay it Forward payments in excess of Ticket Redemption Expenses (as defined below) are initially recorded as deferred revenue. Revenue is recognized as Pay it Forward payments are redeemed for tickets or when it is determined that future ticket redemptions will be less than the deferred revenue balance. As of June 30, 2025 and December 31, 2024, the Company had $0.0 million and $0.4 million, respectively, of deferred revenue related to Pay it Forward payments, which is expected to be redeemed or recognized as revenue within the next twelve months.

Theatrical Ticket Presales

The Company records deferred revenue related to theatrical ticket presales, which represent payments received in advance of scheduled theatrical releases. Revenue is recognized when the related theatrical releases occur. As of June 30, 2025 and December 31, 2024, the Company had $0.1 million and $1.0 million, respectively, of deferred revenue related to these presales.

Other Deferred Revenue

As of June 30, 2025 and December 31, 2024, the Company had $0.6 million and $1.0 million, respectively, in deferred revenue from various other types of contractual arrangements. These amounts will be recognized as revenue when the performance obligations are satisfied, primarily within the next twelve months.

Revenue Recognition

The Company recognizes revenue when a customer obtains control of promised products or services. The amount of revenue recognized reflects the consideration that the Company expects to be entitled to receive in exchange for these products or services. The Company applies the following five steps: (i) Identify the contract with the customer; (ii) Identify the performance obligations in the contract; (iii) Determine the transaction price; (iv) Allocate the transaction price to performance obligations in the contract; and (v) Recognize revenue when or as the Company satisfies a performance obligation. The following components represent the most significant portions of revenue being recognized:

	For the three months ended June 30,		For the six months ended June 30,
	2025	2024	2025	2024
Angel Guild	$46,803,621	$7,576,999	$81,501,139	$12,239,312
Theatrical	32,579,632	4,492,280	40,307,838	12,876,923
Content licensing	6,565,573	1,986,740	9,162,077	12,051,753
Merchandise	1,126,830	745,181	2,070,674	2,612,373
Pay it Forward	222,831	1,200,298	758,092	4,788,232
Theatrical Pay it Forward	20,735	—	719,370	—
Other	322,194	504,928	562,866	796,039
Total Revenue	$87,641,416	$16,506,426	$135,082,056	$45,364,632

Angel Guild Revenue

The Angel Guild is a paid membership that gives certain benefits, such as early access to certain content and the ability to vote on future content. Premium memberships receive additional benefits, such as complimentary theatrical tickets and merchandise discounts. Members have the option to pay either on a monthly or annual basis. The payments for memberships are initially recorded as deferred revenue and allocated to three different performance obligations: (i) memberships – recognized on a straight-line basis over the membership period, (ii) complimentary theatrical tickets – allocated only in periods of theatrical releases by the Company and recognized as tickets are redeemed during the month of membership and (iii) merchandise – recognized as the benefit is used.

Theatrical Release Revenue

Prior to the digital release of licensed content, the Company might provide the option to release content as part of a theatrical release. Revenue from these events is recognized at a point in time – when the theatrical showing takes place. The Company will negotiate the terms of the theatrical distribution window (ranging from a few weeks to a few months), profit sharing percentage, and collection terms with the theater owners prior to the release. Theatrical release revenue fluctuates depending on the timing and scale of theatrical showings.

Content Licensing Revenue

The Company’s content licensing arrangements include fixed fee and minimum guarantee arrangements, and sales or usage based royalties. The Company’s fixed fee or minimum guarantee licensing arrangements may, in some cases, include multiple titles, multiple license periods (windows), rights to exploitation in different media, or rights to exploitation in multiple territories, which may be considered distinct performance obligations. When these performance obligations are considered distinct, the fixed fee or minimum guarantee in the arrangement is allocated to the title, window, media right or territory as applicable, based on estimates of relative standalone selling prices. The amounts related to each performance obligation (i.e., title, window, media or territory) are recognized when the content has been delivered, and the window for the exploitation right in that territory has begun, which is the point in time at which the customer is able to begin to use and benefit from the content.

Sales or usage based royalties represent amounts due to the Company based on the “sale” or “usage” of its content by the customer, and revenues are recognized at the later of when the subsequent sale or usage occurs, or the performance obligation to which some or all the sales or usage-based royalty has been allocated has been satisfied (or partially satisfied). Generally, when the Company licenses completed content (with standalone functionality, such as a movie, or television show), its performance obligation will be satisfied prior to the sale or usage. The actual amounts due to the Company under these arrangements are typically not reported to the Company until several months after the close of the reporting period. The Company records revenue under these arrangements for the amounts due and not yet reported to the Company based on estimates of the sales or usage of these customers and pursuant to the terms of the contracts. Such estimates are based on information from the Company’s customers, historical experience with similar titles in that market or territory, the performance of the title in other markets and/or available data in the industry. While the Company believes these estimates are reasonable estimates of the amounts due under these arrangements, such estimated amounts could differ from the actual amounts to be subsequently reported by the customer, which could be higher or lower than the Company’s estimates, and could result in an adjustment to revenues in future periods. Any adjustments booked during the June 30, 2025 and 2024 periods have been immaterial.

For certain multi-year licensing arrangements, payments may be due over a longer period. When the Company expects the period between fulfillment of its performance obligation and the receipt of payment to be greater than a year, a significant financing component is present. In these cases, such payments are discounted to present value based on a discount rate reflective of a separate financing transaction between the customer and the Company, at contract inception. The Company does not assess contracts with deferred payments for significant financing components if, at contract inception, the Company expects the period between fulfillment of the performance obligation and subsequent payment to be one year or less.

Content licensing arrangements can last between several months to up to ten years. The typical period ranges around three years.

Merchandise Revenue

The Company has partnered with creators to distribute the creators’ licensed original content and related merchandise. Merchandise revenue represents apparel, DVDs, Blu-rays, books and other intellectual property. Revenue is recognized upon shipment of the merchandise and is recognized at a point in time, when physically shipped.

Pay it Forward Revenue

Pay it Forward revenue consists of payments made from customers who want to keep the Company’s content free to general users and help create future episodes and seasons of their favorite shows. Pay it Forward revenues are reported as Pay it Forward revenue in the condensed consolidated statements of operations in accordance with ASC Topic 958, Not-for-Profit Entities.

Theatrical Pay it Forward Revenue

The Company also collects Pay it Forward payments for the Company’s upcoming or current theatrical releases. These collections are used to offset the cost the Company incurs to purchase free or discounted tickets (“Ticket Redemption Expenses”) for people who may not have otherwise been able to watch the film. If total theatrical Pay it Forward payments are in excess of total Ticket Redemption Expenses, the excess amount will initially be included on the Company’s condensed consolidated financial statements as deferred revenue. Deferred revenue will be recognized as Pay it Forward revenue during a reporting period if future Ticket Redemption Expenses are expected to be less than the deferred revenue balance.

Other Revenue

Other revenue consists of tickets to Dry Bar Comedy shows and other events, concession sales, general and administrative management fees and in-app advertising. Other revenue is recognized when the services are performed or when the event takes place.

The Company does not disclose revenue by geography as it is impracticable to do so. The Company’s business operations involve complex, interconnected revenue streams that are not easily attributable to specific geographic regions. Revenue is often generated through multi-region engagements, global contracts and shared operational resources, making geographic segmentation inaccurate or misleading. As a result, providing such information would not reflect the true nature of the Company’s business and could lead to misinterpretation.

Cost of Revenues

Cost of revenues represents the direct costs incurred by the Company in generating its revenue. These costs include expenses directly associated with the goods or services sold during the reporting period. Cost of revenues is recognized in the condensed consolidated statements of operations in the period in which the related revenue is recognized, following the matching principle.

Components of cost of revenues include licensing royalty expense, film delivery costs, hosting, merchandise costs, credit card fees, freight and shipping costs, and costs of services provided.

Selling and Marketing Expenses

Selling and marketing expenses represent costs incurred by the Company in promoting and selling its products or services. These expenses are recognized in the condensed consolidated statements of operations in the period in which they are incurred.

Components of selling and marketing expenses include advertising and promotional activities, salaries and benefits for sales and marketing personnel, travel and entertainment expenses related to sales and marketing activities, and costs of marketing materials. It also includes costs incurred by the Company to purchase movie tickets for giving away, which costs are offset by the Pay it Forward receipts the Company receives from customers who Pay it Forward for others to see the show. The total amount of Pay it Forward receipts that were offset against selling and marketing costs for the three months ended June 30, 2025, and 2024, were $2.2 million and $1.2 million, respectively, and for the six months ended June 30, 2025, and 2024, were $2.5 million and $2.9 million, respectively.

General and Administrative Expenses

General and administrative expenses represent costs incurred by the Company that are not directly attributable to the production of goods or services. These expenses include, but are not limited to, salaries and benefits of administrative staff, office rent, utilities, office supplies, insurance, legal fees and other overhead costs necessary to support the operations of the business.

General and administrative expenses are recognized in the condensed consolidated statements of operations in the period in which they are incurred. Expenses are measured at the fair value of the consideration given in exchange for goods or services received.

Research and Development Expenses

Research and development expenses consist primarily of payroll, software and other related expenses for research and development personnel responsible for making improvements to the Company’s service offerings, including testing and maintaining and modifying the user interface and infrastructure. These expenses are recognized in the condensed consolidated statements of operations in the period in which they are incurred.

Stock-Based Compensation

Stock-based payments made to employees, including grants of employee stock options, are measured using a fair value-based method. The related expense is recorded in the condensed consolidated statements of operations over the period of service.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the condensed consolidated financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the tax bases of assets and liabilities. The deferred taxes represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred income tax assets are reviewed periodically for recoverability, and valuation allowances are provided when it is more likely than not that some or all of the deferred income tax assets may not be realized.

The Company believes that it has appropriate support for the income tax positions taken and to be taken on its tax returns and that its accruals for tax liabilities are adequate for all open tax years based on an assessment of many factors including experience and interpretations of tax laws applied to the facts of each matter. The Company files income tax returns in the U.S. federal jurisdiction and certain state jurisdictions.

As of June 30, 2025 and December 31, 2024, the Company had $0.0 million of deferred tax assets.

Basic and Diluted Earnings (Loss) Per Share

Basic earnings (loss) per share attributable to the Company is computed by dividing income (loss) attributable to the Company by the weighted-average number of shares outstanding during the period. Diluted earnings (loss) per share attributable to the Company gives effect to all dilutive potential shares that are outstanding during the period (if any) and excludes stock options that are anti-dilutive as a result of any net losses during the period.

Segment Reporting

The Company operates as a single reportable segment. The Chief Operating Decision Maker (“CODM”), Neal Harmon, our Chief Executive Officer, evaluates the Company’s financial performance and allocates resources based on consolidated financial results. The Company does not manage its operations or prepare financial information on a disaggregated basis beyond the consolidated level for internal reporting purposes.

The CODM reviews consolidated operating results, primarily focusing on revenue, operating income (loss), and key expense categories to assess performance and make strategic decisions. The single reportable segment derives its revenue as described above, primarily from Angel Guild revenue, theatrical release revenue, content licensing, merchandise revenue, Pay it Forward revenue and other revenue. Segment profit or loss is measured consistently with the condensed consolidated operating income (loss) presented in the condensed consolidated statements of income.

The significant expense categories regularly provided to the CODM as part of the consolidated financial review include cost of revenue, selling and marketing, research and development and general and administrative expenses. The amounts for these categories are included in the condensed consolidated statements of operations. These expenses represent the primary financial measures used by the CODM to evaluate operational efficiency and resource needs. No other significant expense categories or performance metrics are regularly provided to the CODM on a disaggregated basis.

The Company’s accounting policies for segment reporting are consistent with the significant accounting policies described in Note 1.

Convertible Notes and Warrants

The Company accounts for warrants and convertible features of debt as either equity-classified or liability-classified instruments based on an assessment of the financial instrument’s specific terms.

The assessment for the convertible features of debt considers whether the convertible debt instrument is issued at a substantial premium. The Company has determined that a premium of 10 percent or more is considered substantial.

The assessment for the warrants considers whether the warrants are freestanding financial instruments, meet the definition of a liability, and whether the warrants meet all the requirements for equity classification, including whether the warrants are indexed to the Company’s own stock and whether the warrant holders could potentially require “net cash settlement”, among other conditions for equity classification.

The Company has determined that all outstanding warrants and convertible features of debt meet the criteria for equity classification. The warrants and the convertible features of the debt are recorded as a component of additional paid-in capital on the condensed consolidated statements of stockholders’ equity at the time of issuance.

The fair value of the warrants and the convertible features of the debt are estimated using the Black Scholes option pricing model at the time of issuance.

Recent Accounting Pronouncements

Recently Issued Accounting Pronouncements Not Yet Adopted

ASU 2023-09

In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This ASU enhances the transparency and decision-usefulness of income tax disclosures by requiring, among other items, greater disaggregation in the rate reconciliation and income taxes paid by jurisdiction.

The guidance is effective for public business entities for annual periods beginning after December 15, 2024. Early adoption is permitted. The ASU does not affect interim period disclosures (e.g., Form 10-Q), and as such, no changes have been made to the Company’s interim reporting. The Company is currently evaluating the impact of this ASU on its annual income tax disclosures and does not expect it to have a material impact on its consolidated financial statements.

2.	Digital Assets and Digital Assets Receivable

The table below summarizes the digital assets shown on the Company’s condensed consolidated balance sheets as of:

	June 30, 2025	December 31, 2024
Digital assets held:
Approximate number of bitcoin held	34.7	304.2
Digital asset cost basis	$2,210,425	$19,091,091
Digital asset carrying value	$3,722,670	$12,457,387

The carrying value on the Company’s condensed consolidated balance sheets at each period-end prior to the adoption of ASC 2023-08 represented the lowest fair value (based on Level 1 inputs in the fair value hierarchy) of the bitcoin at any time since their acquisition. Therefore, these fair value measurements were made during the period of their acquisition through December 31, 2024.

The table below summarizes the digital assets receivable shown on the Company’s condensed consolidated balance sheets as of:

	June 30, 2025	December 31, 2024
Digital assets receivable:
Approximate number of bitcoin held	268.4	—
Digital asset cost basis	$16,815,138	$—
Digital asset carrying value	$28,750,840	$—

The following table summarizes the Company’s digital asset purchases, gains (losses) on digital assets as calculated after the adoption of ASU 2023-08 on January 1, 2025, and write-down of digital assets as calculated prior to the adoption of ASU 2023-08 for the periods indicated. This table is inclusive of both the Company’s digital assets held and digital assets receivable.

	For the three months ended June 30,		For the six months ended June 30,
	2025	2024	2025	2024
Approximate number of bitcoin acquired	—	0.1	0.01	0.9
Approximate number of bitcoin dispensed	—	(13.9)	(1.1)	(13.9)
Digital asset additions	$—	$3,523	$—	$48,515
Digital asset dispositions	$—	$964,178	$99,118	$964,178
Unrealized gains (losses), net	$7,452,328	$—	$4,156,594	$—
Realized gains (losses), net	$—	$732,410	$(3,371)	$732,410

3.Debt

Notes Payable

The following table summarizes the Company’s debt facilities as of June 30, 2025 and December 31, 2024 (in millions):

Type of Facility or Arrangement	Balance as of June 30, 2025	Balance as of December 31, 2024	Original Principal Amount	Interest Rate		Repayment Terms
May 2024 P&A loans	$2.1	$3.3	$3.0	10.0*	%	For detailed terms, see (1)
Feb 2025 loan agreement	4.3	—	5.4	18.5		For detailed terms, see (2)
Jan and Feb 2025 note agreements	13.5	—	13.5	11.5 - 12.0		For detailed terms, see (3)
May 2025 convertible note	5.1	—	5.0	15.0		See Convertible Note and Warrant section below.
Revolving P&A loans (See Note 6, Related-Party Transactions)	11.8	8.2		10.0 - 15.0*		The current notes mature between July and August 2025.
Total	36.8	11.5
Less: Discounts, net of amortization	(1.4)	—
Total notes payable balance	$35.4	$11.5

*	The interest rates for these loans are calculated as simple interest, where the amount of interest is a fixed amount of the principal.

(1)	The maturity date is dependent on the timing of cash collections from theatrical sales, licensing revenue, merchandise sales and other revenue. The balance is expected to be fully paid within the next twelve months.

(2)	On February 5, 2025, the Company entered into a loan agreement with a third-party lender to secure senior secured financing related to the licensing receivables from the feature film “Sound of Freedom.” Under the agreement, the lender paid to the borrower $5.4 million (the “Loan”) for working capital and future media acquisition and production. In exchange, the borrower assigned the rights to certain licensing receivables to the lender. The loan has an effective interest rate of 18.5% and is repayable in nine quarterly installments of $0.7 million each, commencing February 15, 2025, with a maturity date of February 15, 2027. The loan is secured by a first-priority security interest in all assets related to “Sound of Freedom,” including distribution proceeds, and a repayment lien on all future media projects of the borrower and the Company, subordinated to certain pre-existing obligations except for “Sound of Freedom” assets. Additional costs included $0.1 million in set-up and legal fees which were recorded as a debt discount. Maturity date is dependent on the timing of cash collections from theatrical sales, licensing revenue, merchandise sales and other revenue. $2.3 million of the remaining balance is classified as short-term, as it is expected to be repaid in the next 12 months.

(3)	The notes mature between February 2026 and April 2026. The Company used a portion of their digital assets to be held in custody as collateral on the notes. The initial margin required as collateral ranged between 150.0% – 167.0% percent of the note amount. Additional collateral is required if the value of the note to collateralized digital currency falls between 140.0% – 143.0% percent, depending on the note. As of June 30, 2025, the market value of digital assets transferred to the lenders as collateral was approximately $28.8 million. As the Company retains the economic risk of the digital currency, digital assets receivable are recorded in the condensed consolidated balance sheets.

Convertible Note and Warrant

In May 2025, the Company entered into a note and warrant purchase agreement with an unaffiliated third party, providing for the private placement of a subordinated convertible promissory note and warrant to purchase 30,525 shares of the Company’s Class C common stock with an exercise price of $32.76 per share. The Company does not have the right to prepay the convertible note. Interest is compounded monthly and payable on the maturity date. A discount of $1.3 million was recorded for the convertible feature of the note and the warrant, as allocated based on the relative fair values of the elements of the convertible note. This discount was recorded as paid-in capital. Due to the total fair value of the note, including the warrant and convertible feature, being greater than the principal amount of the note, the effective interest rate is greater than the coupon rate and is approximately 30.9%.

The following table summarizes further details of the Note:

Notes	Issuance Date	Maturity Date	Principal Amount	Coupon Interest Rate
2025 Note	May 2, 2025	May 1, 2027	$5,000,000	15.00%

Conversion Rights of the Note

At the investor’s option and prior to the maturity date, the convertible note and any accrued interest may be converted into shares of the Company’s Class C common stock at a fixed price of $32.76 per share.

Components and Fair Value of the Note and Warrant

The convertible note and warrant consisted of the following components as of June 30, 2025. The principal shown in the table below consists of the original principal amount of the note as well as the interest (which is paid-in-kind each month).

2025 Note	As of June 30, 2025
Principal	$5,125,781
Less: discount, net of amortization	1,272,193
Net carrying amount	$3,853,588

Estimated fair value at date of issuance (1)	$6,825,393

(1)	The fair value includes the note, the conversion feature on the note, and the warrant. The conversion feature and warrant were determined based on the Black Scholes option pricing model on the date of issuance of the note and has been classified as level 3 in the fair value hierarchy.

Interest Expense

The following table summarizes interest expenses related to the convertible note and warrant:

	For the three months ended June 30,		For the six months ended June 30,
	2025	2024	2025	2024
Amortization of debt discount	$65,016	$—	$65,016	$—
Coupon interest payable on convertible note	125,781	—	125,781	—
Total interest expense on convertible note	$190,797	$—	$190,797	$—

4.Commitments and Contingencies

Legal Proceedings

The Company currently is, and from time to time might again become, involved in litigation arising in the normal course of business.

Litigation is necessary to defend the Company. The results of any current or future complex litigation matters cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact because of defense and settlement costs, distraction of management and resources, and other factors. Additionally, these matters may change in the future as the litigation and factual discovery unfolds. Legal fees are expensed as incurred. Insurance recoveries associated with legal costs incurred are recorded when they are received.

The Company assesses whether there is a reasonable possibility that a loss, or additional losses beyond those already accrued, may be incurred (“Material Loss”). If there is a reasonable possibility that a Material Loss may be incurred, the Company discloses an estimate or range of the amount of loss, either individually or in the aggregate, or discloses that an estimate of loss cannot be made. If a Material Loss occurs due to an unfavorable outcome in any legal matter, this may have an adverse effect on the condensed consolidated financial position, results of operations, and liquidity of the Company. The Company records a provision for each liability when determined to be probable, and the amount of the loss may be reasonably estimated. These provisions are reviewed annually and adjusted as additional information becomes available. Management, after consultation with legal counsel, believes that the outcome of these proceedings will not have a material impact on the Company’s condensed consolidated financial position, results from operations or liquidity. The actual amounts from the resolution of these matters could vary from management’s estimate.

Mergers and Acquisitions

In July 2022, the Company purchased an 8.0% interest in an entity that is partially owned by one or more of the Company’s directors, officers, and stockholders. This entity produces content for the Company’s platforms. The total purchase price was $1.7 million. In August 2023, the Company entered into negotiations to acquire this entity in full. While negotiations are ongoing, the Company agreed to fund the operations of the entity. The Company funded a total of $4.4 million during the year ended December 31, 2024. During the six months ended June 30, 2025 the Company funded an additional $1.9 million related to supporting operations of the entity which was expensed by the Company.

In August 2024, the Company agreed to a non-binding term sheet to acquire the rights related to a project currently under a content licensing agreement. The total purchase price was $30.0 million. The Company agreed to fund the operations of the entity until and following the completion of the acquisition. During the year ended December 31, 2024, the Company funded $2.2 million. During the six months ended June 30, 2025, the Company funded an additional $2.9 million related to supporting operations of the entity which was expensed by the Company.

In April 2025, the Company entered into a non-binding term sheet to acquire Black Autumn Show, Inc., including its Homestead film, television series and related assets, for stock consideration based on a valuation of up to $28.2 million. The Company agreed to fund feature seasons of the television series through either (i) royalties earned from the film and television show or (ii) additional funding to cover the remaining production costs. Currently, the Company has not had to pay any additional funding outside of the royalties earned.

In May 2025, the Company agreed to purchase the IP for Sketch from Wonder Project Inc. for $6 million in cash; $2 million each is to be paid on or before May 31, 2025, June 30, 2025, and July 31, 2025. The purchase is now complete and the final payment has been completed. With this purchase, Angel Studios now controls the rights, title, and interest in the film, including any subsequent productions.

As of June 30, 2025, the Company made certain payments totaling $2.5 million to acquire a stake in Slingshot USA, LLC (“Slingshot”). In addition, the Company made a payment of $0.5 million for a non-refundable earnest money deposit to facilitate negotiations and acquire the majority stake in Slingshot USA, LLC. The transaction is currently the subject of litigation, and the Company has determined that it is unlikely that they will recover the earnest money deposit. Therefore, as of June 30, 2025, the Company wrote off the $0.5 million non-refundable earnest money deposit. The Company is assessing the ongoing financial obligations and risks associated with the litigation.

Class C Common Stock Contractual Adjustment

During 2023, one of the Company’s investors purchased 528,914 shares of its Class C Common Stock. As part of the agreement, the total shares purchased would be adjusted to 842,696 shares of Class C Common Stock if each of the below events occurred:

1.	If gross revenues of the Company in 2023, 2024 or 2025 was less than $100.0 million; and
2.	If a material and adverse change occurs to one of the Company’s distribution agreements that results in a reduction in revenue of at least 20.0% relative to the revenue that would have otherwise been entitled if not for the material change.

During Q2 2025, the Company determined that both of these triggering events had occurred, and the additional shares have been issued and recorded.

5.Common Stock

The Company has authorized capital stock consisting of 85,000,000 shares of common stock, par value $0.001 per share, of which 27,500,000 shares have been designated as Class A Common Stock, 4,000,000 have been designated as Class B Common Stock, 38,000,000 have been designated as Class C Common Stock and 15,500,000 have been designated as Class F Common Stock.

Warrant Offerings

In May 2025, the Company entered into a note and warrant purchase agreement with an unaffiliated third party, providing for the private placement of a subordinated convertible promissory note with a principal balance of $5.0 million and warrant to purchase 30,525 shares of the Company’s Class C Common Stock with an exercise price of $32.76 per share. The warrant may be exercised during the term of the convertible note and will expire at 5 p.m. Utah local time on May 1, 2027.

The Company determined that the warrant meets the criteria for equity classification. Therefore, the warrant is recorded as a component of additional paid-in capital on the condensed consolidated statements of stockholders’ equity at the time of issuance. The fair value of the warrant was estimated using the Black-Scholes option pricing model at the time of issuance and will not be remeasured throughout its life, pursuant to ASC 470.

For more information regarding the note and warrant purchase agreement, refer to Note 3.

Loss per Share

The following table represents the Company’s loss per share for the three and six months ended June 30, 2025 and 2024:

	Three Months Ended		Six Months Ended
	2025	2024	2025	2024
Numerator:
Net loss attributable to controlling interests	$(15,882,522)	$(22,482,813)	$(53,299,432)	$(37,326,897)

Denominator:
Weighted average basic shares outstanding	27,928,342	25,276,878	27,574,641	25,138,698
Effect of dilutive shares	—	—	—	—
Weighted average diluted shares	27,928,342	25,276,878	27,574,641	25,138,698

Basic loss per share	$(0.569)	$(0.889)	$(1.933)	$(1.485)
Diluted loss per share	$(0.569)	$(0.889)	$(1.933)	$(1.485)

Basic loss per share includes no dilution and is computed by dividing net income available to common stockholders by the weighted average common shares outstanding for the period. Diluted loss per share is calculated similarly to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the common shares were dilutive. All potential common shares were anti-dilutive as a result of the Company’s net losses during the three and six months ended June 30, 2025 and 2024.

The following table sets forth the outstanding potentially dilutive securities that have been excluded in the calculation of diluted loss per share as their inclusion would be anti-dilutive, for the three and six months ended June 30, 2025 and 2024:

	Three Months Ended		Six Months Ended
	2025	2024	2025	2024
Stock options to purchase common stock	3,053,407	1,617,912	2,860,817	1,596,761
Convertible securities to acquire common stock	156,465	—	156,465	—
Warrants to purchase common stock	30,525	—	30,525	—
Total outstanding potentially dilutive securities	3,240,397	1,617,912	3,047,807	1,596,761

6.Related-Party Transactions

The Company has a marketing services contract with an entity owned by one or more of the Company’s directors, officers, and stockholders. During the three months ended June 30, 2025 and 2024, the Company incurred expenses of $0.2 million and $0.1 million, respectively, to the related party for marketing services. During the six months ended June 30, 2025 and 2024, the Company incurred expenses of $0.3 million and $0.3 million, respectively, to the related party for marketing services.

In July 2021, the Company purchased a 50.0% interest in the entity that owns the building in which the Company leases its office space from. Lease payments made during the period of related party ownership were $0.1 million and $0.1 million for the three months ended June 30, 2025 and 2024, respectively and $0.2 million and $0.3 million for the six months ended June 30, 2025 and 2024, respectively.

In February 2024, the Company entered into a revolving P&A loan agreement with Angel P&A, LLC, a Delaware limited liability company (“Angel P&A”) that is 100.0% owned by one or more of the Company’s directors, officers, and stockholders. Angel P&A was set up for the specific purpose of raising P&A funds for the Company to use for upcoming theatrical releases, in exchange for revenue participation rights of the films. The revenue participation rights allow Angel P&A the right to receive an amount not to exceed 110.0% (initial investment plus a 10.0% return) of their invested amount. Angel P&A has priority on the cash receipts to the Company of the particular film they invested in and shall be paid in full before any other claims, with the exception of money raised under Regulation A of Section 3(6) of the Securities Act, for P&A (if any) which would take first priority, from the film are paid. When Angel P&A receives the repayment on these notes, the interest portion is distributed to the institutional investors and the original investment can either remain at Angel P&A for additional P&A loans needed by the Company or be returned to the institutional investors until the Company has further need of the funds. The commitment period between Angel P&A and the Company, and between Angel P&A and the investors, lasts through February 2027. Angel P&A has no employees and is not anticipated to incur any operating expenses. The maturity on the loans are typically due between 80 – 120 days from the individual draw. As of June 30, 2025 and December 31, 2024, the total outstanding balance of revolving P&A loans is $11.8 million and $8.2 million, respectively.

7.Subsequent Events

Subsequent events have been evaluated through August 13, 2025, which is the date the condensed consolidated financial statements were available to be issued.

Sale of Common Stock

From July 1, 2025, through the date of this Quarterly Report on Form 10-Q, the Company sold an aggregate of  201,946 shares of Class C Common Stock to various purchasers, generating gross proceeds of approximately $7.9 million. The issuances of the Class C Common Stock were made in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder. The Company intends to use the proceeds from the sales of Class C Common Stock to manage its business and provide working capital for its operations. The proceeds may also be used to pay expenses relating to salaries and other compensation to its officers and employees.

Entry Into A Material Definitive Agreement

In August 2025, the Company entered into two convertible promissory notes (the “August Notes”) with separate, unaffiliated investors (the “August Investors”) totaling $7.0 million, bearing interest at 16.0% per annum. The August Notes are convertible into shares of the Company’s Class C Common Stock at a conversion price of $39.00 per share. If at any time, before or on December 31, 2025, the Company’s common stock becomes listed on a national securities exchange, this note will automatically convert into a number of shares of the Company’s Class C Common Stock equal to the then outstanding principle and accrued interest amounts.

If the automatic conversion is not triggered, the August Investors may at their sole discretion, at any time when the notes remain outstanding, including after the Maturity Date, elect to convert the shares of the Company’s Class C Common Stock at a fixed price of $39.00 per share. If the notes are not converted, the Company will be required to repay the August Notes plus all accrued and outstanding interest on before December 31, 2025.

ANGEL STUDIOS, INC.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Angel Studios, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Angel Studios, Inc. and subsidiaries (collectively, the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the account or disclosure to which it relates.

Going Concern

As described in Note 1 to the financial statements, the Company has incurred net losses, has a net working capital deficiency, and negative operating cash flows. These factors initially cast doubt on the Company’s ability to continue as a going concern. The determination of whether the Company will be able to meet its obligations one year from the issuance of these financial statements is inherently judgmental and subjective. Management has considered both quantitative and qualitative information and has determined that there are other conditions or events known or reasonably knowable through the date of issuance of these financial statements that, in combination with management’s plans, indicate substantial doubt to be alleviated.

As the Company’s ability to continue as a going concern involves a high degree of estimation uncertainty, we performed the following procedures among others:

•	We assessed whether there were other conditions or events present that would cause further substantial doubt about the Company’s ability to continue as a going concern.
•	We considered whether the financial statements contained all relevant disclosures as required by generally accepted accounting principles in the United States.
•

We reviewed and evaluated management’s assessment of the conditions or events known or reasonably knowable through the date of issuance of the financial statements and the plans to alleviate substantial doubt.

/s/ TANNER LLC

We have served as the Company’s auditor since 2016

Salt Lake City, Utah

March 28, 2025

ANGEL STUDIOS, INC.

Consolidated Balance Sheets

	As of
	December 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$7,211,826	$25,201,425
Accounts receivable, net	16,234,301	24,140,903
Current portion of licensing receivables, net	8,785,636	7,851,505
Physical media inventory	1,711,638	2,843,681
Current portion of notes receivable	747,282	707,508
Loan guarantee receivable	9,112,500	—
Prepaid expenses and other	9,146,017	4,316,577
Total current assets	52,949,200	65,061,599

Licensing receivables, net	12,074,629	11,279,260
Notes receivable, net of current portion	4,235,344	4,502,079
Property and equipment, net	778,927	1,212,056
Content, net	1,710,866	1,389,588
Intangible assets, net	1,917,155	1,987,190
Digital assets	12,457,387	2,961,790
Investments in affiliates	9,066,137	4,503,153
Operating lease right-of-use assets	2,744,693	1,286,237
Other long-term assets	589,924	4,075,243
Total assets	$98,524,262	$98,258,195

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$7,929,482	$3,169,248
Accrued expenses	13,074,655	6,297,230
Current portion of accrued licensing royalties	15,362,400	25,958,085
Notes payable	11,455,940	4,160,277
Current portion of operating lease liabilities	673,295	364,633
Deferred revenue	22,171,808	3,920,648
Loan guarantee payable	9,112,500	—
Current portion of accrued settlement costs	280,238	253,882
Total current liabilities	80,060,318	44,124,003

Accrued settlement costs, net of current portion	4,091,733	4,371,972
Accrued licensing royalties, long-term	8,367,099	9,125,409
Operating lease liabilities, net of current portion	2,153,463	961,151
Total liabilities	$94,672,613	$58,582,535

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value, 85,000,000 shares authorized; 26,987,787 and 24,991,329 shares issued and outstanding as of December 31, 2024, and December 31, 2023, respectively	$26,987	$24,991
Additional paid-in capital	95,472,458	49,875,530
Noncontrolling interests	8,222,953	(151,670)
Accumulated deficit	(99,870,749)	(10,073,191)
Total stockholders’ equity	3,851,649	39,675,660
Total liabilities and stockholders’ equity	$98,524,262	$98,258,195

See accompanying notes to the consolidated financial statements

ANGEL STUDIOS, INC.

Consolidated Statements of Operations

	Year Ended December 31,
	2024	2023	2022
Revenue:
Licensed content and other revenue	$88,691,769	$167,150,134	$41,536,516
Pay it Forward revenue	7,824,670	35,287,182	33,980,046
Total revenue	96,516,439	202,437,316	75,516,562

Operating expenses:
Cost of revenues	42,066,179	86,032,540	40,392,001
Selling and marketing	95,210,452	74,181,413	19,257,984
General and administrative	22,283,772	18,121,437	12,049,547
Research and development	14,364,827	13,905,426	12,345,518
Legal expense	10,832,877	2,038,974	802,044
Net loss (gain) on digital assets	(1,683,946)	4,000	5,065,413
Total operating expenses	183,074,161	194,283,790	89,912,507
Operating income (loss)	(86,557,722)	8,153,526	(14,395,945)

Other income (expense):
Interest expense	(2,366,014)	(3,657,958)	(694,374)
Interest income	3,490,743	1,819,121	614,426
Impairment of investment in affiliates	(1,000,000)	—	—
Total other income (expense), net	124,729	(1,838,837)	(79,948)
Income (loss) before income tax expense (benefit)	(86,432,993)	6,314,689	(14,475,893)
Income tax expense (benefit)	3,534,602	(2,697,435)	(765,185)
Net income (loss)	$(89,967,595)	$9,012,124	$(13,710,708)

Net income (loss) attributable to noncontrolling interests	(172,101)	(151,670)	—
Net income (loss) attributable to controlling interests	$(89,795,494)	$9,163,794	$(13,710,708)

Net income (loss) per common share - basic	$(3.482)	$0.370	$(0.565)
Net income (loss) per common share - diluted	$(3.482)	$0.353	$(0.565)

Weighted average common shares outstanding - basic	25,791,117	24,775,858	24,264,683
Weighted average common shares outstanding - diluted	25,791,117	25,929,246	24,264,683

See accompanying notes to the consolidated financial statements

ANGEL STUDIOS, INC.

Consolidated Statements of Stockholders’ Equity

	Common Stock								Additional
	Class A		Class B		Class C		Class F		Paid-in	Accumulated	Noncontrolling	Total
	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Capital	Deficit	Interests	Equity
Balance as of January 1, 2022	20,842,227	20,842	3,349,017	3,349	508,420	508	—	—	39,538,876	(5,187,312)	—	$34,376,263
Stock options exercised	77,012	77	—	—	—	—	—	—	258,778	—	—	258,855
Transfer of Common Stock	(9,912,072)	(9,912)	—	—	—	—	9,912,072	9,912	—	—	—	—
Repurchase of Common Stock	(48,002)	(48)	—	—	(456,364)	(456)	—	—	(85,684)	(341,029)	—	(427,217)
Stock-based compensation expense	—	—	—	—	—	—	—	—	1,503,969	—	—	1,503,969
Net loss	—	—	—	—	—	—	—	—	—	(13,710,708)	—	(13,710,708)
Balance as of December 31, 2022	10,959,165	$10,959	3,349,017	$3,349	52,056	$52	9,912,072	$9,912	$41,215,939	$(19,239,049)	$—	$22,001,162
Stock options exercised	—	—	—	—	—	—	197,656	198	235,528	—	—	235,726
Issuance of Common Stock, net of fees	—	—	—	—	528,914	529	—	—	7,499,472	—	—	7,500,001
Transfer of Common Stock	(20,000)	(20)	(2,630)	(3)	317,346	318	(294,716)	(295)	—	—	—	—
Repurchase of Common Stock	—	—	—	—	—	—	(7,551)	(8)	(107,065)	—	—	(107,073)
Stock-based compensation expense	—	—	—	—	—	—	—	—	1,031,656	—	—	1,031,656
Cumulative translation adjustment	—	—	—	—	—	—	—	—	—	2,064	—	2,064
Net income (loss)	—	—	—	—	—	—	—	—	—	9,163,794	(151,670)	9,012,124
Balance as of December 31, 2023	10,939,165	$10,939	3,346,387	$3,346	898,316	$899	9,807,461	$9,807	$49,875,530	$(10,073,191)	$(151,670)	$39,675,660
Stock options exercised	—	—	—	—	—	—	197,966	198	619,039	—	—	619,237
Issuance of Common Stock, net of fees	—	—	(29)	—	1,831,008	1,831	—	—	42,042,560	—	—	42,044,391
Transfer of Common Stock	331,663	332	(340,942)	(341)	231,583	231	(222,304)	(222)	—	—	—	—
Repurchase of Common Stock	—	—	—	—	(10,672)	(11)	(21,815)	(22)	(706,611)	—	—	(706,644)
Stock-based compensation expense	—	—	—	—	—	—	—	—	3,641,940	—	—	3,641,940
Consolidation of noncontrolling interests	—	—	—	—	—	—	—	—	—	—	8,546,724	8,546,724
Cumulative translation adjustment	—	—	—	—	—	—	—	—	—	(2,064)	—	(2,064)
Net loss	—	—	—	—	—	—	—	—	—	(89,795,494)	(172,101)	(89,967,595)
Balance as of December 31, 2024	11,270,828	$11,271	3,005,416	$3,005	2,950,235	$2,950	9,761,308	$9,761	$95,472,458	$(99,870,749)	$8,222,953	$3,851,649

See accompanying notes to the consolidated financial statements

ANGEL STUDIOS, INC.

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2024	2023	2022
Cash flows from operating activities:
Net income (loss)	$(89,967,595)	$9,012,124	$(13,710,708)
Adjustments to reconcile net income (loss) to net cash and cash equivalents provided by (used in) operating activities:
Depreciation and amortization	1,004,823	916,945	665,920
Amortization of operating lease assets	678,806	666,653	453,996
Stock-based compensation expense	3,641,940	1,031,656	1,503,969
Net loss (gain) on digital assets	(1,683,946)	4,000	5,065,413
Impairment of investment in affiliates	1,000,000	—	—
Investments in affiliates gain	(67,608)	(9,364)	(67,608)
Non-cash interest expense	—	305,271	—
Bad debt expense	204,151	2,392,342	—
Change in deferred income taxes	4,000,319	37,611	(434,946)
Change in operating assets and liabilities:
Accounts receivable	7,702,451	(19,343,719)	3,251,012
Physical media inventory	1,132,043	(2,343,001)	1,369,233
Prepaid expenses and other current assets	(4,829,440)	(2,696,030)	2,056,587
Certificate of deposit	—	154,187	(1,914)
Licensing receivables	(1,729,500)	(19,130,765)	—
Content	(519,143)	(313,855)	(504,609)
Other long-term assets	(515,000)	(4,000,319)	—
Accounts payable and accrued expenses	13,455,520	4,751,709	(12,931,847)
Accrued licensing royalties	(11,353,995)	31,847,030	3,094,538
Operating lease liabilities	(636,288)	(657,296)	(423,806)
Deferred revenue	18,251,160	3,287,013	(1,048,481)
Net cash and cash equivalents provided by (used in) operating activities	(60,231,302)	5,912,192	(11,663,251)

Cash flows from investing activities:
Purchases of property and equipment	(303,793)	(572,463)	(1,135,362)
Issuance of notes receivable	(1,865,603)	(3,366,462)	(3,392,877)
Collections of notes receivable	2,092,564	5,090,166	2,779,320
Purchase of digital assets	(624,644)	(118,965)	—
Sale of digital assets	2,287,978	—	—
Investments in affiliates	(5,495,376)	(1,720,390)	(1,747,980)
Net cash and cash equivalents used in investing activities	(3,908,874)	(688,114)	(3,496,899)

Cash flows from financing activities:
Repayment of notes payable	(18,626,081)	(26,981,122)	(208,373)
Receipt of notes payable	23,750,000	28,911,394	2,000,000
Exercise of stock options	619,237	235,726	258,855
Issuance of common stock	32,818,130	7,500,001	—
Investments in minority owned entities	8,800,000	—	—
Fees related to issuance of common stock and minority interest	(502,000)	—	—
Repurchase of common stock	(706,645)	(107,073)	(427,217)
Debt financing fees	—	(305,271)	—
Net cash and cash equivalents provided by financing activities	46,152,641	9,253,655	1,623,265

Effect of changes in foreign currency exchange rates on cash and cash equivalents	(2,064)	2,064	—

Net increase (decrease) in cash and cash equivalents	(17,989,599)	14,479,797	(13,536,885)

Cash and cash equivalents at beginning of period	25,201,425	10,721,628	24,258,513

Cash and cash equivalents at end of period	$7,211,826	$25,201,425	$10,721,628

Supplemental disclosure of cash flow information:
Cash paid for interest	$2,371,370	$3,586,937	$498,769
Cash paid for income taxes	$1,375,433	$22,208	$(2,078,744)

Supplemental schedule of noncash financing activities:
Investment of bitcoin for issuance of common stock	$9,474,985	$—	$—
Operating lease right-of-use assets and liabilities	$2,137,262	$—	$2,406,886

See accompanying notes to the consolidated financial statements

Angel Studios, Inc.

Notes to Consolidated Financial Statements

The financial information presented in these financial statements is and should be read in conjunction with the entity’s latest annual audited financial statements. Interim disclosures generally do not repeat those in the annual statements.

1.Description of Organization and Summary of Significant Accounting Policies

Organization

The company comprises Angel Studios, Inc. and its subsidiaries and affiliates (collectively, the “Company”). The Company was originally organized as a Utah limited liability company on November 13, 2013. On February 7, 2014, the entity converted to a Delaware corporation. The Company’s mission is to share stories with the world that amplify light. This is done by aligning the Company’s interests with those of the creators and the audience and utilizing the wisdom of crowds to help guide decisions on the content that gets created.

Proposed Businesss Combination

The Merger

On September 11, 2024, Southport Acquisition Corporation, a Delaware corporation (“Southport”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Southport, Sigma Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Southport (“Merger Sub”), and the Company.

The Merger Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur: (1) at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), upon the terms and subject to the conditions thereof, and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Southport (the “Merger or Business Combination”); (2) at the Closing, all of the outstanding capital stock of the Company (other than shares subject to Company options, shares held in treasury and any dissenting shares) will be converted into the right to receive shares of common stock, par value $0.0001 per share, of Southport (“Southport Common Stock”), in an aggregate amount equal to (x) $1.5 billion plus the aggregate gross proceeds of any capital raised by the Company prior to the Closing, divided by (y) $10.00; (3) at the Closing, all of the outstanding options to acquire capital stock of the Company will be converted into comparable options to acquire shares of Southport Common Stock (subject to appropriate adjustments to the number of shares of Southport Common Stock underlying such options and the exercise price of such options); (4) subject to the approval of the holders of Southport’s public warrants, Southport will amend its public warrants so that, immediately prior to the Closing, each of the issued and outstanding Southport public warrants automatically will convert into 0.1 newly issued share of Southport class A common stock and such warrants will cease to be outstanding (the “Warrant Conversion”); and (5) at the Closing, Southport will be renamed “Angel Studios, Inc.”

The board of directors of Southport has unanimously (i) approved and declared advisable the Merger Agreement and the Merger and (ii) resolved to recommend approval of the Merger Agreement and related matters by the stockholders of Southport.

The Merger Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which occurred on December 5, 2024, (ii) the absence of any law or injunction prohibiting the consummation of the Merger, (iii) the effectiveness of the registration statement on Form S-4 to be filed by Southport in connection with the transaction, (iv) the approval of the Merger Agreement and the transactions contemplated thereby by the respective stockholders of Southport and the Company, (v) the approval by Southport’s stockholders of an extension to Southport’s deadline to consummate a business combination to September 30, 2025, which approval was obtained on November 13, 2024, (vi) the receipt of approval for listing on the New York Stock Exchange or the Nasdaq Stock Market (or any other nationally recognized stock exchange in the United States as may be agreed by the Company and Southport) of the Southport class A common stock (including shares issued in the transaction), (vii) Southport having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) upon the Closing, (viii) the performance in all material respects of the respective covenants of Southport and the Company to be performed as of or prior to the Closing, including with respect to Southport, the covenant with respect to the warrantholder approval and (ix) the representations and warranties of Southport and the Company remaining accurate (to such standards described in the Merger Agreement) as of the effective time of the Merger.

Each party’s obligations to consummate the Merger are also conditioned upon the accuracy of the other party’s representations and warranties, subject to customary materiality and material adverse effect qualifiers, and the performance in all material respects by the other party of its covenants in the Merger Agreement to be performed as of or prior to the Closing.

The Merger Agreement contains customary representations and warranties by Southport, Merger Sub and the Company. The representations and warranties of the respective parties to the Merger Agreement generally will not survive the Closing.

The Merger Agreement may be terminated at any time prior to the Closing (i) by written consent of Southport and the Company, (ii) by either the Company or Southport, if certain approvals of the stockholders of Southport or the Company, to the extent required under the Merger Agreement, are not obtained as set forth therein, (iii) by the Company, if there is a Modification in Recommendation (as defined in the Merger Agreement), or by Southport, if there is a Company Modification in Recommendation (as defined in the Merger Agreement), and (iv) by either Southport or the Company in certain other circumstances set forth in the Merger Agreement, including (a) if any governmental authority shall have issued or otherwise entered a final, nonappealable order making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger, (b) in the event of certain uncured material breaches by the other party or (c) if the Closing has not occurred on or before September 30, 2025.

Certain Related Agreements

The Sponsor Support Agreement

On September 11, 2024, Southport also entered into a Sponsor Support Agreement (the “Sponsor Support Agreement”), by and among Southport, Southport Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and the Company, pursuant to which the Sponsor has agreed to, among other things, (i) vote in favor of the Merger Agreement and the transactions contemplated thereby and (ii) not redeem its shares of Southport Common Stock in connection therewith. In addition, the Sponsor has agreed to forfeit all of the Southport private placement warrants held by it at the Closing for no additional consideration. The Sponsor has also agreed to cover certain expenses incurred by Southport that are unpaid and payable at the Closing in excess of a specified cap. The Sponsor Support Agreement will terminate upon the earlier of the termination of the Merger Agreement or written agreement by the parties.

Angel Studios Stockholder Support Agreement

On September 11, 2024, Southport also entered into a Stockholder Support Agreement (the “Angel Studios Stockholder Support Agreement”) by and among Southport, the Company and certain stockholders of the Company (the “Key Stockholders”). Under the Angel Studios Stockholder Support Agreement, the Key Stockholders agreed, with respect to the outstanding shares of the Company’s common stock held by such Key Stockholders, to vote their shares or execute and deliver a written consent adopting the Merger Agreement and related transactions and approving the Merger Agreement and transactions contemplated thereby.

Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, Southport, the Sponsor, certain equityholders of the Company, Jared Stone and the other parties thereto, will enter into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which Southport will grant customary registration rights to the other parties thereto, including to register for resale, pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), certain shares of Southport Common Stock that are held by the other parties thereto.

Lock-Up Agreement

The Merger Agreement contemplates that, at the Closing, Southport and the Key Holders (as defined in the Merger Agreement) will enter into a Lock-Up Agreement (the “Lock-Up Agreement”). The Lock-Up Agreement contains certain restrictions on transfer with respect to shares of Southport Common Stock held by the Key Holders immediately following the Closing (other than shares purchased in the public market after the Closing) and the shares of Southport Common Stock issued to directors and executive officers of the combined company upon settlement or exercise of stock options or other equity awards outstanding as of immediately following the Closing in respect of awards of the Company outstanding immediately prior to the Closing (the “Lock-Up Shares”). Such restrictions begin at the Closing and end on the earlier of (i) one year after the Closing and (ii) (a) for 33.0% of the Lock-Up Shares, the date on which the last reported sale price of Southport Common Stock equals or exceeds $12.50 per share for any 20 trading days within any thirty-trading day period commencing at least thirty days after the Closing and (b) for an additional 50.0% of the Lock-up Shares, the date on which the last reported sale price of Southport Common Stock equals or exceeds $15.00 per share for any twenty trading days within any thirty-trading day period commencing at least thirty days after the Closing.

The foregoing descriptions of the Merger Agreement, the Sponsor Support Agreement and the Angel Studios Stockholder Support Agreement, and the transactions and documents contemplated thereby (including, without limitation, the Registration Rights Agreement and the Lock-Up Agreement), are not complete and are subject to and qualified in their entirety by reference to the Merger Agreement, the Sponsor Support Agreement and the Angel Studios Stockholder Support Agreement, copies of which were filed with a Current Report on Form 8-K/A on September 11, 2024, as Exhibit 2.1, Exhibit 10.1 and Exhibit 10.2, respectively, and the terms of which are incorporated by reference herein.

Amendment to Agreement and Plan of Merger

On February 14, 2025, Southport, the Company and Merger Sub entered into the Amendment No. 1 to Agreement and Plan of Merger (the “Merger Agreement Amendment”), which amends the Merger Agreement to make the following adjustments:

5.Remove the closing condition requiring Southport to have at least $5,000,001 of net tangible assets upon the Closing;

6.Amend the definition of “Acquiror Expense Cap” in the Merger agreement to increase the amount of expenses from an amount equal to (a) $11,000,000 minus (b) the aggregate amount of reasonable and documented Transaction Expenses; provided that the amount in clause (b) shall not exceed $3,500,000; to an amount equal to (a) $11,415,000 minus (b) the aggregate amount of reasonable and documented Transaction Expenses; provided that the amount in clause (b) shall not exceed $3,863,342;

7.Amend the definition of “Transaction Expenses” in the Merger Agreement to include costs and expenses related to the preparation, filing and distribution of the Joint Proxy Statement/Registration Statement and other Company SEC filings; and

8.Amend the provision regarding expense statements to increase the amount of expenses from $11,000,000 to $11,415,000.

The Merger Agreement Amendment was filed with a Current Report on Form 8-K on February 18, 2025, as Exhibit 2.1, and is incorporated herein by reference.

The Merger Agreement, the Merger Agreement Amendment, the Sponsor Support Agreement and the Angel Studios Stockholder Support Agreement and the other documents related thereto (collectively, the “Transaction Documents”) have been included to provide investors with information regarding their terms. They are not intended to provideany other factual information about the Company, Southport or their respective affiliates. The representations, warranties, covenants and agreements contained in the Transaction Documents were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Transaction Documents and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Transaction Documents instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Transaction Documents and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the applicable dates of the Transaction Documents, which subsequent information may or may not befully reflected in the Company’s public disclosures.

Basis of Presentation

These consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”).

As comprehensive income equals net income, separate statements of comprehensive income were not included in the accompanying consolidated financial statements.

Principles of Consolidation

The accompanying consolidated financial statements of the Company include the accounts of Angel Studios, Inc. and its majority-owned and controlled subsidiaries and affiliates. The Company reviews its relationships with other entities to identify whether it is the primary beneficiary of a variable interest entity (“VIE”). If the determination is made that the Company is the primary beneficiary, then the entity is consolidated.

All significant intercompany balances have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect reported amounts and disclosures. Accordingly, actual results could differ from those estimates. Estimates are based on historical experience and on various other assumptions that the Company believes to be reasonable under the circumstances. Regularly, the Company evaluates the assumptions, judgments, and estimates. Actual results may differ from these estimates.

Reclassifications

Certain prior period balances have been reclassified to conform to the current period presentation in the consolidated financial statements and the accompanying notes.

Concentrations of Credit Risk

The Company’s cash is held in non-interest-bearing and interest-bearing accounts that may exceed the Federal Deposit Insurance Corporation (the “FDIC”) insurance limits. If such banking institutions were to fail, the Company could lose all or a portion of those amounts held in excess of such insurance limitations. For example, the FDIC took control of Silicon Valley Bank (SVB), where the Company held a portion of its cash and cash equivalents. The Federal Reserve subsequently announced that account holders would be made whole, and the Company once again received access to all of its cash and cash equivalents. However, the FDIC may not make all account holders whole in the event of future bank failures. In addition, even if account holders are ultimately made whole with respect to a future bank failure, account holders’ access to their accounts and assets held in their accounts may be substantially delayed. Any material loss that the Company may experience in the future or inability for a material time period to access our cash and cash equivalents could have an adverse effect on the Company’s ability to pay its operational expenses or make other payments, which could adversely affect the business.

Major vendors are defined as those vendors having expenditures made by the Company which exceed 10.0% of the Company’s total cost of revenues. Concentrations of vendors were as follows for the years ended December 31:

	2024	2023	2022
Vendor A	*	35%	41%
Vendor B	26%	22%	*
Vendor C	*	21%	*

Major customers are defined as those customers generating revenues for the Company which exceed 10.0% of the Company’s total recognized revenues. Concentrations of customers were as follows for the years ended December 31:

	2024	2023	2022
Customer A	*	12%	*

Major concentrations of customers with licensing receivables are defined as those customers with a licensing receivables balances for the Company which exceed 10.0% of the Company’s outstanding licensing receivables. Concentrations of customers with licensing receivables balance were as follows for the years ended December 31:

	2024	2023	2022
Customer B	100%	100%	*

*Vendors and customers that did not exceed the 10.0% concentration threshold.

Digital Assets

In 2021, the Company saw a need to further diversify and maximize returns on cash balances that are not required to maintain adequate operating liquidity. As such, the Company implemented a policy that would allow for the investment in bitcoin (digital assets) under this policy. The Company believes their bitcoin holdings are highly liquid. However, digital assets may be subject to volatile market prices, which may be unfavorable at the time when the Company wants or needs to liquidate them. The Company has ownership of and control over their digital assets and may use third-party custodial services to secure it. The Company will record an impairment of the digital asset during the reporting period if the fair value drops below the cost basis of the digital assets. The Company recorded an impairment of $3.0 thousand, $4.0 thousand and $5.1 million on the digital assets during the years ended December 31, 2024, 2023 and 2022, respectively.

The Company sold bitcoin holdings with a total book value of $0.6 million for a net gain of $1.7 million during the year ended December 31, 2024. No bitcoin holdings were sold during the years ended December 31, 2023 and 2022.

Liquidity

The consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern within one year from the date of issuance of these consolidated financial statements. For the year ended December 31, 2024, the Company incurred a net loss of approximately $90.0 million and used cash in operating activities of approximately $60.2 million. The Company had an accumulated deficit of approximately $99.9 million as of December 31, 2024. A significant portion of the net loss for the year ended December 31, 2024, was due to a one-time contractual commitment for marketing spend on a theatrical release, legal expenses related to unfavorable outcome of arbitration and increased marketing expenses to grow Angel Guild memberships. Management does not anticipate the same level of marketing spend as a percentage of revenue for future theatrical releases. The content license agreement with The Chosen, Inc. (f/k/a The Chosen, LLC) (“The Chosen”) dated October 18, 2022 (the “Chosen Agreement”), which has generated significant past revenues, was canceled during the quarter ended June 30, 2024. Management anticipates that the Company will continue to incur operating losses and use cash in operating activities in 2025.

Management is working to increase revenues through the growth of Angel Guild memberships, the Company’s pipeline of theatrical releases in 2025 and additional streaming agreements. The Company finances marketing activities for theatrical releases through P&A loan agreements with individual and institutional investors. Additionally, the Company has raised capital through the sale of its Class A common stock, par value $0.001 per share (the “Class A Common Stock”), Class B common stock, par value $0.001 per share (“Class B Common Stock”), Class C common stock, par value $0.001 per share (the “Class C Common Stock”) and Class F common stock, par value $0.001 per share (the “Class F Common Stock,” and together with the Class A Common Stock, Class B Common Stock and Class C Common Stock, the “Common Stock”), generating approximately $32.8 million of cash and $9.5 million in bitcoin during the year ended December 31, 2024, $7.5 million of cash during the year ended December 31, 2023 and $0.00 during the year ended December 31, 2022. From January 1, 2025, through the date of this filing, the Company has (i) grown from 551,893 to over one million Angel Guild paying members, generating approximately $39.5 million in cash from Angel Guild paid memberships, (ii) raised $14.1 million through the sale of Common Stock and (iii) secured $22.9 million in debt financing. Management believes it will be able to continue to fund operating capital shortfalls for the next year through the issuance of debt and Common Stock. While there is no assurance of success, management remains committed to its plans to grow revenues and manage expenses. If these efforts are not successful, or if securing debt and selling Common Stock on acceptable terms proves challenging, the Company can reduce our spend on marketing of the Angel Guild, which could materially affect our growth, our financial condition and/or our ability to continue as a going concern.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities to the Company of three months or less to be cash equivalents. As of December 31, 2024 and 2023, these cash equivalents consisted of treasury securities and totaled $0.00 and $4.7 million, respectively.

Accounts Receivable

The Company records its accounts receivable at sales value less an allowance for doubtful accounts receivable. Management determines the allowance for doubtful accounts receivable in accordance with ASC 326 by segmenting the receivables portfolio and using historical experience, market conditions and account aging to determine an allowance for each segment.

Account balances are written off against the allowance when the potential for recovery is remote. Recoveries of receivables previously written off are recorded when payment is received. As of December 31, 2024, the allowance for doubtful accounts receivable was $0.4 million, which included a reserve of $0.2 million related to receivables from theatrical distribution. As of December 31, 2023 and 2022, the Company’s allowance for doubtful accounts receivable was $0.3 million and $0.00, respectively.

Licensing Receivables

Licensing receivables consist of amounts due from customers under the Company’s multi-year content licensing arrangements. These receivables arise from the licensing of content to third parties, typically over terms ranging from several months to up to ten years, with an average duration of around three years.

For licensing arrangements where payments are due over a longer period, the Company assesses the need to recognize a significant financing component when the expected time between the satisfaction of the Company’s performance obligations and the receipt of payment exceeds one year. In such cases, the licensing receivable is recorded at the present value of the future payments, discounted at a rate reflective of a separate financing transaction between the Company and the customer at contract inception. When no significant financing component is deemed to be present (e.g., when payments are expected within one year), the receivable is recorded at the transaction price, without adjustment for the time value of money.

The Company monitors licensing receivables for collectability and assesses for credit risk at each reporting period. Any expected credit losses are recognized in accordance with the Company’s allowance for doubtful accounts policy.

Physical Media Inventory

Physical media inventory consists of apparel, DVDs, Blu-rays, books and other merchandise purchased for resale, related to content the Company is distributing. Physical media inventory is recorded at average cost. The Company periodically reviews the physical media inventory for excess supply, obsolescence, and valuations above estimated realization amounts and provides a reserve to cover these items. Management determined that no reserve for physical media inventory was necessary as of December 31, 2024, 2023 and 2022.

Prepaid Expenses and Other

Prepaid expenses primarily represent payments made in advance for services and goods to be received in future periods. These include but are not limited to prepayments for insurance, software, rent, fees and future advertising. As the benefits are consumed or utilized, the prepaid assets are recognized as expenses on the consolidated statements of operations.

Other assets may include royalty advances, deposits and interest receivable. The Company also capitalizes expenses related to its proposed Business Combination with Southport. As of December 31, 2024, the balance of prepaid expenses related to the proposed Business Combination was $2.6 million.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the estimated economic useful lives of the assets or over the related lease terms (if shorter) as follows:

Office and computer equipment	3 years
Production equipment	1 year
Leasehold improvements	1 year
Furniture and fixtures	3 years
Warehouse equipment	3 - 5 years
Computer software	2 years

Expenditures that materially increase values or capacities or extend useful lives of property and equipment are capitalized. Routine maintenance, repairs, and renewal costs are expensed as incurred. Upon sale or other retirement of depreciable property, the cost and accumulated depreciation and amortization are removed from the related accounts and any gain or loss is reflected in the consolidated statements of operations.

Content

The Company produces content for Dry Bar Comedy shows that are recorded and streamed through various channels. The Company capitalizes costs associated with the production, including development costs, direct costs, and production overhead. The Company amortizes the content assets in cost of revenues on the consolidated statements of operations over the period of use, which is estimated to be ten years, beginning with the month of first availability. The amortization is calculated using the straight-line method.

Intangible Assets

Intangible assets consist of domain names the Company has acquired and are stated at cost less accumulated amortization. Amortization is calculated using the straight-line method over the estimated economic useful lives of the domain names of approximately thirty years.

Impairment of Long-Lived Assets

Except for the digital assets write-down mentioned previously, no other significant write-downs occurred during the years ended December 31, 2024 and 2023.

Investments in Affiliates

Investments in affiliates represent the Company’s investments in noncontrolling interests. The Company’s investments where the Company has significant influence, but does not control, and joint ventures which are VIEs in which the Company is not the primary beneficiary, are recorded under the equity method of accounting in the accompanying consolidated financial statements. The Company’s investments where the Company has little or no influence and which the Company is not the primary beneficiary, are recorded under the cost method of accounting in the accompanying consolidated financial statements.

Under the equity method, the Company’s investments are stated at cost and adjusted for the Company’s share of net earnings or losses and reduced by distributions. Equity in earnings is recognized based on the Company’s ownership interest in the earnings of the VIE. Under the cost method, the Company’s investments are stated at cost and will be reduced by any distributions received.

Notes Receivable

The Company enters into various notes receivables with filmmakers for marketing and other purposes. The Company records its notes receivable based on actual amounts loaned or paid for on behalf of the filmmaker. The Company also has a note receivable from the disposition of a business in 2021. The Company establishes specific reserves for those customer accounts identified with collection problems due to insolvency or other issues. The Company’s notes receivable are considered past due when payment has not been received within thirty days of the due date. The amounts of the specific reserves are estimated by management based on various assumptions including the customer’s financial position, age of the receivables and changes in payment schedules and histories.

Notes receivable balances are charged off against the allowance for doubtful notes when the potential for recovery is remote. Recoveries of notes receivable previously charged off are recorded when payment is received. The allowance for doubtful notes receivable was $0.00 as of December 31, 2024 and 2023, respectively.

Other Long-term Assets

Other long-term assets mainly consist of security deposits that will be held for longer than one year and are recorded at fair value when paid and deferred tax assets. Any impairment in the other long-term assets will be recognized on the consolidated statements of operations.

Accrued Expenses

Accrued expenses represent liabilities for goods or services received by the Company as of the reporting date but for which invoices have not been received or processed. These expenses are recognized when all of the following conditions are met: there is a present obligation resulting from a past event (i.e., goods or services have been received), it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and the amount of the obligation can be reliably measured.

Accrued expenses are recognized and measured based on the best estimate of the amount owed at the reporting date. Estimates are based on available information and historical experience, taking into consideration any known uncertainties. Where necessary, accruals are adjusted in subsequent periods to reflect changes in circumstances or estimates.

Accrued Licensing Royalties

Accrued licensing royalties represent amounts owed by the Company to filmmakers based on the contractual terms agreed upon with the filmmaker. Estimates are made based on available information and historical experience, taking into consideration any known uncertainties. Where necessary, accruals are adjusted in subsequent periods to reflect changes in circumstances or estimates.

Deferred Revenue

Deferred revenue represents payments received in advance of the Company fulfilling its performance obligations under various arrangements, including Angel Guild memberships, content licensing, Pay it Forward payments for theatrical releases, theatrical ticket presales and other deferred revenue. The Company recognizes deferred revenue when cash is received before the related revenue recognition criteria are met, and such amounts are recognized as revenue when the related performance obligations are satisfied.

Angel Guild Memberships

Angel Guild membership fees, which include both standard and premium membership options, are recorded as deferred revenue when received. As of December 31, 2024, 2023 and 2022, the Company had $19.8 million, $2.9 million and $0.00, respectively, of deferred revenue related to Angel Guild memberships. These amounts are expected to be recognized as revenue over the membership period, primarily within the next twelve months.

Content Licensing

For certain content licensing arrangements, the Company recognizes deferred revenue when payment is received in advance of delivering the content or when performance obligations related to the licensing arrangement have not yet been satisfied. Revenue is recognized as content is delivered and the customer can begin exploiting the content, or, in the case of usage-based royalties, when the sale or usage occurs. As of December 31, 2024, 2023 and 2022, the Company had $0.00, $0.1 million and $0.4 million, respectively, of deferred revenue related to content licensing arrangements.

Pay it Forward

The Company receives Pay it Forward payments, which are used to offset the costs of free or discounted theatrical tickets provided to others. Pay it Forward payments in excess of ticket redemption expenses are initially recorded as deferred revenue. Revenue is recognized as Pay it Forward payments are redeemed for tickets or when it is determined that future ticket redemptions will be less than the deferred revenue balance. As of December 31, 2024, 2023 and 2022, the Company had $0.4 million, $0.9 million and $0.00, respectively, of deferred revenue related to Pay it Forward payments, which is expected to be redeemed or recognized as revenue within the next 12 months.

Theatrical Ticket Presales

The Company records deferred revenue related to theatrical ticket presales, which represent payments received in advance of scheduled theatrical releases. Revenue is recognized when the related theatrical releases occur. As of December 31, 2024, 2023 and 2022, the Company had $1.0 million, $0.00 and $0.00, respectively, of deferred revenue related to these presales.

Other Deferred Revenue

As of December 31, 2024, 2023 and 2022, the Company had an additional $1.0 million, $0.00 and $0.2 million, respectively, in deferred revenue from various other types of contractual arrangements. These amounts will be recognized as revenue when the performance obligations are satisfied, primarily within the next twelve months.

Deferred Financing Costs and Note Discount

Our distribution clients utilize the services of VAS Portal, LLC d/b/a Angel Funding (“VAS Portal”), a Securities and Exchange Commission (“SEC”) registered Funding Portal (SEC File No. 7-165) and a member of the Financial Industry Regulation Authority (“FINRA”), to facilitate crowdfunding of their projects by Angel Investors via what is referred to as the “Angel Funding Portal.” VAS Portal is operated independent of the Company.

For Funds raised through the VAS Portal, VAS Portal typically receives a fee of 6.0% of total funds raised for their services. The Company utilized the services of VAS Portal to raise prints and advertising (“P&A”) funds during the year ended December 31, 2024 and 2023. Funds raised by the Company through the VAS Portal are accounted for as a note discount and are amortized to interest expense over the term of the underlying instrument using the effective interest method. For additional information, see “Note 6. Notes Payable.”

Revenue Recognition

The Company recognizes revenue when a customer obtains control of promised products or services. The amount of revenue recognized reflects the consideration that the Company expects to be entitled to receive in exchange for these products or services. The Company applies the following five steps: (i) Identify the contract with the customer; (ii) Identify the performance obligations in the contract; (iii) Determine the transaction price; (iv) Allocate the transaction price to performance obligations in the contract; and (v) Recognize revenue when or as the Company satisfies a performance obligation. The following components represent the most significant portions of revenue being recognized:

	For the year ended December 31,
	2024	2023	2022
Angel Guild	$35,646,375	$2,940,290	$—
Theatrical	29,445,641	106,838,828	4,720,674
Content licensing	16,588,700	38,687,753	11,924,036
Merchandise	5,808,750	18,020,076	23,609,414
Pay it Forward	5,610,677	31,856,327	33,980,046
Theatrical Pay it Forward	2,213,993	3,430,855	—
Other	1,202,303	663,187	1,282,392
Total Revenue	$96,516,439	$202,437,316	$75,516,562

Angel Guild Revenue

The Angel Guild is a paid membership that gives certain benefits, such as early access to certain content and the ability to vote on future content. Premium memberships receive additional benefits, such as complimentary theatrical tickets and merchandise discounts. Members have the option to pay either on a monthly or annual basis. The payments for memberships are initially recorded as deferred revenue and allocated to three different performance obligations: (i) memberships – recognized on a straight-line basis over the membership period, (ii) complimentary theatrical tickets – allocated only in periods of theatrical releases by the Company and recognized as tickets are redeemed during the month of membership and (iii) merchandise – recognized as the benefit is used.

Theatrical Release Revenue

Prior to the digital release of licensed content, the Company might provide the option to release content as part of a theatrical release. Revenue from these events is recognized at a point in time – when the theatrical showing takes place. The Company will negotiate the terms of the theatrical distribution window (ranging from a few weeks to a few months), profit sharing percentage, and collection terms with the theater owners prior to the release. Theatrical release revenue fluctuates depending on the timing and scale of theatrical showings.

Content Licensing

The Company’s content licensing arrangements include fixed fee and minimum guarantee arrangements, and sales or usage based royalties. The Company’s fixed fee or minimum guarantee licensing arrangements may, in some cases, include multiple titles, multiple license periods (windows), rights to exploitation in different media, or rights to exploitation in multiple territories, which may be considered distinct performance obligations. When these performance obligations are considered distinct, the fixed fee or minimum guarantee in the arrangement is allocated to the title, window, media right or territory as applicable, based on estimates of relative standalone selling prices. The amounts related to each performance obligation (i.e., title, window, media or territory) are recognized when the content has been delivered, and the window for the exploitation right in that territory has begun, which is the point in time at which the customer is able to begin to use and benefit from the content.

Sales or usage based royalties represent amounts due to us based on the “sale” or “usage” of the Company’s content by the customer, and revenues are recognized at the later of when the subsequent sale or usage occurs, or the performance obligation to which some or all the sales or usage-based royalty has been allocated has been satisfied (or partially satisfied). Generally, when the Company licenses completed content (with standalone functionality, such as a movie, or television show), its performance obligation will be satisfied prior to the sale or usage. The actual amounts due to the Company under these arrangements are typically not reported to the Company until several months after the close of the reporting period. The Company records revenue under these arrangements for the amounts due and not yet reported to the Company based on estimates of the sales or usage of these customers and pursuant to the terms of the contracts. Such estimates are based on information from the Company’s customers, historical experience with similar titles in that market or territory, the performance of the title in other markets and/or available data in the industry. While the Company believes these estimates are reasonable estimates of the amounts due under these arrangements, such estimated amounts could differ from the actual amounts to be subsequently reported by the customer, which could be higher or lower than the Company’s estimates, and could result in an adjustment to revenues in future periods. Any adjustments booked during the December 31, 2024 and 2023 periods have been immaterial.

For certain multi-year licensing arrangements, payments may be due over a longer period. When the Company expects the period between fulfillment of its performance obligation and the receipt of payment to be greater than a year, a significant financing component is present. In these cases, such payments are discounted to present value based on a discount rate reflective of a separate financing transaction between the customer and the Company, at contract inception. The Company does not assess contracts with deferred payments for significant financing components if, at contract inception, the Company expects the period between fulfillment of the performance obligation and subsequent payment to be one year or less.

Content licensing arrangements can last between several months to up to ten years. The typical period ranges around three years.

Merchandise Revenue

The Company has partnered with creators to distribute the creators’ licensed original content and related merchandise. Merchandise revenue represents apparel, DVDs, Blu-rays, books and other intellectual property. Revenue is recognized upon shipment of the merchandise and is recognized at a point in time, when physically shipped.

Pay it Forward Revenue

Pay it Forward revenue consists of payments made from customers who want to keep the Company’s content free to general users and help create future episodes and seasons of their favorite shows. Pay it Forward revenues are reported as Pay it Forward revenue in the consolidated statements of operations in accordance with ASC Topic 958, Not-for-Profit Entities.

Theatrical Pay it Forward Revenue

The Company also collects Pay it Forward payments for the Company’s upcoming or current theatrical releases. These collections are used to offset the cost the Company incurs to purchase free or discounted tickets, (“ticket redemption expenses”), for people who may not have otherwise been able to watch the film. If total theatrical Pay it Forward payments are in excess of total ticket redemption expenses, the excess amount will initially be included on the Company’s consolidated financial statements as deferred revenue. Deferred revenue will be recognized as Pay it Forward revenue during a reporting period if future ticket redemption expenses are expected to be less than the deferred revenue balance.

Other Revenue

Other revenue consists of tickets to Dry Bar Comedy shows and other events, concession sales, general and administrative management fees and in-app advertising. Other revenue is recognized when the services are performed or when the event takes place.

The following table presents the Company’s revenue recognized over time or at a point in time (as previously described) for the years ended December 31:

	2024	2023	2022
Point in time revenue	$60,002,166	$198,201,716	$73,927,248
Over time revenue	36,514,273	4,235,600	1,589,314
Total revenue	$96,516,439	$202,437,316	$75,516,562

The Company does not disclose revenue by geography as it is impracticable to do so. The Company’s business operations involve complex, interconnected revenue streams that are not easily attributable to specific geographic regions. Revenue is often generated through multi-region engagements, global contracts and shared operational resources, making geographic segmentation inaccurate or misleading. As a result, providing such information would not reflect the true nature of the Company’s business and could lead to misinterpretation.

Cost of Revenues

Cost of revenues represents the direct costs incurred by the Company in generating its revenue. These costs include expenses directly associated with the goods or services sold during the reporting period. Cost of revenues is recognized in the consolidated statements of operations in the period in which the related revenue is recognized, following the matching principle.

Components of cost of revenues include licensing royalty expense, film delivery costs, hosting, merchandise costs, credit card fees, freight and shipping costs, and costs of services provided.

Selling and Marketing Expenses

Selling and marketing expenses represent costs incurred by the Company in promoting and selling its products or services. These expenses are recognized in the consolidated statements of operations in the period in which they are incurred.

Components of selling and marketing expenses include advertising and promotional activities, salaries and benefits for sales and marketing personnel, travel and entertainment expenses related to sales and marketing activities, and costs of marketing materials. It also includes costs incurred by the Company to purchase movie tickets for giving away, which costs are offset by the Pay it Forward receipts the Company receives from customers who Pay it Forward for others to see the show. The total amount of pay-it-forward receipts that were offset against selling and marketing costs during the years ended December 31, 2024, 2023 and 2022 were $4.2 million, $23.8 million and $0.00, respectively.

General and Administrative Expenses

General and administrative expenses represent costs incurred by the Company that are not directly attributable to the production of goods or services. These expenses include, but are not limited to, salaries and benefits of administrative staff, office rent, utilities, office supplies, insurance, legal fees and other overhead costs necessary to support the operations of the business.

General and administrative expenses are recognized in the consolidated statements of operations in the period in which they are incurred. Expenses are measured at the fair value of the consideration given in exchange for goods or services received.

Research and Development Expenses

Research and development expenses consist primarily of payroll, software and other related expenses for research and development personnel responsible for making improvements to the Company’s service offerings, including testing and maintaining and modifying the user interface and infrastructure. These expenses are recognized in the consolidated statements of operations in the period in which they are incurred.

Stock-Based Compensation

Stock-based payments made to employees, including grants of employee stock options, are measured using a fair value-based method. The related expense is recorded in the consolidated statements of operations over the period of service.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the tax bases of assets and liabilities. The deferred taxes represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred income tax assets are reviewed periodically for recoverability, and valuation allowances are provided when it is more likely than not that some or all of the deferred income tax assets may not be realized.

The Company believes that it has appropriate support for the income tax positions taken and to be taken on its tax returns and that its accruals for tax liabilities are adequate for all open tax years based on an assessment of many factors including experience and interpretations of tax laws applied to the facts of each matter. The Company files income tax returns in the U.S. federal jurisdiction and certain state jurisdictions.

As of December 31, 2024, and 2023, the Company had $0.00 and $4.0 million, respectively, of deferred tax assets.

Basic and Diluted Earnings (Loss) Per Share

Basic earnings (loss) per share attributable to the Company is computed by dividing income (loss) attributable to the Company by the weighted-average number of shares outstanding during the period. Diluted earnings (loss) per share attributable to the Company gives effect to all dilutive potential shares that are outstanding during the period (if any) and excludes stock options that are anti-dilutive as a result of any net losses during the period.

Operating Leases

The Company leases several office spaces which are accounted for as operating leases. Lease payments are due monthly and are based on the fixed terms of the leases. The lease terms expire at various dates through 2029 and provide for renewal options ranging from one year to five years. In the normal course of business, it is expected that these leases will be renewed or replaced by leases on other properties.

The Company determines if an arrangement is a lease at its inception. A rate implicit in the lease when readily determinable is used in arriving at the present value of lease payments. As the Company’s leases do not provide an implicit rate, the Company uses an incremental borrowing rate based on information available at lease commencement date for all of its leases. Lease expense for operating leases is recognized on a straight-line basis

Recent Accounting Pronouncements

Recently Issued Accounting Pronouncements Not Yet Adopted

In December 2023, the FASB issued ASU No. 2023-08, “Intangibles-Goodwill and Other-Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets.” This standard provides accounting and disclosure guidance for crypto assets that meet the definition of an intangible asset and certain other criteria. In-scope assets are subsequently measured at fair value with changes recorded in the consolidated statements of operations. The standard requires separate presentation of (1) in-scope crypto assets from other intangible assets and (2) changes in the fair value of those crypto assets. Disclosure of significant crypto asset holdings and an annual reconciliation of the beginning and ending balances of crypto assets are also required. This ASU becomes effective for annual periods beginning in 2025, including interim periods, with early adoption permitted. The Company will adopt this standard with its annual period beginning on January 1, 2025. The adoption of this standard will require an adjustment to the Company’s opening Retained Earnings balance as of January 1, 2025, to recognize the cumulative effect of initially applying the change in accounting principle to previous periods. The adjustment subsequently made was an increase in our digital assets of $16.0 million, which accounts for the difference between the December 31, 2024 ending book value of digital assets and their respective fair market value on January 1, 2025.

Recently Adopted Accounting Pronouncements

In November 2023, the FASB issued ASU No. 2023-07, Improvements to Reportable Segment Disclosures (Topic 280). This ASU updates reportable segment disclosure requirements by requiring disclosures of significant reportable segment expenses that are regularly provided to the Chief Operating Decision Maker (“CODM”) and included within each reported measure of a segment’s profit or loss. This ASU also requires disclosure of the title and position of the individual identified as the CODM and an explanation of how the CODM uses the reported measures of a segment’s profit or loss in assessing segment performance and deciding how to allocate resources. The ASU is effective for annual periods beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The Company adopted this ASU retrospectively on December 31, 2024.

Segment Reporting

The Company operates as a single reportable segment, consistent with the adoption of ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The CODM, Neal Harmon, our Chief Executive Officer, evaluates the Company’s financial performance and allocates resources based on consolidated financial results. The Company does not manage its operations or prepare financial information on a disaggregated basis beyond the consolidated level for internal reporting purposes.

The CODM reviews consolidated operating results, primarily focusing on revenue, operating income (loss), and key expense categories to assess performance and make strategic decisions. The single reportable segment derives its revenue as described above, primarily from Angel Guild revenue, theatrical release revenue, content licensing, merchandise revenue, Pay it Forward revenue and other revenue. Segment profit or loss is measured consistently with the consolidated operating income (loss) presented in the Consolidated Statements of Income.

In accordance with ASU 2023-07, the significant expense categories regularly provided to the CODM as part of the consolidated financial review include cost of revenue, selling and marketing, research and development, and general and administrative expenses. The amounts for these categories are included in the Consolidated Statements of Operations. These expenses represent the primary financial measures used by the CODM to evaluate operational efficiency and resource needs. No other significant expense categories or performance metrics are regularly provided to the CODM on a disaggregated basis.

The Company’s accounting policies for segment reporting are consistent with the significant accounting policies described in this note.

2.	Property and Equipment

Property and equipment consisted of the following as of December 31:

	2024	2023
Computer equipment	$1,685,254	$1,630,746
Leasehold improvements	454,082	420,903
Computer software	545,255	386,035
Furniture and fixtures	355,764	355,764
Production equipment	280,512	275,513
Warehouse equipment	106,856	57,936
	3,427,723	3,126,897
Less accumulated depreciation and amortization	(2,648,796)	(1,914,841)
	$778,927	$1,212,056

Depreciation and amortization expense on property and equipment for the years ended December 31, 2024, 2023 and 2022 was $0.7 million, $0.7 million and $0.5 million, respectively.

3.	Content

Content consisted of the following as of December 31:

	2024	2023
Content	$2,158,394	$1,639,251
Less accumulated amortization	(447,528)	(249,663)
	$1,710,866	$1,389,588

Amortization expense on content for the years ended December 31, 2024, 2023 and 2022 was $0.2 million, $0.2 million and $0.1 million, respectively.

4.	Notes Receivable

On March 1, 2021, the Company entered into an agreement to sell substantially all the assets and liabilities of the Company’s content filtering service. As part of this transaction, the Company paid cash to the buyer to provide liquidity to the business and the buyer entered into a note with the Company and is required to pay $9.9 million over fourteen years, or $7.8 million if paid within five years. If the buyer defaults under any of its obligations under the agreement, they will be required to transfer and assign all assets and liabilities back to the Company for no consideration. As of December 31, 2024, and 2023, the outstanding balance on the consolidated balance sheets is $4.5 million and $4.7 million, respectively.

In addition to the notes receivable from the sale of the filtering business, the Company enters into various notes receivables with filmmakers (the “Filmmaker Notes Receivable”) for marketing and other purposes. The terms of these agreements are generally less than one year and non-interest bearing. The total amount of Filmmaker Notes Receivable as of December 31, 2024 and 2023 was $0.5 million, respectively, which is included in current portion of notes receivable, on the consolidated balance sheets.

5.	Intangible Assets

Intangible assets consisted of the following as of December 31:

	2024	2023
Domain names	$2,191,454	$2,188,489
Less accumulated amortization	(274,299)	(201,299)
	$1,917,155	$1,987,190

Amortization expense on intangible assets for the years ended December 31, 2024, 2023 and 2022 was $73.0 thousand, $73.0 thousand and $73.0 thousand, respectively.

6.Notes Payable

In November 2022, the Company entered into a P&A loan agreement where the Company could draw up to $5.0 million related to P&A expenses incurred during the theatrical release of specific content. The maturity date of the note was March 31, 2023, and was payable along with a 10.0% coupon on the aggregate amount drawn. The loan principal and all outstanding interest were paid in full in March 2023.

In June 2023, the Company closed on a round of crowdfunding for P&A expenses, in anticipation of the release of the Sound of Freedom film, in exchange for revenue participation rights of the film. The revenue participation rights allow each investor the right to receive an amount not to exceed 120.0% (initial investment plus a 20.0% return) of their crowdfunded amount. The investors have first priority on the cash receipts to the Company of the film and shall be paid in full before any other claims from the film are paid. The money raised was approximately $5.0 million. The payback date was based on the timing of cash collections from the theatrical run of the film and was payable, directly to the investors. The $5.0 million was recorded as notes payable and the 20.0% return was accrued over the term of the note and recorded as interest expense on the consolidated statements of operations. Issuance costs for this raise were approximately $0.3 million, which was recorded as a note discount. As of December 31, 2023, the notes and interest had been repaid, and the note discount had been fully amortized.

During 2023, the Company entered into several additional rounds of P&A expense raises with institutional investors, in anticipation of the release of several different films, in exchange for revenue participation rights of the films. The revenue participation rights allow each institutional investor the right to receive an amount not to exceed 110.0% (initial investment plus a 10.0% return) of their invested amount. The institutional investors have first priority on the cash receipts to the Company of the particular film they invested in and shall be paid in full before any other claims from the film are paid. The money raised was approximately $21.0 million which was recorded as notes payable and the 10.0% return was accrued over the term of the notes and recorded as interest expense on the consolidated statements of operations. The payback dates were based on the timing of cash collections from the various theatrical runs of the films. There were no issuance costs related to these raises. As of December 31, 2023, $17.0 million of the notes and $1.7 million in related interest had been repaid. All remaining principal and interest was paid back in the first quarter of 2024.

In January 2024, the Company entered into a short-term loan agreement for $0.3 million with a 10.0% interest rate and maturity date of 100 days. As of December 31, 2024, the note principal and interest had been repaid

In February 2024, the Company entered into a revolving P&A loan agreement with a related-party. See “Note 14. Related-Party Transactions” for further discussion.

In May 2024, the Company entered into P&A loans totaling $3.0 million. The maturity date is dependent on the timing of cash collections from theatrical sales, licensing revenue, merchandise sales and other revenue. The principal balance is payable along with a 10.0% coupon on the total loans, and is expected to mature within the next year. As of December 31, 2024, the entire amount was outstanding.

In May 2024, the Company entered into a short-term loan agreement for $0.5 million with a 10.0% interest rate and maturity date of 100 days. As of December 31, 2024, the note principal and interest had been repaid.

7.Investments in Affiliates

Consolidated Entities

The Company consolidates entities in which it has a controlling financial interest, either through a majority voting interest or as the primary beneficiary of a VIE, in accordance with ASC 810, Consolidation. As of December 31, 2024, the Company consolidates several subsidiaries and VIEs where the Company is the primary beneficiary.

Consolidated Subsidiaries (Voting Interest): The Company holds majority ownership in several subsidiaries which are consolidated based on voting interest control. These subsidiaries are integral to the Company’s operations. There are no significant restrictions on the ability of these subsidiaries to transfer funds to the parent in the form of dividends, loans, or advances, except for standard regulatory requirements in certain jurisdictions.

Consolidated VIEs: The Company is the primary beneficiary of various VIEs, special-purpose entities established to raise capital for upcoming content and invest in new and related content. The Company consolidates these VIEs because it has the power to direct the activities that most significantly impact the VIEs’ economic performance and has the obligation to absorb losses or the right to receive benefits that could be significant to the VIEs. The carrying amounts of the VIEs’ assets and liabilities included in the consolidated balance sheet as of December 31, 2024, are $8.6 million. Creditors of these VIEs have no recourse to the general credit of the Company. Certain restrictions exist for one of the Company’s VIE’s that require revenue generated by the exploitation of the film “Bonhoeffer” to be used to redeem the preferred shares of that VIE, which redemption value is $6.0 million.

Investment in Unconsolidated Entities

The Company holds investments in several unconsolidated entities, some of which are accounted for under the equity method and others under the cost method.

Equity Method Investments

In October 2023, the Company entered into an equity purchase agreement with a third-party entity, acquiring preferred units for an aggregate purchase price of $1.0 million. Based on the Company’s assessment of the investee’s financial outlook, the Company determined that it is unlikely the investment will be recovered in the foreseeable future. Accordingly, a full impairment of the $1.0 million investment was recorded as of December 31, 2024. This impairment is reflected as a loss under the line item ‘Impairment of investment in affiliates’ in the other income (expense) section of our consolidated statements of operations for the year ended December 31, 2024. No similar impairments occurred during 2023.

Additionally, the Company holds equity investments in other unconsolidated entities. These entities are accounted for under the equity method, as the Company holds significant influence over their operations. The Company’s share of the investees’ net income (loss) was $67.6 thousand and $9.4 thousand for the years ended December 31, 2024 and 2023, respectively. As of December 31, 2024, and 2023, the carrying value of these investments totaled approximately $2.6 million and $2.6 million, respectively. No impairments or significant valuation adjustments were required for these equity method investments.

Cost Method Investments

The Company also holds investments in entities where it does not have significant influence, which are accounted for under the cost method. Under the cost method, these investments are carried at cost, adjusted for observable price changes in orderly transactions for identical or similar investments and for impairments. As of December 31, 2024 and 2023, the carrying value of these investments totaled approximately $5.6 million and $0.9 million, respectively, with no impairment recorded during the periods.

Variable Interest Entities (Unconsolidated)

The Company has identified certain unconsolidated entities as VIEs under ASC 810, Consolidation. These VIEs are primarily fundraising and content related ventures. The Company does not consolidate these VIEs because it is not the primary beneficiary, meaning it does not have the power to direct the activities that most significantly impact the economic performance of the entities, nor does it have an obligation to absorb significant losses or the right to receive significant benefits from these VIEs.

The Company’s maximum exposure to loss as a result of its involvement with these unconsolidated VIEs is limited to the Company’s equity investment, totaling approximately $0.00 as of December 31, 2024. This amount represents the carrying value of the Company’s equity investments in these VIEs, recorded under investments in affiliates on its consolidated balance sheet. The Company’s involvement in these VIEs is primarily through its operational relationships, and the Company does not have any future funding commitments or guarantees to these entities.

8.	Accrued Expenses

Accrued expenses as of December 31, 2024 and 2023, consist of the following:

	2024	2023
Accrued legal expenses	$5,431,494	$198,372
Accrued marketing expenses	4,860,716	1,168,891
Accrued payroll expenses	1,358,213	1,080,829
Accrued sales tax	359,311	351,774
Accrued income tax	—	1,280,676
Other accrued expenses	1,064,921	2,216,688
	$13,074,655	$6,297,230

Accrued marketing expenses consist of amounts for advertising, promotional activities and other marketing-related costs that were incurred but unpaid at year-end for both periods. Accrued legal expenses represent amounts related to ongoing litigation and legal services incurred but not yet paid as of the respective balance sheet dates. Accrued payroll expenses represent compensation earned by employees, including wages, bonuses and other benefits, that are unpaid as of the balance sheet date. Accrued sales taxes include amounts for sales taxes collected from customers but not yet remitted to tax authorities at the end of the reporting period. Accrued income taxes reflect amounts related to taxes on the Company’s income that are owed but not yet paid as of the balance sheet date. Other accrued expenses include various operational expenses such as professional fees and other miscellaneous items that are individually immaterial to the financial statements. These amounts are expected to be settled in the normal course of business within the next fiscal year.

9.	Accrued Settlement Costs

In September 2020, the Company recorded an expense on the consolidated statements of operations and an accrued settlement cost on the consolidated balance sheets of $5.3 million because of a settlement from the chapter 11 bankruptcy case that was filed on October 18, 2017. The total amount due from litigation and the resulting bankruptcy case was $62.5 million, however, as part of the settlement agreement, it was agreed that the $62.5 million will be lowered to $9.9 million, payable over fourteen years without interest, as long as the Company makes timely payments and there is no breach or violation of the settlement agreement that remains uncured. As a result of this settlement, and the Company’s plans to not break or violate the settlement agreement, the Company recorded an expense of $5.3 million during the year ended December 31, 2020. The Company recorded the present value of $9.9 million with an imputed interest rate of 10.0%. Payments of $0.2 million are due quarterly. As of December 31, 2024 and 2023, the outstanding balance on the consolidated balance sheets is $4.4 million and $4.6 million, respectively, and all payments are current.

Because the Company had no uncured payment faults and did not default on its settlement promises through the date of this Annual Report on Form 10-K, the Company maintains the option to pay the remaining balance on the note, less a discount of $2.1 million. The Company can elect to extend this option through October 2025.

The following table summarizes the scheduled maturities of short-term and long-term settlement costs for the five years subsequent to December 31, 2024:

Year Ending December 31:	Amount
2025	$280,238
2026	309,331
2027	341,443
2028	376,890
2029	416,016
Thereafter	2,648,053
Total	$4,371,971

10.Commitments and Contingencies

Legal Proceedings

The Company currently is, and from time to time might again become, involved in litigation arising in the normal course of business.

Litigation is necessary to defend the Company. The results of any current or future complex litigation matters cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact because of defense and settlement costs, distraction of management and resources, and other factors. Additionally, these matters may change in the future as the litigation and factual discovery unfolds. Legal fees are expensed as incurred. Insurance recoveries associated with legal costs incurred are recorded when they are received.

The Company assesses whether there is a reasonable possibility that a loss, or additional losses beyond those already accrued, may be incurred (“Material Loss”). If there is a reasonable possibility that a Material Loss may be incurred, the Company discloses an estimate or range of the amount of loss, either individually or in the aggregate, or discloses that an estimate of loss cannot be made. If a Material Loss occurs due to an unfavorable outcome in any legal matter, this may have an adverse effect on the consolidated financial position, results of operations, and liquidity of the Company. The Company records a provision for each liability when determined to be probable, and the amount of the loss may be reasonably estimated. These provisions are reviewed annually and adjusted as additional information becomes available. Management, after consultation with legal counsel, believes that the outcome of these proceedings will not have a material impact on the Company’s consolidated financial position, results from operations or liquidity. The actual amounts from the resolution of these matters could vary from management’s estimate.

Disney Litigation and the Preliminary Injunction

On December 12, 2016, the United States District Court for the Central District of California (the “California Court”) in the matter of Disney Enterprises, Inc.; Lucasfilm Ltd., LLC; Twentieth Century Fox Film Corporation and Warner Bros. Entertainment, Inc. (the “Original Plaintiffs”), v. VidAngel (the “Disney Litigation”), granted the Original Plaintiffs’ motion for preliminary injunction against the Company. On October 5, 2017, the California Court allowed the Original Plaintiffs to amend the original complaint to add three of their subsidiaries, MVL Film Finance LLC, New Line Productions, Inc. and Turner Entertainment Co., as additional Plaintiffs (collectively with the Original Plaintiffs, the “Plaintiffs”), and identify additional motion pictures as having allegedly been infringed. The Plaintiffs claimed that the Company unlawfully decrypted and infringed 819 titles in total.

On March 6, 2019, the California Court granted the Plaintiffs’ motion for partial summary judgment as to liability. The order found that the Company was liable for infringing the copyrights and violating the Digital Millennium Copyright Act (the “DMCA”), with respect to certain motion pictures of the Plaintiffs’. Damages related to the respective copyright infringements and DMCA violations were decided by a jury trial in June 2019. The jury found that the Company willfully infringed the Plaintiffs’ copyrights and awarded statutory damages of $75.0 thousand for each of the 819 infringed titles, or $61.4 million. The jury also awarded statutory damages of $1.0 thousand for DMCA violations for each of the 819 infringed titles, or $1.0 million. The total award for both counts is $62.4 million. On September 23, 2019, a judgment consistent with the jury’s verdict was entered against the Company by the California Court. The Plaintiffs also sought an award of costs and attorneys’ fees.

On August 26, 2020, the Company entered into the settlement agreement, dated August 26, 2020 (the “Disney Settlement Agreement”) with the Plaintiffs as part of the Company’s Reorganization Plan (the “Reorganization Plan”), effectively ending the litigation.

The Permanent Injunction

On September 5, 2019, the California Court issued a permanent injunction against the Company. The permanent injunction enjoins the Company, its officers, agents, servants, employees and attorneys from: (1) circumventing technological measures protecting Plaintiffs’ Copyrighted Works (as defined in the Disney Settlement Agreement) on DVDs, Blu-rays or any other medium; (2) copying Plaintiffs’ Copyrighted Works, including, but not limited to, copying the works onto computers or servers; (3) streaming, transmitting or otherwise publicly performing any of Plaintiffs’ Copyrighted Works over the internet, via web applications, via portable devices, via streaming devices or by means of any other device or process; and (4) engaging in any other activity that violates, directly or indirectly, Plaintiffs’ anti-circumvention right, 17 U.S.C. § 1201(a), or that infringes by any means, directly or indirectly, any Plaintiffs’ exclusive rights in any Copyrighted Work under Section 106 of the Copyright Act, 17 U.S.C. §106.

The Company was required to cease and have ceased filtering and streaming all movies and TV programs owned by the Plaintiffs.

Chapter 11 Bankruptcy

On October 18, 2017, the Company filed a voluntary petition for relief under chapter 11, title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Central District of Utah (the “Bankruptcy Court”), case number 17-29073 (the “Bankruptcy Case”), On November 17, 2020, the Bankruptcy Court issued a final decree closing the Company’s Bankruptcy Case.

ClearPlay Litigation

In 2014, the Company responded to a contention by ClearPlay that the Company (at such time, VidAngel) infringed on certain ClearPlay patents by suing ClearPlay in the United States District Court for the Central District of California (the case was later transferred to Utah). In doing so, the Company requested judicial determinations that the Company’s technology and service did not infringe eight patents owned by ClearPlay and that the patents were invalid. In turn, ClearPlay counterclaimed against the Company, alleging patent infringement. On February 17, 2015, the case was stayed pending inter partes review by the United States Patent and Trademark Office (the “USPTO”), of several of ClearPlay’s patents. The Company not party to or involved in the USPTO’s review of those patents. Owing to those proceedings, on May 29, 2015, the Utah trial court closed the case without prejudice to the parties’ rights to reassert any or all claims later. In July and August 2015, many of ClearPlay’s patent claims, including many of the claims asserted against the Company, were invalidated by the USPTO. Certain of ClearPlay’s other patent claims were upheld and others were never challenged in the USPTO. Following the USPTO’s rulings, ClearPlay appealed certain of the USPTO’s invalidity decisions to the United States Court of Appeals for the Federal Circuit. The findings of invalidity were all affirmed by the Federal Circuit on August 16, 2016. On October 31, 2016, the Magistrate Judge, Brooke C. Wells, conducted telephonic status conferences in this and a related case brought by ClearPlay against DISH Network and ordered that both cases be re-opened. Subsequently, Magistrate Judge Wells granted

ClearPlay’s motion to stay the litigation at least until a decision is rendered on the preliminary injunction by the Ninth Circuit. On October 12, 2017, the magistrate judge ordered the case stayed again, this time until a final decision is rendered in the Disney Litigation. On February 14, 2018, ClearPlay filed a claim in the Company’s chapter 11 proceeding seeking an unliquidated sum. On April 14, 2020, the trustee appointed in the Company’s Bankruptcy Case filed an objection to the claim in the Bankruptcy Court seeking an order to disallow the claim in its entirety. On October 21, 2020, the Bankruptcy Court issued an order converting the trustee’s objection to ClearPlay’s claim in the Bankruptcy Case to an adversary proceeding.

On April 20, 2021, the Bankruptcy Court lifted the stay as the final decision in the Disney Litigation had been determined and the Company was no longer in bankruptcy. VidAngel Entertainment assumed responsibility for defense of the ClearPlay litigation, and any settlement discussions thereto, as part of the asset purchase agreement, dated March 1, 2021, by and between the Company, Skip TV Holdings, LLC and VidAngel Entertainment, LLC (the “VidAngel Asset Purchase Agreement”). On November 4, 2021, the Company informed the court that Angel Studios sold VidAngel and VidAngel Entertainment is the successor. On January 14, 2022, ClearPlay filed a response stating the Company and VidAngel Entertainment are liable for past infringement as they are the successor to VidAngel.

On December 20, 2021, the Company served non-infringement and invalidity contentions concerning the patents asserted in this case. On January 7, 2022, ClearPlay filed a motion seeking to add additional causes of action under the DMCA and Utah state law for alleged tortious interference, which the Company opposed on February 4, 2022. On June 23, 2022, the Court granted leave for ClearPlay to amend its complaint to add these claims but deferred to a later stage of the proceedings any ruling on the futility of the claims. On December 8, 2023, the Court held a Markman hearing to construe the scope and meaning of certain disputed claim terms in the asserted patents. At the conclusion of the hearing, the Court took the matter under submission.

On August 30, 2024, the Company entered into a settlement agreement with ClearPlay pursuant to which, among other things,  ClearPlay will receive a royalty of $1.8 million, which is to be paid in thirty-six monthly installments of $50.0 thousand per month. Pursuant to the VidAngel Asset Purchase Agreement, these payments will be made by VidAngel Entertainment, LLC and as such no liability was recorded by the Company. The litigation was subsequently dismissed with prejudice.

The Chosen Arbitration

Historically, the Company has generated a significant portion of its total revenue from distribution activities related to the Chosen Agreement. The Chosen Agreement outlines the contractual arrangement between the parties pursuant to which the Company was granted a limited license to distribute, solely on the Angel App, all previous and future episodes and seasons of the series “The Chosen,” and any future audiovisual productions derivative thereof. Revenue from distribution activities related to the Chosen Agreement does not currently account for any percentage of the Company’s revenue.

On April 4, 2023, The Chosen initiated a private binding arbitration against the Company alleging certain material breaches of contract under the Chosen Agreement and seeking to terminate the Chosen Agreement. On May 28, 2024, the arbitrator in the arbitration proceedings issued an interim arbitration award (the “Interim Arbitration Award”) granting The Chosen’s breach of contract claims and terminating the Chosen Agreement effective as of May 28, 2024. The Interim Arbitration Award granted The Chosen monetary damages in the amount of $30.0 thousand, plus costs and potential recovery of an allocable portion of its attorney fees, which have been accrued as of December 31, 2024. The Interim Arbitration Award denied in full The Chosen’s claims for the remedies of disgorgement of profits and corrective advertising. On September 25, 2024, the final award (the “Final Arbitration Award”) was issued, which remained consistent with the Interim Arbitration Award and granted a portion of The Chosen’s costs and fees. On October 25, 2024, the Company filed an appeal of the Final Arbitration Award, as permitted under the arbitration provision of the Chosen Agreement. Three arbitrators have been selected to preside over the appeal, which is currently scheduled for May 15 to May 22, 2025. Unless and until a favorable outcome of such appellate review is determined, the Company will fully comply with the Final Arbitration Award, including with respect to the termination of the Chosen Agreement effective as of May 28, 2024.

Mergers and Acquisitions

In July 2022, the Company purchased an 8.0% interest in an entity that is partially owned by one or more of the Company’s directors, officers, and stockholders. This entity produces content for the Company’s platforms. The total purchase price was $1.7 million. In August 2023, the Company entered into negotiations to acquire this entity in full. While negotiations are ongoing, the Company agreed to fund the operations of the entity. During the years ended December 31, 2024 and 2023, the Company funded $4.4 million and $0.9 million, respectively, related to supporting operations of the entity which was expensed by the Company.

In August 2024, the Company agreed to a non-binding term sheet to acquire the rights related to a project currently under a content licensing agreement. The total purchase price was $30.0 million. The Company agreed to fund the operations of the entity until and following the completion of the acquisition. During the year ended December 31, 2024, the Company funded $2.2 million related to supporting operations of the entity which was expensed by the Company.

As of December 31, 2024, the Company had made certain payments totaling $2.3 million related to the proposed acquisition of Slingshot USA, LLC, which has yet to be completed. These payments consisted of a $0.5 million non-refundable earnest money deposit and $1.8 million in cash injections for production costs. The transaction is currently the subject of litigation, and the final outcome remains uncertain. The Company is assessing the ongoing financial obligations and risks associated with the proposed acquisition and litigation.

Operating Leases

The Company has several non-cancelable office and warehouse leases that mature between July 31, 2027, and March 31, 2029, with monthly payments that escalate between 3.0%-5.0% each year.

The following represents maturities of operating lease liabilities as of December 31, 2024:

Year Ending December 31:	Amount
2025	$858,706
2026	893,740
2027	822,688
2028	567,760
2029	101,100
Total Lease Payments	3,243,994
Less: Interest	(417,236)
Present value of lease liabilities	$2,826,758

The weighted average remaining lease terms and interest rates were as follows as of December 31, 2024:

Lease Term and Discount Rate	2024
Weighted Average Remaining Lease Term (years)
Operating leases	3.7
Weighted Average Discount Rate
Operating leases	7.27%

Lease expense for operating lease liabilities was $0.9 million, $0.7 million and $0.5 million for the years ended December 31, 2024, 2023 and 2022, respectively, and included in general and administrative expenses on the consolidated statements of operations.

Cash payments included in the measurement of operating lease liabilities for the years ended December 31, 2024, 2023 and 2022 were $0.8 million, $0.7 million and $0.5 million, respectively

Loan Guarantees

The Company has agreed to various loan guarantees during the year ended December 31, 2024, which fall into two distinct categories: (1) loan guarantees evaluated under ASC 460, Guarantees, and (2) a specific loan guarantee related to assumable debt that is outside the scope of ASC 460.

ASC 460 Loan Guarantees

These guarantees could result in obligations if the related parties default on their loans. In accordance with ASC 460, Guarantees, the Company evaluated whether a liability needed to be recognized for each guarantee at the time the guarantees were issued. Based on the Company’s assessment under ASC 460, no liability or corresponding receivable was recorded. The Company concluded that the likelihood of making payments under these guarantees is remote, and as such, no recognition was necessary. These guarantees remain disclosed as potential obligations, but no liability has been recognized as of December 31, 2024.

The Company’s maximum exposure under all ASC 460 guarantees, if all related parties were to default and no recovery could be made, is $3.1 million, including principal and related interest. The obligations behind these guarantees are all due during 2025.

Assumable Debt Guarantee

In addition to the above, the Company agreed to guarantee an $8.5 million loan to a filmmaker during the year ended December 31, 2024, which falls outside the scope of ASC 460 due to the expectation that the Company will repay the loan on behalf of the filmmaker. The guaranteed loan consists of an $8.5 million principal amount with a 10.0% coupon. The Company expects to fully repay the loan and subsequently collect the amount from the filmmaker’s future earnings. As a result, a loan guarantee receivable asset and a corresponding loan guarantee payable liability were recorded on the consolidated balance sheet.

Class C Common Stock Contractual Adjustment

During 2023, one of the Company’s investors purchased 528,914 shares of its Class C Common Stock. As part of the purchase agreement, the total shares purchased would be adjusted to 842,696 shares of Class C Common Stock if each of the below events occurred:

1.	If gross revenues of the Company in 2023, 2024 or 2025 was less than $100.0 million; and
2.	If a material and adverse change to the Company’s contract with The Chosen results in a reduction in revenue from the Chosen Agreement by at least 20.0% relative to the revenue that would have otherwise been entitled if not for the material change.

As the Company’s revenues were below $100.0 million during 2024, the Company is awaiting the results of the appeal of the arbitration with The Chosen to determine if the second event would be triggered and the additional shares would need to be recorded.

11.	Stock Options

Stock Incentive Plan

The Company’s 2014 Stock Incentive Plan, originally approved in 2014, was amended and restated in each of August 2016, July 2020, and February 2021 (the “Prior Stock Incentive Plan”), The Prior Stock Incentive Plan provided for the grant of incentive stock options, nonqualified stock options, stock appreciation rights and shares of restricted stock. In October 2023, the Company adopted the 2023 Stock Incentive Plan (the “Stock Incentive Plan”). The Stock Incentive Plan reserves a total of 5,775,000 shares of the Company’s Class F Common Stock for issuance thereunder and subject to the condition that the total number of shares issued thereunder, and along with the Prior Stock Incentive Plan, shall not exceed 16.5% of the fully diluted outstanding shares of the Company’s Common Stock. Under the terms of the Stock Incentive Plan and including the reserved shares from the Prior Stock Incentive Plan, there were 5,494,650 shares of Class F Common Stock authorized for grant to employees, officers, directors and consultants, as of December 31, 2024.

The board of directors of the Company (the “Board”) determines the terms of each grant. As of the date of this Annual Report on Form 10-K, the Company has only granted incentive stock options and nonqualified stock options. Generally, 25.0% of these options vest on the one-year anniversary of the vesting commencement date, and 1/36 of the remaining options vest each month thereafter. The options typically have a contractual life of ten years. There were 749,347, 792,105 and 782,298 shares of Class F Common Stock available for grant under the Stock Incentive Plan as of December 31, 2024, 2023 and 2022, respectively.

Performance Equity Plan

The Company’s Performance Equity Plan (the “Performance Equity Plan”) was adopted in October 2023 and provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights and shares of restricted stock to certain of its employees, directors and consultants. Awards made under the Performance Equity Plan are subject to certain performance vesting criteria based on either (i) the Company’s stock price, as quoted on a publicly traded market or stock exchange, being equal to or greater than certain prices or (ii) the Company having at least two consecutive independent stock price valuations completed on its Common Stock (and approved by the Board) that value the Company’s Common Stock at a price equal to or higher than the vesting stock price applicable to the award. The Performance Equity Plan reserves a total of 2,797,466 shares of the Company’s Class C Common Stock for issuance. As of December 31, 2024, options exercisable for 2,224,846 shares of Class C Common Stock had been issued as part of the Performance Equity Plan, with 572,620 shares of Class C Common Stock remaining available for issuance. As of December 31, 2023, options exercisable for 924,692 shares of Class C Common Stock had been issued as part of the Performance Equity Plan, with 1,872,774 shares of Class C Common Stock remaining available for issuance. The options typically have a contractual life of ten years.

Stock-based compensation expense, related to options grants of the Stock Incentive Plan and Performance Equity Plan, for the years ended December 31, 2024, 2023 and 2022 was $3.6 million, $1.0 million and $1.5 million, respectively. As of December 31, 2024, 2023 and 2022, the Company had $23.3 million, $8.0 million and $2.0 million, respectively, of unrecognized stock-based compensation costs related to non-vested awards that will be recognized over a weighted-average period of 5.78, 4.97 and 2.72 years, respectively. The Company recognizes forfeitures as they occur.

The following sets forth the outstanding stock options for both the Stock Incentive Plan and the Performance Equity Plan and related activity for the years ended December 31, 2024, 2023 and 2022:

		Weighted
	Number of	Average Exercise
	Options	Price Per Share
Outstanding as of January 1, 2022	2,291,628	4.47
Granted	431,763	11.95
Exercised	(77,011)	3.36
Forfeited	(319,068)	8.90
Outstanding as of December 31, 2022	2,327,312	5.26
Granted	1,712,073	14.18
Exercised	(197,656)	1.19
Forfeited	(139,619)	10.78
Outstanding as of December 31, 2023	3,702,110	9.41
Granted	1,925,301	23.13
Exercised	(197,966)	3.13
Forfeited	(438,289)	12.67
Outstanding as of December 31, 2024	4,991,156	14.67

The following summarizes information about stock options outstanding for both the Stock Incentive Plan and the Performance Equity Plan as of December 31, 2024:

	Weighted Average
	Remaining
Number of Options	Contractual	Weighted Average	Number of Options	Weighted Average
Outstanding	Life (Years)	Exercise Price	Exercisable	Exercise Price
517,018	4.76	$0.32	517,018	$0.32
18,500	0.29	0.50	18,500	0.50
45,400	1.55	0.82	45,400	0.82
268,307	6.21	3.42	259,767	3.42
414,175	6.62	8.63	360,973	8.63
173,111	6.84	8.90	136,247	8.90
242,573	7.71	11.95	208,105	11.95
2,247,624	8.84	14.18	345,985	14.18
1,064,448	9.30	30.24	17,642	30.24
4,991,156	7.97	$14.67	1,909,637	$6.99

The fair value of each stock-based award granted from the Stock Incentive Plan was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions as of December 31:

	2024		2023		2022
Risk-free interest rate	3.43 - 4.68%		3.63 - 4.86%		2.85 - 3.67%
Expected stock price volatility	50%		50%		50%
Expected dividend yield	0%		0%		0%
Expected life of options	5 - 10	years	5	years	5	years

The fair value of each stock-based award granted from the Performance Equity Plan was estimated on the date of grant using the Monte-Carlo option-pricing model with the following assumptions as of December 31:

	2024		2023
Risk-free interest rate	3.65 - 4.26%		4.81%
Expected stock price volatility	46 - 48%		46%
Expected dividend yield	0%		0%
Expected life of options	4.2 - 7.7	years	6.8 - 7.9	years

As of December 31, 2024, 2023 and 2022, the aggregate intrinsic value of options outstanding was $77.7 million, $17.7 million and $15.5 million, respectively. As of December 31, 2024, 2023 and 2022, the aggregate intrinsic value of options exercisable was $44.4 million, $15.5 million and $13.2 million, respectively.

Expected option lives and volatilities were based on historical data of the Company and comparable companies in the industry. The risk-free interest rate was calculated using similar rates published by the Federal Reserve. The Company has no plans to declare any future dividends.

12.Common Stock

The Company has authorized capital stock consisting of 85,000,000 shares of Common Stock, par value $0.001 per share, of which 27,500,000 shares have been designated as Class A Common Stock, 4,000,000 have been designated as Class B Common Stock, 38,000,000 have been designated as Class C Common Stock and 15,500,000 have been designated as Class F Common Stock.

Voting Rights

Each outstanding share of Class A Common Stock and Class F Common Stock shall be entitled to five votes on each matter to be voted on by the stockholders of the Company. Each outstanding share of Class B Common Stock shall be entitled to fifty-five votes on each matter to be voted on by the stockholders of the Company. Each outstanding share of Class C Common Stock shall be entitled to one vote on each matter to be voted on by the stockholders of the Company. The holders of each class of Common Stock vote together as a single class. However, the majority of the voting power of the outstanding shares of two of the following classes of stock: the Class F Common Stock, the Class A Common Stock, and the Class B Common Stock, each voting separately as a class, can vote to amend or repeal, or adopt any provision in the Company’s certificate of incorporation.

Election of Directors

So long as shares of Class A Common Stock, Class B Common Stock and Class F Common Stock, each independent of one another, remain outstanding, holders of the class of Common Stock will have the ability to elect an equal number of directors. Currently, the Board consists of one member elected by the holders of shares of Class A Common Stock, one member elected by the holders of shares of Class B Common Stock and one member elected by the holders of shares of Class F Common Stock. The other two members of the board are elected by all stockholders of the Company. The holders of shares of Class C Common Stock will gain the ability to elect a director once the total number of outstanding shares of Class C Common Stock exceeds 5.0%. As of December 31, 2024, shares of Class C Common Stock represented approximately 11.0% of the outstanding shares of the Company and at the next annual meeting of shareholders, the holders of shares of Class C Common Stock will have the right to elect a director.

Liquidation Rights

The holders of shares of Common Stock outstanding shall be entitled to receive all of the assets and funds of the Company remaining and available for distribution. Such assets and funds shall be divided among and paid to the holders of shares of Common Stock, on a pro-rata basis, according to the number of shares of Common Stock held by them.

Dividends

Dividends may be paid on the outstanding shares of Common Stock as and when declared by the Board, out of funds legally available, therefore.

Identical Rights

Holders of shares of Common Stock shall have the same rights and privileges and rank equally with, and have identical rights and privileges as, holders of all other shares of Common Stock, except with regard to voting rights as provided above.

Voluntary and Automatic Conversion into Class C Common Stock

Each one share of Class F Common Stock, Class A Common Stock and Class B Common Stock shall be convertible into one share of Class C Common Stock at the option of the holder at any time. Each one share of Class F Common Stock, Class A Common Stock and Class B Common Stock shall automatically convert into one share of Class C Common Stock upon certain criteria as defined in our amended and restated certification of incorporation.

Conversion of Class A Common Stock into Class F Common Stock

During 2022, current and prior employees and contractors who held shares of Class A Common Stock elected to convert their Class A Common Stock into Class F Common Stock. Class F Common Stock is exclusively reserved for current and prior employees and contractors of the Company. The conversions were made in accordance with the terms of the Prior Stock Incentive Plan and our articles of incorporation.

The conversion of Class A Common Stock to Class F Common Stock has no impact on the overall number of outstanding shares of the Common Stock. The conversion, and resulting ownership of Class F Common Stock rather than Class A Common Stock, affects the voting rights of the respective shareholders only in that, on matters where holders of shares of Common Stock vote separately as a class, each respective shareholder will be entitled to vote as a holder of shares of Class F Common Stock rather than as a holder of shares of Class A Common Stock.

Conversion of Class B Common Stock into Class A Common Stock

During 2024, certain holders of shares of Class B Common Stock who held more than the maximum allowed number of shares of Class B Common Stock pursuant to the Company’s articles of incorporation, which is currently set at 8,333 shares of Class B Common Stock (the “Class B Cap”), had their shares of Class B Common Stock in excess of the Class B Cap, automatically converted into shares of Class A Common Stock. The conversion of Class B Common Stock to Class A Common Stock has no impact on the overall number of outstanding shares of the Common Stock. The conversion, and resulting ownership of Class B Common Stock rather than Class A Common Stock, affects the voting rights of the respective shareholders in that, on matters where holders of shares of Common Stock vote together, each respective share converted to Class A Common Stock will only have five votes per share, a reduction of fifty votes per share, and on matters where holders of shares of Common Stock vote separately as a class, each respective shareholder will be entitled to vote their respective shares of Class A Common Stock as a holder of shares of Class A Common Stock, and their respective shares of Class B Common Stock as a holder of shares of Class B Common Stock.

Loss per Share

The following table represents the Company’s loss per share for the three months and year ended December 31:

	Year Ended
	2024	2023	2022
Numerator:
Net income (loss) attributable to controlling interests	$(89,795,494)	$9,163,794	$(13,710,708)

Denominator:
Weighted average basic shares outstanding	25,791,117	24,775,858	24,264,683
Effect of dilutive shares	—	1,153,388	—
Weighted average diluted shares	25,791,117	25,929,246	24,264,683

Basic gain (loss) per share	$(3.482)	$0.370	$(0.565)
Diluted gain (loss) per share	$(3.482)	$0.353	$(0.565)

Basic loss per share includes no dilution and is computed by dividing net income available to common stockholders by the weighted average common shares outstanding for the period. Diluted loss per share is calculated similarly to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the common shares were dilutive. Common shares were anti-dilutive in periods where the

Company’s performance resulted in a net loss. If the Company had income during the years ended December 31, 2024 and 2022, the number of dilutive shares should be 1,901,382 and 1,438,552, respectively.

13.	Income Taxes

The components of the provision (benefit) for income taxes, net are as follows for the years ended December 31:

	2024	2023	2022
U.S. Federal:
Current	$(251,837)	$1,098,349	$(305,933)
Deferred	3,219,201	(3,219,201)	(366,667)
Total	2,967,364	(2,120,852)	(672,600)
U.S. State:
Current	(213,880)	204,535	(24,306)
Deferred	781,118	(781,118)	(68,279)
Total	567,238	(576,583)	(92,585)
Provision (benefit) for income taxes, net	$3,534,602	$(2,697,435)	$(765,185)

The items accounting for differences between income taxes computed at the federal statutory rate and the provision (benefit) recorded for income taxes are as follows for the years ended December 31:

	2024	2023	2022
Federal income tax at statutory rates	$(18,150,928)	$1,326,085	$(3,016,213)
State income tax at statutory rates	(2,975,942)	(228,939)	(422,908)
DTA adjustment	(235,346)	(115,470)	—
Change in valuation allowance	25,861,296	(2,348,227)	2,348,227
Federal tax credits	(789,620)	(1,216,878)	—
Other	(174,858)	(114,006)	325,709
	$3,534,602	$(2,697,435)	$(765,185)

Significant components of the Company’s net deferred income tax assets, which are included in other long-term assets on the consolidated balance sheets, are as follows as of December 31:

	2024	2023	2022
Net operating loss carryforwards	$18,872,026	$—	$1,044,440
Research and development	5,564,482	3,787,461	1,108,958
Digital asset impairment	1,491,329	1,920,228	1,919,244
Research and development credits	1,180,635	229,867	—
Depreciation and amortization	(190,587)	(330,698)	(305,337)
Impairment of equity investment	243,557	—	—
Accruals and reserves	(310,990)	(554,006)	(317,970)
Deferred gain on sale	(989,156)	(1,052,533)	(1,101,108)
Valuation allowance	(25,861,296)	—	(2,348,227)
	$—	$4,000,319	$—

As of December 31, 2024, the Company had net operating loss (“NOL”) carryforwards available to offset future taxable income, of approximately $77.1 million. The utilization of the NOL carryforwards is subject to annual limitations under Section 382 of the Internal Revenue Code of 1986, as amended. Section 382 imposes limitations on a corporation’s ability to utilize its NOL carryforwards if it experiences an “ownership change.” In general terms, an ownership change results from transactions increasing the ownership of certain stockholders in the stock of a corporation by more than 50.0% over a three-year period.

The Company has concluded that there are no significant uncertain tax positions requiring disclosure.

14.Related-Party Transactions

The Company has a marketing services contract with an entity owned by one or more of the Company’s directors, officers and stockholders. During the years ended December 31, 2024, 2023 and 2022, the Company incurred expenses of $0.5 million, $1.0 million and $1.7 million, respectively, to the related party for marketing services.

In July 2021, the Company purchased a 50.0% interest in the entity that owns the building in which the Company leases its office space from. Lease payments made during the period of related party ownership were $0.4 million for the years ended December 31, 2024, 2023 and 2022.

In August 2023, the Company entered into negotiations to purchase an entity that is partially owned by one or more of the Company’s directors, officers and stockholders. See “Note 10. Commitments and Contingencies—Mergers and Acquisitions” for further discussion.

On February 23, 2024, the Company entered into a revolving P&A loan agreement (the “P&A Loan Agreement,” as amended by the first amendment to the P&A Loan Agreement, dated as of December 1, 2024, the “P&A Loan Agreement Amendment,” together with the P&A Loan Agreement, the “Amended P&A Loan Agreement”) with Angel P&A, LLC, a Delaware limited liability company (“Angel P&A”) that is 100.0% owned by one or more of the Company’s directors, officers and stockholders. Angel P&A was set up for the specific purpose of raising up to $15.0 million in P&A funds for the Company to use for upcoming theatrical releases, in exchange for revenue participation rights of the films. The revenue participation rights allow Angel P&A the right to receive an amount not to exceed 115.0% (initial investment plus a 10.0%-15.0% return, which depends on the term of the loan) of their invested amount. Angel P&A has priority on the: (i) cash receipts to the Company of the particular film they invested in and shall be paid in full before any other claims, with the exception of crowdfunding P&A raised (if any) which would take first priority, from the film are paid and (ii) proceeds from the receipts of all other films, net of our contractual payment oglications associated with such license or other agreements. An initial draw of $10.0 million took place in March 2024 and was paid back in June 2024 along with a 10.0% return. A draw of $2.0 million was made in July 2024 and paid back in September 2024 along with a 10.0% return. Draws totaling $8.0 million were made in December 2024, with payment of principal and related interest due in 2025. Once Angel P&A receives the repayment on these notes, the interest portion will be distributed to the institutional investors and the original investment can either remain at Angel P&A (up to $5.0 million) for additional P&A loans needed by the Company or be returned to the institutional investors until the Company has further need of the funds. The commitment period between Angel P&A and the Company, and between Angel P&A and the investors, lasts through February 2027. Angel P&A has no employees and is not anticipated to incur any operating expenses. As of December 31, 2024 and 2023, $8.2 million and $0.00, respectively, of notes payable and related interest were due to Angel P&A.

15.Subsequent Events

Subsequent events have been evaluated through March 28, 2025, which is the date the consolidated financial statements were available to be issued.

Loan and Security Agreement

On February 5, 2025, Angel Studios Licensing, LLC (the “Borrower”), a wholly-owned subsidiary of the Company, entered into a Loan and Security Agreement (the “Loan Agreement”) with a third party lender (the “Lender”) to secure senior secured financing related to the licensing receivables from the feature film “Sound of Freedom.” Under the Loan Agreement, the Lender paid to the Borrower $5.4 million (the “Loan”) for working capital and future media acquisition and production. In exchange, the Borrower assigned the rights to collect future licensing receivables, with a total gross value of $18.0 million, to the Lender. The Loan is repayable in nine quarterly installments of $0.7 million each, commencing February 15, 2025, with a maturity date of February 15, 2027. Although the Loan is in the name of Angel Studios Licensing, LLC, the $0.7 million quarterly payments will not be made directly by the Borrower from its operating cash but rather will be funded through gross receipts from the licensing agreement, as managed by a third-party collection manager (the “Collection Manger”). Upon an event of default or post-maturity, the unpaid balance accrues default interest at 2.0% per thirty days, compounding monthly, subject to applicable legal limits.

The Loan is secured by a first-priority security interest in all assets related to “Sound of Freedom,” including distribution proceeds, and a repayment lien on all future media projects of the Borrower and the Company, subordinated to certain pre-existing obligations except for “Sound of Freedom” assets. The Company provided a corporate guaranty, granting the Lender a first-priority lien on its assets related to the film and a subordinated lien on other future projects until the indebtedness is repaid. Additional costs include a $0.1 million set-up fee and $30.0 thousand in legal fees payable to the Lender.

Concurrently, on February 5, 2025, the Company, the Lender and the Collection Manager entered into a collection account management agreement to manage the collection and distribution of approximately $21.8 million in gross receipts from the licensing receivables from the feature film “Sound of Freedom.” The Collection Manager will oversee the receipt and distribution of these funds, with priority payments of up to $6.3 million directed to the Lender under the Loan Agreement, thus reducing net proceeds available to the Company. The Company will not be required to make direct cash payments for the $0.7 million quarterly installments, as these will be paid directly from the collected licensing receipts. The Company maintains a receivable for the $0.7 million quarterly payments, representing the amounts collected on its behalf to satisfy the loan repayment.

As a result of this transaction, the Company has derecognized short-term and long-term licensing receivables and related accrued royalty liabilities, as the rights to the receivables have been assigned to the Lender. Additionally, a financing discount previously applied to the receivables, which had been recognized as interest income over time, has now been fully recognized as interest income upon the closing of the Loan Agreement.

Debt and Financing

On February 19, 2025, the Company received a default notice from the lender regarding the assumable debt guarantee discussed in “Note 10. Commitments and Contingencies—Assumable Debt Guarantee” above. The guarantee relates to the loan for which the Company recorded a loan guarantee receivable and a corresponding loan guarantee payable as of December 31, 2024. Subsequent to December 31, 2024, the Company has been required to make $2.0 million in payments under this guarantee and expects it will be paying the remaining balance over the coming months. For more details on the Company’s loan guarantees and related accounting treatment, see “Note 10. Commitments and Contingencies—Assumable Debt Guarantee.”

During January and February 2025, the Company entered into several loan agreements where bitcoin is used as collateral. The Company retains the economic risk of the bitcoin. The loans have terms of twelve months or less, with the total value of loan principal secured by bitcoin collateral amounting to $13.5 million. Interest on the loans range between 11.5% to 15.0%.

During the first quarter of 2025, the Company sold an aggregate of 431,402 shares of Class C Common Stock to various purchasers, generating gross proceeds of approximately $14.1 million. The issuances of the Class C Common Stock were made in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder. The Company intends to use the proceeds from the sales of Class C Common Stock to manage its business and provide working capital for its operations. The proceeds may also be used to pay expenses relating to salaries and other compensation to its officers and employees.

SOUTHPORT ACQUISITION CORP.

Financial Statements (Unaudited)
Condensed Consolidated Balance Sheets as of June 30, 2025 (Unaudited) and December 31, 2024	F-80
Condensed Consolidated Statements of Operations for the three and six months ended June 30, 2025 and 2024	F-81
Condensed Consolidated Statements of Changes in Common Stock Subject to Possible Redemption and Stockholders’ Deficit for the three and six months ended June 30, 2025 and 2024	F-82
Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2025 and 2024	F-83
Notes to Condensed Consolidated Financial Statements	F-84

SOUTHPORT ACQUISITION CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2025	December 31,
	(unaudited)	2024
ASSETS
Current Assets:
Cash	$328,610	$494,974
Prepaid expenses	83,524	131,004
Total Current Assets	412,134	625,978
Non-Current Assets:
Marketable securities held in Trust Account (including $1,439 and $1,603 of accrued dividends as of June 30, 2025 and December 31, 2024, respectively)	438,166	429,151
Total Non-current Assets	438,166	429,151
TOTAL ASSETS	$850,300	$1,055,129

LIABILITIES, COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accrued expenses	$289,963	$553,678
Accounts payable	297,402	205,082
Accrued offering costs	184,047	184,047
Due to related party	270,590	270,590
Promissory note – related party	814,146	439,004
Administrative support fee – related party	501,500	411,500
Excise tax liability	2,424,524	2,424,524
Total Current Liabilities	4,782,172	4,488,425
Non-current liabilities:
Warrant liability	5,797,850	4,639,000
Total Non-current Liabilities	5,797,850	4,639,000
TOTAL LIABILITIES	10,580,022	9,127,425

Commitments and Contingencies (Note 8)

Class A common stock subject to possible redemption; 200,000,000 shares authorized; 37,987 shares issued and outstanding subject to possible redemption at redemption value as of June 30, 2025 and December 31, 2024	438,166	429,151

Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 4,200,000 issued and outstanding (excluding 37,987 shares subject to possible redemption) as of June 30, 2025 and December 31, 2024	420	420
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 1,550,000 shares issued and outstanding as of June 30, 2025 and December 31, 2024	155	155
Additional paid-in capital	704,982	713,997
Accumulated deficit	(10,873,445)	(9,216,019)
Total Stockholders’ Deficit	(10,167,888)	(8,501,447)
TOTAL LIABILITIES, COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT	$850,300	$1,055,129

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SOUTHPORT ACQUISITION CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months		For the Six Months
	Ended		Ended
	June 30,		June 30,
	2025	2024	2025	2024
Operating costs:
Insurance expense	$25,726	$80,138	$50,593	$175,289
Administrative expense	97,228	7,079	115,994	113,828
Administrative expense – related party	45,000	45,000	90,000	90,000
Legal and accounting expenses	170,705	82,785	345,022	143,331
Franchise tax expense	3,579	50,000	(182,785)	125,874
Listing fees	—	21,250	—	42,500
Formation, general and administrative expenses	—	1,476	163	3,480
Total expenses	342,238	287,728	418,987	694,302
Loss from operations	(342,238)	(287,728)	(418,987)	(694,302)

Other income (loss):
Change in fair value of warrant liability	(1,217,750)	(331,450)	(1,158,850)	116,500
Non-redemption agreement expense	—	—	—	(274,973)
Dividend income on marketable securities held in Trust Account	4,521	163,615	9,015	723,522
Other (expense) income	(1,213,229)	(167,835)	(1,149,835)	565,049
Loss before provision for income taxes	(1,555,467)	(455,563)	(1,568,822)	(129,253)
Provision for income taxes	(277)	(49,421)	(88,604)	(114,124)
Net loss	$(1,555,744)	$(504,984)	(1,657,426)	(243,377)

Weighted average shares outstanding of redeemable Class A common stock	37,987	1,163,113	37,987	2,377,588

Basic and diluted net income per share, redeemable Class A common stock (see Note 2)	$(0.15)	$0.04	(0.05)	0.04

Weighted average shares outstanding of non-redeemable Class A and Class B common stock	5,750,000	5,750,000	5,750,000	5,750,000

Basic and diluted net loss per share, non-redeemable Class A and Class B common stock (see Note 2)	$(0.27)	$(0.10)	(0.29)	(0.06)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SOUTHPORT ACQUISITION CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT

(UNAUDITED)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2025

	Class A common stock
	Subject to possible						Additional		Total
	Redemption		Class A common stock		Class B common stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance – January 1, 2025	37,987	$429,151	4,200,000	$420	1,550,000	$155	$713,997	$(9,216,019)	$(8,501,447)
Remeasurement of Class A common stock subject to possible redemption	—	4,494	—	—	—	—	(4,494)	—	(4,494)
Net loss	—	—	—	—	—	—	—	(101,682)	(101,682)
Balance – March 31, 2025	37,987	$433,645	4,200,000	$420	1,550,000	$155	$709,503	$(9,317,701)	$(8,607,623)
Remeasurement of Class A common stock subject to possible redemption	—	4,521	—	—	—	—	(4,521)	—	(4,521)
Net loss	—	—	—	—	—	—	—	(1,555,744)	(1,555,744)
Balance – June 30, 2025	37,987	$438,166	4,200,000	$420	1,550,000	$155	$704,982	$(10,873,445)	$(10,167,888)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2024

	Class A common stock
	Subject to possible						Additional		Total
	Redemption		Class A common stock		Class B common stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance – January 1, 2024	4,150,065	$44,709,805	4,200,000	$420	1,550,000	$155	$760,971	$(4,150,511)	$(3,388,965)
Sponsor capital contribution for non-redemption agreements	—	—	—	—	—	—	274,973	—	274,973
Sponsor cash capital contribution	—	—	—	—	—	—	235,647	—	235,647
Redemption of Class A common stock	(2,986,952)	(32,214,591)	—	—	—	—	—	—	—
Excise tax liability	—	—	—	—	—	—	—	(322,145)	(322,145)
Trust Account withdrawal for tax payments	—	(489,119)	—	—	—	—	—	489,119	489,119
Remeasurement of Class A common stock subject to possible redemption	—	559,907	—	—	—	—	(559,907)	—	(559,907)
Net income	—	—	—	—	—	—	—	261,607	261,607
Balance – March 31, 2024	1,163,113	$12,566,002	4,200,000	$420	1,550,000	$155	$711,684	$(3,721,930)	$(3,009,671)
Sponsor cash capital contribution	—	—	—	—	—	—	97,581	—	97,581
Remeasurement of Class A common stock subject to possible redemption	—	163,615	—	—	—	—	(163,615)	—	(163,615)
Net loss	—	—	—	—	—	—	—	(504,984)	(504,984)
Balance – June 30, 2024	1,163,113	$12,729,617	4,200,000	$420	1,550,000	$155	$645,650	$(4,226,914)	$(3,580,689)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SOUTHPORT ACQUISITION CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Six Months
	Ended
	June 30,
	2025	2024
Cash Flows from Operating Activities:
Net loss	$(1,657,426)	$(243,377)
Adjustments to reconcile net loss to net cash used in operating activities:
Accrued dividend on marketable securities held in Trust Account	(1,493)	(54,200)
Change in fair value of warrant liabilities	1,158,850	(116,500)
Non-redemption agreement expense	—	274,973
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	(171,395)	(1,688,418)
Administrative support fee – related party	90,000	90,000
Due to related party	—	34,357
Prepaid expenses	47,480	(130,720)
Net cash used in operating activities	(533,984)	(1,833,885)

Cash Flows from Investing Activities:
Purchases of marketable securities held in Trust Account	(7,522)	(669,322)
Proceeds from marketable securities held in Trust Account	—	32,703,710
Net cash provided by (used in) investing activities	(7,522)	32,034,388

Cash Flows from Financing Activities:
Drawdowns on promissory note – related party	375,142	—
Payment to Class A common stockholders for redemptions	—	(32,214,591)
Cash capital contribution from Sponsor	—	333,228
Net cash (used in) financing activities	375,142	(31,881,363)

Net Change in Cash	(166,364)	(1,680,860)
Cash – Beginning of period	494,974	2,171,553
Cash – End of period	$328,610	$490,693

Supplemental Non-Cash Investing and Financing Activities:
Remeasurement of Class A common stock subject to possible redemption	$9,015	$723,522
Share redemption payable	$—	$—
Trust Account withdrawal for tax payments	$—	$489,119
Excess fair value of Class B common stock transferred by Sponsor	$—	$274,973
Excise tax liability	$—	$322,145
Supplemental Cash Flow Information:
Cash paid for taxes	$165,335	$2,201,810

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SOUTHPORT ACQUISTION CORPORATION

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Note 1.Description of Organization and Business Operations

Southport Acquisition Corporation (the “Company”, “SAC”, or “Southport”) is a blank check company formed in Delaware on April 13, 2021. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies. Sigma Merger Sub, Inc. (“Merger Sub”), a direct wholly owned subsidiary of the Company, was formed in Delaware on September 9, 2024. The Company’s condensed financial statements include Merger Sub and are presented on a consolidated basis.

As of June 30, 2025, the Company had not yet commenced any operations. All activity from inception through June 30, 2025 related to the Company’s formation, initial public offering (the “IPO”), and pursuit of a target company to effect a Business Combination.

The registration statement for the Company’s IPO was declared effective on December 9, 2021. On December 14, 2021, the Company consummated the IPO, which involved the Company’s sale of 23,000,000 units (the “Units”) at $10.00 per Unit, generating gross proceeds of $230,000,000, which is discussed in Note 3. The 23,000,000 Units sold by the Company include 3,000,000 Units purchased by the underwriter for the IPO pursuant to the full exercise of its option to purchase up to 3,000,000 additional Units to cover over-allotments. Simultaneously with the closing of the IPO, the Company consummated the private sale of an aggregate of 11,700,000 warrants (the “Private Placement Warrants”) to Southport Acquisition Sponsor LLC (the “Sponsor”) at a price of $1.00 per Private Placement Warrant, generating proceeds to the Company of $11,700,000.

Following the closing of the IPO on December 14, 2021, $234,600,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) located in the United States, which will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination, (ii) the redemption of any Public Shares (as defined in Note (iii) properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation (a) to modify the substance or timing of the Company’s obligation to provide its public stockholders the right to have their Public Shares redeemed in connection with an initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete the initial Business Combination within the Combination Period (as defined below) or (b) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity, and (iii) the redemption of the Company’s Public Shares if the Company is unable to complete the initial Business Combination within 18 months from December 14, 2021 or during any extended time that the Company has to consummate its initial Business Combination beyond such 18-month period (the “Combination Period”).

On June 9, 2023 (the “First Extension Special Meeting”), the Company’s stockholders approved a proposal to amend the Company’s amended and restated certificate of incorporation (the “First Extension Amendment Proposal”) to extend the time that the Company has to consummate its initial Business Combination (the “First Extension”) from June 14, 2023 to September 14, 2023 and to allow the board of directors of the Company, without another stockholder vote, to elect to further extend the date to consummate an initial Business Combination after September 14, 2023 up to six times, by an additional month each time, up to March 14, 2024.

Prior to the First Extension Special Meeting, on May 25, 2023, the Company and the Sponsor entered into voting and non-redemption agreements (the “Non-Redemption Agreements”) with unaffiliated third parties in exchange for such third parties agreeing (i) not to redeem an aggregate of 4,000,000 shares of Class A common stock sold in its initial public offering (the “Non-Redeemed Shares”) in connection with the First Extension Special Meeting and (ii) to vote in favor of the First Extension Amendment Proposal and the First Extension at the First Extension Special Meeting (other than with respect to certain shares acquired or to be acquired pursuant to the Non-Redemption Agreements). In exchange for the foregoing commitments, the Sponsor agreed to transfer to such third parties an aggregate of up to 1,499,996 shares of Class B common stock held by the Sponsor, with 500,000 of such shares to be transferred to such third parties promptly upon consummation of the First Extension, and an additional 166,666 shares to be transferred to such third parties monthly beginning on September 14, 2023 and up to, and including, February 14, 2024, if the board of directors of the Company elects to further extend the deadline to consummate an initial Business Combination at or prior to such date, in each case, if such third parties continue to hold such Non-Redeemed Shares through the First Extension Special Meeting.

In connection with the First Extension Special Meeting and the entry into the Non-Redemption Agreements, on May 25, 2023, pursuant to the terms of the amended and restated certificate of incorporation of the Company, the Sponsor converted 4,200,000 shares of the Company’s Class B common stock held by it on a one-for-one basis into shares of the Company’s Class A common stock (the “Conversion”). After giving effect to the Conversion, the Company had an aggregate of 27,200,000 shares of Class A common stock issued and outstanding, comprised of 4,200,000 shares held by the Sponsor and not subject to possible redemption and 23,000,000 shares of Class A common stock subject to possible redemption, and 1,550,000 shares of Class B common stock issued and outstanding. In connection with the First Extension Special Meeting, the holders of 18,849,935 shares of Class A common stock properly exercised their right to redeem their shares for an aggregate redemption amount of $197,694,657, resulting in 4,150,065 shares of Class A common stock issued and outstanding and subject to possible redemption. Continental Stock Transfer & Trust Company (the “Trustee”) processed the redemptions and withdrew the $197,694,657 payable to the holders redeeming 18,849,935 shares of Class A common stock on July 7, 2023.

Prior to March 31, 2024, the board of directors of the Company approved six monthly extensions to extend the time the Company had to consummate an initial Business Combination from September 14, 2023 to March 14, 2024. In connection with each of the six monthly extensions, the Sponsor transferred 166,666 shares of the Company’s Class B common stock held by the Sponsor to unaffiliated third parties in accordance with the Non-Redemption Agreements.

In addition, on March 14, 2024 (the “Second Extension Special Meeting”), the Company’s stockholders approved a proposal to amend the Company’s amended and restated certificate of incorporation to further extend the time that the Company has to consummate its initial Business Combination from March 14, 2024 to December 14, 2024 (the “Second Extension”).

In connection with the Second Extension Special Meeting, the holders of 2,986,952 shares of Class A common stock properly exercised their right to redeem their shares for an aggregate redemption amount of $32,214,591, resulting in 1,163,113 shares of Class A common stock issued and outstanding and subject to possible redemption.

On April 8, 2024, the New York Stock Exchange (the “NYSE”) filed a Form 25 to delist the Company’s Class A common stock, warrants, with each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50, subject to adjustment (“Warrants”) and Units, each consisting of one share of Class A common stock and one-half of one Warrant and remove such securities from registration under Section 12(b) of the Exchange Act. The delisting became effective 10 days after the filing of the Form 25. The deregistration of the Company’s Class A common stock, Warrants and Units under Section 12(b) of the Exchange Act became effective 90 days after the Form 25 filing. Upon deregistration of the Company’s securities under Section 12(b) of the Exchange Act, the Company’s securities will remain registered under Section 12(g) of the Exchange Act. The Company’s Class A common stock, Warrants and Units began trading on the OTC Pink Marketplace on or about March 22, 2024 under the symbols “PORT”, “PORTW” and “PORTU”, respectively.

On September 11, 2024, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Merger Sub and Angel Studios, Inc., a Delaware Corporation (“Angel Studios”). The Merger Agreement provides that, among other things and upon the terms and subject to the conditions thereof, (i) at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), upon the terms and subject to the conditions thereof, and in accordance with the Delaware General Corporation Law, as amended, Merger Sub will merge with and into Angel Studios, with Angel Studios continuing as the surviving corporation and a wholly owned subsidiary of Southport (the “Merger”); (ii) at the Closing, all of the outstanding capital stock of Angel Studios (other than shares subject to Angel Studios options, shares held in treasury and any dissenting shares) will be converted into the right to receive shares of common stock, par value $0.0001 per share, of Southport (“Southport Common Stock”), in an aggregate amount equal to (x) $1,500,000,000 plus the aggregate gross proceeds of any capital raised by Angel Studios prior to the Closing, divided by (y) $10.00; (iii) at the Closing, all of the outstanding options to acquire capital stock of Angel Studios will be converted into comparable options to acquire shares of Southport Common Stock (subject to appropriate adjustments to the number of shares of Southport Common Stock underlying such options and the exercise price of such options); (iv) subject to the approval of the holders of Southport’s public warrants, Southport will amend its public warrants so that, immediately prior to the Closing, each of the issued and outstanding Southport public warrants automatically will convert into 0.1 newly issued share of the Company’s Class A common stock and such warrants will cease to be outstanding; and (v) at the Closing, Southport will be renamed “Angel Studios, Inc.”

On September 11, 2024, Southport also entered into a Sponsor Support Agreement (the “Sponsor Support Agreement”), by and among Southport, the Sponsor, and Angel Studios, pursuant to which the Sponsor has agreed to, among other things, (i) vote in favor of the Merger Agreement and the transactions contemplated thereby and (ii) not redeem its shares of Southport Common Stock in connection therewith. In addition, the Sponsor has agreed to forfeit all of the Southport private placement warrants held by it at the Closing for no additional consideration. The Sponsor has also agreed to cover certain expenses incurred by Southport that are unpaid and payable at the Closing in excess of a specified cap. The Sponsor Support Agreement will terminate upon the earlier of the termination of the Merger Agreement or written agreement by the parties.

On September 11, 2024, Southport also entered into a Stockholder Support Agreement (the “Angel Studios Stockholder Support Agreement”) by and among Southport, Angel Studios and certain stockholders of Angel Studios (the “Key Stockholders”). Under the Angel Studios Stockholder Support Agreement, the Key Stockholders agreed, with respect to the outstanding shares of Angel Studios common stock held by such Key Stockholders, to vote their shares or execute and deliver a written consent adopting the Merger Agreement and related transactions and approving the Merger Agreement and transactions contemplated thereby.

On October 2, 2024, the Company filed a definitive proxy statement (the “Original Third Extension Proxy Statement”) with respect to a third special meeting of stockholders (the “Third Extension Special Meeting”) to obtain stockholder approval to further amend the Company’s amended and restated certificate of incorporation to extend the time by which the Company must consummate its initial Business Combination from December 14, 2024 to September 30, 2025, as contemplated by the Merger Agreement (the “Third Extension Amendment Proposal”). On October 11, 2024, the Company received a redemption report from the Trustee indicating that, as of October 11, 2024, the holders of 985,170 shares of the Company’s Class A common stock had properly exercised their right to redeem their shares for cash at a redemption price of approximately $11.08 per share. On October 14, 2024, the Company determined to postpone the Third Extension Special Meeting originally scheduled for October 15, 2024, to October 22, 2024, to allow additional time for the Company to engage with its stockholders and solicit redemption reversals. On October 21, 2024, the Company cancelled the Third Extension Special Meeting and announced that it intended to file an amendment to the definitive proxy statement to reflect the addition of a new proposal to amend the Company’s amended and restated certificate of incorporation to eliminate the limitation that the Company may not redeem its outstanding shares of Class A common stock to the extent that such redemption would result in the Company having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act), of less than $5,000,001, in order to allow the Company to redeem such shares irrespective of whether such redemption would exceed this limitation (the “Redemption Limitation Amendment Proposal”). Accordingly, the redemptions indicated on the October 11, 2024 redemption report from the Trustee in connection with the Third Extension Special Meeting were not processed.

On October 29, 2024, the Company filed an amendment to the Original Third Extension Proxy Statement that amends and restates the Original Third Extension Proxy Statement to: (1) reschedule the Third Extension Special Meeting originally scheduled for October 15, 2024 and postponed to October 22, 2024 (as previously disclosed in the Current Report on Form 8-K filed with the SEC on October 15, 2024) to November 13, 2024 and (2) reflect the addition of the Redemption Limitation Amendment Proposal.

On November 13, 2024, the Company held the Third Extension Special Meeting, at which the Company’s stockholders approved the Third Extension Amendment Proposal and the Redemption Limitation Amendment Proposal. In connection with the vote to approve the Third Extension Amendment Proposal and the Redemption Limitation Amendment Proposal, the holders of 1,125,126 Public Shares properly exercised their right to redeem their shares (and did not withdraw their redemption) for cash at a redemption price of approximately $11.15 per Public Share, for an aggregate redemption amount of $12,543,118. Accordingly, as of June 30, 2025, there were 4,237,987 shares of Class A common stock issued and outstanding (including 37,987 shares of Class A common stock subject to possible redemption) and $438,166 held in the Trust Account.

On January 15, 2025, certain third-party investors in the Company transferred an aggregate of 262,502 shares of Class B common stock, par value $0.0001 per share, of the Company, which had previously been transferred by the Sponsor to such investors, back to the Sponsor for no additional consideration in connection with the liquidation of certain of such investors’ investment vehicles.

On February 14, 2025, SAC, Angel Studios and Merger Sub entered into Amendment No. 1 to the Merger Agreement (the “Merger Agreement Amendment”), which amended the Merger Agreement to (i) remove the closing condition that SAC have at least $5,000,001 of net tangible assets upon the Closing, (ii) amend the definitions of “Acquiror Expense Cap” (as defined in the Merger Agreement Amendment) and “Transaction Expenses” (as defined in the Merger Agreement Amendment) and (iii) amend the provision regarding expense statements.

Risks and Uncertainties

Management is currently evaluating the impact of the Russia-Ukraine war, the conflicts in the Middle East, tariff and trade restrictions, interest rate fluctuations, and the recently adopted Securities and Exchange Commission (the “SEC”) rules and amendments affecting special purpose acquisition corporations like the Company, and has concluded that while it is reasonably possible that such matters could have a negative effect on the Company’s financial position, cash flows, results of its operations and/or search for a target company, the specific impacts are not readily determinable as of June 30, 2025. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign corporations. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from whom shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. The IR Act applies only to repurchases that occur after December 31, 2022.

On July 7, 2023, 18,849,935 shares of Class A common stock were redeemed by the Company’s stockholders for a total of $197,694,657 in connection with the stockholder vote to approve the Company’s Extension Amendment Proposal. On March 14, 2024, 2,986,952 shares of Class A common stock were redeemed by the Company’s stockholders for a total of $32,214,591 in connection with the stockholder vote to further extend the time that the Company has to consummate its initial Business Combination from March 14, 2024 to December 14, 2024. On November 13, 2024, 1,125,126 shares of Class A common stock were redeemed by the Company’s stockholders for a total of $12,543,118 in connection with the vote to approve the Third Extension Amendment Proposal and the Redemption Limitation Amendment Proposal. The Company evaluated the classification and accounting of the stock redemption under ASC 450, “Contingencies”. ASC 450 states that when a loss contingency exists, the likelihood that the future events will confirm the loss or impairment of an asset or the incurrence of a liability can range from probable to remote. A contingent liability must be reviewed at each reporting period to determine appropriate treatment. The Company evaluated the current status and probability of completing an initial Business Combination as of June 30, 2025 and determined that a contingent liability should be calculated and recorded. As of June 30, 2025, the Company recorded $2,424,524 of excise tax liability calculated as 1% of shares redeemed.

Going Concern

As of June 30, 2025 and December 31, 2024, the Company had cash of $328,610 and $494,974, respectively, and working capital deficit of $4,370,038 and $3,862,447, respectively. The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that these financial statements are issued. Management plans to address this uncertainty through capital contributions or working capital loans whereby, the Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors can, but are not obligated to, loan the Company funds as may be required (see Note 5). However, there is no assurance that the Company’s plans to raise capital or to consummate a Business Combination will be successful within the Combination Period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2.Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 as filed with the SEC on April 15, 2025, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2024 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024. The interim results for the three and six months ended June 30, 2025 are not necessarily indicative of the results to be expected for the year ending December 31, 2025 or for any future interim periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $328,610 and $494,974 of cash and no cash equivalents as of June 30, 2025 and December 31, 2024, respectively.

Marketable Securities Held in Trust Account

Following the closing of the IPO on December 14, 2021, an amount of $234,600,000 from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was placed in the Trust Account and may be invested only in U.S. government securities with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. The Trust Account is intended as a holding place for funds pending the earliest to occur of: (i) the completion of the initial Business Combination; (ii) the redemption of any public shares properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation (A) to modify the substance or timing of the Company’s obligation to provide its public stockholders the right to have their Public Shares redeemed in connection with an initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete the initial Business Combination within the Combination Period or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity; and (iii) the redemption of the Company’s Public Shares if the Company is unable to complete the initial Business Combination within the Combination Period.

In connection with the First Extension Special Meeting, the holders of 18,849,935 shares of Class A common stock properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.49 per share of Class A common stock, for an aggregate redemption amount of $197,694,657. The Trustee redeemed $197,694,657 of marketable securities held in the Trust Account to pay the holders redeeming 18,849,935 shares of Class A common stock on July 7, 2023.

In connection with the Second Extension Special Meeting, the holders of 2,986,952 shares of Class A common stock properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.79 per share of Class A common stock, for an aggregate redemption amount of $32,214,591. The Trustee redeemed the $32,214,591 of marketable securities held in the Trust Account to pay the holders redeeming 2,986,952 shares of Class A common stock on March 27, 2024.

In connection with the Third Extension Special Meeting, the holders of 1,125,126 shares of Class A common stock properly exercised their right to redeem their shares for cash at a redemption price of approximately $11.15 per share of Class A common stock, for an aggregate redemption amount of $12,543,118. The Trustee redeemed the $12,543,118 of marketable securities held in the Trust Account to pay the holders redeeming 1,125,126 shares of Class A common stock on November 15, 2024.

Accordingly, as of June 30, 2025 and December 31, 2024, there was $438,166 and $429,151, respectively, of marketable securities held in the Trust Account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement” (“ASC 820”), approximates the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid to transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. As of June 30, 2025 and December 31, 2024, derivative liabilities are comprised of the warrant liability of $5,797,850 and $4,639,000, respectively.

Warrant Liability

The Company accounts for warrants for the Company’s common stock that are not indexed to its own shares as liabilities at fair value on the balance sheet. The warrants are subject to remeasurement at each balance sheet date and any change in fair value is recognized as a component of other income (expense), net on the statement of operations. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the common stock warrants. At that time, the portion of the warrant liability related to the common stock warrants will be reclassified to additional paid-in capital.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at June 30, 2025 and December 31, 2024, 37,987 shares of Class A common stock subject to possible redemption is presented, at redemption value, as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet, respectively.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Such changes are reflected in additional paid-in capital, or in the absence of additional capital, in accumulated deficit. For the three and six months ended June 30, 2025, the Company has recorded accretion of $4,521 and $9,015, respectively, to remeasure the value of Class A common stock subject to possible redemption value of $438,166. For the three and six months ended June 30, 2024, the Company has recorded accretion of $163,615 and $723,522, respectively, to remeasure the value of Class A common stock subject to possible redemption value of $12,729,617.

As of June 30, 2025 and December 31, 2024, the Class A common stock, classified as temporary equity in the condensed balance sheets, are reconciled in the following tables:

Class A common stock subject to possible redemption, December 31, 2023	$44,709,805
Redemption of Class A common stock	(44,757,709)
Trust Account withdrawal for tax payments	(489,119)
Remeasurement of Class A common stock subject to possible redemption	966,174
Class A common stock subject to possible redemption, December 31, 2024	429,151
Remeasurement of Class A common stock subject to possible redemption	9,015
Class A common stock subject to possible redemption, June 30, 2025	$438,166

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position, other than a change in accounting estimate related to the Company’s 2024 Delaware franchise tax accrual. The Company has adjusted the 2024 Delaware franchise tax accrual from $219,400, comprised of $200,000 of franchise tax and $19,400 of related interest and penalties as of December 31, 2024, to $18,746, comprised of $16,400 of franchise tax and $2,346 of related interest and penalties as of March 31, 2025, to agree to the 2024 Delaware franchise tax filing submission. The 2024 Delaware franchise tax of $18,746 was paid on March 20, 2025. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2025, other than those previously mentioned.

On July 4, 2025, the One Big Beautiful Bill Act (“OBBBA”) was signed into law in the U.S. As the legislation was signed into law after June 30, 2025, its impacts are not reflected in the Company’s results for the three and six months ended June 30, 2025. The Company is in the process of evaluating the OBBBA and has not estimated its financial impact at this time.

Net Income (Loss) Per Common Stock

The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share”. The condensed statements of operations include a presentation of income per Class A redeemable common stock and income (loss) per non-redeemable common stock following the two-class method of income (loss) per common stock. In order to determine the net income (loss) attributable to both the Class A redeemable common stock and non-redeemable common stock, the Company first considered the total income allocable to both sets of stock. This is calculated using the total net income (loss) less any dividends paid. For purposes of calculating net income (loss) per share, any remeasurement of the Class A common stock subject to possible redemption was treated as dividends paid to the public stockholders. Subsequent to calculating the total income (loss) allocable to both sets of stock, the Company split the amount to be allocated using the weighted average shares outstanding ratio for the Class A redeemable common stock and for the non-redeemable Class A and Class B common stock for the three and six months ended June 30, 2025 and 2024, as a result of shareholder redemptions.

The following table reflects the calculation of basic and diluted net income (loss) per common stock (in dollars, except per share amounts):

For the Three Months Ended
June 30, 2025
Net loss	$(1,555,744)
Less: Remeasurement of Class A redeemable shares to redemption value	(4,521)
Net loss including accretion of Class A redeemable shares to redemption value	$(1,560,265)

	For the Three Months Ended
	June 30, 2025
	Class A	Class A and Class B
	Redeemable Shares	Non-redeemable shares	Total
Total number of shares	37,987	5,750,000	5,787,987
Ownership percentage	1%	99%	100%

Net loss allocated based on ownership percentage	(10,210)	(1,545,534)	(1,555,744)

Less: Remeasurement of Class A redeemable shares to redemption value based on ownership percentage	(30)	(4,491)	(4,521)
Plus: Accretion applicable to remeasurement of Class A redeemable shares to redemption value	4,521	—	4,521
Total loss based on ownership percentage	$(5,719)	$(1,550,025)	$(1,555,744)

Weighted average shares outstanding	37,987	5,750,000
Basic and diluted net income (loss) per share	$(0.15)	$(0.27)

For the Six Months Ended
June 30, 2025
Net loss	$(1,657,426)
Less: Remeasurement of Class A redeemable shares to redemption value	(9,015)
Net loss including accretion of Class A redeemable shares to redemption value	$(1,666,441)

	For the Six Months Ended
	June 30, 2025
	Class A	Class A and Class B
	Redeemable Shares	Non-redeemable shares	Total
Total number of shares	37,987	5,750,000	5,787,987
Ownership percentage	1%	99%	100%

Net loss allocated based on ownership percentage	(10,878)	(1,646,548)	(1,657,426)

Less: Remeasurement of Class A redeemable shares to redemption value based on ownership percentage	(59)	(8,956)	(9,015)
Plus: Accretion applicable to remeasurement of Class A redeemable shares to redemption value	9,015	—	9,015
Total loss based on ownership percentage	$(1,922)	$(1,655,504)	$(1,657,426)

Weighted average shares outstanding	37,987	5,750,000	—
Basic and diluted net income (loss) per share	$(0.05)	$(0.29)	—

For the Three Months Ended
June 30, 2024
Net loss	$(504,984)
Less: Remeasurement of Class A redeemable shares to redemption value	(163,615)
Net loss including accretion of Class A redeemable shares to redemption value	$(668,599)

	For the Three Months Ended
	June 30, 2024
	Class A	Class A and Class B
	Redeemable Shares	Non-redeemable shares	Total
Total number of shares	1,163,113	5,750,000	6,913,113
Weighted average shares ratio	17%	83%	100%

Net loss allocated based on weighted average shares ratio	$(84,962)	$(420,022)	$(504,984)

Less: Remeasurement of Class A redeemable shares to redemption value based on weighted average shares ratio	(27,528)	(136,087)	(163,615)
Plus: Accretion applicable to remeasurement of Class A redeemable shares to redemption value	163,615	—	163,615
Total income (loss) based on weighted average shares ratio	$51,125	$(556,109)	$(504,984)

Weighted average shares outstanding	1,163,113	5,750,000
Basic and diluted net income (loss) per share	$0.04	$(0.10)

For the Six Months Ended
June 30, 2024
Net loss	$(243,377)
Plus: Trust Account withdrawals for tax payments	489,119
Less: Remeasurement of Class A redeemable shares to redemption value	(723,522)
Net loss including accretion of Class A redeemable shares to redemption value	$(477,780)

	For the Six Months Ended
	June 30, 2024
	Class A	Class A and Class B
	Redeemable Shares	Non-redeemable shares	Total
Total number of shares	1,163,113	5,750,000	6,913,113
Weighted average shares ratio	29%	71%	100%

Net loss allocated based on weighted average shares ratio	$(71,196)	$(172,181)	$(243,377)

Plus: Trust Account withdrawals for tax payments based on weighted average shares ratio	143,083	346,036	489,119
Less: Remeasurement of Class A redeemable shares to redemption value based on weighted average shares ratio	(211,654)	(511,868)	(723,522)
Less: Accretion applicable to Trust Account withdrawals for tax payments	(489,119)	—	(489,119)
Plus: Accretion applicable to remeasurement of Class A redeemable shares to redemption value	723,522	—	723,522
Total income (loss) based on weighted average shares ratio	$94,636	$(338,013)	$(243,377)

Weighted average shares outstanding	2,377,588	5,750,000
Basic and diluted net income (loss) per share	$0.04	$(0.06)

Related Parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. As of June 30, 2025, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Recent Accounting Pronouncements

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), which will require the Company to disclose specified additional information in its income tax rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. ASU 2023-09 will also require the Company to disaggregate its income taxes paid disclosure by federal, state and foreign taxes, with further disaggregation required for significant individual jurisdictions. ASU 2023-09 will become effective for Annual periods beginning after December 15, 2024. The Company is still reviewing the impact of ASU 2023-09.

Note 3.Initial Public Offering

At the closing of the IPO on December 14, 2021, the Company sold 23,000,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value (each a “Public Share”), and one-half of one warrant of the Company (each a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

Upon the closing of the IPO on December 14, 2021, $234,600,000 ($10.20 per Unit sold in the IPO) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was placed in the Trust Account. The amounts held in the Trust Account will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company. As of June 30, 2025 and December 31,

2024, $438,166 and $429,151 was held in the Trust Account, respectively. In addition, as of June 30, 2025 and December 31, 2024, $328,610 and $494,974 of cash was not held in the Trust Account and is available for working capital purposes, respectively.

Transaction costs of the IPO amounted to $13,935,218 consisting of $4,600,000 of underwriting discount, $8,050,000 of deferred underwriting discount and $1,285,218 of actual offering costs. On August 22, 2022, the underwriter delivered a letter to the Company pursuant to which the underwriter waived its entitlement to the payment of the deferred underwriting discount (see Note 8).

Note 4.Private Placement

The Sponsor purchased an aggregate of 11,700,000 Private Placement Warrants at a price of $1.00 per warrant ($11,700,000 in the aggregate) in a private placement that closed simultaneously with the closing of the IPO.

Each Private Placement Warrant is exercisable for one whole Class A common stock at a price of $11.50 per share, subject to adjustment. $9,200,000 of the proceeds from the sale of the Private Placement Warrants was added to the proceeds from the IPO placed in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants and the underlying securities will expire worthless. The Private Placement Warrants are non-redeemable (except as described in Note 7 below under “—Redemption of warrants for Class A common stock when the price per Class A common stock equals or exceeds $10.00”) and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

Note 5.Related Party Transactions

Founder Shares

On May 27, 2021, the Company issued an aggregate of 7,187,500 shares of Class B common stock to the Sponsor for a purchase price of $25,000. On November 25, 2021, the Sponsor surrendered 1,437,500 shares of the Company’s Class B common stock for no consideration, resulting in there being an aggregate of 5,750,000 shares of the Company’s Class B common stock outstanding (the “Founder Shares”), up to 750,000 of which were then subject to forfeiture to the extent that the over-allotment option is not exercised in full by the underwriter for the IPO. On December 13, 2021, the underwriter for the IPO exercised its over-allotment option in full, with the related closing of the additional 3,000,000 covered by the option occurring on December 14, 2021. Accordingly, no Founder Shares remain subject to forfeiture. On May 25, 2023, pursuant to the terms of the amended and restated certificate of incorporation of the Company, the Sponsor converted 4,200,000 Founder Shares held by it on a one-for-one basis into shares of the Company’s Class A common stock. After giving effect to such conversion, the Company had 1,550,000 shares of Class B common stock issued and outstanding.

The Sponsor agreed, subject to certain limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) the date on which the Company completes a liquidation, merger, capital stock exchange or similar transaction that results in the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, if the closing price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, the Founder Shares will be released from the lock-up.

Related Party Loans

The Sponsor agreed to loan the Company an aggregate of up to $350,000 to cover expenses related to the IPO pursuant to a promissory note (the “Note”). The Note was non-interest bearing and was payable on the completion of the IPO. The Company fully repaid the outstanding balance on the Note on December 14, 2021.

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Company’s Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants, at a price of $1.00 per warrant. If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of June 30, 2025 and December 31, 2024, no Working Capital Loans were outstanding.

Sponsor Promissory Note

On October 3, 2024, the Sponsor agreed to loan the Company an aggregate of up to $1,000,000 to cover expenses related to the Business Combination (the “Sponsor Promissory Note”). The Sponsor Promissory Note is non-interest bearing and payable on the earlier of September 30, 2025 or the date on which the Company consummates a Business Combination. If the Company does not consummate a Business Combination, the Sponsor Promissory Note will not be repaid and all amounts owed under the Sponsor Promissory Note will be forgiven except to the extent that the Company has funds available to it outside of the Trust Account. As of June 30, 2025 and December 31, 2024, the Company had $814,146 and $439,004, respectively, outstanding under the Sponsor Promissory Note.

Due to Related Party

The Sponsor has made tax payments, payments to various vendors on behalf of the Company, and transferred funds to the Company. As of June 30, 2025 and December 31, 2024, the Company owed $270,590.

Administrative Support Agreement

Commencing on December 10, 2021 and until completion of the Company’s initial Business Combination or liquidation, the Company is required to pay the Sponsor $15,000 per month for administrative support and services. The Company pays the Sponsor for rent and costs incurred under the administrative support and services agreement. For the three and six months ended June 30, 2025, the Company has paid $0 under the agreement. For the three and six months ended June 30, 2024, the Company has paid $0 under the agreement. The Company has accrued $501,500 and $411,500 related to the unpaid amounts under the administrative support agreement as of June 30, 2025 and December 31, 2024, respectively, which is recorded to administrative support fee – related party liability on the balance sheets. The Sponsor will not be paid for any unpaid amounts in the event an initial business combination is not consummated.

Sponsor Cash Capital Contribution

As of June 30, 2025, the Sponsor made capital contributions of $1,444,227 to the Company to fund outstanding payments to the Company’s vendors. The Sponsor made no contributions for the three and six months ended June 30, 2025. The Sponsor made $97,581 and $333,228 of contributions for the three and six months ended June 30, 2024, respectively. The Sponsor intends to continue providing cash to satisfy working capital obligations as needed through capital contributions. The Company has recorded the cash received from the Sponsor as a capital contribution in additional paid-in capital.

Note 6.Stockholders’ Equity

Preferred stock — The Company is authorized to issue up to 1,000,000 shares of preferred stock with a par value of $0.0001 per share. At June 30, 2025 and December 31, 2024, there were no shares of preferred stock issued or outstanding.

Class A common stock — The Company is authorized to issue up to 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. On May 25, 2023, pursuant to the terms of the amended and restated certificate of incorporation of the Company, the Sponsor converted 4,200,000 shares of the Company’s Class B common stock held by it on a one-for-one basis into shares of the Company’s Class A common stock, resulting in an aggregate of 27,200,000 shares of Class A common stock issued and outstanding, of which 4,200,000 shares were held by the Sponsor and not subject to possible redemption and 23,000,000 shares were subject to possible redemption. On June 9, 2023, the holders of 18,849,935 shares of Class A common stock properly exercised their right to redeem their shares for cash in connection with the vote on the First Extension Special Meeting, resulting in 4,150,065 shares of Class A common stock issued and outstanding and subject to possible redemption. On March 14, 2024, the holders of 2,986,952 shares of Class A common stock properly exercised their right to redeem their shares for cash in connection with the Second Extension Special Meeting, resulting in 1,163,113 shares of Class A common stock issued and outstanding and subject to possible redemption. On November 13, 2024, the holders of 1,125,126 shares of Class A common stock properly exercised their right to redeem their shares for cash in connection with the Third Extension Special Meeting, resulting in 37,987 shares of Class A common stock issued and outstanding and subject to possible redemption.

Accordingly, at June 30, 2025 and December 31, 2024, there were 4,237,987 shares of Class A common stock issued and outstanding, including 37,987 shares of Class A common stock subject to possible redemption.

Class B common stock — The Company is authorized to issue up to 20,000,000 shares of Class B, $0.0001 par value, common stock. Holders of the Company’s common stock are entitled to one vote for each share. On May 27, 2021, the Company issued an aggregate of 7,187,500 shares of Class B common stock to the Sponsor for a purchase price of $25,000. On November 25, 2021, the Sponsor surrendered 1,437,500 shares of Class B common stock for no consideration, resulting in there being an aggregate of 5,750,000 shares of Class B common stock outstanding. On May 25, 2023, pursuant to the terms of the amended and restated certificate of incorporation of the Company, the Sponsor converted 4,200,000 shares of the Company’s Class B common stock held by it on a one-for-one basis into shares of the Company’s Class A common stock, resulting in an aggregate of 1,550,000 shares of Class B common stock issued and outstanding. Accordingly, as of June 30, 2025 and December 31, 2024, there were 1,550,000 shares of Class B common stock issued and outstanding, of which 312,506 are held by the Sponsor and 1,237,494 were transferred to third-party investors pursuant to the Non-Redemption Agreements.

The shares of Class B common stock will automatically convert into shares of the Company’s Class A common stock at the time of the Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like. In the case that additional shares of the Company’s Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the IPO and related to the closing of an initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as converted basis, 20% of the sum of the total number of all shares of the Company’s common stock outstanding upon the completion of the IPO plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with an initial Business Combination (net of the number of shares of Class A common stock redeemed in connection with an initial Business Combination), excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination and any warrants issued upon the conversion of Working Capital Loans. Holders of shares of Class B common stock may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time prior to a Business Combination.

The Company may issue additional common stock or preferred stock to complete its Business Combination or under an employee incentive plan after completion of its Business Combination.

Note 7.Warrants

The Company accounts for 23,200,000 warrants issued in connection with the IPO (11,500,000 Public Warrants and the 11,700,000 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company classifies each warrant as a liability at its fair value. Offering costs were allocated to the Class A common stock and Public Warrants, and the amounts allocated to the Public Warrants was expensed immediately. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations.

Warrants – Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable 30 days after the consummation of a Business Combination. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or the Company’s liquidation.

The Company is not obligated to deliver any Class A common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A common stock issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No Public Warrants are exercisable for cash or on a cashless basis, and the Company is not obligated to issue any shares of Class A common stock to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of residence of the exercising holder, or an exemption from registration is available.

The registration statement for the IPO (the “IPO Registration Statement”) registered the sale for the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, it will use its commercially reasonable efforts to file a post-effective amendment to the IPO Registration Statement or a new registration statement, in the Company’s discretion, with the SEC, under the

Securities Act covering the sale of the Class A common stock issuable upon exercise of the Public Warrants. The Company will use its commercially reasonable efforts to cause such post-effective amendment or new registration statement, as the case may be, to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the Public Warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00. Once the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants for redemption:

●	in whole and not in part;
●	at a price of $0.01 per Public Warrant;
●	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and
●	if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

Redemption of warrants when the price per Class A common stock equals or exceeds $10.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants:

●	in whole and not in part;
●	at a price of $0.10 per warrant;
●	upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares of Class A common stock determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A common stock;
●	if, and only if, the last reported sale price of the Class A common stock equals or exceeds $10.00 per Public Share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and
●	if the last reported sale price of the Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the sale of the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period (or, in the case of a redemption described above under “Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00,” the Company requires or permits the Public Warrants to be exercised on a cashless basis as described below), except, in the case of a redemption described above under “Redemption of warrants when the price per Class A common stock equals or exceeds $10.00,” if the sale of those shares of Class A common stock pursuant to the cashless exercise of the warrants is exempt from registration under the Securities Act. If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if the sale of the shares of Class A common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state securities laws or the Company is unable to effect such registration or qualification.

If the Company calls the Public Warrants for redemption, the Company’s management will have the option to require or permit all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, (i) in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance, and (ii) without taking into account the transfer of Founder Shares or Private Placement Warrants (including if such transfer is effectuated as a surrender to the Company and subsequent reissuance by the Company) by the Sponsor in connection with such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price and the $10.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to the greater of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants included in the Units sold in the IPO, except that the Private Placement Warrants and the shares of common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable in certain redemption scenarios and exercisable on a cashless basis so long as they are held by the initial purchasers thereof or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers thereof or their permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by such holders on the same basis as the Public Warrants.

If a tender offer, exchange or redemption offer shall have been made to and accepted by the holders of the Class A common stock and upon completion of such offer, the offeror owns beneficially more than 50% of the outstanding Class A common stock, the holder of the warrant shall be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant had been exercised, accepted such offer and all of the Class A common stock held by such holder had been purchased pursuant to the offer. If less than 70% of the consideration receivable by the holders of the Class A common stock in the applicable event is payable in the form of common equity in the successor entity that is listed on a national securities exchange or is quoted in an established over-the-counter market, and if the holder of the warrant properly exercises the warrant within thirty days following the public disclosure of the consummation of the applicable event by the Company, the warrant exercise price shall be reduced by an amount equal to the difference (but in no event less than zero) of (i) the warrant price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined in the warrant agreement) minus (B) the value of the warrant based on the Black-Scholes Warrant Value for a Capped American Call on Bloomberg Financial Markets.

The Company expects to account for the Public Warrants and Private Placement Warrants as liabilities in accordance with the guidance contained in ASC 815-40, “Derivatives and Hedging—Contracts in Entity’s Own Equity”. Because the Company does not control the occurrence of events, such as a tender offer or exchange, that may trigger cash settlement of the warrants where not all of the stockholders also receive cash, the warrants do not meet the criteria for equity treatment thereunder, as such, the warrants must be recorded as derivative liability.

Additionally, certain adjustments to the settlement amount of the Private Placement Warrants are based on a variable that is not an input to the fair value of a “fixed-for-fixed” option as defined under ASC 815-40, and thus the Private Placement Warrants are not considered indexed to the Company’s own stock and not eligible for an exception from derivative accounting.

The accounting treatment of derivative financial instruments requires that the Company record a derivative liability upon the issuance of the warrants at the closing of this offering. Accordingly, the Company classifies each warrant as a liability at its fair value. The Public Warrants will be allocated a portion of the proceeds from the issuance of the Units equal to its fair value determined with the assistance of a professional independent valuation firm. The warrant liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations. The Company reassess the classification of the warrants at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification. There has been no change in the classification of the warrants as of June 30, 2025.

Note 8.Commitments and Contingencies

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and in each case holders of the underlying securities thereof, as applicable) are entitled to registration rights pursuant to a registration rights agreement signed on December 9, 2021, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to our Class A common stock). The holders of these securities are entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s consummation of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company is not required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period with respect to such securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriter a 45-day option from the date of the IPO to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discount. On December 13, 2021, the underwriter exercised the option in full, closing the sale of the 3,000,000 additional Units on December 14, 2021. The underwriter was paid an underwriting commission of $4,600,000 upon the closing of the IPO. In addition, the underwriter was entitled to a deferred fee of $0.35 per Unit, or $8,050,000 in the aggregate, payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. On August 22, 2022, the underwriter delivered a letter to the Company pursuant to which the underwriter waived its entitlement to the payment of the deferred underwriting fee. The $8,050,000 waived fee was recorded to accumulated deficit.

Non-redemption Agreements

On May 25, 2023, the Company and the Sponsor entered into Non-Redemption Agreements with unaffiliated third parties in exchange for such third parties agreeing (i) not to redeem an aggregate of 4,000,000 shares of Class A common stock sold in its initial public offering (the “Non-Redeemed Shares”) in connection with the Special Meeting and (ii) to vote in favor of the Extension Amendment Proposal and the Extension at the Special Meeting (other than with respect to certain shares acquired or to be acquired pursuant to the Non-Redemption Agreements). In exchange for the foregoing commitments, the Sponsor has agreed to transfer to such third parties an aggregate of up to 1,499,996 shares of Class B common stock held by the Sponsor, with 500,000 of such shares to be transferred to such third parties promptly upon consummation of the Extension, and an additional 166,666 shares to be transferred to such third parties monthly beginning on September 14, 2023 and up to, and including, February 14, 2024, if the board of directors of the Company elects to further extend the deadline to consummate an initial Business Combination at or prior to such date, in each case, if such third parties continue to hold such Non-Redeemed Shares through the Special Meeting.

The Company previously had extended the deadline six times, to March 14, 2024, resulting in a total of 1,499,996 shares of Class B common stock being transferred to such third parties.

On January 15, 2025, certain third-party investors in the Company transferred an aggregate of 262,502 shares of Class B common stock, par value $0.0001 per share, of the Company, which had previously been transferred by the Sponsor to such investors, back to the Sponsor for no additional consideration in connection with the liquidation of certain of such investors’ investment vehicles.

The Company accounted for the Non-Redemption Agreements in accordance with Staff Accounting Bulletin Topic 5T (“SAB Topic 5T”). The Company considered the Sponsor’s transfer of Class B common stock to the unaffiliated third parties in exchange for the Non-Redemption Agreements as a capital contribution by the Sponsor, and recognized the excess fair value of the transferred Class B common stock as a non-redemption agreement expense on the condensed statements of operations. The Company determined the excess fair value of the 1,499,996 shares of Class B common stock transferred to such third parties upon the consummation of the First Extension to be $1,209,879.

Note 9.Fair Value Measurements

Recurring Fair Value Measurements

The following table presents information about the Company’s assets and liabilities that are measured at fair value at June 30, 2025, and December 31, 2024, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	June 30, 2025
	(Level 1)	(Level 2)	(Level 3)
Assets:
Marketable securities held in trust account	$438,166	$—	$—
Liabilities:
Public Warrants	$—	$2,873,850	$—
Private Placement Warrants	$—	$2,924,000	$—

	December 31, 2024
	(Level 1)	(Level 2)	(Level 3)
Assets:
Marketable securities held in trust account	$429,151	$—	$—
Liabilities:
Public Warrants	$—	$2,300,000	$—
Private Placement Warrants	$—	$2,339,000	$—

The following table presents the changes in the fair value of the Company’s liabilities classified as Level 2 as of June 30, 2025 and December 31, 2024:

Warrant Liabilities
Level 2 Derivative warrant liabilities as of December 31, 2023	$293,000
Change in fair value of Private Placement Warrant liability	2,046,000
Transfer of Public Warrant liability to Level 2	2,300,000
Level 2 Derivative warrant liabilities as of December 31, 2024	4,639,000
Change in fair value of warrant liabilities	1,158,850
Level 2 Derivative warrant liabilities as of June 30, 2025	$5,797,850

The Public Warrants were reclassified from Level 1 to Level 2 as a result of the delisting of the Company’s Class A common stock and Public Warrants from the NYSE on March 21, 2024.

At June 30, 2025, and December 31, 2024, the Company’s warrant liability was valued at $5,797,850 and $4,639,000. Under the guidance in ASC 815-40, the Public Warrants and the Private Placement Warrants do not meet the criteria for equity treatment. As such, the Public Warrants and the Private Placement Warrants must be recorded on the balance sheet at fair value. This valuation is subject to re-measurement at each balance sheet date. With each re-measurement, the valuations will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations.

The following table presents fair value information for the three and six months ended June 30, 2025, and 2024, of the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. The Company’s Private Placement Warrant liability is based on a valuation model utilizing management judgment and pricing inputs from observable and unobservable markets with less volume and transaction frequency than active markets. Significant deviations from these estimates and inputs could result in a material change in fair value.

	For the Three and Six Months Ended June 30, 2025
		Private
	Public	Placement	Warrant
	Warrants	Warrants	Liability
Derivative warrant liabilities as of December 31, 2024	$2,300,000	$2,339,000	$4,639,000
Change in fair value	(29,900)	(29,000)	(58,900)
Derivative warrant liabilities as of March 31, 2025	2,270,100	$2,310,000	$4,580,100
Change in fair value	603,750	614,000	1,217,750
Derivative warrant liabilities as of June 30, 2025	$2,873,850	$2,924,000	$5,797,850

	For the Three and Six Months Ended June 30, 2024
		Private
	Public	Placement	Warrant
	Warrants	Warrants	Liability
Derivative warrant liabilities as of December 31, 2023	$287,500	$293,000	$580,500
Change in fair value	(221,950)	(226,000)	(447,950)
Derivative warrant liabilities as of March 31, 2024	65,550	67,000	132,550
Change in fair value	164,450	167,000	331,450
Derivative warrant liabilities as of June 30, 2024	$230,000	$234,000	$464,000

Measurement

The Company established the initial fair value for the warrants on December 14, 2021, the date of the consummation of the Company’s IPO. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one share of Class A common stock and one-half of one Public Warrant), (ii) the sale of Private Placement Warrants, and (iii) the issuance of Class B common stock, first to the warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to Class A common stock subject to possible redemption (temporary equity), Class A common stock (permanent equity) and Class B common stock (permanent equity) based on their relative fair values at the initial measurement date. As of June 30, 2025, the Public Warrants have detached from the Units and are separately tradable on the over-the-counter markets. The closing price of the Public Warrants was utilized in determining the fair value of the Public Warrants as of June 30, 2025.

The key inputs into the Monte Carlo simulation formula used to value the Private Placement Warrants were as follows at June 30, 2025 and 2024:

	June 30,
Inputs:	2025	2024
Common stock price	$11.83	$10.99
Exercise price	$11.50	$11.50
Risk-free rate of interest	3.78%	4.28%
Volatility	0.00%	0.00%
Term	5.25	5.46
Warrant to buy one share	$0.25	$0.02
Dividend yield	0.00%	0.00%

Non-recurring Fair Value Measurements

On May 25, 2023, the Company and the Sponsor entered into Non-Redemption Agreements with unaffiliated third parties (see Note 8). The Company accounts for the excess fair value of the Class B shares transferred from the Sponsor to the unaffiliated third parties as a capital contribution by the Sponsor and recorded a non-redemption agreement expense in accordance with SAB Topic 5T. The Company estimated the fair value of the 500,000 Class B shares transferred upon the consummation of the Extension at $387,000, or $0.77 per share. In connection with the subsequent extensions to March 14, 2024, the Sponsor transferred an additional 999,996 Class B shares to the unaffiliated third parties under the terms of the Non-Redemption Agreements. The Company estimated the fair value of the 999,996 Class B shares transferred at $0.82 to $0.83 per share.

The fair value of the Class B shares was determined by multiplying the underlying stock price of the Company’s Class A common stock by the estimated probability of an Initial Business Combination and applying a discount for lack of marketability (“DLOM”). The Company utilized June 9, 2023, the date of the consummation of the Extension, as the measurement date for the transfer of the 500,000 Class B shares and September 30, 2023, October 11, 2023, November 14, 2023, December 13, 2023, January 12, 2024 and February 14, 2024 as the measurement dates for the transfer of the 166,666 Class B shares (999,996 Class B shares in the aggregate) transferred in connection with the subsequent extensions, respectively.

The following are the key inputs into the calculations at the measurement dates:

	June 9,	September 30,	October 11,	November 14,	December 13,	January 12,	February 12,
Inputs:	2023	2023	2023	2023	2023	2024	2024
Common stock price	$10.54	$10.56	$10.57	$10.60	$10.62	$10.65	$10.73
Estimated probability of an Initial Business Combination	10.00%	10.00%	10.00%	10.00%	10.00%	10.00%	10.00%
Estimated volatility	76.56%	65.96%	64.90%	63.91%	65.52%	66.02%	64.40%
Risk-free rate	5.10%	5.39%	5.31%	5.17%	4.88%	4.60%	4.88%
Time to expiration	1.00	1.00	1.00	1.00	1.00	1.00	1.00

Note 10.Income Taxes

The Company utilized the discrete method for estimating its interim income tax provision. During the three and six months ended June 30, 2025, the Company recorded an income tax provision of $277 and $88,604, respectively, and our effective tax rate was (0.02)% and (5.65)%, respectively. During the three and six months ended June 30, 2024, the Company recorded an income tax provision of $49,421 and $114,124, respectively, and our effective tax rate was (9.79)% and (88.30)%, respectively. The effective tax rate differs from the Federal statutory tax rate of 21% due to changes in the fair value of warrant liabilities and valuation allowance on the deferred tax assets.

The Company has evaluated the positive and negative evidence bearing upon its ability to realize its deferred tax assets, which primarily consist of capitalized startup costs. The Company considered the history of cumulative net losses, estimated future taxable income and prudent and feasible tax planning strategies, and has concluded that it is more likely than not that the Company will not realize the benefits of its deferred tax assets. As such, the Company recorded a full valuation allowance against net deferred tax assets as of June 30, 2025.

Note 11. Segment Information

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Chief Executive Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the statements of operations as net income or loss. The CODM uses net income or loss to manage the business and forecasts to ensure enough capital is available to complete a business combination or similar transaction within the business combination period. The CODM also reviews significant expenses, which are consistent with those reported on the statements of operations, to manage, maintain, and enforce contractual agreements to ensure costs are aligned with agreements and the budget. The measure of segment assets is reported on the balance sheets as total assets. All segment items included in net income or loss are reported on the statements of operations and described within their respective disclosures.

Note 12. Subsequent Events

On July 22, 2025, the Company received a notice of effectiveness from the SEC with respect to the Form S-4 registration statement of the Company and Angel Studios.

SOUTHPORT ACQUISITION CORP.

Report of Independent Registered Public Accounting Firm (BDO USA, P.C.; New York, New York; PCAOB ID#243)	F-105
Financial Statements:
Consolidated Balance Sheets as of December 31, 2024 and 2023	F-106
Consolidated Statements of Operations for the years ended December 31, 2024 and 2023	F-107
Consolidated Statements of Changes in Common Stock Subject to Possible Redemption and Stockholders’ Deficit for the years ended December 31, 2024 and 2023	F-108
Consolidated Statements of Cash Flows for the years ended December 31, 2024 and 2023	F-109
Notes to Consolidated Financial Statements	F-110

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

Southport Acquisition Corporation

Fairfield, Connecticut

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Southport Acquisition Corporation (the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of operations, changes in common stock subject to possible redemption and stockholders’ deficit, and cash flows for each of the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company does not have sufficient cash and working capital to sustain its operations and the Company’s ability to execute its business plan is dependent upon its successful completion of the proposed business combination described in Note 1 to the consolidated financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, P.C.

We have served as the Company’s auditor since 2021.

April 15, 2025

New York, NY

SOUTHPORT ACQUISITION CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,
	2024	2023
ASSETS
Current assets:
Cash	$494,974	$2,171,553
Prepaid expenses	131,004	—
Total Current Assets	625,978	2,171,553
Non-current assets:
Marketable securities held in Trust Account (including $1,603 and $198,419 of accrued dividends as of December 31, 2024 and 2023, respectively)	429,151	44,709,805
Total Non-current Assets	429,151	44,709,805
Total Assets	$1,055,129	$46,881,358

LIABILITIES, COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accrued expenses	$553,678	$2,251,823
Accounts payable	205,082	99,468
Accrued offering costs	184,047	184,047
Due to related party	270,590	236,233
Promissory note – related party	439,004	—
Administrative support fee – related party	411,500	231,500
Excise tax liability	2,424,524	1,976,947
Total Current Liabilities	4,488,425	4,980,018
Non-Current liabilities:
Warrant Liability	4,639,000	580,500
Total Non-current Liabilities	4,639,000	580,500
Total Liabilities	9,127,425	5,560,518

Commitments and Contingencies (Note 8)

Class A common stock subject to possible redemption; 200,000,000 shares authorized; 37,987 and 4,150,065 shares issued and outstanding subject to possible redemption at redemption value as of December 31, 2024 and 2023, respectively	429,151	44,709,805

Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 4,200,000 issued and outstanding (excluding 37,987 shares subject to possible redemption) as of December 31, 2024 and 4,200,000 issued and outstanding (excluding 4,150,065 shares subject to possible redemption) as of December 31, 2023	420	420
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 1,550,000 shares issued and outstanding	155	155
Additional paid-in capital	713,997	760,971
Accumulated deficit	(9,216,019)	(4,150,511)
Total Stockholders’ Deficit	(8,501,447)	(3,388,965)
TOTAL LIABILITIES, COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT	$1,055,129	$46,881,358

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHPORT ACQUISITION CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year
	Ended
	December 31,
	2024	2023
Operating costs:
Administrative expenses	$205,862	$154,908
Administrative expenses – related party	180,000	231,500
Legal and accounting expenses	721,446	712,495
Insurance expense	227,134	251,768
Franchise tax expense	238,542	226,974
Listing fees	—	85,000
Other operating costs	14,302	7,795
Loss from operations	(1,587,286)	(1,670,440)

Other (expense) income, net:
Change in fair value of warrant liability	(4,058,500)	(53,450)
Dividend income on marketable securities held in Trust Account	966,174	6,707,678
Financing expense	(274,973)	(934,906)
Other (expense) income	(3,367,299)	5,719,322
(Loss) income before provision for income taxes	(4,954,585)	4,048,882
Provision for income taxes	(152,466)	(1,319,280)
Net (loss) income	$(5,107,051)	$2,729,602

Basic and diluted weighted average shares outstanding, redeemable Class A common stock	1,613,326	12,413,050

Basic and diluted net (loss) income per share, redeemable Class A common stock (see Note 2)	$(0.46)	$0.26

Basic and diluted weighted average shares outstanding, non-redeemable Class A and Class B common stock	5,750,000	5,750,000

Basic and diluted net loss per share, non-redeemable Class A and Class B common stock (see Note 2)	$(0.76)	$(0.09)

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHPORT ACQUISITION CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT

For the Year Ended December 31, 2024

	Class A common stock
	Subject to possible						Additional		Total
	Redemption		Class A common stock		Class B common stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance – January 1, 2024	4,150,065	$44,709,805	4,200,000	$420	1,550,000	$155	$760,971	$(4,150,511)	$(3,388,965)
Excise tax liability	—	—	—	—	—	—	—	(447,576)	(447,576)
Sponsor cash capital contributions	—	—	—	—	—	—	644,227	—	644,227
Sponsor capital contributions for non-redemption agreements	—	—	—	—	—	—	274,973	—	274,973
Redemption of Class A common stock	(4,112,078)	(44,757,709)	—	—	—	—	—	—	—
Trust Account withdrawal for tax payments	—	(489,119)	—	—	—	—	—	489,119	489,119
Remeasurement of Class A common stock subject to possible redemption	—	966,174	—	—	—	—	(966,174)	—	(966,174)
Net loss	—	—	—	—	—	—	—	(5,107,051)	(5,107,051)
Balance – December 31, 2024	37,987	$429,151	4,200,000	$420	1,550,000	$155	$713,997	$(9,216,019)	$(8,501,447)

For the Year Ended December 31, 2023

	Class A common stock
	Subject to possible						Additional		Total
	Redemption		Class A common stock		Class B common stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance – January 1, 2023	23,000,000	$237,984,513	—	$—	5,750,000	$575	$—	$(1,457,152)	$(1,456,577)
Excise tax liability	—	—	—	—	—	—	—	(1,976,947)	(1,976,947)
Sponsor conversion of Class B common stock	—	—	4,200,000	420	(4,200,000)	(420)	—	—	—
Sponsor cash capital contributions	—	—	—	—	—	—	800,000	—	800,000
Sponsor capital contributions for non-redemption agreements	—	—	—	—	—	—	934,906	—	934,906
Redemption of Class A common stock	(18,849,935)	(197,694,657)	—	—	—	—	—	—	—
Trust Account withdrawal for tax payments	—	(2,287,729)	—	—	—	—	—	2,287,729	2,287,729
Remeasurement of Class A common stock subject to possible redemption	—	6,707,678	—	—	—	—	(973,935)	(5,733,743)	(6,707,678)
Net income	—	—	—	—	—	—	—	2,729,602	2,729,602
Balance – December 31, 2023	4,150,065	$44,709,805	4,200,000	$420	1,550,000	$155	$760,971	$(4,150,511)	$(3,388,965)

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHPORT ACQUISITION CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year
	Ended
	December 31,
	2024	2023
Cash Flows from Operating Activities:
Net (loss) income	$(5,107,051)	$2,729,602
Adjustments to reconcile net income to net cash provided by operating activities:
Accrued dividend on marketable securities held in Trust Account	(1,603)	(198,419)
Change in fair value of warrant liability	4,058,500	53,450
Sponsor capital contribution for non-redemption agreements	274,973	934,906
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	(1,592,531)	1,571,909
Administrative support fee – related party	180,000	231,500
Due to related party	34,357	(8,317)
Prepaid expenses	(131,004)	227,594
Net cash (used in) provided by operating activities	(2,284,359)	5,542,225

Cash Flows from Investing Activities:
Purchases of marketable securities held in Trust Account	(964,570)	(6,509,259)
Proceeds from marketable securities held in Trust Account	45,246,828	199,982,386
Net cash provided by investing activities	44,282,258	193,473,127

Cash Flows from Financing Activities:
Payment to Class A common stockholders for redemptions	(44,757,709)	(197,694,657)
Cash capital contribution from Sponsor	644,227	800,000
Payments made by Sponsor under promissory note – related party, net	439,004	—
Net cash used in financing activities	(43,674,478)	(196,894,657)

Net Change in Cash	(1,676,579)	2,120,695
Cash – Beginning	2,171,553	50,858
Cash – Ending	$494,974	$2,171,553

Supplemental disclosure of non-cash financing activities:
Remeasurement of Class A common stock subject to possible redemption	$966,174	$6,707,678
Excess fair value of Class B common stock transferred by Sponsor	$274,973	$934,906
Excise tax liability	$447,576	$1,976,947
Supplemental Cash Flow Information:
Cash paid for taxes	$2,201,810	—
Trust Account withdrawal for tax payments	$(489,119)	$(2,287,729)

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHPORT ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1.Description of Organization and Business Operations

Southport Acquisition Corporation. (the “Company”) is a blank check company formed in Delaware on April 13, 2021. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies. Sigma Merger Sub, Inc. (“Merger Sub”), a direct wholly owned subsidiary of the Company, was formed in Delaware on September 9, 2024. The Company’s condensed financial statements include Merger Sub and are presented on a consolidated basis.

As of December 31, 2024, the Company had not yet commenced any operations. All activity from inception through December 31, 2024 relates to the Company’s formation, initial public offering (the “IPO”), and pursuit of a target company to effect a Business Combination.

The registration statement for the Company’s IPO was declared effective on December 9, 2021. On December 14, 2021, the Company consummated the IPO, which involved the Company’s sale of 23,000,000 units (the “Units”) at $10.00 per Unit, generating gross proceeds of $230,000,000, which is discussed in Note 3. The 23,000,000 Units sold by the Company include 3,000,000 Units purchased by the underwriter for the IPO pursuant to the full exercise of its option to purchase up to 3,000,000 additional Units to cover over-allotments. Simultaneously with the closing of the IPO, the Company consummated the private sale of an aggregate of 11,700,000 warrants (the “Private Placement Warrants”) to Southport Acquisition Sponsor LLC (the “Sponsor”) at a price of $1.00 per Private Placement Warrant, generating proceeds to the Company of $11,700,000.

Following the closing of the IPO on December 14, 2021, $234,600,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) located in the United States, which will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination, (ii) the redemption of any Public Shares (as defined in Note (iii) properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation (a) to modify the substance or timing of the Company’s obligation to provide its public stockholders the right to have their Public Shares redeemed in connection with an initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete the initial Business Combination within the Combination Period (as defined below) or (b) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity, and (iii) the redemption of the Company’s Public Shares if the Company is unable to complete the initial Business Combination within 18 months from December 14, 2021 or during any extended time that the Company has to consummate its initial Business Combination beyond such 18-month period (the “Combination Period”).

On June 9, 2023 (the “First Extension Special Meeting”), the Company’s stockholders approved a proposal to amend the Company’s amended and restated certificate of incorporation (the “First Extension Amendment Proposal”) to extend the time that the Company has to consummate its initial Business Combination (the “First Extension”) from June 14, 2023 to September 14, 2023 and to allow the board of directors of the Company, without another stockholder vote, to elect to further extend the date to consummate an initial Business Combination after September 14, 2023 up to six times, by an additional month each time, up to March 14, 2024.

Prior to the First Extension Special Meeting, on May 25, 2023, the Company and the Sponsor entered into voting and non-redemption agreements (the “Non-Redemption Agreements”) with unaffiliated third parties in exchange for such third parties agreeing (i) not to redeem an aggregate of 4,000,000 shares of Class A common stock sold in its initial public offering (the “Non-Redeemed Shares”) in connection with the First Extension Special Meeting and (ii) to vote in favor of the First Extension Amendment Proposal and the First Extension at the First Extension Special Meeting (other than with respect to certain shares acquired or to be acquired pursuant to the Non-Redemption Agreements). In exchange for the foregoing commitments, the Sponsor agreed to transfer to such third parties an aggregate of up to 1,499,996 shares of Class B common stock held by the Sponsor, with 500,000 of such shares to be transferred to such third parties promptly upon consummation of the First Extension, and an additional 166,666 shares to be transferred to such third parties monthly beginning on September 14, 2023 and up to, and including, February 14, 2024, if the board of directors of the Company elects to further extend the deadline to consummate an initial Business Combination at or prior to such date, in each case, if such third parties continue to hold such Non-Redeemed Shares through the First Extension Special Meeting.

In connection with the First Extension Special Meeting and the entry into the Non-Redemption Agreements, on May 25, 2023, pursuant to the terms of the amended and restated certificate of incorporation of the Company, the Sponsor converted 4,200,000 shares of the Company’s Class B common stock held by it on a one-for-one basis into shares of the Company’s Class A common stock (the “Conversion”). After giving effect to the Conversion, the Company had an aggregate of 27,200,000 shares of Class A common stock issued and outstanding, comprised of 4,200,000 shares held by the Sponsor and not subject to possible redemption and 23,000,000 shares of Class A common stock subject to possible redemption, and 1,550,000 shares of Class B common stock issued and outstanding. In connection with the First Extension Special Meeting, the holders of 18,849,935 shares of Class A common stock properly exercised their right to redeem their shares for an aggregate redemption amount of $197,694,657, resulting in 4,150,065 shares of Class A common stock issued and outstanding and subject to possible redemption. Continental Stock Transfer & Trust Company (the “Trustee”) processed the redemptions and withdrew the $197,694,657 payable to the holders redeeming 18,849,935 shares of Class A common stock on July 7, 2023.

Prior to March 31, 2024, the board of directors of the Company approved six monthly extensions to extend the time the Company had to consummate an initial Business Combination from September 14, 2023 to March 14, 2024. In connection with each of the six monthly extensions, the Sponsor transferred 166,666 shares of the Company’s Class B common stock held by the Sponsor to unaffiliated third parties in accordance with the Non-Redemption Agreements.

In addition, on March 14, 2024 (the “Second Extension Special Meeting”), the Company’s stockholders approved a proposal to amend the Company’s amended and restated certificate of incorporation to further extend the time that the Company has to consummate its initial Business Combination from March 14, 2024 to December 14, 2024 (the “Second Extension”).

In connection with the Second Extension Special Meeting, the holders of 2,986,952 shares of Class A common stock properly exercised their right to redeem their shares for an aggregate redemption amount of $32,214,591, resulting in 1,163,113 shares of Class A common stock issued and outstanding and subject to possible redemption. Accordingly, as of September 30, 2024, there were 5,363,113 shares of Class A common stock issued and outstanding (including 1,163,113 shares of Class A common stock subject to possible redemption) and $12,895,117 held in the Trust Account.

On April 8, 2024, the New York Stock Exchange (the “NYSE”) filed a Form 25 to delist the Company’s Class A common stock, warrants, with each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50, subject to adjustment (“Warrants”) and Units, each consisting of one share of Class A common stock and one-half of one Warrant and remove such securities from registration under Section 12(b) of the Exchange Act. The delisting became effective 10 days after the filing of the Form 25. The deregistration of the Company’s Class A common stock, Warrants and Units under Section 12(b) of the Exchange Act became effective 90 days after the Form 25 filing. Upon deregistration of the Company’s securities under Section 12(b) of the Exchange Act, the Company’s securities will remain registered under Section 12(g) of the Exchange Act. The Company’s Class A common stock, Warrants and Units began trading on the OTC Pink Marketplace on or about March 22, 2024 under the symbols “PORT”, “PORTW” and “PORTU”, respectively.

On September 11, 2024, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Merger Sub and Angel Studios, Inc., a Delaware Corporation (“Angel Studios”). The Merger Agreement provides that, among other things and upon the terms and subject to the conditions thereof, (i) at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), upon the terms and subject to the conditions thereof, and in accordance with the Delaware General Corporation Law, as amended, Merger Sub will merge with and into Angel Studios, with Angel Studios continuing as the surviving corporation and a wholly owned subsidiary of Southport (the “Merger”); (ii) at the Closing, all of the outstanding capital stock of Angel Studios (other than shares subject to Angel Studios options, shares held in treasury and any dissenting shares) will be converted into the right to receive shares of common stock, par value $0.0001 per share, of Southport (“Southport Common Stock”), in an aggregate amount equal to (x) $1,500,000,000 plus the aggregate gross proceeds of any capital raised by Angel Studios prior to the Closing, divided by (y) $10.00; (iii) at the Closing, all of the outstanding options to acquire capital stock of Angel Studios will be converted into comparable options to acquire shares of Southport Common Stock (subject to appropriate adjustments to the number of shares of Southport Common Stock underlying such options and the exercise price of such options); (iv) subject to the approval of the holders of Southport’s public warrants, Southport will amend its public warrants so that, immediately prior to the Closing, each of the issued and outstanding Southport public warrants automatically will convert into 0.1 newly issued share of Southport Class A Common Stock and such warrants will cease to be outstanding; and (v) at the Closing, Southport will be renamed “Angel Studios, Inc.”.

On September 11, 2024, Southport also entered into a Sponsor Support Agreement (the “Sponsor Support Agreement”), by and among Southport, the Sponsor, and Angel Studios, pursuant to which the Sponsor has agreed to, among other things, (i) vote in favor of the Merger Agreement and the transactions contemplated thereby and (ii) not redeem its shares of Southport Common Stock in connection therewith. In addition, the Sponsor has agreed to forfeit all of the Southport private placement warrants held by it at the Closing for no additional consideration. The Sponsor has also agreed to cover certain expenses incurred by Southport that are unpaid and payable at the Closing in excess of a specified cap. The Sponsor Agreement will terminate upon the earlier of the termination of the Merger Agreement or written agreement by the parties.

On September 11, 2024, Southport also entered into a Stockholder Support Agreement (the “Angel Studios Stockholder Support Agreement”) by and among Southport, Angel Studios and certain stockholders of Angel Studios (the “Key Stockholders”). Under the Angel Studios Stockholder Support Agreement, the Key Stockholders agreed, with respect to the outstanding shares of Angel Studios common stock held by such Key Stockholders, to vote their shares or execute and deliver a written consent adopting the Merger Agreement and related transactions and approving the Merger Agreement and transactions contemplated thereby.

On October 2, 2024, the Company filed a definitive proxy statement with respect to a third special meeting of stockholders (the “Third Extension Special Meeting”) to obtain stockholder approval to further amend the Company’s amended and restated certificate of incorporation to extend the time by which the Company must consummate its initial Business Combination from December 14, 2024 to September 30, 2025, as contemplated by the Merger Agreement (the “Third Extension Amendment Proposal”). On October 11, 2024, the Company received a redemption report from the Trustee indicating that, as of October 11, 2024, the holders of 985,170 shares of the Company’s Class A common stock had properly exercised their right to redeem their shares for cash at a redemption price of approximately $11.08 per share. On October 14, 2024, the Company determined to postpone the Third Extension Special Meeting originally scheduled for October 15, 2024, to October 22, 2024, to allow additional time for the Company to engage with its stockholders and solicit redemption reversals. On October 21, 2024, the Company cancelled the Third Extension Special Meeting and announced that it intended to file an amendment to the definitive proxy statement to reflect the addition of a new proposal to amend the Company’s amended and restated certificate of incorporation to eliminate the limitation that the Company may not redeem its outstanding shares of Class A common stock to the extent that such redemption would result in the Company having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act), of less than $5,000,001, in order to allow the Company to redeem such shares irrespective of whether such redemption would exceed this limitation (the “Redemption Limitation Amendment Proposal”). Accordingly, the redemptions indicated on the October 11, 2024 redemption report from the Trustee in connection with the Third Extension Special Meeting were not processed.

On October 29, 2024, the Company filed an amendment to the Original Filing that amends and restates the Original Filing to: (i) reschedule the Third Extension Special Meeting originally scheduled for October 15, 2024 and postponed to October 22, 2024 (as previously disclosed in the Current Report on Form 8-K filed with the SEC on October 15, 2024) to November 13, 2024 and (ii) reflect the addition of the Redemption Limitation Amendment Proposal.

On November 13, 2024, the Company held the Third Extension Special Meeting, at which the Company’s stockholders approved the Third Extension Amendment Proposal and the Redemption Limitation Amendment Proposal. In connection with the vote to approve the Third Extension Amendment Proposal and the Redemption Limitation Amendment Proposal, the holders of 1,125,126 Public Shares properly exercised their right to redeem their shares (and did not withdraw their redemption) for cash at a redemption price of approximately $11.15 per Public Share, for an aggregate redemption amount of $12,543,118.

Risks and Uncertainties

Management is currently evaluating the impact of the Russia-Ukraine war, the war in the Middle East, interest rate fluctuations and increased inflation, and the recently adopted SEC rules and amendments affecting special purpose acquisition corporations like the Company, and has concluded that while it is reasonably possible that such matters could have a negative effect on the Company’s financial position, cash flows, results of its operations and/or search for a target company, the specific impacts are not readily determinable as of December 31, 2024. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign corporations. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from whom shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. The IR Act applies only to repurchases that occur after December 31, 2022.

On July 7, 2023, 18,849,935 shares of Class A common stock were redeemed by the Company’s stockholders for a total of $197,694,657 in connection with the First Extension Special Meeting. On March 14, 2024, 2,986,952 shares of Class A common stock were redeemed by the Company’s stockholders for a total of $32,214,591 in connection with the Second Extension Special Meeting. On November 13, 2024, 1,125,126 shares of Class A common stock were redeemed by the Company’s stockholders for a total of $12,543,118 in connection with the Third Extension Special Meeting. The Company evaluated the classification and accounting of the stock redemption under ASC 450, “Contingencies”. ASC 450 states that when a loss contingency exists, the likelihood that the future events will confirm the loss or impairment of an asset or the incurrence of a liability can range from probable to remote. A contingent liability must be reviewed at each reporting period to determine appropriate treatment. The Company evaluated the current status and probability of completing an initial Business Combination as of December 31, 2024 and determined that a contingent liability should be calculated and recorded. As of December 31, 2024, the Company recorded $2,424,524 of excise tax liability calculated as 1% of shares redeemed.

Going Concern

As of December 31, 2024 and 2023, the Company had cash of $494,974 and $2,171,553, respectively, and a working capital deficit of $3,862,447 and $2,808,465, respectively. The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that these financial statements are issued. Management plans to address this uncertainty through a promissory note with the Sponsor and working capital loans whereby, the Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors can, but are not obligated to, loan the Company funds as may be required (see Note 5). However, there is no assurance that the Company’s plans to raise capital or to consummate a Business Combination will be successful or successful within the Combination Period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2.Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Basis of Consolidation

The consolidated financial statements include the accounts of the Company and Merger Sub. All intercompany transactions and balances have been eliminated upon consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $494,974 and $2,171,553 of cash and no cash equivalents as of December 31, 2024 and 2023, respectively.

Marketable Securities Held in Trust Account

Following the closing of the IPO on December 14, 2021, an amount of $234,600,000 from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was placed in the Trust Account and may be invested only in U.S. government securities with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. The Trust Account is intended as a holding place for funds pending the earliest to occur of: (i) the completion of the initial Business Combination; (ii) the redemption of any public shares properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation (A) to modify the substance or timing of the Company’s obligation to provide its public stockholders the right to have their Public Shares redeemed in connection with an initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete the initial Business Combination by September 30, 2025 or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity; and (iii) the redemption of the Company’s Public Shares if the Company is unable to complete the initial Business Combination by September 30, 2025.

In connection with the First Extension Special Meeting, the holders of 18,849,935 shares of Class A common stock properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.49 per share of Class A common stock, for an aggregate redemption amount of $197,694,657. The Trustee redeemed $197,694,657 of marketable securities held in the Trust Account to pay the holders redeeming 18,849,935 shares of Class A common stock on July 7, 2023.

In connection with the Second Extension Special Meeting, the holders of 2,986,952 shares of Class A common stock properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.79 per share of Class A common stock, for an aggregate redemption amount of $32,214,591. The Trustee redeemed the $32,214,591 of marketable securities held in the Trust Account to pay the holders redeeming 2,986,952 shares of Class A common stock on March 27, 2024.

In connection with the Third Extension Special Meeting, the holders of 1,125,126 shares of Class A common stock properly exercised their right to redeem their shares for cash at a redemption price of approximately $11.15 per share of Class A common stock, for an aggregate redemption amount of $12,543,118. The Trustee redeemed the $12,543,118 of marketable securities held in the Trust Account to pay the holders redeeming 1,125,126 shares of Class A common stock on November 15, 2024.

Accordingly, as of December 31, 2024 and 2023, there was $429,151 and $44,709,805, respectively, of marketable securities held in the Trust Account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement” (“ASC 820”), approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. As of December 31, 2024 and 2023, derivative liabilities are comprised of the warrant liability of $4,639,000 and $580,500, respectively.

Warrant Liability

The Company accounts for warrants for the Company’s common stock that are not indexed to its own shares as liabilities at fair value on the balance sheet. The warrants are subject to remeasurement at each balance sheet date and any change in fair value is recognized as a component of other income (expense), net on the statement of operations. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the common stock warrants. At that time, the portion of the warrant liability related to the common stock warrants will be reclassified to additional paid-in capital.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2024 and 2023, 37,987 and 4,150,065 shares of Class A common stock subject to possible redemption, respectively, is presented, at redemption value, as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Such changes are reflected in additional paid-in capital, or in the absence of additional capital, in accumulated deficit. For the year ended December 31, 2024, the Company has recorded accretion of $966,174 to remeasure the value of Class A common stock subject to possible redemption value of $429,151, which is offset by $44,757,709 of Class A stockholder redemptions and $489,119 of withdrawals from the Trust Account for income taxes.

As of December 31, 2024 and 2023, the Class A common stock, classified as temporary equity in the balance sheets reconciled in the following table:

Class A common stock subject to possible redemption, December 31, 2022	$237,984,513
Remeasurement of Class A common stock subject to possible redemption	6,707,678
Redemption of Class A common stock	(197,694,657)
Trust Account withdrawal for tax payments	(2,287,729)
Class A common stock subject to possible redemption, December 31, 2023	44,709,805
Remeasurement of Class A common stock subject to possible redemption	966,174
Redemption of Class A common stock	(44,757,709)
Trust Account withdrawal for tax payments	(489,119)
Class A common stock subject to possible redemption, December 31, 2024	$429,151

Income taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position, other than interest of $11,400 related to late payments of the Company’s 2024 Delaware franchise tax, penalties and interest of $19,203 related to late and overdue payments of the Company’s 2023 Delaware franchise tax, and penalties and interest of $22,062 related to late filing of the Company’s 2022 federal and state tax returns.

Net Income (Loss) Per Common Stock

The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share”. The statements of operations include a presentation of income per Class A redeemable common stock and income (loss) per non-redeemable common stock following the two-class method of income per common stock. In order to determine the net income (loss) attributable to both the Class A redeemable common stock and non-redeemable common stock, the Company first considered the total income allocable to both sets of stock. This is calculated using the total net income less any dividends paid. For purposes of calculating net income (loss) per share, any remeasurement of the Class A common stock subject to possible redemption was treated as dividends paid to the public stockholders. Subsequent to calculating the total income (loss) allocable to both sets of stock, the Company split the amount to be allocated using the weighted average shares outstanding ratio for the Class A redeemable common stock and for the non-redeemable Class A and Class B common stock for the year ended December 31, 2024 and 2023 as a result of shareholder redemptions.

The following table reflects the calculation of basic and diluted net loss per common stock for the year ended December 31, 2024 (in dollars, except per share amounts):

For the Year Ended
December 31, 2024
Net loss	$(5,107,051)
Plus: Trust Account withdrawals for tax payments	489,119
Less: Remeasurement of Class A redeemable shares to redemption value	(966,174)
Net loss including accretion of Class A redeemable shares to redemption value	$(5,584,106)

	For the Year Ended
	December 31, 2024
	Class A	Class A and Class B
	Redeemable Shares	Non-redeemable Shares	Total
Total number of shares	37,987	5,750,000	5,787,987
Weighted average shares ratio	22%	78%	100%

Net loss allocated based on ownership percentage	$(1,118,969)	$(3,988,082)	$(5,107,051)

Plus: Trust Account withdrawals for tax payments based on weighted average shares ratio	107,167	381,952	489,119
Less: Remeasurement of Class A redeemable shares to redemption value based on weighted average shares ratio	(211,691)	(754,483)	(966,174)

Less: Accretion applicable to Trust Account withdrawals for tax payments	(489,119)	—	(489,119)
Plus: Accretion applicable to remeasurement of Class A redeemable shares to redemption value	966,174	—	966,174
Total income (loss) based on ownership percentage	$(746,438)	$(4,360,613)	$(5,107,051)

Weighted average shares outstanding	1,613,326	5,750,000
Basic and diluted net loss per share	$(0.46)	$(0.76)

The following table reflects the calculation of basic and diluted net income (loss) per common stock for the year ended December 31, 2023 (in dollars, except per share amounts):

For the Year Ended
December 31, 2023
Net income	$2,729,602
Plus: Trust Account withdrawals for tax payments	2,287,729
Less: Remeasurement of Class A redeemable shares to redemption value	(6,707,678)
Net loss including accretion of Class A redeemable shares to redemption value	$(1,690,348)

	For the Year Ended
	December 31, 2023
	Class A	Class A and Class B
	Redeemable Shares	Non-redeemable Shares	Total
Total number of shares	4,150,065	5,750,000	9,900,065
Weighted average shares ratio	68%	32%	100%

Net income allocated based on ownership percentage	$1,865,473	$864,129	$2,729,602

Plus: Trust Account withdrawals for tax payments based on weighted average shares ratio	1,563,487	724,242	2,287,729
Less: Remeasurement of Class A redeemable shares to redemption value based on weighted average shares ratio	(4,584,183)	(2,123,495)	(6,707,678)

Less: Accretion applicable to Trust Account withdrawals for tax payments	(2,287,729)	—	(2,287,729)
Plus: Accretion applicable to remeasurement of Class A redeemable shares to redemption value	6,707,678	—	6,707,678
Total income (loss) based on ownership percentage	$3,264,726	$(535,124)	$2,729,602

Weighted average shares outstanding	12,413,050	5,750,000
Basic and diluted net income (loss) per share	$0.26	$(0.09)

Related Parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At December 31, 2024 and 2023, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Recent Accounting Pronouncements

In November 2023, the FASB issued Accounting Standard Update 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which is intended to improve reportable segment disclosure requirements, primarily through additional disclosures about significant segment expenses. The standard was effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. We adopted this ASU for the annual period ended December 31, 2024 and applied the provisions retrospectively to each period presented in the financial statements. Adoption of the new standard did not have a material impact on our financial statements.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), which will require the Company to disclose specified additional information in its income tax rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. ASU 2023-09 will also require the Company to disaggregate its income taxes paid disclosure by federal, state and foreign taxes, with further disaggregation required for significant individual jurisdictions. ASU 2023-09 will become effective for Annual periods beginning after December 15, 2024. The Company is still reviewing the impact of ASU 2023-09.

Note 3.Initial Public Offering

At the closing of the IPO on December 14, 2021 the Company sold 23,000,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value (each a “Public Share”), and one-half of one warrant of the

Company (each a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

Upon the closing of the IPO on December 14, 2021, $234,600,000 ($10.20 per Unit sold in the IPO) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was placed in the Trust Account. The amounts held in the Trust Account will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company. As of December 31, 2024 and 2023, $429,151 and $44,709,805 was held in the Trust Account, respectively. In addition, as of December 31, 2024 and 2023, $494,974 and $2,171,553 of cash was not held in the Trust Account and is available for working capital purposes, respectively.

Transaction costs of the IPO amounted to $13,935,218 consisting of $4,600,000 of underwriting discount, $8,050,000 of deferred underwriting discount and $1,285,218 of actual offering costs. On August 22, 2022, the underwriter delivered a letter to the Company pursuant to which the underwriter waived its entitlement to the payment of the deferred underwriting fee (see Note 8).

Note 4.Private Placement

The Sponsor purchased an aggregate of 11,700,000 Private Placement Warrants at a price of $1.00 per warrant ($11,700,000 in the aggregate) in a private placement that closed simultaneously with the closing of the IPO.

Each Private Placement Warrant is exercisable for one whole Class A common stock at a price of $11.50 per share, subject to adjustment. $9,200,000 of the proceeds from the sale of the Private Placement Warrants was added to the proceeds from the IPO placed in the Trust Account. If the Company does not complete a Business Combination within the Extended Combination Period, the Private Placement Warrants and the underlying securities will expire worthless. The Private Placement Warrants are non-redeemable (except as described in Note 8 below under “—Redemption of warrants for Class A common stock when the price per Class A common stock equals or exceeds $10.00”) and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

Note 5.Related Party Transactions

Founder Shares

On May 27, 2021, the Company issued an aggregate of 7,187,500 shares of Class B common stock to the Sponsor for a purchase price of $25,000. On November 24, 2021, the Sponsor surrendered 1,437,500 shares of the Company’s Class B common stock for no consideration, resulting in there being an aggregate of 5,750,000 shares of the Company’s Class B common stock outstanding (the “Founder Shares”), up to 750,000 of which were then subject to forfeiture to the extent that the over-allotment option is not exercised in full by the underwriter for the IPO. On December 13, 2021, the underwriter for the IPO exercised its over-allotment option in full, with the related closing of the additional 3,000,000 Units covered by the option occurring on December 14, 2021. Accordingly, no Founder Shares remain subject to forfeiture. On May 25, 2023, pursuant to the terms of the amended and restated certificate of incorporation of the Company, the Sponsor converted 4,200,000 Founder Shares held by it on a one-for-one basis into shares of the Company’s Class A common stock. After giving effect to such conversion, the Company had 1,550,000 shares of Class B common stock issued and outstanding.

The Sponsor agreed, subject to certain limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) the date on which the Company completes a liquidation, merger, capital stock exchange or similar transaction that results in the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, if the closing price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, the Founder Shares will be released from the lock-up.

Related Party Loans

The Sponsor agreed to loan the Company an aggregate of up to $350,000 to cover expenses related to the IPO pursuant to a promissory note (the “Note”). The Note was non-interest bearing and was payable on the completion of the IPO. The Company fully repaid the outstanding balance on the Note on December 14, 2021.

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Company’s Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants, at a price of $1.00 per warrant. If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2024 and 2023, no Working Capital Loans were outstanding.

Sponsor Promissory Note

On October 3, 2024, the Sponsor agreed to loan the Company an aggregate of up to $1,000,000 to cover expenses related to the Business Combination (the “Sponsor Promissory Note”). The Sponsor Promissory Note is non-interest bearing and payable on the earlier of September 30, 2025 or the date on which the Company consummates a Business Combination. If the Company does not consummate a Business Combination, the Sponsor Promissory Note will not be repaid and all amounts owed under the Sponsor Promissory Note will be forgiven except to the extent that the Company has funds available to it outside of the Trust Account. As of December 31, 2024 and 2023, the Company had $439,004 and $0, respectively, outstanding under the Sponsor Promissory Note

Due to and due from Related Party

The Sponsor has made tax payments, payments to various vendors on behalf of the Company, and transferred funds to the Company. As of December 31, 2024 and 2023, the Company owed $270,590 and $236,233, respectively.

Administrative Support Agreement

Commencing on December 10, 2021 and until completion of the Company’s initial Business Combination or liquidation, the Company is required to pay the Sponsor $15,000 per month for administrative support and services. The Company pays the Sponsor for rent and costs incurred under the administrative support and services. For the year ended December 31, 2024 and 2023, the Company has paid $0 and $10,500 under the agreement, respectively. The Company has accrued $411,500 and $231,500 related to the unpaid amounts under the administrative support agreement which is recorded to the administrative support fee liability – related party account on the balance sheets for the year ended December 31, 2024 and 2023, respectively. The Sponsor will not be paid for any unpaid amounts in the event an initial business combination is not consummated.

Sponsor Cash Capital Contribution

For the years ended December 31, 2024 and 2023, the Sponsor made capital contributions of $644,227 and $800,000, respectively, to the Company to fund outstanding payments to vendors. The Sponsor can, but is not obligated to, continue providing cash to satisfy working capital obligations as needed through capital contributions. The Company has recorded the cash received from the Sponsor as a capital contribution in additional paid-in capital.

Sponsor Support Agreement

On September 11, 2024, the Company also entered into a Sponsor Support Agreement (the “Sponsor Support Agreement”), by and among the Company, the Sponsor and Angel Studios, pursuant to which the Sponsor has agreed to, among other things, (i) vote in favor of the Merger Agreement and the transactions contemplated thereby and (ii) not redeem its shares of the Company’s common stock in connection therewith. In addition, the Sponsor has agreed to forfeit all of the private placement warrants held by it at the Closing for no additional consideration. The Sponsor has also agreed to cover certain expenses incurred by the Company that are unpaid and payable at the Closing in excess of a specified cap. The Sponsor Support Agreement will terminate upon the earlier of the termination of the Merger Agreement or written agreement by the parties.

Note 6.Stockholders’ Deficit

Preferred stock — The Company is authorized to issue up to 1,000,000 shares of preferred stock with a par value of $0.0001 per share. At December 31, 2024 and 2023, there were no preferred stock issued or outstanding.

Class A common stock — The Company is authorized to issue up to 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. On May 25, 2023, pursuant to the terms of the amended and restated certificate of incorporation of the Company, the Sponsor converted 4,200,000 shares of the Company’s Class B common stock held by it on a one-for-one basis into shares of the Company’s Class A common stock, resulting in an aggregate of 27,200,000 shares of Class A common stock issued and outstanding, of which 4,200,000 shares were held by the Sponsor and not subject to possible redemption and 23,000,000 shares were subject to possible redemption. On June 9, 2023, the holders of 18,849,935 shares of Class A common stock properly exercised their right to redeem their shares for cash in connection with the First Extension Special Meeting, resulting in 4,150,065 shares of Class A common stock issued and outstanding and subject to possible redemption. On March 14, 2024, the holders of 2,986,952 shares of Class A common stock properly exercised their right to redeem their shares for cash in connection with the Second Extension Special Meeting, resulting in 1,163,113 shares of Class A common stock issued and outstanding and subject to possible redemption. On November 13, 2024, the holders of 1,125,126 shares of Class A common stock properly exercised their right to redeem their shares for cash in connection with the Third Extension Special Meeting, resulting in 37,987 shares of Class A common stock issued and outstanding and subject to possible redemption.

Accordingly, at December 31, 2024 and 2023, there were 4,237,987 and 8,350,065 shares of Class A common stock issued and outstanding, including 37,987 and 4,150,065 shares of Class A common stock subject to possible redemption, respectively.

Class B common stock — The Company is authorized to issue up to 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of the Company’s common stock are entitled to one vote for each share. On May 27, 2021, the Company issued an aggregate of 7,187,500 shares of Class B common stock to the Sponsor for a purchase price of $25,000. On November 25, 2021, the Sponsor surrendered 1,437,500 shares of Class B common stock for no consideration, resulting in there being an aggregate of 5,750,000 shares of Class B common stock outstanding. On May 25, 2023, pursuant to the terms of the amended and restated certificate of incorporation of the Company, the Sponsor converted 4,200,000 shares of the Company’s Class B common stock held by it on a one-for-one basis into shares of the Company’s Class A common stock, resulting in an aggregate of 1,550,000 shares of Class B common stock issued and outstanding. Accordingly, as of December 31, 2024 and 2023, there were 1,550,000 shares of Class B common stock issued and outstanding, respectively.

The shares of Class B common stock will automatically convert into shares of the Company’s Class A common stock at the time of the Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like. In the case that additional shares of the Company’s Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the IPO and related to the closing of an initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as converted basis, 20% of the sum of the total number of all shares of the Company’s common stock outstanding upon the completion of the IPO plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with an initial Business Combination (net of the number of shares of Class A common stock redeemed in connection with an initial Business Combination), excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination and any warrants issued upon the conversion of Working Capital Loans. Holders of shares of Class B common stock may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time prior to a Business Combination.

The Company may issue additional common stock or preferred stock to complete its Business Combination or under an employee incentive plan after completion of its Business Combination.

Note 7.Warrants

The Company accounts for 23,200,000 warrants issued in connection with the IPO (11,500,000 Public Warrants and the 11,700,000 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company classifies each warrant as a liability at its fair value. Offering costs were allocated to the Class A common stock and Public Warrants, and the amounts allocated to the Public Warrants was expensed immediately. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations.

Warrants – Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable 30 days after the consummation of a Business Combination. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or the Company’s liquidation.

The Company is not obligated to deliver any Class A common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A common stock issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No Public Warrants are exercisable for cash or on a cashless basis, and the Company is not obligated to issue any shares of Class A common stock to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of residence of the exercising holder, or an exemption from registration is available.

The registration statement for the IPO (the “IPO Registration Statement”) registered the sale for the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, it will use its commercially reasonable efforts to file a post-effective amendment to the IPO Registration Statement or a new registration statement, in the Company’s discretion, with the SEC, under the Securities Act covering the sale of the Class A common stock issuable upon exercise of the Public Warrants. The Company will use its commercially reasonable efforts to cause such post-effective amendment or new registration statement, as the case may be, to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the Public Warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00. Once the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants for redemption:

●	in whole and not in part;
●	at a price of $0.01 per Public Warrant;
●	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and
●	if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

Redemption of warrants when the price per Class A common stock equals or exceeds $10.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants:

●	in whole and not in part;
●	at a price of $0.10 per warrant;
●	upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares of Class A common stock determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A common stock;
●	if, and only if, the last reported sale price of the Class A common stock equals or exceeds $10.00 per Public Share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and
●	if the last reported sale price of the Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the sale of the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period (or, in the case of a redemption described above under “Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00,” the Company requires or permits the Public Warrants to be exercised on a cashless basis as described below), except, in the case of a redemption described above under “Redemption of warrants when the price per Class A common stock equals or exceeds $10.00,” if the sale of those shares of Class A common stock pursuant to the cashless exercise of the warrants is exempt from registration under the Securities Act. If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if the sale of the shares of Class A common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state securities laws or the Company is unable to effect such registration or qualification.

If the Company calls the Public Warrants for redemption, the Company’s management will have the option to require or permit all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. If the Company is unable to complete a Business Combination by September 30, 2025 and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, (i) in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance, and (ii) without taking into account the transfer of Founder Shares or Private Placement Warrants (including if such transfer is effectuated as a surrender to the Company and subsequent reissuance by the Company) by the Sponsor in connection with such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price and the $10.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to the greater of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants included in the Units sold in the IPO, except that the Private Placement Warrants and the shares of common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable in certain redemption scenarios and exercisable on a cashless basis so long as they are held by the initial purchasers thereof or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers thereof or their permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by such holders on the same basis as the Public Warrants.

If a tender offer, exchange or redemption offer shall have been made to and accepted by the holders of the Class A common stock and upon completion of such offer, the offeror owns beneficially more than 50% of the outstanding Class A common stock, the holder of the warrant shall be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant had been exercised, accepted such offer and all of the Class A common stock held by such holder had been purchased pursuant to the offer. If less than 70% of the consideration receivable by the holders of the Class A common stock in the applicable event is payable in the form of common equity in the successor entity that is listed on a national securities exchange or is quoted in an established over-the-counter market, and if the holder of the warrant properly exercises the warrant within thirty days following the public disclosure of the consummation of the applicable event by the Company, the warrant exercise price shall be reduced by an amount equal to the difference (but in no event less than zero) of (i) the warrant price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined in the warrant agreement) minus (B) the value of the warrant based on the Black-Scholes Warrant Value for a Capped American Call on Bloomberg Financial Markets.

The Company expects to account for the Public Warrants and Private Placement Warrants as liabilities in accordance with the guidance contained in ASC 815-40, Derivatives and Hedging—Contracts in Entity’s Own Equity. Because the Company does not control the occurrence of events, such as a tender offer or exchange, that may trigger cash settlement of the warrants where not all of the stockholders also receive cash, the warrants do not meet the criteria for equity treatment thereunder, as such, the warrants must be recorded as derivative liability.

Additionally, certain adjustments to the settlement amount of the Private Placement Warrants are based on a variable that is not an input to the fair value of a “fixed-for-fixed” option as defined under ASC 815-40, and thus the Private Placement Warrants are not considered indexed to the Company’s own stock and not eligible for an exception from derivative accounting.

The accounting treatment of derivative financial instruments requires that the Company record a derivative liability upon the issuance of the warrants at the closing of this offering. Accordingly, the Company expects to classify each warrant as a liability at its fair value. The Public Warrants will be allocated a portion of the proceeds from the issuance of the Units equal to its fair value determined with the assistance of a professional independent valuation firm. The warrant liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations. The Company will reassess the classification of the warrants at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.

Note 8.Commitments and Contingencies

Registration rights

The holders of the Founder Shares (and Public Shares issued upon conversion thereof), Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and in each case holders of the underlying securities thereof, as applicable) are entitled to registration rights pursuant to a registration rights agreement signed on December 9, 2021, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to our Class A common stock). The holders of these securities are entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s consummation of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company is not required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period with respect to such securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriter a 45-day option from the date of the IPO to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discount. On December 13, 2021, the underwriter exercised the option in full, closing the sale of the 3,000,000 additional Units on December 14, 2021. The underwriter was paid an underwriting commission of $4,600,000 upon the closing of the IPO. In addition, the underwriter is entitled to a deferred fee of $0.35 per Unit, or $8,050,000 in the aggregate. The deferred fee is payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. On August 22, 2022, the underwriter delivered a letter to the Company pursuant to which the underwriter waived its entitlement to the payment of the deferred underwriting fee. The $8,050,000 waived fee was recorded to accumulated deficit.

Non-redemption Agreements

On May 25, 2023, the Company and the Sponsor entered into Non-Redemption Agreements with unaffiliated third parties in exchange for such third parties agreeing (i) not to redeem an aggregate of 4,000,000 shares of Class A common stock sold in its initial public offering in connection with the First Extension Special Meeting and (ii) to vote in favor of the First Extension Amendment Proposal and the First Extension at the First Extension Special Meeting (other than with respect to certain shares acquired or to be acquired pursuant to the Non-Redemption Agreements). In exchange for the foregoing commitments, the Sponsor agreed to transfer to such third parties an aggregate of up to 1,499,996 shares of Class B common stock held by the Sponsor, with 500,000 of such shares to be transferred to such third parties promptly upon consummation of the First Extension, and an additional 166,666 shares to be transferred to such third parties monthly beginning on September 14, 2023 and up to, and including, February 14, 2024, if the board of directors of the Company elects to further extend the deadline to consummate an initial Business Combination at or prior to such date, in each case, if such third parties continue to hold such Non-Redeemed Shares through the First Extension Special Meeting.

The Company previously extended the deadline six times, to March 14, 2024, resulting in a total of 1,499,996 shares of Class B common stock being transferred to such third parties.

The Company accounted for the Non-Redemption Agreements in accordance with Staff Accounting Bulletin Topic 5T (“SAB Topic 5T”). The Company considered the Sponsor’s transfer of Class B common stock to the unaffiliated third parties in exchange for the Non-Redemption Agreements as a capital contribution by the Sponsor, and recognized the excess fair value of the transferred Class B common stock as a non-redemption agreement expense on the condensed consolidated statements of operations. The Company determined the excess fair value of the 1,499,996 shares of Class B common stock transferred to such third parties upon the consummation of the First Extension to be $1,209,879.

Note 9.Fair Value Measurements

Recurring Fair Value Measurements

The following table presents information about the Company’s assets and liabilities that are measured at fair value at December 31, 2024 and 2023, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	December 31, 2024
	(Level 1)	(Level 2)	(Level 3)
Assets
Marketable securities held in trust account	$429,151	$—	$—
Liabilities
Public Warrants	$—	$2,300,000	$—
Private Placement Warrants	$—	$2,339,000	$—

	December 31, 2023
	(Level 1)	(Level 2)	(Level 3)
Assets
Marketable securities held in trust account	$44,709,805	$—	$—
Liabilities
Public Warrants	$287,500	$—	$—
Private Placement Warrants	$—	$293,000	$—

The following table presents the changes in the fair value of the Company’s liabilities classified as Level 2 as of December 31, 2024 and 2023.

Warrant Liabilities
Level 2 Derivative warrant liabilities as of December 31, 2023	$293,000
Change in fair value of Private Placement Warrant liability	2,046,000
Transfer of Public Warrant liability to Level 2	2,300,000
Level 2 Derivative warrant liabilities as of December 31, 2024	$4,639,000

The Public Warrants were reclassified from Level 1 to Level 2 as a result of the delisting of the Company’s Class A common stock and Public Warrants from the NYSE on March 21, 2024.

At December 31, 2024 and 2023, the Company’s warrant liability was valued at $4,639,000 and $580,500, respectively. Under the guidance in ASC 815-40, the Public Warrants and the Private Placement Warrants do not meet the criteria for equity treatment. As such, the Public Warrants and the Private Placement Warrants must be recorded on the balance sheet at fair value. The fair value of the Public Warrants and Private Placement Warrants are subject to re-measurement at each balance sheet date. With each re-measurement, the Public Warrants and Private Placement Warrants are adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations.

The following table presents fair value information for the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2024 and 2023, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. The Company’s warrant liability is based on a valuation model utilizing management judgment and pricing inputs from observable and unobservable markets with less volume and transaction frequency than active markets. Significant deviations from these estimates and inputs could result in a material change in fair value.

		Private		Share
	Public	Placement	Warrant	Redemptions
	Warrants	Warrants	Liability	Payable
Derivative warrant liabilities as of December 31, 2022	261,050	266,000	527,050	—
Establishment of share repurchase liability	—	—	—	197,694,657
Share repurchase payment	—	—	—	(197,694,657)
Change in fair value	26,450	27,000	53,450	—
Derivative warrant liabilities as of December 31, 2023	287,500	293,000	580,500	—
Change in fair value	2,012,500	2,046,000	4,058,500	—
Derivative warrant liabilities as of December 31, 2024	$2,300,000	$2,339,000	$4,639,000	$—

Measurement

The Company established the initial fair value for the warrants on December 14, 2021, the date of the consummation of the Company’s IPO. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one share of Class A common stock and one-half of one Public Warrant), (ii) the sale of Private Placement Warrants, and (iii) the issuance of Class B common stock, first to the warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to Class A common stock subject to possible redemption (temporary equity), Class A common stock (permanent equity) and Class B common stock (permanent equity) based on their relative fair values at the initial measurement date. As of December 31, 2024, the Public Warrants have detached from the Units and are separately tradable on the over-the-counter markets. The closing price of the Public Warrants was utilized in determining the fair value of the Public Warrants as of December 31, 2024.

The key inputs into the Monte Carlo simulation formula used to value the Private Placement Warrants were as follows at December 31, 2024 and 2023:

	December 31,
Inputs:	2024	2023
Common stock price	$11.14	$10.64
Exercise price	$11.50	$11.50
Risk-free rate of interest	4.37%	3.81%
Volatility	0.00%	0.00%
Term	5.75	5.21
Warrant to buy one share (adjusted for the probability of dissolution)	$0.20	$0.03
Dividend yield	0.00%	0.00%

Non-recurring Fair Value Measurements

On May 25, 2023, the Company and the Sponsor entered into Non-Redemption Agreements with unaffiliated third parties (see Note 8). The Company accounts for the excess fair value of the Class B shares transferred from the Sponsor to the unaffiliated third parties as a capital contribution by the Sponsor and recorded a financing expense in accordance with SAB Topic 5T. The Company estimated the fair value of the 500,000 Class B shares transferred upon the consummation of the First Extension of the deadline to complete a business combination from June 14, 2023 to September 14, 2023 at $387,000, or $0.77 per share. In connection with the subsequent extensions to March 14, 2024, the Sponsor transferred an additional 999,996 Class B shares to the unaffiliated third parties under the terms of the Non-Redemption Agreements. The Company estimated the fair value of the 999,996 Class B shares transferred at $0.82 to $0.83 per share.

The fair value of the Class B shares was determined by multiplying the underlying stock price of the Company’s Class A common stock by the estimated probability of an Initial Business Combination and applying a discount for lack of marketability (“DLOM”). The Company utilized June 9, 2023, the date of the consummation of the First Extension, as the measurement date for the transfer of the 500,000 Class B shares and September 30, 2023, October 11, 2023, November 14, 2023, December 13, 2023, January 12, 2024 and February 14, 2024 as the measurement dates for the transfer of the 166,666 Class B shares (999,996 Class B shares in the aggregate) transferred in connection with the subsequent extensions, respectively.

The following are the key inputs into the calculations at the measurement dates:

	June 9,	September 30,	October 11,	November 14,	December 13,	January 12,	February 12,
Inputs:	2023	2023	2023	2023	2023	2024	2024
Common stock price	$10.54	$10.56	$10.57	$10.60	$10.62	$10.65	$10.73
Estimated probability of an Initial Business Combination	10.00%	10.00%	10.00%	10.00%	10.00%	10.00%	10.00%
Estimated volatility	76.56%	65.96%	64.90%	63.91%	65.52%	66.02%	64.40%
Risk-free rate	5.10%	5.39%	5.31%	5.17%	4.88%	4.60%	4.88%
Time to expiration	1.00	1.00	1.00	1.00	1.00	1.00	1.00

Note 10.Income Taxes

The Company’s net deferred tax assets at December 31, 2024 and 2023 is as follows:

	December 31,
	2024	2023
Deferred tax assets:
Capitalized start-up costs	$1,276,291	$877,440
Net operating loss carryforward	56,503	39,845
Total deferred tax assets	1,332,794	917,285
Valuation allowance	(1,332,345)	(861,760)
Net deferred tax assets	449	55,525

Deferred tax liabilities:
Accrued dividends on marketable securities held in Trust Account	(449)	(55,525)
Total deferred tax liabilities	(449)	(55,525)
Net deferred tax assets (liabilities)	$—	$—

The income tax provision for the years ended December 31, 2024 and 2023 consists of the following:

	December 31,
	2024	2023
Current expense (benefit)
Federal	$152,466	$1,319,280
State	—	—
Deferred expense (benefit)
Federal	(340,644)	(457,790)
State	(129,941)	(192,083)
Change in Valuation Allowance	470,585	649,873
Income tax provision	$152,466	$1,319,280

As of December 31, 2024 and 2023, the Company has federal net operating loss carryforwards of $0 and $0, respectively, that may be carried forward indefinitely. As of December 31, 2024 and 2023, the Company has gross state net operating loss carryforwards of $809,078 and $570,536, respectively, which begin to expire in 2041.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the years ended December 31, 2024 and 2023, the change in the valuation allowance was $470,585 and $649,873, respectively.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2024 and 2023 is as follows:

	December 31,
	2024	2023
Statutory federal income tax rate	21.00%	21.00%
State taxes, net of federal tax benefit	2.62%	(4.74)%
Change in fair value of warrant liabilities	(17.20)%	0.28%
Change in valuation allowance	(9.50)%	16.05%
Income tax provision	(3.08)%	32.59

The Company’s effective tax rates for the periods presented differ from the expected (statutory) rates due to changes in fair value in warrants and the recording of full valuation allowances on deferred tax assets.

The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination by the various taxing authorities. The Company’s tax returns for the years ended December 31, 2024 and 2023 remain open and subject to examination. The Company considers Delaware to be a significant state tax jurisdiction.

Note 11.Segment Information

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Chief Executive Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the statements of operations as net income or loss. The CODM uses net income or loss to manage the business and forecasts to ensure enough capital is available to complete a business combination or similar transaction within the business combination period. The CODM also reviews significant expenses, which are consistent with those reported on the statements of operations, to manage, maintain, and enforce contractual agreements to ensure costs are aligned with agreements and the budget. The measure of segment assets is reported on the balance sheets as total assets. All segment items included in net income or loss are reported on the statements of operations and described within their respective disclosures.

Note 12.Subsequent Events

On January 14, 2025, the Company made a $140,000 payment to the Internal Revenue Service for 2024 estimated federal taxes.

On January 15, 2025, certain third-party investors in the Company transferred an aggregate of 262,502 shares of Class B Common Stock, which had previously been transferred by the Sponsor to such investors, back to the Sponsor for no additional consideration in connection with the liquidation of certain of such investors’ investment vehicles. Accordingly, as of January 15, 2025, the Sponsor holds 4,200,000 shares of Class A common stock, par value $0.0001 per share, of the Company, 312,506 shares of Class B Common Stock and 11,700,000 private placement warrants of the Company.

On February 14, 2025, Southport, Angel Studios and Merger Sub entered into the Amendment No. 1 to Agreement and Plan of Merger (the “Merger Agreement Amendment”), which amends the Merger Agreement to (i) remove the closing condition requiring the Company to have at least $5,000,001 of net tangible assets upon the Closing, (ii) amend the definitions of “Acquiror Expense Cap” (as defined in the Merger Agreement Amendment) and “Transaction Expenses” (as defined in the Merger Agreement Amendment) and (iii) amend the provision regarding expense statements. Other than as expressly modified by the Merger Agreement Amendment, the Merger Agreement remains in full force and effect.

ANGEL STUDIOS, INC.

10,042,523 Shares of Common Stock

Prospectus

            , 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Unless otherwise indicated, all references to the “Company,” “we,” “our,” “us” or similar terms refer to Angel Studios, Inc.

Item 13.     Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses payable by us in connection with the sale and distribution of the securities being registered hereby.

Amount Paid
or to Be Paid
SEC registration fee	$22,000
Printing expenses	45,000
Legal fees and expenses	100,000
Accounting fees and expenses	20,000
Registrar and transfer agent fees	25,000
Miscellaneous expenses	15,000
Total	$227,000

We will bear all costs, expenses and fees in connection with the registration of the securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders, however, will bear all underwriting commissions and discounts, if any, attributable to their sale of the securities. All amounts are estimates except the SEC registration fee.

Item 14.     Indemnification of Directors and Executive Officers.

Our Charter and Bylaws contain provisions that limit the liability of our current and former directors and officers for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors and officers of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors or officers, except liability for:

●	any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders;
●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
●	as a director, unlawful payments of dividends or unlawful stock repurchases or redemptions;
●	as an officer, derivative claims brought on behalf of the corporation by a stockholder; or
●	any transaction from which the director or officer derived an improper personal benefit.

Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our Charter also authorizes us to indemnify our directors, officers, employees and other agents to the fullest extent permitted by Delaware law. Our Bylaws also provide that we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law and may indemnify our other employees and agents. Our Bylaws further provide that, on satisfaction of certain conditions, we will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee, or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the Board. With certain exceptions, these agreements provide for indemnification for related expenses including, without limitation, attorneys’ fees, related disbursements and other out-of-pocket expenses.

We believe that the indemnification provisions in our Charter, Bylaws and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our Charter and Bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, executive officers, or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.     Recent Sales of Unregistered Securities.

None.

Item 16.     Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit No.	Description
2.1+

Agreement and Plan of Merger, dated as of September 11, 2024, by and among Southport, Sigma Merger and the Company (incorporated by reference to Exhibit 2.1 to Current Report on Form 8-K (Commission File No. 000-56642) filed on September 11, 2024).

3.1*	Second Amended and Restated Certificate of Incorporation of the Company.
3.2*	Amended and Restated Bylaws of the Company.
4.1*	Form of Lock-Up Agreement.
4.2	Form of Subordinated Convertible Promissory Note (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (File No. 000-56642) filed on August 15, 2025).
4.3	Warrant to Purchase Stock (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (File No. 000-56642) filed on September 10, 2025).
4.4	Warrant to Purchase Stock (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K (File No. 000-56642) filed on September 10, 2025).
5.1*	Opinion of Mayer Brown LLP, New York, New York.
10.1*	Form of Registration Rights Agreement.
10.2*	Form of Indemnification Agreement by and between the Company and its directors and officers.
10.3*	Form of Long-Term Incentive Plan.
10.4	Form of Note Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 000-56642) filed on August 15, 2025).
10.5	Loan and Security Agreement (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 000-56642) filed on September 10, 2025).
10.6	Participation Rights Agreement (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K (File No. 000-56642) filed on September 10, 2025).
23.1*	Consent of Tanner LLC, independent registered public accounting firm of Angel Legacy.
23.2*	Consent of BDO USA, P.C., independent registered public accounting firm of Angel Studios, Inc.
23.3*	Consent of Mayer Brown LLP (included in Exhibit 5.1).
107*	Filing Fee Table.

*        Filed herein.

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

Item 17.     Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)

That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-1, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Provo, Utah on September 15, 2025.

Angel Studios, Inc.

By:	/s/ Scott Klossner
Name:	Scott Klossner
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Neal S. Harmon	Chief Executive Officer and Director (Principal Executive Officer);	September 15, 2025
Neal S. Harmon
/s/ Scott Klossner	Chief Financial Officer and Director (Principal Financial and Accounting Officer);	September 15, 2025
Scott Klossner
/s/ Paul Ahlstrom	Director	September 15, 2025
Paul Ahlstrom
/s/ Steve Sarowitz	Director	September 15, 2025
Steve Sarowitz
/s/ Mina Nguyen	Director	September 15, 2025
Mina Nguyen
/s/ Robert C. Gay	Director	September 15, 2025
Robert C. Gay